As filed with the Securities and Exchange Commission on October 12, 2005

Registration No. 333-127455

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT

NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED

(Exact Name of Registrant as specified in Its charter)

Minnesota	6324	41-1321939
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

UNITEDHEALTH GROUP CENTER

9900 BREN ROAD EAST

MINNETONKA, MINNESOTA 55343

(952) 936-1300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David J. Lubben, Esq.

General Counsel

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas A. Roberts, Esq. Raymond O. Gietz, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153-0119 (212) 310-8000	Jonathan B. Abram, Esq. Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600	Paul T. Schnell, Esq. Neil P. Stronski, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

Approximate Date of Commencement of the Proposed Sale to the Public: At the effective time of the merger of PacifiCare with and into a direct wholly-owned subsidiary of the Registrant, which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all conditions to closing of such merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of PacifiCare Health Systems, Inc., which will be held on Thursday, November 17, 2005 beginning at 10:00 a.m. local time at the Residence Inn by Marriott, 4931 Katella Avenue, Los Alamitos, California 90720. At the special meeting, PacifiCare’s stockholders will be asked to adopt the merger agreement that PacifiCare has entered into with UnitedHealth Group Incorporated and Point Acquisition LLC, a wholly owned subsidiary of UnitedHealth Group, pursuant to which the business of PacifiCare will be continued as a wholly owned subsidiary of UnitedHealth Group.

If it is completed, the proposed merger will create opportunities for broader customer access to a stronger and more diverse network of doctors and other care providers, enhanced and expanded affordable health care services that address the needs of older Americans, including those under new Medicare programs, the application of more consumer-oriented offerings and service capabilities, and quality enhancements and efficiency gains for hospitals, physicians and other health professionals. Following the merger, PacifiCare stockholders are expected to own in the aggregate approximately 8% of UnitedHealth Group’s outstanding common stock. By becoming part of a much larger health and well-being company, PacifiCare would be in a better position to take advantage of growth opportunities, meet competitive pressures, serve customers more efficiently and develop, introduce and administer new products to respond to the need for affordable healthcare.

If the proposed merger is completed, each share of PacifiCare common stock will be exchanged for 1.1 shares of UnitedHealth Group common stock and $21.50 in cash, collectively the merger consideration. UnitedHealth Group common stock is listed on the New York Stock Exchange, Inc. under the symbol “UNH” and PacifiCare common stock is listed on the New York Stock Exchange under the symbol “PHS”. The closing price of UnitedHealth Group common stock on the New York Stock Exchange was $55.18 per share on October 11, 2005 and the closing price of PacifiCare common stock on the New York Stock Exchange was $79.00 per share on October 11, 2005. The value of the merger consideration to be received by PacifiCare stockholders will fluctuate with changes in the price of UnitedHealth Group’s common stock—if the price of UnitedHealth Group’s common stock increases, the value of the merger consideration increases; if the price of UnitedHealth Group’s common stock decreases, the value of the merger consideration decreases. There can be no assurance as to the market price of UnitedHealth Group common stock at any time prior to the completion of the merger or at any time thereafter. Stockholders are urged to check the current trading price for UnitedHealth Group common stock and for PacifiCare common stock.

Our board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the proposed merger is advisable, fair to and in the best interests of, PacifiCare and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement, which is described in detail in the accompanying proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT. PacifiCare cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of the shares of PacifiCare common stock outstanding on the close of business on October 11, 2005. The obligations of PacifiCare and UnitedHealth Group to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including receiving approval from regulatory agencies. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage paid envelope. You may also vote your shares by telephone, using a toll-free number, or by accessing the Internet. Your proxy card contains instructions for using these convenient services. Returning the proxy does not deprive you of your right to attend our special meeting. If you decide to attend our special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Only stockholders who hold shares of PacifiCare common stock at the close of business on October 11, 2005 will be entitled to vote at the special meeting. If the merger agreement is adopted by the PacifiCare stockholders, the parties intend to close the merger as soon as possible after the special meeting and after all of the conditions to closing the merger are satisfied or waived, if permissible under applicable law and stock exchange rules.

The proxy statement/prospectus explains the merger in greater detail and provides you with detailed information concerning UnitedHealth Group, PacifiCare and the special meeting. Please give all of the information contained in and incorporated by reference into the proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion of the risk factors relating to the proposed merger in the section entitled “ Risk Factors” beginning on page 32 of this proxy statement/prospectus.

TO ADOPT THE MERGER AGREEMENT, YOU MUST VOTE “FOR” THE PROPOSAL BY FOLLOWING THE INSTRUCTIONS STATED ON THE ENCLOSED PROXY CARD. IF YOU DO NOT VOTE AT ALL, YOU WILL, IN EFFECT, HAVE VOTED AGAINST THE PROPOSAL.

If the proposed merger is completed, you will be sent written instructions for exchanging your certificates of PacifiCare common stock for the merger consideration. Please do not send in your certificates until you have received these instructions.

On behalf of the PacifiCare board of directors, I thank you for your support and urge you to VOTE FOR ADOPTION of the merger agreement.

Sincerely,

Howard G. Phanstiel

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission nor any state regulatory authority has approved or disapproved of the shares of UnitedHealth Group common stock to be issued in the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is October 12, 2005.

This proxy statement/prospectus and the form of proxy are first being mailed to the stockholders of PacifiCare on or about October 19, 2005.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 17, 2005

To Stockholders:

NOTICE IS HEREBY GIVEN, that we will hold a special meeting of stockholders of PacifiCare Health Systems, Inc., a Delaware corporation, at 10:00 a.m., local time, on Thursday, November 17, 2005 at the Residence Inn by Marriott, 4931 Katella Avenue, Los Alamitos, California 90720 for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger by and among UnitedHealth Group Incorporated, Point Acquisition LLC, and PacifiCare, dated as of July 6, 2005, pursuant to which PacifiCare will merge with and into Point Acquisition LLC, and PacifiCare will become a wholly owned subsidiary of UnitedHealth Group, such transaction being referred to as the merger. Each outstanding share of PacifiCare common stock will be converted into the right to receive 1.1 shares of UnitedHealth Group common stock and $21.50 in cash.

2.	To consider and vote on a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement.

3.	To transact such other business as may properly come before the special meeting.

We describe the merger and the merger agreement more fully in the proxy statement/prospectus attached to and forming part of this notice. You are encouraged to read the entire document carefully. As of the date of this notice, PacifiCare’s board of directors knows of no other business to be conducted at the special meeting.

The board of directors of PacifiCare unanimously recommends that PacifiCare stockholders vote “FOR” approval and adoption of the merger agreement.

Only stockholders of record of PacifiCare common stock at the close of business on October 11, 2005, the record date for the special meeting, are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Adoption of the merger agreement will require the affirmative vote of PacifiCare stockholders representing a majority of the outstanding shares of PacifiCare common stock entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of PacifiCare stockholders representing a majority of the shares of PacifiCare common stock present and entitled to vote at the special meeting.

PacifiCare stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect dissenters’ rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provision is included as Annex D to the attached proxy statement/prospectus and a summary of this provision can be found in the section entitled “Appraisal Rights for PacifiCare Stockholders” beginning on page 96 of the attached proxy statement/prospectus.

Your vote is important. To ensure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. You may also vote your shares by telephone, using a toll-free number, or the Internet. Your proxy card contains instructions for using these convenient services. If you do not return or submit the proxy or vote in person at the special meeting, the effect will be the same as a vote against the merger agreement proposal.

You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

By Order of the Board of Directors

Joseph S. Konowiecki

Secretary

Cypress, California

October 12, 2005

PROXY STATEMENT OF PACIFICARE HEALTH SYSTEMS, INC.

PROSPECTUS OF UNITEDHEALTH GROUP INCORPORATED

This proxy statement/prospectus is being furnished to stockholders of PacifiCare Health Systems, Inc., a Delaware corporation, referred to as PacifiCare, in connection with the solicitation of proxies by the board of directors of PacifiCare for use at the special meeting of stockholders of PacifiCare to be held on Thursday, November 17, 2005 at 10:00 a.m., local time, at the Residence Inn by Marriott, 4931 Katella Avenue, Los Alamitos, California 90720. At the special meeting, holders of PacifiCare common stock, $0.01 par value, are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, referred to as the merger agreement, dated as of July 6, 2005, by and among PacifiCare, UnitedHealth Group Incorporated, a Minnesota corporation, and Point Acquisition LLC, a limited liability company organized under the laws of the State of Delaware and a wholly owned subsidiary of UnitedHealth Group. The merger agreement provides for, among other things, the merger of PacifiCare with and into Point Acquisition, which is referred to as the merger. A copy of the merger agreement is attached hereto as Annex A and made part of this proxy statement/prospectus. At the special meeting, PacifiCare stockholders also are being asked to consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement.

At the effective time of the merger, PacifiCare will merge with and into Point Acquisition. Each outstanding share of PacifiCare common stock will be converted into the right to receive 1.1 shares of UnitedHealth Group common stock and $21.50 in cash. Approximately 105.6 million shares of UnitedHealth Group common stock are expected to be issued in connection with the merger (assuming no exercise of outstanding PacifiCare stock options). For additional information regarding the terms of the merger, see the merger agreement attached as Annex A to this proxy statement/prospectus and the section entitled “The Merger” beginning on page 45 of this proxy statement/prospectus. Completion of the merger is conditioned upon, among other things, adoption of the merger agreement by PacifiCare’s stockholders and receipt of all required regulatory approvals.

UnitedHealth Group common stock is listed on the New York Stock Exchange, Inc. under the symbol “UNH”, and PacifiCare common stock is listed on the New York Stock Exchange under the symbol “PHS”. The closing price of UnitedHealth Group common stock on the New York Stock Exchange was $55.18 per share on October 11, 2005 and the closing price of PacifiCare common stock on the New York Stock Exchange was $79.00 per share on October 11, 2005. There can be no assurance as to the market price of UnitedHealth Group common stock at any time prior to the effective time of the merger or at any time thereafter. Stockholders are urged to check the current trading price for UnitedHealth Group common stock and for PacifiCare common stock.

PACIFICARE STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO IN THE SECTION ENTITLED “ RISK FACTORS” BEGINNING ON PAGE 32 OF THIS PROXY STATEMENT/PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of UnitedHealth Group common stock to be issued in the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is October 12, 2005.

This proxy statement/prospectus and the form of proxy are first being mailed to the stockholders of PacifiCare on or about October 19, 2005.

IMPORTANT

This document constitutes a proxy statement of PacifiCare to PacifiCare stockholders and a prospectus of UnitedHealth Group for the shares of UnitedHealth Group common stock that UnitedHealth Group will issue to PacifiCare stockholders in the merger. UnitedHealth Group has filed a registration statement on Form S-4 to register the shares of UnitedHealth Group’s common stock to be issued to PacifiCare stockholders in the merger. This proxy statement/prospectus is part of the registration statement, but does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Such additional information may be obtained, without charge, from the SEC’s principal office in Washington, D.C. or from the website maintained by the SEC at http://www.sec.gov. In accordance with the rules of the SEC this proxy statement/prospectus incorporates important business and financial information about UnitedHealth Group, PacifiCare and their affiliates that is contained in documents filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 130 of this proxy statement/prospectus.

We are not incorporating the contents of the websites of the SEC or any other person into this document. We are only providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/ prospectus at such websites for your convenience.

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ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Opinion of MTS Health Partners, L.P.
Annex C	Opinion of Morgan Stanley & Co. Incorporated
Annex D	Appraisal Rights under Section 262 of the Delaware General Corporation Law

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a stockholder of PacifiCare, may have regarding the merger and the other matters being considered at the special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus, including the documents attached to this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the annexes and the documents that are incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus

A:	PacifiCare and UnitedHealth Group have agreed to the acquisition of PacifiCare by UnitedHealth Group under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, PacifiCare stockholders must approve and adopt the merger agreement and the transactions contemplated thereby. This proxy statement/prospectus contains important information about the merger, the merger agreement and the special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting. Your vote is very important. We encourage you to vote as soon as possible.

Q:	What will be the impact of the merger?

A:	If the merger is completed, PacifiCare will become part of UnitedHealth Group. By becoming part of a much larger health and well-being company, PacifiCare’s ability to market its services, expand its business and serve its members is expected to be greatly enhanced. We believe the merger will create the following benefits:

•	broader customer access to a stronger and more diverse network of doctors and other care providers;

•	enhanced and expanded affordable healthcare services that address the needs of older Americans, including those under new Medicare programs, and provide seniors with consistent quality of care and service across the country;

•	the application of more consumer-oriented offerings and service capabilities that align with the rapidly developing confluence of health and financial services;

•	quality enhancements and efficiency gains for hospitals, physicians and other health professionals.

Q:	Why are UnitedHealth Group and PacifiCare proposing the merger?

A:	To review the reasons for the merger, see the sections entitled “The Merger—UnitedHealth Group’s Reasons for the Merger” and “The Merger—PacifiCare’s Reasons for the Merger” beginning on pages 52 and 54 respectively of this proxy statement/prospectus.

Q:	What will happen in the merger?

A:	In the merger, PacifiCare will merge with and into Point Acquisition, which is a wholly owned subsidiary of UnitedHealth Group, with Point Acquisition continuing after the merger as the surviving entity and a wholly owned subsidiary of UnitedHealth Group.

Q:	As a PacifiCare stockholder, what will I receive in the merger?

A:

If the merger is completed, for each share of PacifiCare common stock you own, you will receive 1.1 shares of UnitedHealth Group common stock and $21.50 in cash, referred to, collectively, as the merger consideration.

UnitedHealth Group will not issue fractional shares of common stock. Instead, in lieu of any fractional share that you would otherwise receive, you will receive cash based on the closing market price of UnitedHealth Group common stock as of the effective date of the merger or, if such date is not a trading day, the last trading day prior to the effective date of the merger. As of July 5, 2005, the trading day immediately preceding the public announcement date of the proposed transaction, the implied value of the merger consideration was $80.05 per share of PacifiCare common stock. Immediately following the merger, PacifiCare stockholders are expected to own in the aggregate approximately 8% of the outstanding shares of UnitedHealth Group common stock.

Q:	What are the principal risks relating to the merger?

A:	The anticipated benefits of combining UnitedHealth Group and PacifiCare may not be realized. UnitedHealth Group may have difficulty integrating PacifiCare and may incur substantial costs in connection with the integration. UnitedHealth Group and PacifiCare must obtain several governmental consents to complete the merger, which, if delayed, not granted or granted with conditions or restrictions, may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction. The merger may result in the loss of customers or providers. If all of the conditions to the merger are not met, the merger may not occur and UnitedHealth Group and PacifiCare may lose some or all of the intended benefits of the merger. These and other risks are explained in the section entitled “Risk Factors—Risks Associated with the Merger” beginning on page 32 of this proxy statement/prospectus.

Q:	Can the value of the transaction change between now and the time the merger is completed?

A:	Yes. The value of the portion of the merger consideration comprised of UnitedHealth Group common stock can change. The 1.1 exchange ratio is a fixed exchange ratio, meaning that you will receive 1.1 shares of UnitedHealth Group common stock for each share of PacifiCare common stock you own plus $21.50 in cash regardless of the trading price of UnitedHealth Group common stock on the effective date of the merger. The market value of the UnitedHealth Group common stock you will receive in the merger will increase or decrease as the trading price of UnitedHealth Group’s common stock increases or decreases and, therefore, may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of the special meeting. There can be no assurance as to the market price of UnitedHealth Group common stock at any time prior to the completion of the merger or at any time thereafter. You are urged to obtain current trading prices for UnitedHealth Group common stock and PacifiCare common stock.

Q:	As a holder of options to purchase PacifiCare common stock, PacifiCare restricted stock units or PacifiCare deferred stock units, what will I receive in the merger?

A:

Each currently outstanding option to purchase PacifiCare common stock (whether or not then vested) which remains outstanding immediately prior to consummation of the merger will become fully vested upon consummation of the merger, will be assumed by UnitedHealth Group, subject generally to the same terms and conditions as previously applicable thereto, and will be converted automatically into options to purchase shares of UnitedHealth Group common stock pursuant to a formula more fully described in the merger agreement. All currently outstanding shares of PacifiCare common stock issued under PacifiCare compensation plans that are subject to forfeiture risk will fully vest as of the consummation of the merger and in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare) be converted into the right to receive the merger consideration. Currently outstanding restricted stock units and deferred stock units will become fully vested as of the completion of the merger and in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare) will become immediately distributable in the form of the merger consideration. For further information concerning the treatment of stock options and other equity-based awards in the merger, please see the section entitled “The Merger—Interests of Certain Persons in the Merger—Equity-Based Awards” beginning on page 86 of this proxy statement/ prospectus.

Q:	When and where will the special meeting take place?

A:	The special meeting is scheduled to take place at 10:00 a.m., local time, on Thursday, November 17, 2005 at the Residence Inn by Marriott, 4931 Katella Avenue, Los Alamitos, California 90720.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of PacifiCare common stock as of the close of business on October 11, 2005, referred to as the record date, are entitled to vote at the special meeting. Each stockholder has one vote for each share of PacifiCare common stock that the stockholder owns on the record date.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of a majority of the shares of PacifiCare common stock outstanding as of the record date is the only vote required to adopt the merger agreement.

Q:	How does the PacifiCare board of directors recommend that PacifiCare stockholders vote?

A:	PacifiCare’s board of directors unanimously recommends that PacifiCare stockholders vote “FOR” the adoption of the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in and incorporated by reference into this proxy statement/prospectus, please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote your shares by telephone, using a toll-free number, or by accessing the Internet. Votes by telephone or the Internet must be received by 1:00 a.m. Central time on November 17, 2005 (or by 1:00 a.m. Central time on November 15, 2005 for shares allocated to you under the PacifiCare Savings and Profit Sharing Plan, referred to as the 401(k) Plan). Your proxy card contains instructions for using these convenient services. You may also attend the special meeting and vote in person. If your shares are held in “street name” by your broker or bank, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

Q:	What if I do not vote, do not fully complete my proxy card or fail to instruct my broker?

A:	It is very important for you to vote. If you do not submit a proxy or instruct your broker how to vote your shares if your shares are held in street name, and you do not vote by telephone, the Internet or in person at the special meeting, the effect will be the same as if you voted “AGAINST” the adoption of the merger agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the adoption of the merger agreement. However, if your shares are held in “street name” and you do not instruct your broker how to vote your shares, your broker will not vote your shares, such failure to vote being referred to as a broker non-vote, which will have the same effect as voting “AGAINST” the adoption of the merger agreement. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares in order to ensure that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before the vote takes place at the special meeting. To change your vote, you may (i) submit a new proxy card bearing a later date by mail or submit a new proxy by telephone or the Internet, or (ii) send a signed written notice bearing a date later than the date of the proxy to the Secretary of PacifiCare stating that you would like to revoke your proxy. You may also change your vote by attending the special meeting and voting in person, although your attendance alone will not revoke your proxy. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:	Will a proxy solicitor be used?

A:	Yes. PacifiCare has engaged Georgeson Shareholder to assist in the solicitation of proxies for the special meeting and PacifiCare estimates that it will pay them a fee of approximately $20,000 and will reimburse them for reasonable out of pocket expenses incurred in connection with such solicitation.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting to vote your shares if PacifiCare has previously received your proxy, although you are welcome to attend.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Wells Fargo, N.A., acting as our exchange agent, will send you instructions (including a letter of transmittal) explaining how to exchange your shares of PacifiCare common stock for the appropriate number of shares of UnitedHealth Group common stock and cash. Please do not send in your stock certificates with your proxy.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as promptly as practicable after the special meeting and the receipt of required regulatory approvals or consents. However, because the merger is subject to closing conditions and the approval of a number of regulatory agencies, including the Department of Justice, referred to as the DOJ, and several state departments of insurance and/or health, we cannot predict the exact timing. For further information regarding regulatory approvals necessary for completion of the merger, please see the section entitled “The Merger—Regulatory Matters” beginning on page 90 of this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The completion of the merger is conditioned on the receipt by PacifiCare and UnitedHealth Group of tax opinions from their respective counsel dated as of the date of the merger to the effect that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning in Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. PacifiCare’s and UnitedHealth Group’s conditions relating to these tax opinions are not waivable following the adoption of the merger agreement by PacifiCare stockholders without reapproval by PacifiCare stockholders (with appropriate disclosure), and neither PacifiCare nor UnitedHealth Group intends to waive this condition. Assuming the merger so qualifies as a “reorganization,” which PacifiCare and UnitedHealth Group anticipate, a PacifiCare stockholder generally will, for U.S. federal income tax purposes, recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the UnitedHealth Group common stock and the amount of cash received by you over your adjusted tax basis in your PacifiCare common stock exchanged in the merger or (2) the amount of cash received by you in the merger. This treatment may not apply to all PacifiCare stockholders. For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 91 of this proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular PacifiCare stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Q:	Will I have appraisal rights as a result of the merger?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex D to this proxy statement/prospectus and a summary of this provision can be found in the section entitled “Appraisal Rights for PacifiCare Stockholders” beginning on page 96 of this proxy statement/prospectus.

Q:	How will PacifiCare stockholders receive the merger consideration?

A:	Following the merger, you will receive a letter of transmittal and instructions on how to obtain the merger consideration in exchange for your PacifiCare common stock. You must return the completed letter of transmittal and your PacifiCare stock certificates as described in the instructions, and you will receive the merger consideration as soon as practicable after Wells Fargo, the exchange agent, receives your completed letter of transmittal and PacifiCare stock certificates. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to Wells Fargo.

Q:	Who can I call with questions?

A:	If you have any questions about the merger, how to submit your proxy or other matters discussed in this proxy statement/prospectus or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Georgeson Shareholder at 866-344-4276.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document for a more complete understanding of the merger agreement and the transactions contemplated thereby, including the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement and the fairness opinions which are attached as Annexes A, B and C, and made part of this proxy statement/prospectus. In addition, we have incorporated by reference important business, financial and other information about PacifiCare and UnitedHealth Group. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 130. This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on those statements. Please carefully read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 of this proxy statement/prospectus.

The Companies

PacifiCare Health Systems, Inc.

5995 Plaza Drive

Cypress, CA 90630-5028

Telephone: (714) 952-1121

PacifiCare offers managed care and other health insurance products to employer groups, individuals and Medicare beneficiaries throughout most of the United States and Guam. PacifiCare’s commercial and senior plans are designed to deliver quality health care and customer service to members cost-effectively. These products include health insurance, health benefits administration and indemnity products such as Medicare supplement products offered through health maintenance organizations, or HMOs, and Preferred Provider Organizations, or PPOs. PacifiCare also offers a variety of specialty managed care products and services that employees can purchase as a supplement to PacifiCare’s basic commercial and senior medical plans or as stand-alone products. These products include pharmacy benefit management, or PBM, services, behavioral health services, group life and health insurance and dental and vision benefit plans. As of June 30, 2005, PacifiCare had approximately 3.4 million HMO and other commercial and senior product members and approximately 11.3 million members in its PBM, dental and vision and behavioral plans, including both members covered by PacifiCare’s commercial or senior HMOs, and members who are unaffiliated with PacifiCare’s HMOs. PacifiCare’s PBM membership includes members who either have a prescription drug benefit or are entitled to purchase their prescriptions utilizing PacifiCare’s retail network contracts or mail service.

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

UnitedHealth Group is a diversified health and well-being company, serving more than 55 million Americans. UnitedHealth Group is focused on improving the health care system and how it works for multiple, distinct constituencies. UnitedHealth Group provides individuals with access to quality, cost-effective health care services and resources through more than 460,000 physicians and other care providers, and 4,200 hospitals across the United States. UnitedHealth Group manages approximately $60 billion in aggregate annual health care spending on behalf of more than 250,000 employer-customers and the consumers it serves. UnitedHealth Group’s primary focus is on improving health care systems by simplifying the administrative components of health care delivery, promoting evidence-based medicine as the standard for care, and providing relevant, actionable data that physicians, health care providers, consumers, employers and other participants in health care can use to make better, more informed decisions. UnitedHealth Group has developed its business around the principles of physician-centered health care that is supported by data-driven care facilitation and management resources. This approach works to ensure access through all clinical situations, improve outcomes and enhance affordability.

UnitedHealth Group’s revenues are derived from premium revenues on risk-based products, fees from management, administrative, technology, and consulting services, sales of a wide variety of products and services related to the broad health and well-being industry and investment and other income. UnitedHealth Group conducts its business primarily through operating divisions in the following business segments:

•	Uniprise;

•	Health Care Services, which includes our UnitedHealthcare, Ovations and AmeriChoice businesses;

•	Specialized Care Services; and

•	Ingenix.

Uniprise delivers health care and well-being services nationwide to large national employers, individual consumers and other health care organizations through three related business units: Uniprise Strategic Solutions, which is referred to as USS, Definity Health and Exante Financial Services. Each business unit works with other UnitedHealth Group businesses to deliver a complementary and integrated array of services. USS delivers strategic health and well-being solutions to large national employers. Definity Health provides consumer-driven health plans and services to employers and their employees. Exante delivers health care focused financial services for consumers, employers and providers. Most Uniprise products and services are delivered through its licensed affiliates. Uniprise provides administrative and customer care services for certain other businesses of UnitedHealth Group. Uniprise also offers transactional processing services to various intermediaries and health care entities.

UnitedHealth Group’s Health Care Services segment consists of the UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare offers a comprehensive array of consumer-oriented health benefit plans and services for local, small and mid-sized employers and individuals nationwide. Ovations provides health and well-being services for individuals age 50 and older, addressing their unique needs for preventative and acute health care services, as well as for services dealing with chronic disease and other specialized issues for older individuals. Ovation’s wide array of offerings and products includes Medicare Supplement and Medicare Advantage coverage and prescription discount cards, as well as disease management and chronic care capabilities. AmeriChoice provides network-based health and well-being services to state Medicaid, Children’s Health Insurance Program, and other government-sponsored health care programs and the beneficiaries of those programs.

The Specialized Care Services companies, which are referred to as SCS companies, offer a comprehensive platform of specialty health and wellness and ancillary benefits, services and resources to specific customer markets nationwide. These products and services include employee benefit offerings, provider networks and related resources focusing on behavioral health and substance abuse, dental, vision, disease management, complex and chronic illness and care facilitation. The SCS companies also offer solutions in the areas of complementary and alternative care, employee assistance, short-term disability, life insurance, work life balance and health-related information. These services are designed to simplify the consumer health care experience and facilitate efficient health care delivery.

Ingenix offers database and data management services, software products, publications, consulting services, outsourced services and pharmaceutical services on a nationwide and international basis. Ingenix is engaged in the simplification of health care administration by providing products and services that help customers correctly and efficiently document, code and bill for reimbursement for the delivery of care services. Ingenix is a leader in clinical research, health education services, publications, and pharmacoeconomics, outcomes, safety and epidemiology research through its i3 Research and i3 Magnifi businesses.

Point Acquisition LLC

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

Point Acquisition is a limited liability company organized under the laws of the State of Delaware and a wholly owned subsidiary of UnitedHealth Group formed by UnitedHealth Group on June 30, 2005 for the sole purpose of effecting the merger. This is the only business of Point Acquisition.

Reasons for the Merger (see page 52)

The proposed merger will create opportunities for broader customer access to a stronger and more diverse network of doctors and other care providers; enhanced and expanded affordable health care services that address the needs of older Americans including those under new Medicare programs, and provide seniors consistent quality of care and service across the country; the application of more consumer-orientated offerings and service capabilities that align with the rapidly developing confluence of health and financial services; and quality enhancements and efficiency gains for hospitals, physicians and other health professionals. To review the reasons for the merger in greater detail, see the sections entitled “The Merger—UnitedHealth Group’s Reasons for the Merger” and “The Merger—PacifiCare’s Reasons for the Merger” beginning on pages 52 and 54 respectively in this proxy statement/prospectus.

Structure of the Transaction (see page 99)

PacifiCare will merge with and into Point Acquisition under the terms of the merger agreement that are described in this proxy statement/prospectus. Pursuant to the merger agreement, Point Acquisition will be the surviving entity and will continue as a wholly owned subsidiary of UnitedHealth Group, and will succeed to and assume all the rights and obligations of PacifiCare. Holders of PacifiCare common stock (other than holders perfecting appraisal rights, see the section entitled “Appraisal Rights for PacifiCare Stockholders” beginning on page 96 of this proxy statement/prospectus, and treasury shares) will receive 1.1 shares of UnitedHealth Group common stock and $21.50 in cash for each share of PacifiCare common stock they own. Stockholders will receive cash for any fractional shares that they would otherwise receive in the merger.

Each currently outstanding option to purchase PacifiCare common stock (whether or not then vested) which remains outstanding immediately prior to consummation of the merger will become fully vested upon consummation of the merger, will be assumed by UnitedHealth Group, on generally the same terms and conditions as the original PacifiCare option, and each option will be converted into a similar award for shares of UnitedHealth Group common stock as described below. The number of UnitedHealth Group stock options to be received in respect of PacifiCare stock options will be determined by multiplying the number of PacifiCare stock options outstanding immediately prior to the merger by the option exchange ratio and the per share exercise price of such options will be determined by dividing the per share exercise price applicable to the PacifiCare stock option immediately prior to the merger by the option exchange ratio. The option exchange ratio is equal to the exchange ratio of the UnitedHealth Group common stock issued as part of the merger consideration plus the fraction obtained by dividing the cash portion of the merger consideration by the per share closing trading price of UnitedHealth Group common stock on the trading day immediately preceding the closing date of the merger. All currently outstanding shares of PacifiCare common stock issued under PacifiCare compensation plans that are subject to forfeiture risk will fully vest as of the consummation of the merger and, in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare), be converted into the right to receive the merger consideration. In addition, currently outstanding restricted stock units and deferred stock units will become fully vested as of the completion of the merger and, in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare), will become immediately distributable in the form of the merger consideration. See the section entitled “The Merger—Interests of Certain Persons in the Merger—Equity-Based Awards” beginning on page 86 of this proxy statement/prospectus.

The Merger Agreement grants UnitedHealth Group the right to request that the merger be effected by converting Point Acquisition into a Delaware corporation and merging it with and into PacifiCare. However, this right can only be exercised if such alternate structure still allows for the delivery of legal opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the alternate structure will not (i) result in any change in the merger consideration, (ii) be materially adverse to the interests of UnitedHealth Group, PacifiCare, Point Acquisition or the respective stockholders of UnitedHealth Group or PacifiCare or (iii) unreasonably impede or delay completion of the merger.

The merger agreement is attached to this proxy statement/prospectus as Annex A. Stockholders of PacifiCare are encouraged to carefully read the merger agreement in its entirety as it is the legal document that governs the merger.

The Special Meeting of PacifiCare Stockholders (see page 42)

The special meeting will be held on Thursday, November 17, 2005, at 10:00 a.m., local time, at the Residence Inn by Marriott, 4931 Katella Avenue, Los Alamitos, California 90720.

The purpose of the special meeting is to (1) consider and vote upon a proposal to adopt the merger agreement, (2) consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement and (3) transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

PacifiCare’s board of directors has fixed the close of business on October 11, 2005 as the record date for determination of PacifiCare stockholders entitled to notice of and to vote at the special meeting. As of the close of business on October 11, 2005, there were 87,841,000 shares of PacifiCare common stock outstanding, which were held of record by approximately 900 stockholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each PacifiCare stockholder is entitled to one vote for each share of PacifiCare common stock held as of the record date.

Adoption of the merger agreement by PacifiCare’s stockholders is required by Delaware law. Such adoption requires the affirmative vote of the holders of a majority of the shares of PacifiCare common stock outstanding on the record date and entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of PacifiCare stockholders representing a majority of the shares of

PacifiCare common stock present and entitled to vote at the special meeting. As of the record date, PacifiCare’s directors, executive officers and their affiliates held approximately 5% of the shares entitled to vote at the special meeting.

UnitedHealth Group Shareholder Approval

UnitedHealth Group shareholders are not required to approve the issuance of the shares of UnitedHealth Group common stock as part of the merger consideration.

Recommendation of PacifiCare’s Board of Directors (see page 58)

After careful consideration, PacifiCare’s board of directors has unanimously approved and adopted the merger agreement and determined that the merger is advisable, fair to and in the best interests of, PacifiCare and its stockholders and unanimously recommends that PacifiCare stockholders vote “FOR” adoption of the merger agreement.

Fairness Opinions of MTS Health Partners, L.P. and Morgan Stanley & Co. Incorporated (see page 58)

In connection with the merger, each of MTS Health Partners, L.P. and Morgan Stanley & Co. Incorporated, delivered a written opinion to PacifiCare’s board of directors to the effect that, as of July 6, 2005, and based upon and subject to the respective factors, assumptions and limitations set forth in each opinion, the merger consideration to be received by the holders of the outstanding shares of PacifiCare common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinions of each of MTS and Morgan Stanley each dated July 6, 2005, which each set forth the respective assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with each opinion, are attached as Annexes B and C, respectively. We encourage you to read each of these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken. Each of MTS and Morgan Stanley provided its opinion for the information and assistance of PacifiCare’s board of directors in connection with its consideration of the merger. Each of MTS’ and Morgan Stanley’s opinion is directed to the PacifiCare board of directors and does not constitute a recommendation as to how any holder of PacifiCare common stock should vote with respect to the merger. PacifiCare’s stockholders are urged to read each of the opinions in its entirety.

Interests of Certain Persons in the Merger (see page 83)

When considering the recommendation of its board of directors with respect to the merger agreement, PacifiCare stockholders should be aware that PacifiCare’s directors and executive officers, as individuals, have interests in the merger that are in addition to, or different from, the interests of PacifiCare stockholders generally. Messrs. Phanstiel, Bowlus, Scott and Konowiecki and Ms. Kosecoff and certain other executive officers have entered into employment agreements with UnitedHealth Group that become effective upon completion of the merger and which will become void if the merger is not completed. These agreements provide for an initial term of one or two years and generally provide that each executive officer will receive a signing bonus in the form of restricted stock or cash. The employment agreements also provide for an initial grant of UnitedHealth Group restricted stock upon completion of the merger. In addition, the completion of the merger will generally result in the accelerated vesting of stock options that have been granted under PacifiCare’s equity compensation plans to employees, executive officers and directors. Restricted stock, restricted stock units and deferred stock units held by PacifiCare’s executive officers and directors under PacifiCare’s compensation plans generally will also vest and in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare), become distributable as a result of the merger, in the form of merger consideration.

UnitedHealth Group has agreed in the merger agreement to continue the PacifiCare supplemental executive retirement plan for at least one year following the effective date of the merger, and to provide continued compensation and benefits following the completion of the merger that are no less favorable than those provided pursuant to PacifiCare’s plans and policies prior to the merger or those provided by UnitedHealth Group to its similarly situated employees in the discretion of UnitedHealth Group. UnitedHealth Group also agreed in the merger agreement to indemnify, exculpate and provide liability insurance to PacifiCare’s officers, directors and certain employees.

The PacifiCare board of directors was aware of these arrangements and considered them in its decision to approve and adopt the merger agreement.

Risk Factors (see page 32)

In evaluating the merger and the merger agreement and before deciding how to vote your shares of PacifiCare common stock at the special meeting, you should read this proxy statement/prospectus carefully and especially consider certain factors, risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

Conditions to the Merger (see page 109)

Each party’s obligation to complete the merger are subject to the prior satisfaction or waiver of each of the conditions specified in the merger agreement, including the following conditions that must be satisfied or waived, to the extent permitted by law or stock exchange rule, before the completion of the merger:

•	the merger agreement and the merger must be adopted by the holders of a majority of the outstanding shares of PacifiCare common stock as of the record date;

•	the shares of UnitedHealth Group common stock issuable to PacifiCare stockholders must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, or any other applicable competition, merger, antitrust or similar law must have expired or been terminated or any clearance or approval required under such laws has been granted;

•	there must be no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition in effect preventing the completion of the merger;

•	the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act of 1933, as amended, and must not be the subject of any stop order or proceedings seeking a stop order;

•	specified regulatory consents and approvals must have been obtained and be in full force and effect;

•	the representations and warranties of the other party set forth in the merger agreement must be true and correct (without giving effect to materiality qualifiers) as of the date of the merger agreement and as of the date the merger is to be completed (except to the extent that such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where such failure to be true and correct individually or in the aggregate would not reasonably be expected to have a material adverse effect on the representing party, except the representations and warranties relating to PacifiCare’s capital stock (subject to de minimis exceptions) and absence of certain changes or events with respect to UnitedHealth Group or PacifiCare, as the case may be, which must be true in all respects;

•	the other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement; and

•	each party must have received an opinion of its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of UnitedHealth Group and Point Acquisition to complete the merger are further subject to the satisfaction or waiver, to the extent permitted by law or stock exchange rule, of each of the following conditions specified in the merger agreement:

•	there shall not be pending any suit, action or proceeding by any federal or state governmental entity (1) challenging the acquisition or seeking to place limitations on the acquisition and ownership of shares of PacifiCare by UnitedHealth Group or Point Acquisition or to restrain or prohibit the completion of the merger, which suit, action or proceeding UnitedHealth Group determines, in its reasonable discretion, has a reasonable possibility of being decided in favor of such governmental entity or could reasonably be expected to result in material damages or material harm to PacifiCare or UnitedHealth Group, (2) seeking to (i) prohibit or limit the ownership or operation of PacifiCare by UnitedHealth Group or Point Acquisition, (ii) compel the disposal of any business or assets as result of the merger, or (iii) impose any obligations on the operation of the businesses of UnitedHealth Group, PacifiCare or Point Acquisition, or (3) seeking to obtain damages, payments or legally binding assurances, which suit, action or proceeding in the case of (2) or (3) would reasonably be likely to have, individually or in the aggregate, a Negative Regulatory Action as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 107 of this proxy statement/prospectus;

•	there must be no legal restraint in effect which would reasonably be expected to result in any of the effects set forth in (1) through (3) of the preceding bullet point; and

•	specified regulatory consents and approvals must have been obtained and be in full force and effect without conditions, restrictions, limitations, qualifications or requirements which would be reasonably likely to constitute individually or in the aggregate a Negative Regulatory Action as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 107 of this proxy statement/prospectus.

Under applicable law and stock exchange rules, the parties are able to waive closing conditions with respect to pending litigation, representations and warranties, and the performance of agreements and covenants. However, the merger agreement provides that neither party can waive the condition regarding the receipt of the opinion of its tax counsel following the adoption of the merger agreement by PacifiCare stockholders unless further stockholder approval is obtained with appropriate disclosure.

Neither UnitedHealth Group nor PacifiCare can assure you that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Termination of the Merger Agreement (see page 110)

Even if the PacifiCare stockholders approve the merger agreement, the merger agreement may be terminated by mutual consent, or by either UnitedHealth Group or PacifiCare, at any time before the completion of the merger under specified circumstances, including:

•	if the merger is not completed, through no fault of the terminating party, by (i) May 5, 2006 or (ii) August 7, 2006, in the event that either party elects on or prior to May 5, 2006, to extend the termination date and on May 5, 2006, all conditions other than those relating to the absence of governmental litigation and governmental consents are satisfied or are capable of being satisfied;

•	if any legal restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, shall be in effect and shall have become final and nonappealable;

•	if the PacifiCare stockholders do not adopt the merger agreement at the special meeting; or

•	if the other party has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform would give rise to the failure of specified closing conditions relating to the accuracy of such party’s representations or compliance by such party with its covenants and such failure or breach is not cured or curable within 30 days following receipt of written notice of such breach or failure.

In addition, the merger agreement may be terminated by UnitedHealth Group within 45 days of the date on which the PacifiCare board of directors:

•	withdraws (or modifies in a manner adverse to UnitedHealth Group) its recommendation of the merger or the merger agreement, or approves or recommends a takeover proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 106 of this proxy statement/prospectus) or

•	fails to publicly confirm its recommendation of the merger agreement and the merger within ten business days (or three business days if such request is initially received within ten business days of the special meeting) after a written request by UnitedHealth Group that it do so.

Payment of Termination Fee (see page 111)

PacifiCare has agreed to pay UnitedHealth Group a termination fee of $243.6 million if the merger agreement is terminated under specified circumstances.

No Solicitation of Transactions Involving PacifiCare (see page 106)

The merger agreement contains restrictions on the ability of PacifiCare to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest of PacifiCare equity or assets. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, if PacifiCare receives an unsolicited proposal from a third party to acquire a significant interest in PacifiCare that the PacifiCare board of directors determines in good faith is or is reasonably likely to be a proposal that is superior to the merger, PacifiCare may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party.

Material U.S. Federal Income Tax Consequences of the Merger (see page 91)

The completion of the merger is conditioned on the receipt by PacifiCare and UnitedHealth Group of tax opinions from their respective counsel dated as of the date of the merger to the effect that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. PacifiCare’s and UnitedHealth Group’s conditions relating to these tax opinions are not waivable following the adoption of the merger agreement by PacifiCare stockholders without reapproval by PacifiCare stockholders (with appropriate disclosure), and neither PacifiCare nor UnitedHealth Group intends to waive this condition. Assuming the merger so qualifies as a “reorganization,” which PacifiCare and UnitedHealth Group anticipate, a PacifiCare stockholder generally will, for U.S. federal income tax purposes, recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the UnitedHealth Group common stock and the amount of cash received by the stockholder over that stockholder’s adjusted tax basis in the PacifiCare common stock exchanged in the merger or (2) the amount of cash received by the stockholder in the merger. This treatment may not apply to all stockholders. For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 91 of this proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular PacifiCare stockholder will depend on that stockholder’s particular facts and circumstances. PacifiCare stockholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Regulatory Matters (see page 90)

The merger is subject to U.S. antitrust laws. Under the HSR Act, each of UnitedHealth Group and PacifiCare must file Hart-Scott Rodino notification and report forms with the Antitrust Division of the DOJ, and the U.S. Federal Trade Commission, referred to as the FTC, and certain waiting periods must be terminated or expire, before the merger can be completed. The applicable waiting period will begin on the date of filing by both parties and will expire 30 days thereafter (or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday), unless the waiting period is earlier terminated or extended by a request for additional information. In addition, certain state attorneys general may review the proposed transaction to determine if there are potential antitrust issues arising therefrom. In that connection, the Office of the Attorney General of the State of Texas has issued a Civil Investigative Demand, referred to as a CID, to UnitedHealth Group and PacifiCare as part of its review of the merger. The DOJ or the FTC, as well as a State Attorney General or private person, may challenge the merger at any time before or after its completion.

In addition, California’s Department of Managed Health Care and the Departments of Insurance of the States of Arizona, California, Colorado, Indiana, Nevada, Oklahoma, Oregon, Texas, Washington and Wisconsin, collectively the Principal States, must approve UnitedHealth Group’s acquisition of control of PacifiCare and certain PacifiCare subsidiaries. UnitedHealth Group, or the applicable PacifiCare subsidiary, as the case may be, has filed applications for acquisition of control as required by law, in the Principal States. Under Wisconsin law, approval of the merger by the Wisconsin Office of the Commissioner of Insurance must be obtained before the merger may be submitted to PacifiCare’s stockholders for approval. A public hearing has been scheduled by the Wisconsin Office of the Commissioner of Insurance for November 8, 2005. If the approval of the Wisconsin Office of the Commissioner of Insurance is not obtained prior to November 17, 2005, the special meeting may be adjourned to a later date as necessary to comply with Wisconsin law. Of the states that must approve the acquisition of control of PacifiCare and certain PacifiCare subsidiaries, Wisconsin is the only state that requires that its approval must be obtained before the merger may be submitted to PacifiCare’s stockholders for approval. For more information about regulatory approvals that UnitedHealth Group and PacifiCare must obtain in order to complete the merger, see the section entitled “The Merger—Regulatory Matters” beginning on page 90 of this proxy statement/prospectus.

While UnitedHealth Group and PacifiCare expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger. Such conditions or changes could result in the conditions to the merger not being satisfied or could adversely affect UnitedHealth Group’s ability to integrate the business of PacifiCare or reduce the anticipated benefits of the merger.

Agreement to Obtain Clearance from Regulatory Authorities (see page 107)

UnitedHealth Group and PacifiCare have agreed to use their reasonable best efforts to take all actions necessary, proper or advisable to complete the merger as expeditiously as practicable, including, among other things, obtaining all necessary consents and approvals and avoiding impediments under any laws that may be asserted by any governmental authority. However, UnitedHealth Group is not obligated to take any action if it would result in, or would be reasonably likely to result in, a Negative Regulatory Action as defined and discussed in the section entitled, “The Merger Agreement—Reasonable Best Efforts,” beginning on page 107 of this proxy statement/prospectus.

Restrictions on the Ability to Sell UnitedHealth Group Common Stock (see page 95)

All shares of UnitedHealth Group common stock you receive in connection with the merger will be freely transferable unless you are considered an “affiliate” of either PacifiCare or UnitedHealth Group for the purposes of the Securities Act at the time the merger agreement is submitted to PacifiCare stockholders for adoption, in which case you will be permitted to sell the shares of UnitedHealth Group common stock you receive in the merger only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This proxy statement/prospectus does not register the resale of stock held by affiliates.

Dissenters’ or Appraisal Rights (see page 96)

Under Delaware law, you are entitled to appraisal rights in connection with the merger.

You will have the right under Delaware law to have the fair value of your shares of PacifiCare common stock determined by the Delaware Chancery Court. This value could be more than, less than or the same as the merger consideration for the PacifiCare common stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to PacifiCare for appraisal in compliance with Delaware law before the vote on the merger;

•	not vote in favor of the merger; and

•	continuously hold your PacifiCare common stock, from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger will not protect your rights to an appraisal, which requires all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights for PacifiCare Stockholders” beginning on page 96 of this proxy statement/prospectus. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex D to this proxy statement/prospectus. We encourage you to read these provisions carefully and in their entirety.

IF YOU VOTE FOR THE MERGER, YOU WILL WAIVE YOUR RIGHTS TO SEEK APPRAISAL OF YOUR SHARES OF PACIFICARE COMMON STOCK UNDER DELAWARE LAW.

Surrender of Stock Certificates (see page 100)

Following the effective time of the merger, UnitedHealth Group will cause a letter of transmittal to be mailed to all holders of PacifiCare common stock containing instructions for surrendering their certificates. Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal.

Certain Effects of the Merger (see page 115)

Upon completion of the merger, PacifiCare stockholders will become shareholders of UnitedHealth Group. The internal affairs of UnitedHealth Group are governed by the Minnesota Business Corporation Act and UnitedHealth Group’s articles of incorporation and bylaws. The internal affairs of PacifiCare are governed by the Delaware General Corporation Law and PacifiCare’s certificate of incorporation and bylaws. Due to differences between the governing documents and governing state laws of UnitedHealth Group and PacifiCare, the merger will result in PacifiCare stockholders having different rights once they become UnitedHealth Group shareholders, which rights are summarized in the section entitled “Comparison of Rights of Shareholders of UnitedHealth Group and Stockholders of PacifiCare” beginning on page 115 of this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

OF UNITEDHEALTH GROUP INCORPORATED

The following table summarizes selected historical consolidated financial data of UnitedHealth Group which should be read in conjunction with the consolidated financial statements of UnitedHealth Group, and the notes thereto, included as part of UnitedHealth Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 incorporated by reference into this proxy statement/prospectus. The financial data for the five years ended December 31, 2004 has been derived from the audited consolidated financial statements of UnitedHealth Group. The financial data as of and for the six months ended June 30, 2005 and 2004 has been derived from the unaudited condensed consolidated financial statements of UnitedHealth Group included as part of UnitedHealth Group’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 incorporated by reference into this proxy statement/prospectus. In the opinion of UnitedHealth Group’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the six months ended June 30, 2005 and 2004 have been reflected therein. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year. A two-for-one split of UnitedHealth Group’s common stock was effective as of May 27, 2005. All per share calculations reflect the two-for-one common stock split.

	For the Six Months Ended June 30, (unaudited)		For the Year Ended December 31,
(In millions, except per share data)	2005	2004(1)	2004(1)	2003	2002	2001	2000
Consolidated Operating Results:
Revenues	$21,998	$16,848	$37,218	$28,823	$25,020	$23,454	$21,122

Earnings From Operations	$2,566	$1,821	$4,101	$2,935	$2,186	$1,566	$1,200
Net Earnings	$1,588	$1,150	$2,587	$1,825	$1,352	$913	$736
Return on Shareholders’ Equity (annualized)	30.0%	35.4%	31.4%	39.0%	33.0%	24.5%	19.8%

Basic Net Earnings Per Common Share	$1.25	$0.95	$2.07	$1.55	$1.12	$0.73	$0.57
Diluted Net Earnings Per Common Share	$1.19	$0.91	$1.97	$1.48	$1.06	$0.70	$0.55

Consolidated Financial Condition: (As of period end):
Cash and Investments	$12,773	$10,193	$12,253	$9,477	$6,329	$5,698	$5,053
Total Assets	$28,521	$20,883	$27,879	$17,634	$14,164	$12,486	$11,053
Debt	$4,250	$2,400	$4,023	$1,979	$1,761	$1,584	$1,209
Shareholders’ Equity	$10,529	$7,118	$10,717	$5,128	$4,428	$3,891	$3,688
Debt-to-Total-Capital Ratio	28.8%	25.2%	27.3%	27.8%	28.5%	28.9%	24.7%

Other Data:
Consolidated Cash Flows From (Used For):
Operating Activities	$2,497	$1,927	$4,135	$3,003	$2,423	$1,844	$1,521
Investing Activities	$(808)	$(449)	$(1,644)	$(745)	$(1,391)	$(1,138)	$(968)
Financing Activities	$(1,638)	$(640)	$(762)	$(1,126)	$(1,442)	$(585)	$(739)

Common Stock Dividends Per Share (annualized)	$0.015	$0.015	$0.015	$0.008	$0.008	$0.008	$0.004

(1)	UnitedHealth Group acquired Oxford Health Plans, Inc. in July 2004 and Mid Atlantic Medical Services, Inc., referred to as MAMSI, in February 2004. The results of operations and financial condition of Oxford and MAMSI have been included in UnitedHealth Group’s consolidated financial statements since the respective acquisition dates.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PACIFICARE

The following table summarizes selected historical consolidated financial data of PacifiCare which should be read in conjunction with the consolidated financial statements of PacifiCare, and the notes thereto, included as part of PacifiCare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 incorporated by reference into this proxy statement/prospectus. The financial data for the five years ended December 31, 2004 has been derived from the audited consolidated financial statements of PacifiCare. The financial data as of and for the six months ended June 30, 2005 and 2004 has been derived from the unaudited condensed consolidated financial statements of PacifiCare included as part of PacifiCare’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 incorporated by reference into this proxy statement/prospectus. In the opinion of PacifiCare’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the six months ended June 30, 2005 and 2004 have been reflected therein. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year. On January 20, 2004, PacifiCare effected a two-for-one stock split in the form of a stock dividend of one share of common stock for every share of common stock outstanding to stockholders of record as of the close of business on January 7, 2004. All per share calculations reflect the two-for-one common stock split.

	For the Six Months Ended June 30, (unaudited)		For the Year Ended December 31,
	2005(1)(2)	2004	2004(1)	2003	2002(3)(4)	2001(5)(7)	2000(6)(7)
(In millions, except per share data)
Consolidated Operating Results:
Revenues	$7,017	$6,012	$12,277	$11,009	$11,157	$11,844	$11,576

Earnings From Operations	$326	$256	$542	$490	$297	$127	$367
Net Earnings (Loss)	$178	$143	$303	$243	$(758)	$19	$161
Return on Shareholders’ Equity (annualized)	15.5%	14.7%	15.0%	15.8%	(53.8%)	0.9%	8.1%

Basic Net Earnings Per Common Share	$2.07	$1.69	$3.60	$3.26	$(10.75)	$0.28	$2.29
Diluted Net Earnings Per Common Share	$1.85	$1.51	$3.20	$2.89	$(10.75)	$0.27	$2.29

Consolidated Financial Condition: (As of period end):
Cash and Investments	$2,926	$2,456	$2,901	$2,725	$2,333	$2,152	$2,210
Total Assets	$5,428	$4,371	$5,227	$4,619	$4,251	$5,096	$5,323
Debt	$1,062	$615	$1,089	$620	$839	$794	$837
Shareholders’ Equity	$2,406	$2,001	$2,188	$1,852	$1,328	$2,034	$2,004
Debt-to-Total-Capital Ratio	30.6%	23.5%	33.2%	25.1%	38.7%	28.1%	29.5%

Other Data:
Consolidated Cash Flows From (Used For):
Operating Activities	$142	$(193)	$28	$414	$242	$39	$631
Investing Activities	$(274)	$(111)	$(810)	$(202)	$(278)	$(261)	$72
Financing Activities	$(22)	$(14)	$408	$34	$10	$(52)	$(301)

Common Stock Dividends Per Share (annualized)	—	—	—	—	—	—	—

(1)	The year ended December 31, 2004 and the six months ended June 30, 2005 results of operations reflect the results of American Medical Security Group since the acquisition date of December 13, 2004.
(2)	The 2005 results of operations reflect the results of Pacific Life Insurance Company since the acquisition date of April 27, 2005.

(3)	The 2002 results include impairment, disposition, restructuring, Office of Personnel Management, or OPM, and other net pretax charges totaling $3.8 million ($2.4 million or $0.03 diluted loss per share, net of tax).
(4)	The 2002 results include a cumulative effect of a change in accounting principle in connection with the goodwill impairment charge recognized upon the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, totaling $929 million ($897 million or $12.73 diluted loss per share, net of tax).
(5)	The 2001 results include impairment, disposition, restructuring, OPM and other net pretax charges totaling $61 million ($39 million or $0.56 diluted loss per share, net of tax).
(6)	The 2000 results include impairment, disposition, restructuring, OPM and other net pretax charges totaling $9 million ($5 million or $0.07 diluted loss per share, net of tax).
(7)	In 2001 and 2000, the effective income tax rate included the effect of nondeductible pretax charges, primarily goodwill amortization.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 6, 2005, UnitedHealth Group and PacifiCare entered into the merger agreement, pursuant to which PacifiCare will be merged with and into a subsidiary of UnitedHealth Group, with the subsidiary being the surviving entity. Under the terms of the agreement, holders of PacifiCare common stock will receive 1.1 shares of UnitedHealth Group common stock and $21.50 in cash for each share of PacifiCare common stock they own. Total estimated merger consideration for the transaction of approximately $8.2 billion, to be issued upon closing, is comprised of approximately 105.6 million shares of UnitedHealth Group common stock, valued at approximately $5.6 billion based upon the average of the closing prices of UnitedHealth Group common stock for two trading days before, the day of, and two trading days following the acquisition announcement of July 6, 2005, approximately $2.1 billion in cash, and UnitedHealth Group vested common stock options with an estimated fair value of approximately $450 million to be issued in exchange for PacifiCare’s outstanding vested common stock options.

On July 29, 2004, UnitedHealth Group acquired Oxford. Under the terms of the merger agreement, Oxford shareholders received 1.2714 shares of UnitedHealth Group common stock and $16.17 in cash for each share of Oxford common stock they owned. Total consideration issued was approximately $5.0 billion, comprised of approximately 104.4 million shares of UnitedHealth Group common stock, valued at approximately $3.4 billion based upon the average of the closing prices of UnitedHealth Group common stock for two trading days before, the day of, and two trading days following the acquisition announcement date of April 26, 2004, approximately $1.3 billion in cash, and UnitedHealth Group vested common stock options with an estimated fair value of $240 million issued in exchange for Oxford’s outstanding vested common stock options. The results of operations and financial condition of Oxford have been included in the UnitedHealth Group historical financial statements since the July 29, 2004 acquisition date.

On February 10, 2004, UnitedHealth Group acquired MAMSI. Under the terms of the merger agreement, MAMSI stockholders received 1.64 shares of UnitedHealth Group common stock and $18 in cash for each share of MAMSI common stock they owned. Total consideration issued was approximately $2.7 billion, comprised of approximately 72.8 million shares of UnitedHealth Group common stock, valued at approximately $1.9 billion based upon the average of the closing prices of UnitedHealth Group common stock for two trading days before, the day of, and two trading days following the acquisition announcement date of October 27, 2003, and approximately $800 million in cash. The results of operations and financial condition of MAMSI have been included in the UnitedHealth Group historical financial statements since the February 10, 2004 acquisition date.

The unaudited pro forma condensed combined financial information gives effect to the acquisitions of PacifiCare, Oxford and MAMSI by UnitedHealth Group as if the acquisitions had occurred on January 1, 2004 for purposes of the pro forma condensed combined statements of operations. The unaudited pro forma condensed combined financial information gives effect to the acquisition of PacifiCare by UnitedHealth Group as if the acquisition had occurred on June 30, 2005 for purposes of the pro forma condensed combined balance sheet as of June 30, 2005.

Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of an acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values will include management’s consideration of a valuation prepared by an independent valuation specialist. This valuation will be based on the actual net tangible and intangible assets of the acquired entity that exist as of the closing date of the transaction.

Because this unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates of fair values, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in this unaudited pro forma condensed combined financial information. In addition to the independent valuation, the impact of any integration activities, the timing of completion of the transaction and other changes in PacifiCare’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences from the information presented below. Potential synergies which may result from the integration of physician, hospital and other health care provider networks and operating and administrative activities have been excluded from the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of UnitedHealth Group and PacifiCare, incorporated by reference into this proxy statement/prospectus, and the summary historical consolidated financial data included elsewhere in this proxy statement/prospectus. All share and per share amounts have been restated to reflect the UnitedHealth Group two-for-one common stock split that was effective on May 27, 2005. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of UnitedHealth Group that would have been reported had the transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of UnitedHealth Group.

Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2005

(Unaudited)

(In millions, except per share amounts)

	Historical
	(b)(c) UnitedHealth Group	(bb) PacifiCare	(y) Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenues
Premiums	$19,933	$6,688	$—		$—		$26,621
Services	1,822	267	—		—		2,089
Investment and Other Income	243	62	—		—		305

Total Revenues	21,998	7,017	—		—		29,015

Medical and Operating Costs
Medical Costs	15,963	5,766	(139	)(aa)	—		21,590
Operating Costs	3,252	884	139	(aa)	(5	)(q)	4,270
Depreciation and Amortization	217	41	—		40	(d)	287
					(11	)(e)

Total Medical and Operating Costs	19,432	6,691	—		24		26,147

Earnings From Operations	2,566	326	—		(24)		2,868
Interest Expense	(104)	(36)	—		36	(k)	(171)
					(67	)(j)

Earnings Before Income Taxes	2,462	290	—		(55)		2,697
Provision for Income Taxes	(874)	(112)	—		19	(r)	(967)

Net Earnings	$1,588	$178	$—		$(36)		$1,730

Basic Net Earnings Per Common Share	$1.25						$1.26

Diluted Net Earnings Per Common Share	$1.19						$1.20

Basic Weighted-Average Number of Common Shares Outstanding	1,268.0				105.6	(s)	1,373.6

Diluted Weighted-Average Number of Common Shares Outstanding	1,331.0				105.6	(s)	1,441.7

					5.1	(t)

Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2004

(Unaudited)

(In millions, except per share amounts)

	Historical
	(b)(c) UnitedHealth Group	(c) MAMSI January 1 to February 10, 2004	(b) Oxford January 1 to July 29, 2004	(a) PacifiCare January 1 to December 31, 2004	(y) Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenues
Premiums	$33,495	$303	$3,208	$11,761	$(19)		$—		$48,748
Services	3,335	8	7	427	2		—		3,779
Investment and Other Income	388	2	50	89	—		(5	)(n)	524

Total Revenues	37,218	313	3,265	12,277	(17)		(5)		53,051

Medical and Operating Costs
Medical Costs	27,000	235	2,591	10,174	(236	)(aa)	—		39,764
Operating Costs	5,743	36	322	1,491	219	(aa)	(25	)(q)	7,786
Depreciation and Amortization	374	1	17	70	—		80	(d)	548
							(20	)(e)
							24	(f)
							2	(g)

Total Medical and Operating Costs	33,117	272	2,930	11,735	(17)		61		48,098

Earnings From Operations	4,101	41	335	542	—		(66)		4,953
Interest Expense	(128)	—	(10)	(48)	—		48	(k)	(282)
							(120	)(j)
							(31	)(m)
							10	(n)
							(3	)(o)

Earnings Before Income Taxes	3,973	41	325	494	—		(162)		4,671
Provision for Income Taxes	(1,386)	(14)	(125)	(191)	—		57	(r)	(1,659)

Net Earnings	$2,587	$27	$200	$303	$—		$(105)		$3,012

Basic Net Earnings Per Common Share	$2.07								$2.11

Diluted Net Earnings Per Common Share	$1.97								$2.02

Basic Weighted-Average Number of Common Shares Outstanding	1,252.0						105.6	(s)	1,425.4

							59.8	(u)

							8.0	(v)

Diluted Weighted-Average Number of Common Shares Outstanding	1,311.0						105.6	(s)	1,489.5

							5.1	(t)

							59.8	(u)

							8.0	(v)

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2005

(Unaudited)

(In millions)

	Historical
	(b)(c) UnitedHealth Group	(z) PacifiCare	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and Cash Equivalents	$4,042	$670	$—		$4,712
Short-Term Investments	301	418	—		719
Accounts Receivable, net	914	406	—		1,320
Assets Under Management	1,839	—	—		1,839
Deferred Income Taxes and Other	964	223	—		1,187

Total Current Assets	8,060	1,717	—		9,777

Long-Term Investments	8,430	1,838	—		10,268
Property, Equipment, Capitalized Software and Other Assets, net	1,290	308	—		1,598
Goodwill	9,669	1,333	(1,333	)(x)	16,073
			6,404	(a)
Intangible Assets, net	1,072	232	(232	)(x)	2,272
			1,200	(a)(d)

Total Assets	$28,521	$5,428	$6,039		$39,988

Liabilities and Shareholders’ Equity
Current Liabilities
Medical Costs Payable	$5,909	$1,251	$—		$7,160
Accounts Payable and Accrued Liabilities	2,496	447	30	(w)	2,973
Other Policy Liabilities	1,862	—	—		1,862
Short-Term Debt and Current Maturities of Long-Term Debt	400	35	(35	)(k)	400
Unearned Premiums	895	92	—		987

Total Current Liabilities	11,562	1,825	(5)		13,382

Long-Term Debt, less current maturities	3,850	892	(892	)(k)	6,840
			2,990	(a)(i)
Convertible Subordinated Debentures	—	135	(135	)(a)(l)	—
Future Policy Benefits for Life and Annuity Contracts	1,719	—	—		1,719
Deferred Income Taxes and Other Liabilities	861	170	420	(a)(h)	1,451

Shareholders’ Equity
Common Stock	13	1	(1	)(x)	13
Additional Paid-In Capital	1,340	1,650	(1,650	)(x)	7,407
			6,067	(a)(p)
Unearned Compensation	—	(58)	58	(x)	—
Retained Earnings	9,053	816	(816	)(x)	9,053
Accumulated Other Comprehensive Income: Net Unrealized Gains on Investments, net of tax effects	123	(3)	3	(x)	123

Total Shareholders’ Equity	10,529	2,406	3,661		16,596

Total Liabilities and Shareholders’ Equity	$28,521	$5,428	$6,039		$39,988

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(a)	The PacifiCare acquisition was announced on July 6, 2005. The unaudited pro forma financial information gives effect to the expected issuance of UnitedHealth Group common stock and cash based upon the exchange ratio of 1.1 shares of UnitedHealth Group common stock and $21.50 of cash for each outstanding share of PacifiCare common stock. The average market price per share of UnitedHealth Group common stock of $53.22 used in determining the fair value of the stock consideration is based upon the average of the closing prices for a range of trading days (July 1, 2005 through July 8, 2005) around the announcement date (July 6, 2005) of the transaction. This results in an estimated purchase price of $8,160 million ($5,617 million in stock, $2,063 million in cash, $450 million for the estimated fair value of UnitedHealth Group vested stock options issued in exchange for outstanding vested PacifiCare stock options and $30 million of estimated transaction costs) as follows (in millions, except per share amounts):

Stock Consideration
UnitedHealth Group average market price per share	$53.22
Exchange ratio	1.1

Equivalent per share consideration	$58.54
Outstanding shares of PacifiCare—June 30, 2005 (see note l)	95.96

Fair value of UnitedHealth Group shares to be issued		$5,617

Converted Stock Options
Estimated UnitedHealth Group vested stock options to be issued	11.5
Estimated fair value per stock option to be issued	$39.10

Estimated fair value of stock options to be issued		450

Total estimated fair value of equity instruments to be issued		6,067

Cash Consideration
Per share cash consideration	$21.50
Outstanding shares of PacifiCare—June 30, 2005 (see note l)	95.96

Cash to be paid		2,063

Estimated transaction costs		30

Estimated purchase price		$8,160

The estimated PacifiCare purchase price of $8,160 million has been preliminarily allocated to acquired tangible assets and liabilities based upon their estimated fair values as of June 30, 2005. The estimated excess purchase price has been preliminarily allocated as detailed below (in millions):

Estimated purchase price	$8,160
Net tangible assets—PacifiCare June 30, 2005 balance sheet	(841)
Conversion of subordinated debentures to PacifiCare common stock (see note l)	(135)

Total estimated excess purchase price	7,184
Estimated finite-lived intangibles	(1,200)
Deferred tax liability for finite-lived intangibles	420

Estimated goodwill	$6,404

(b)

The Oxford acquisition closed on July 29, 2004. The pro forma condensed combined balance sheet as of June 30, 2005 includes the effects of the Oxford acquisition in the UnitedHealth Group historical information. The pro forma condensed combined statement of operations for the six months ended June 30,

2005 includes Oxford’s results of operations in the UnitedHealth Group historical information. The pro forma condensed combined statement of operations for the year ended December 31, 2004 includes Oxford’s results of operations from July 29, 2004 to December 31, 2004 in the UnitedHealth Group historical information. This acquisition resulted in the issuance of UnitedHealth Group common stock and cash based upon the exchange ratio of 1.2714 shares of UnitedHealth Group common stock and $16.17 of cash for each outstanding share of Oxford common stock. The average market price per share of UnitedHealth Group common stock of $32.39 was based upon the average of the closing prices for a range of trading days (April 22, 2004 through April 28, 2004) around the announcement date (April 26, 2004) of the transaction. This resulted in a purchase price of $4,930 million ($3,357 million in stock, $1,318 million in cash, $240 million for the estimated fair value of UnitedHealth Group vested stock options issued in exchange for outstanding vested Oxford stock options and $15 million of transaction costs) as follows (in millions, except per share amounts):

Stock Consideration
UnitedHealth Group average market price per share	$32.39
Exchange ratio	1.2714

Equivalent per share consideration	$41.18
Outstanding shares of Oxford	81.52

Fair value of UnitedHealth Group shares issued		$3,357

Converted Stock Options
UnitedHealth Group vested stock options issued	15.20
Fair value per stock option issued	$15.80

Fair value of stock options issued		240

Fair value of equity instruments issued		3,597

Cash Consideration
Per share cash consideration	$16.17
Outstanding shares of Oxford	81.52

Cash paid		1,318
Transaction costs		15

Purchase price		$4,930

The Oxford purchase price of $4,930 million was allocated to acquired tangible assets and liabilities based upon their estimated fair values as of the acquisition date. The excess purchase price was allocated as detailed below (in millions):

Purchase price	$4,930
Net tangible assets at acquisition date	(826)

Total excess purchase price	4,104
Finite-lived intangibles	(600)
Deferred tax liability for finite-lived intangibles	225

Goodwill	$3,729

(c)	The MAMSI acquisition closed on February 10, 2004. The pro forma condensed combined balance sheet as of June 30, 2005 includes the effects of the MAMSI acquisition in the UnitedHealth Group historical information. The pro forma condensed combined statement of operations for the six months ended June 30, 2005 includes MAMSI’s results of operations in the UnitedHealth Group historical information. The pro forma condensed combined statement of operations for the year ended December 31, 2004 includes MAMSI’s results of operations from February 11, 2004 to December 31, 2004 in the UnitedHealth Group historical information. This acquisition resulted in the issuance of UnitedHealth Group common stock and cash based upon the exchange ratio of 1.64 shares of UnitedHealth Group common stock and $18 of cash for each outstanding share of MAMSI common stock. The average market price per share of UnitedHealth Group common stock of $26.53 was based upon the average of the closing prices for a range of trading days (October 23, 2003 through October 29, 2003) around the announcement date (October 27, 2003) of the transaction. This resulted in a purchase price of $2,745 million ($1,932 million in stock, $800 million in cash and $13 million of transaction costs) as follows (in millions, except per share amounts):

Stock Consideration
UnitedHealth Group average market price per share	$26.53
Exchange ratio	1.64

Equivalent per share consideration	$43.50
Outstanding shares of MAMSI	44.41

Fair value of UnitedHealth Group shares issued		$1,932

Cash Consideration
Per share cash consideration	$18.00
Outstanding shares of MAMSI	44.41

Cash paid		800
Transaction costs		13

Purchase price		$2,745

The MAMSI purchase price of $2,745 million was allocated to acquired tangible assets and liabilities based upon their estimated fair values as of the acquisition date. The excess purchase price was allocated as detailed below (in millions):

Purchase price	$2,745
Net tangible assets at acquisition date	(598)

Total excess purchase price	2,147
Finite-lived intangibles	(280)
Deferred tax liability for finite-lived intangibles	100

Goodwill	$1,967

(d)	Finite-lived intangible assets relating to the PacifiCare acquisition have been estimated at approximately $1,200 million and consist mainly of membership lists, provider networks and trademarks. The estimated weighted average useful life is approximately 15 years and the estimated annual amortization expense is approximately $80 million.

(e)	Represents the elimination of intangible asset amortization recorded in PacifiCare’s historical financial statements.

(f)	Finite-lived intangible assets relating to the Oxford acquisition were recorded at $600 million, consisting mainly of membership lists, provider networks and trademarks. The weighted average useful life is 16 years and the annual amortization expense is approximately $42 million.

(g)	Finite-lived intangible assets relating to the MAMSI acquisition were recorded at $280 million and consist mainly of membership lists, provider networks and trademarks. The weighted average useful life is 17 years and the estimated annual amortization expense is approximately $20 million.

(h)	Represents the deferred tax liability established for the book and tax basis difference of finite-lived intangible assets, which are amortizable for book purposes but not for tax.

(i)	Represents the borrowing of the cash to be paid as consideration in the PacifiCare transaction as detailed in note (a) of $2,063 million plus the borrowing for the PacifiCare debt retirement of $927 million, for total borrowing of $2,990 million.

(j)	Represents the estimated interest expense associated with borrowing the $2,990 million cash to be paid as consideration and debt retirement in the PacifiCare transaction. The interest rate is based on the issuance of five- to ten-year fixed-rate debt and UnitedHealth Group’s estimated borrowing rate of approximately 4.0% and 4.5% for such debt for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. The impact on interest expense of a 1/8% change in interest rates would be approximately $4 million annually.

(k)	Represents the expected retirement of the PacifiCare debt of $927 million at closing and the corresponding estimated reduction in interest expense.

(l)	Holders of PacifiCare’s Convertible Subordinated Debentures may realize a substantial embedded gain through conversion of such notes prior to the merger, and accordingly, the pro forma financial information assumes that all holders of Convertible Subordinated Debentures will voluntarily convert such notes into shares of PacifiCare common stock in accordance with their terms prior to the merger and that such shares of PacifiCare common stock will be exchanged for the Merger Consideration.

(m)	Represents the estimated interest expense associated with borrowing the $1,318 million cash paid as consideration in the Oxford transaction. The interest rate is based on the issuance of five- to ten-year fixed-rate debt and the borrowing rate of approximately 4.0% for such debt. For the December 31, 2004 pro forma condensed combined statement of operations, the estimated interest expense is for the period January 1, 2004 to July 29, 2004 since interest expense for the remaining period during the quarter is reflected in the UnitedHealth Group historical information.

(n)	Represents the payoff of the Oxford debt of $397 million at closing and the corresponding estimated reduction in interest expense and interest income. The effective interest rate used for the investment interest income was 2.0% based upon estimated interest rates on the short term investment portfolio.

(o)	Represents the interest expense associated with borrowing the $800 million cash paid as consideration in the MAMSI transaction. The interest expense is based on the issuance of $500 million of five- to ten-year floating-rate debt and $300 million of commercial paper at a weighted average interest rate of approximately 3.0%. For the December 31, 2004 pro forma condensed combined statement of operations, the estimated interest expense is for the period January 1, 2004 to February 10, 2004 since interest expense for the remaining period during the quarter is reflected in the UnitedHealth Group historical information.

(p)	Represents the issuance of UnitedHealth Group stock and stock options as consideration issued in the PacifiCare transaction as detailed in note (a).

(q)	Represents stock option expense recognized in PacifiCare’s historical statements of operations. PacifiCare voluntarily adopted FAS No. 123, which requires stock options to be expensed based upon their fair value, effective January 1, 2003. UnitedHealth Group has elected not to expense stock options until FAS No. 123(R) is required to be adopted on January 1, 2006. This adjustment eliminates PacifiCare’s FAS No. 123 stock option expense from all historical results for comparability purposes.

(r)	Represents the pro forma tax effect of the MAMSI, Oxford and PacifiCare pro forma adjustments based upon the statutory federal income tax rate of 35%.

(s)	Represents the increase in weighted average shares outstanding from the PacifiCare acquisition based on the assumed issuance of 105.6 million shares of UnitedHealth Group common stock at the beginning of the period presented. The share issuance is calculated based upon the 95.96 million outstanding shares of PacifiCare stock multiplied by the 1.1 exchange ratio as detailed in note (a).

(t)	Represents the estimated common stock equivalents related to the issuance of 11.5 million vested options to purchase shares of UnitedHealth Group common stock in exchange for the outstanding options to purchase shares of PacifiCare common stock at June 30, 2005 as detailed in note (a). This was calculated using the “Treasury Stock” method under FAS No. 128 and using a $15 average exercise price and a $53.22 average common stock fair value.

(u)	Represents the increase in weighted average shares outstanding from the Oxford acquisition based on the issuance of 104.4 million shares of UnitedHealth Group common stock at the beginning of the period presented, partially offset by 44.6 million in weighted average shares outstanding that had been included in the UnitedHealth Group December 31, 2004 historical information which represents the pro rata impact during the period post-acquisition.

(v)	Represents the increase in weighted average shares outstanding from the MAMSI acquisition based on the issuance of 72.8 million shares of UnitedHealth Group common stock at the beginning of the period presented, partially offset by 64.8 million in weighted average shares outstanding that had been included in the UnitedHealth Group December 31, 2004 historical information which represents the pro rata impact during the period post-acquisition.

(w)	Represents an accrual of $30 million for estimated transaction costs as a result of the PacifiCare acquisition.

(x)	Represents the elimination of PacifiCare’s equity, goodwill and intangible asset account balances.

(y)	Reflects the reclassification of certain historical amounts of the acquired companies to conform to financial reporting being used prospectively by the combined company. While we have conducted preliminary reviews of accounting and financial reporting policy differences relating to PacifiCare, this review is ongoing and will continue throughout the merger process. As such, additional reclassifications or pro forma adjustments may be identified.

(z)	For comparison purposes, investments available for sale at fair value have been reclassified between short and long term investments based upon remaining maturities.

(aa)	For comparison purposes, PacifiCare’s external pharmacy benefit management expenses have been reclassified to operating costs from medical costs.

(bb)	PacifiCare’s historical results for the six months ended June 30, 2005 include Medicare Part D readiness expenses of approximately $12 million and transaction expenses associated with the UnitedHealth Group merger of approximately $4 million.

UNAUDITED COMPARATIVE PER SHARE DATA

In the following table, UnitedHealth Group and PacifiCare provide you with historical and unaudited pro forma combined per share data, after giving effect to the merger and the issuance of 1.1 shares of UnitedHealth Group common stock and the payment of $21.50 in cash in exchange for each share of PacifiCare common stock. This data should be read along with the selected consolidated historical financial data and the historical financial statements of UnitedHealth Group and PacifiCare and the notes thereto incorporated by reference into this proxy statement/prospectus. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented. The PacifiCare equivalent pro forma combined per share data is calculated by multiplying the pro forma combined UnitedHealth Group common stock per share amounts by the exchange ratio of 1.1.

	As of or For the Year Ended December 31, 2004	As of or For the Six Months Ended June 30, 2005
UnitedHealth Group Historical Per Share of Common Stock:
Basic Net Earnings Per Share of Common Stock	$2.07	$1.25
Diluted Net Earnings Per Share of Common Stock	$1.97	$1.19
Book Value Per Share of Common Stock	$8.33	$8.39
Cash Dividends Per Share of Common Stock	$0.015	$0.015
PacifiCare Historical Per Share of Common Stock:
Basic Net Earnings Per Share of Common Stock	$3.60	$2.07
Diluted Net Earnings Per Share of Common Stock	$3.20	$1.85
Book Value Per Share of Common Stock	$25.43	$27.46
Cash Dividends Per Share of Common Stock	n/a	n/a
Pro Forma Combined Per Share of UnitedHealth Group Common Stock:
Basic Net Earnings Per Share of Common Stock	$2.11	$1.26
Diluted Net Earnings Per Share of Common Stock	$2.02	$1.20
Book Value Per Share of Common Stock	n/a	$12.20
Cash Dividends Per Share of Common Stock	n/a	$0.015
Pro Forma Combined Per Share of PacifiCare Equivalent Common Stock:
Basic Net Earnings Per Share of Common Stock	$2.32	$1.39
Diluted Net Earnings Per Share of Common Stock	$2.22	$1.32
Book Value Per Share of Common Stock	n/a	$13.42
Cash Dividends Per Share of Common Stock	n/a	n/a

MARKET PRICE AND DIVIDEND INFORMATION

Recent Closing Prices

The table below presents the closing price per share of UnitedHealth Group common stock on the New York Stock Exchange, and the closing price per share of PacifiCare common stock on the New York Stock Exchange, on July 5, 2005, the last full trading day immediately preceding the public announcement date of the merger, and on October 11, 2005, the most recent practicable date prior to the mailing of this proxy statement/prospectus, as well as the “equivalent stock price plus cash” of shares of PacifiCare common stock on such dates. The “equivalent stock price plus cash” of shares of PacifiCare common stock was calculated by multiplying the closing sales price per share for UnitedHealth Group’s common stock on the New York Stock Exchange on July 5, 2005 and October 11, 2005, in each case, by the exchange ratio of 1.1 shares of UnitedHealth Group common stock for each share of PacifiCare common stock and adding to such amount the cash consideration of $21.50 to be paid with respect to each share of PacifiCare common stock. The equivalent stock price on July 5, 2005 plus cash reflects an implied premium of $7.37 per share or 10.1% over the closing price per share of PacifiCare common stock on July 5, 2005. Keep in mind that the value of the merger consideration to be received by PacifiCare stockholders will fluctuate with changes in the price of UnitedHealth Group common stock—when the price of UnitedHealth Group’s common stock increases, the value of the merger consideration increases; when the price of UnitedHealth Group’s common stock decreases, the value of the merger consideration will decrease. There can be no assurances as to the market price of UnitedHealth Group common stock at any time prior to the merger or any time thereafter. Stockholders should obtain current trading prices for shares of UnitedHealth Group common stock and PacifiCare common stock prior to making any decision with respect to the merger.

	UnitedHealth Group Common Stock (price per share)	PacifiCare Common Stock (price per share)	PacifiCare Equivalent Stock Price Plus Cash (price per share)
July 5, 2005	$53.23	$72.68	$80.05
October 11, 2005	$55.18	$79.00	$82.20

Historical Market Price Data

PacifiCare’s common stock is quoted on the New York Stock Exchange under the symbol “PHS”. UnitedHealth Group’s common stock is quoted on the New York Stock Exchange under the symbol “UNH”.

The following table sets forth the high and low sales prices per share of UnitedHealth Group and PacifiCare common stock as adjusted for all applicable stock splits, as reported on the New York Stock Exchange for the periods indicated:

	UnitedHealth Group Common Stock		PacifiCare Common Stock
	High	Low	High	Low
2002
Quarter ended March 31, 2002	$19.20	$16.96	$11.67	$7.30
Quarter ended June 30, 2002	$24.47	$18.78	$16.31	$8.48
Quarter ended September 30, 2002	$24.08	$20.37	$13.86	$9.85
Quarter ended December 31, 2002	$25.25	$18.76	$16.83	$10.65

2003
Quarter ended March 31, 2003	$23.17	$19.60	$14.87	$10.47
Quarter ended June 30, 2003	$26.34	$22.05	$25.99	$11.38
Quarter ended September 30, 2003	$28.13	$23.63	$29.63	$23.35
Quarter ended December 31, 2003	$29.34	$23.79	$34.20	$24.17

2004
Quarter ended March 31, 2004	$32.25	$27.73	$39.96	$28.64
Quarter ended June 30, 2004	$34.25	$29.31	$42.72	$33.71
Quarter ended September 30, 2004	$37.38	$29.67	$38.70	$29.35
Quarter ended December 31, 2004	$44.38	$32.31	$57.53	$32.50

2005
Quarter ended March 31, 2005	$48.33	$42.63	$65.60	$53.44
Quarter ended June 30, 2005	$53.64	$44.30	$72.40	$52.27
Quarter ended September 30, 2005	$56.66	$47.75	$83.45	$70.71
Quarter ended December 31, 2005 (through October 11, 2005)	$58.00	$55.12	$81.88	$78.95

PacifiCare stockholders are encouraged to obtain current trading prices for UnitedHealth Group and PacifiCare common stock and to review carefully the other information contained in this joint proxy statement/ prospectus or incorporated by reference into this joint proxy statement/ prospectus in considering whether to approve the respective proposals before them. See the section entitled “Where You Can Find More Information” beginning on page 130 of this proxy statement/prospectus.

Dividend Information

PacifiCare has never paid cash dividends on its common stock. The board of directors of PacifiCare declared a 2-for-1 split of its common stock on December 19, 2003, which was effective on January 20, 2004.

All share and per share amounts have been restated to reflect the stock split.

UnitedHealth Group paid a cash dividend of $0.015 per share (split-adjusted) on April 18, 2005. The board of directors of UnitedHealth Group declared a 2-for-1 split of its common stock on May 3, 2005, which was effective on May 27, 2005.

All share and per share amounts have been restated to reflect the stock split.

Number of Stockholders

As of October 11, 2005, there were approximately 900 stockholders of record of PacifiCare common stock, as shown on the records of PacifiCare’s transfer agent for such shares. As of October 11, 2005, there were approximately 87,841,000 shareholders of record of UnitedHealth Group, as shown on the records of UnitedHealth Group’s transfer agent for such shares.

Shares Held by Certain Stockholders

Adoption of the merger agreement by PacifiCare’s stockholders requires the affirmative vote of the holders of a majority of the shares of PacifiCare common stock outstanding and entitled to vote at the special meeting. As of October 11, 2005, approximately 5% of the outstanding shares of PacifiCare common stock were held by directors and executive officers of PacifiCare and their affiliates. Neither UnitedHealth Group nor any of its directors or executive officers owns any shares of PacifiCare stock.

RISK FACTORS

Before you vote for adoption of the merger agreement, you should carefully consider the risks described below in addition to the other information contained in and incorporated by reference into this proxy statement/prospectus, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 of this proxy statement/prospectus. By voting in favor of the merger, you will be choosing to invest in UnitedHealth Group common stock. The risks and uncertainties described below are not the only ones facing UnitedHealth Group. If any of the following risks actually occur, UnitedHealth Group’s business, financial condition or results of operations could be materially adversely affected, the value of UnitedHealth Group’s common stock could decline and you may lose all or part of your investment. In addition, you should read and consider the risks associated with each of the businesses of UnitedHealth Group and PacifiCare because these risks will affect the combined company. These risks can be found in UnitedHealth Group’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 and PacifiCare’s Annual Report on Form 10-K for the year ended December 31, 2004, respectively, which are incorporated by reference into this proxy statement/prospectus.

Risks Associated with the Merger

UnitedHealth Group and PacifiCare must obtain several governmental consents to complete the merger, which, if delayed, not granted or granted with conditions may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction.

UnitedHealth Group and PacifiCare must obtain specified approvals and consents in a timely manner from federal and state agencies prior to the completion of the merger. UnitedHealth Group, or the applicable subsidiary of PacifiCare, as the case may be, has filed acquisition of control and other transaction-related filings for approval with the Insurance Departments of the Principal States, as well as filings with California’s Department of Managed Health Care. If such approvals are not obtained, neither UnitedHealth Group nor PacifiCare will be obligated to complete the merger. If the parties do not receive these approvals on terms that satisfy the merger agreement, then UnitedHealth Group will not be obligated to complete the merger. The governmental agencies from which the parties seek approvals have broad discretion in administering relevant laws and regulations. As a condition to approval of the merger, agencies may impose conditions, restrictions, qualifications, requirements or limitations that could negatively affect the way the combined company conducts business or impair the benefits UnitedHealth Group anticipates the merger will create. UnitedHealth Group is not obligated to complete the merger if a governmental agency or agencies impose a condition, restriction, qualification, requirement or limitation when it grants the specified approvals and consents which (if implemented) would constitute, or would be reasonably likely to constitute, individually or in the aggregate, a Negative Regulatory Action, as such term is defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 107 of this proxy statement/prospectus. Any such conditions, restrictions, qualifications, requirements or limitations imposed by one or more agencies could adversely affect UnitedHealth Group’s ability to integrate the business of PacifiCare or reduce the anticipated benefits of the merger. The merger also is subject to the requirements of the HSR Act, which prevents certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and certain waiting periods are terminated or expire.

The anticipated benefits of acquiring PacifiCare may not be realized.

UnitedHealth Group and PacifiCare entered into the merger agreement with the expectation that the merger will result in various benefits including, among others, benefits relating to a stronger and more diverse network of doctors and other health care providers, expanded and enhanced affordable health care services that address the needs of older Americans, enhanced revenues, a strengthened market position for UnitedHealth Group across the United States, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether UnitedHealth Group integrates PacifiCare in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact UnitedHealth Group’s business, financial condition and operating results.

UnitedHealth Group may have difficulty integrating PacifiCare and may incur substantial costs in connection with the integration.

Integrating PacifiCare’s operations into UnitedHealth Group operating platform will be a complex, time-consuming and expensive process. Before the merger, UnitedHealth Group and PacifiCare operated independently, each with its own business, products, customers, employees, culture and systems. UnitedHealth Group may experience material unanticipated difficulties or expenses in connection with the integration of PacifiCare, especially given the relatively large size of PacifiCare’s operations. The time and expense associated with converting the businesses of the combined company to a common platform and negotiating amended or new contracts with physicians, other health care professionals and facilities, as well as other service providers may exceed management’s expectations and limit or delay the intended benefits of the transaction. Similarly, the process of combining sales and marketing and network management forces, consolidating administrative functions, and coordinating product and service offerings can take longer, cost more, and provide fewer benefits than initially projected. To the extent any of these events occurs, the benefits of the transaction may be reduced, at least for a period of time.

UnitedHealth Group may face substantial difficulties, costs and delays in integrating PacifiCare. These factors may include:

•	retaining and integrating management and other key employees of the combined company;

•	costs and delays in implementing common systems and procedures;

•	perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

•	potential charges to earnings resulting from the application of purchase accounting to the transaction;

•	difficulty comparing financial reports due to differing management systems;

•	diversion of management resources from the business of the combined company;

•	retention of PacifiCare’s provider networks;

•	difficulty in retaining existing customers of each company; and

•	reduction or loss of customer sales due to the potential for market confusion, hesitation and delay.

After the merger, UnitedHealth Group may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. UnitedHealth Group may be unsuccessful in implementing the integration of these systems and processes. Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of either company.

No material commercial third party consents or approvals are required in connection with the proposed transaction.

The value of the shares of UnitedHealth Group common stock that PacifiCare stockholders receive in the merger will vary as a result of the fixed exchange ratio and possible fluctuations in the price of UnitedHealth Group’s common stock.

At the effective time of the merger, each outstanding share of PacifiCare common stock will be converted into the right to receive 1.1 shares of UnitedHealth Group common stock and $21.50 in cash. The ratio at which the shares will be converted is fixed and any changes in the price of UnitedHealth Group common stock will affect the value of the consideration that PacifiCare stockholders receive in the merger such that if the price of UnitedHealth Group common stock declines prior to completion of the merger, the value of the merger consideration to be received by PacifiCare stockholders will decrease. Stock price variations could be the result of changes in the business, operations or prospects of UnitedHealth Group, PacifiCare or the combined company, market assessments of the likelihood that the merger will be completed within the anticipated time or at all, general market and economic conditions and other factors which are beyond the control of UnitedHealth Group or PacifiCare. Recent market prices of UnitedHealth Group common stock and PacifiCare common stock are set forth in the section entitled “Market Price and Dividend Information” on page 30 of this proxy statement/prospectus.

We encourage PacifiCare stockholders to obtain current trading prices for UnitedHealth Group common stock and PacifiCare common stock. The price of UnitedHealth Group common stock and PacifiCare common stock at the effective time of the merger may vary from their prices on the date of this proxy statement/prospectus and at the time of the special meeting. The historical prices of UnitedHealth Group’s common stock and PacifiCare’s common stock included in this proxy statement/prospectus are not indicative of their prices on the date the merger is effective. The future market prices of UnitedHealth Group common stock and PacifiCare common stock cannot be guaranteed or predicted.

The merger may result in a loss of customers and providers.

Some customers may seek alternative sources of product and/or service after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. The combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations could also result in the loss of providers and potential disputes or litigation with customers, providers or others. Any steps by management to counter such potential increased customer or providers attrition may not be effective. Failure by management to control attrition could result in worse than anticipated financial performance.

If the conditions to the merger are not met, the merger may not occur.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. For a more complete discussion of the conditions to the merger, please see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 109 of this proxy statement/prospectus. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rule, the merger will not occur or will be delayed, and each of UnitedHealth Group and PacifiCare may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions, must be satisfied or waived, if permissible, before UnitedHealth Group and PacifiCare are obligated to complete the merger:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of PacifiCare common stock as of the record date;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the HSR Act, or any other applicable competition, merger, antitrust or similar law must have expired or been terminated;

•	specified governmental consents and approvals must have been obtained and be in full force and effect; and

•	there must be no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition in effect preventing the completion of the merger.

In addition, the obligations of UnitedHealth Group and Point Acquisition to complete the merger are subject to the satisfaction or waiver to the extent permitted by law or stock exchange rule, of each of the following conditions specified in the merger agreement:

•

there shall not be pending any suit, action or proceeding by any federal or state governmental entity (1) challenging the acquisition or seeking to place limitations on the acquisition and ownership of shares of PacifiCare by UnitedHealth Group or Point Acquisition or to restrain or prohibit the completion of the merger which suit, action or proceeding UnitedHealth Group determines has a reasonable possibility of being decided in favor of such governmental entity or could reasonably be expected to result in material damages or material harm to PacifiCare or UnitedHealth Group, (2) seeking to (i) prohibit or limit the ownership or operation of PacifiCare by UnitedHealth Group or Point Acquisition, (ii) compel the disposal of any business or assets as result of the merger, or (iii) impose any obligations on the operation of the businesses of UnitedHealth Group, PacifiCare or Point Acquisition, or (3) seeking to obtain damages, payments or legally binding assurances, which suit, action or proceeding in the case of (2) or (3) would reasonably be likely to have, individually or in the aggregate, a Negative Regulatory Action as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 107 of this proxy statement/prospectus;

•	there must be no legal restraint in effect which would reasonably be expected to result in any of the effects set forth in (1) through (3) of the preceding bullet point; and

•	specified regulatory consents and approvals must have been obtained and be in full force and effect without conditions, restrictions, limitations, qualifications or requirements which would be reasonably likely to constitute individually or in the aggregate a Negative Regulatory Action as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 107 of this proxy statement/prospectus.

UnitedHealth Group and PacifiCare may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Except as provided in the last sentence of this paragraph, each of the conditions to UnitedHealth Group’s and PacifiCare’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of UnitedHealth Group and PacifiCare if the condition is a condition to both UnitedHealth Group’s and PacifiCare’s obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of UnitedHealth Group and PacifiCare will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. However, UnitedHealth Group and PacifiCare generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval. UnitedHealth Group and PacifiCare have agreed, however, that neither party shall waive the condition regarding the receipt of the opinion of its tax counsel following the adoption of the merger agreement by PacifiCare stockholders unless further stockholder approval is obtained with appropriate disclosure.

Some directors and executive officers of PacifiCare have interests that differ from those of PacifiCare stockholders in recommending that PacifiCare stockholders vote in favor of adoption of the merger agreement.

PacifiCare’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, the interests of PacifiCare stockholders generally. Twenty-one members of PacifiCare’s senior management, including, Messrs. Phanstiel, Bowlus, Scott and Konowiecki and Ms. Kosecoff have entered into employment agreements with UnitedHealth Group that become effective upon completion of the merger and which will become void if the merger is not completed. These agreements provide for initial terms of one or two years and generally provide that each executive officer will receive a signing bonus in the form of restricted stock or cash. The employment agreements also provide for an initial grant of UnitedHealth Group restricted stock upon completion of the merger. In addition, the completion of the merger will generally result in the accelerated vesting of stock options that have been granted under PacifiCare’s equity compensation plans to employees, executive officers and directors. Restricted stock, restricted stock units and deferred stock units held by PacifiCare’s executive officers and directors under PacifiCare’s compensation plans generally will also vest and become distributable as a result of the merger, in the form of merger consideration. UnitedHealth Group has agreed in the merger agreement to continue the PacifiCare supplemental executive retirement plan for at least one year following the effective date of the merger, and to provide continued compensation and benefits following the completion of the merger that are no less favorable than those provided pursuant to PacifiCare’s plans and policies prior to the merger or those provided by UnitedHealth Group to its similarly situated employees in the discretion of UnitedHealth Group. UnitedHealth Group also agreed in the merger agreement to indemnify, exculpate and provide liability insurance to PacifiCare’s officers, directors and certain employees. The PacifiCare board of directors was aware of these arrangements and considered them in its decision to approve and adopt the merger agreement.

Such interests may influence directors in making their recommendation that you vote in favor of the merger agreement and officers in supporting the merger. For more information about these interests, please see the section entitled “Interests of Certain Persons in the Merger” beginning on page 83 of this proxy statement/prospectus.

Risks Related to UnitedHealth Group’s Business

UnitedHealth Group must effectively manage its health care costs.

Under UnitedHealth Group’s risk-based product arrangements, it assumes the risk of both medical and administrative costs for its customers in return for monthly premiums. Premium revenues from risk-based products (excluding AARP) have typically comprised approximately 75% to 80% of UnitedHealth Group’s total consolidated revenues. UnitedHealth Group generally uses approximately 80% to 85% of its premium revenues to pay the costs of health care services delivered to these customers. The profitability of UnitedHealth Group’s risk-based products depends in large part on its ability to accurately predict, price for, and effectively manage health care costs. Total health care costs are affected by the number of individual services rendered and the cost of each service. UnitedHealth Group’s premium revenue is typically fixed in price for a 12-month period and is generally priced one to four months before contract commencement. Services are delivered and related costs are incurred when the contract commences. Although UnitedHealth Group bases the premiums it charges on its estimate of future health care costs over the fixed premium period, inflation, regulations and other factors may cause actual costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of health care use. As a measure of the impact of medical cost on UnitedHealth Group’s financial results, relatively small differences between predicted and actual medical costs as a percentage of premium revenues can result in significant changes in its financial results. For example, if medical costs increased by 1 percent without a proportional change in related revenues for UnitedHealth Group’s commercial insured products, its annual net earnings for 2004 would have been reduced by approximately $105 million. In addition, the financial results UnitedHealth Group reports for any particular period include estimates of costs that have been incurred for which it has not received the underlying claims or for which it has received the claims but not yet processed them. If these estimates prove too high or too low, the effect of the change in estimate will be included in future results. That change can be either positive or negative to UnitedHealth Group’s results.

UnitedHealth Group faces competition in many of its markets and customers have flexibility in moving between competitors.

UnitedHealth Group’s businesses compete throughout the United States and face competition in all of the geographic markets in which they operate. For UnitedHealth Group’s Uniprise and Health Care Services segments, competitors include Aetna Inc., Cigna Corporation, Coventry Health Care, Inc., Humana Inc., WellChoice, Inc., and WellPoint, Inc., numerous for-profit and not-for-profit organizations operating under licenses from the Blue Cross Blue Shield Association and other enterprises concentrated in more limited geographic areas. UnitedHealth Group’s Specialized Care Services and Ingenix segments also compete with a number of businesses. The addition of new competitors can occur relatively easily, and customers enjoy significant flexibility in moving between competitors. In particular markets, competitors may have capabilities that give them a competitive advantage. Greater market share, established reputation, superior supplier arrangements, existing business relationships, and other factors all can provide a competitive advantage to UnitedHealth Group’s businesses or to their competitors. In addition, significant merger and acquisition activity has occurred in the industries in which it operates, both as to its competitors and suppliers in these industries. Consolidation may make it more difficult for UnitedHealth Group to retain or increase customers, to improve the terms on which it does business with its suppliers, or to maintain or advance profitability.

UnitedHealth Group’s relationship with AARP is important.

Under UnitedHealth Group’s 10-year contract with AARP, which commenced in 1998, it provides Medicare supplement and hospital indemnity health insurance and other products to AARP members. As of June 30, 2005, its portion of AARP’s insurance program represented approximately $4.7 billion in annual net premium revenue from approximately 3.8 million AARP members. The AARP contract may be terminated early by it or AARP under certain circumstances, including a material breach by either party, insolvency of either party, a material adverse change in the financial condition of either party, and by mutual agreement. The success of UnitedHealth Group’s

AARP arrangement depends, in part, on its ability to service AARP and its members, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes.

The favorable and unfavorable effects of changes in Medicare are uncertain.

The Medicare changes being implemented as a result of the Medicare Modernization Act of 2003 are complex and wide-ranging. There are numerous changes that will influence UnitedHealth Group’s business. It has invested considerable resources analyzing how to best address uncertainties and risks associated with the changes that may arise. In January 2005, the Centers for Medicare and Medicaid Services, which is referred to as CMS, released detailed regulations on major aspects of the legislation, however, some important requirements related to the implementation of the new product offerings, including the Part D prescription drug benefit and the regional Medicare Advantage Preferred Provider Organizations, have not yet been released by the federal government, thus creating challenges for planning and implementation. UnitedHealth Group believes the increased funding provided in the legislation will increase the number of competitors in the seniors health services segment.

UnitedHealth Group’s business is subject to routine government scrutiny, and UnitedHealth Group must respond quickly and appropriately to frequent changes in government regulations.

UnitedHealth Group’s business is regulated at the federal, state, local and international levels. The laws and rules governing its business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force UnitedHealth Group to change how it does business, restrict revenue and enrollment growth, increase its health care and administrative costs and capital requirements, and increase its liability in federal and state courts for coverage determinations, contract interpretation and other actions. UnitedHealth Group must obtain and maintain regulatory approvals to market many of its products, to increase prices for certain regulated products and to consummate its acquisitions and dispositions. Delays in obtaining or its failure to obtain or maintain these approvals could reduce its revenue or increase UnitedHealth Group’s costs.

UnitedHealth Group participates in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase its administrative or health care costs under such programs. Such changes have adversely affected its financial results and willingness to participate in such programs in the past, and may do so in the future.

State legislatures and Congress continue to focus on health care issues. Legislative and regulatory proposals at state and federal levels may affect certain aspects of UnitedHealth Group’s business, including contracting with physicians, hospitals and other health care professionals; physician reimbursement methods and payment rates; coverage determinations; claim payments and processing; drug utilization and patient safety efforts; use and maintenance of individually identifiable health information; medical malpractice litigation; and government-sponsored programs. UnitedHealth Group cannot predict if any of these initiatives will ultimately become binding law or regulation, or, if enacted, what their terms will be, but their enactment could increase its costs, expose it to expanded liability, require it to revise the ways in which it conducts business or put it at risk for loss of business.

UnitedHealth Group typically has and is currently involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by CMS, state insurance and health and welfare departments and state attorneys general, the Office of the Inspector General, the Office of Personnel Management, the Office of Civil Rights, the DOJ and U.S. attorneys. Such government actions can result in assessment of damages, civil or criminal fines or penalties, or other sanctions, including restrictions or changes in the way it conducts business, loss of licensure or exclusion from participation in government programs. In addition, public perception or publicity surrounding routine governmental investigations may adversely affect its stock price, damage its reputation in various markets or make it more difficult for UnitedHealth Group to sell products and services.

Relationships with physicians, hospitals and other health care providers are important to UnitedHealth Group’s business.

UnitedHealth Group contracts with physicians, hospitals, pharmaceutical benefit service providers, pharmaceutical manufacturers, and other health care providers for competitive prices. UnitedHealth Group’s results of operations and prospects are substantially dependent on its continued ability to maintain these competitive prices. A number of organizations are advocating for legislation that would exempt certain of these physicians and health care professionals from federal and state antitrust laws. In any particular market, these physicians and health care professionals could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers or difficulty meeting regulatory or accreditation requirements. In some markets, certain health care providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on UnitedHealth Group’s part.

The nature of UnitedHealth Group’s business exposes it to litigation risks.

Periodically, UnitedHealth Group becomes a party to the types of legal actions that can affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, and intellectual property-related litigation. In addition, because of the nature of UnitedHealth Group’s business, it is routinely made party to a variety of legal actions related to the design, management and offerings of its services. These matters include, among others, claims related to health care benefits coverage, medical malpractice actions, contract disputes and claims related to disclosure of certain business practices. In 1999, a number of class action lawsuits were filed against it and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of physicians for alleged breaches of federal statutes, including the Employee Retirement Income Security Act of 1974 and the Racketeer Influenced Corrupt Organization Act. In March 2000, the American Medical Association filed a lawsuit against it in connection with the calculation of reasonable and customary reimbursement rates for non-network providers. Although the expenses which UnitedHealth Group has incurred to date in defending the 1999 class action lawsuits and the American Medical Association lawsuit have not been material to its business, it will continue to incur expenses in the defense of these lawsuits and other matters, even if they are without merit.

UnitedHealth Group is largely self-insured with regard to litigation risks, however, it maintains excess liability insurance with outside insurance carriers to minimize risks associated with catastrophic claims. Although UnitedHealth Group believes that it is adequately insured for claims in excess of its self-insurance, certain types of damages, such as punitive damages, are not covered by insurance. UnitedHealth Group records liabilities for its estimates of the probable costs resulting from self-insured matters. Although UnitedHealth Group believes the liabilities established for these risks are adequate, it is possible that the level of actual losses may exceed the liabilities recorded.

UnitedHealth Group’s businesses depend on effective information systems and the integrity of the data in UnitedHealth Group’s information systems.

UnitedHealth Group’s ability to adequately price its products and services, provide effective and efficient service to its customers, and to accurately report its financial results depends on the integrity of the data in its information systems. As a result of its acquisition activities, it has acquired additional systems. UnitedHealth Group has been taking steps to reduce the number of systems it operates and have upgraded and expanded its information systems capabilities. If the information it relies upon to run its businesses was found to be inaccurate or unreliable or if it fails to maintain effectively its information systems and data integrity, it could lose existing customers, have difficulty attracting new customers, have problems in determining medical cost estimates and establishing appropriate pricing, have customer and physician and other health care provider disputes, have regulatory problems, have increases in operating expenses or suffer other adverse consequences.

UnitedHealth Group has intangible assets, whose values may become impaired.

Due largely to UnitedHealth Group’s recent acquisitions, goodwill and other intangible assets represent a substantial portion of its assets. Goodwill and other intangible assets were approximately $10.7 billion as of June 30, 2005, representing approximately 38% of its total assets. If UnitedHealth Group makes additional acquisitions, such as its pending acquisitions of PacifiCare and Neighborhood Health Partnership, it is likely that UnitedHealth Group will record additional intangible assets on its books. UnitedHealth Group periodically evaluates its goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to earnings may be necessary. Any future evaluations requiring an asset impairment of its goodwill and other intangible assets could materially affect its results of operations and shareholders’ equity in the period in which the impairment occurs. A material decrease in shareholders’ equity could, in turn, negatively impact its debt ratings or potentially impact its compliance with existing debt covenants.

UnitedHealth Group must comply with emerging restrictions on patient privacy and information security, including taking steps to ensure compliance by its business associates who obtain access to sensitive patient information when providing services to it.

The use of individually identifiable data by UnitedHealth Group’s businesses is regulated at the international, federal and state levels. These laws and rules are changed frequently by legislation or administrative interpretation. Various state laws address the use and disclosure of individually identifiable health data. Most are derived from the privacy and security provisions in the federal Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996, which is referred to as HIPAA. HIPAA also imposes guidelines on its business associates (as this term is defined in the HIPAA regulations). Even though UnitedHealth Group provides for appropriate protections through its contracts with its business associates, it still has limited control over their actions and practices. Compliance with these proposals, requirements, and new regulations may result in cost increases due to necessary systems changes, the development of new administrative processes, and the effects of potential noncompliance by its business associates. They also may impose further restrictions on its use of patient identifiable data that is housed in one or more of its administrative databases.

UnitedHealth Group’s knowledge and information-related businesses depend on its ability to maintain proprietary rights to its databases and related products.

UnitedHealth Group relies on its agreements with customers, confidentiality agreements with employees, and its trade secrets, copyrights and patents to protect its proprietary rights. These legal protections and precautions may not prevent misappropriation of its proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and UnitedHealth Group expects software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation and misappropriation of UnitedHealth Group’s proprietary information could hinder its ability to market and sell products and services.

The effects of the war on terror and future terrorist attacks could impact the health care industry.

The terrorist attacks launched on September 11, 2001, the war on terrorism, the threat of future acts of terrorism and the related concerns of customers and providers have negatively affected, and may continue to negatively affect, the U.S. economy in general and its industry specifically. Depending on the government’s actions and the responsiveness of public health agencies and insurance companies, future acts of terrorism and bio-terrorism could lead to, among other things, increased use of health care services including, without limitation, hospital and physician services; loss of membership in health benefit programs it administers as a result of lay-offs or other reductions of employment; adverse effects upon the financial condition or business of employers who sponsor health care coverage for their employees; disruption of its information and payment systems; increased health care costs due to restrictions on its ability to carve out certain categories of risk, such as acts of terrorism; and disruption of the financial and insurance markets in general.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the annexes and exhibits hereto, and the other documents incorporated by reference in this proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus referring to UnitedHealth Group or PacifiCare, or may be incorporated into this proxy statement/prospectus by reference to other documents, and may include statements regarding the period following completion of the merger. These statements are intended to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on current expectations or projections about operations, industry, financial condition and liquidity. Words such as “may,” “could,” “will,” “should,” “plan,” “predict,” “potential,” “anticipate,” “continue,” “estimate,” “expect,” “project,” “intend,” “believe” and variations thereof or words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or our businesses, identify forward- looking statements. You should note that the discussion of UnitedHealth Group’s and PacifiCare’s reasons for the merger and the description of PacifiCare’s financial advisors’ opinions, as well as other portions of this proxy statement/prospectus, contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from these forward-looking statements.

Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors, regulatory oversight and organizations that have resulted from business combinations. In addition to the risk factors identified elsewhere in this proxy statement/prospectus, the following is a summary of factors, the results of which, either individually or in combination, if markedly different from UnitedHealth Group’s and PacifiCare’s planning assumptions, could cause UnitedHealth Group’s and PacifiCare’s results to differ materially from those expressed in any forward-looking statements contained in or incorporated by reference into this proxy statement/prospectus.

•	trends in health care costs and utilization rates

•	ability to secure sufficient premium rate increases;

•	competitor pricing below market trends of increasing costs;

•	increased government regulation of health benefits and managed care or other changes in the regulatory environment;

•	significant acquisitions or divestitures by major competitors;

•	introduction and utilization of new prescription drugs and technology;

•	a downgrade in our financial strength ratings;

•	changes in the securities markets;

•	litigation targeted at health benefits companies;

•	ability to contract with providers consistent with past practice;

•	general economic downturns or changes in political or competitive forces;

•	the level of realization, if any, of expected cost savings and other synergies from the merger;

•	difficulties related to the integration of the business of UnitedHealth Group and PacifiCare may be greater than expected;

•	revenues following the merger may be lower than expected;

•	the general risks that occur in our day-to-day businesses including those discussed in our respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and exhibits and amendments to those reports; and

•	the risk that our analyses of these risks could be incorrect and that the strategy developed to address them could be unsuccessful.

The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those contemplated, projected, expressed or implied by such forward-looking statements. PacifiCare stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of PacifiCare’s financial advisors’ respective opinions or in the case of documents incorporated by reference, as of the date of those documents.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to UnitedHealth Group or PacifiCare or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither UnitedHealth Group nor PacifiCare undertakes any obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF PACIFICARE STOCKHOLDERS

This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of PacifiCare common stock by the PacifiCare board of directors for use at the special meeting of PacifiCare stockholders. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and made part of this proxy statement/prospectus.

This proxy statement/prospectus is first being furnished to PacifiCare stockholders on or about October 19, 2005.

Date, Time and Place of the Special Meeting

The special meeting will be held on Thursday, November 17, 2005 at 10:00 a.m. local time at the Residence Inn by Marriott, 4931 Katella Avenue, Los Alamitos, California 90720.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders of PacifiCare will be asked to (1) consider and vote upon a proposal to adopt the merger agreement, (2) consider and vote on a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement and (3) transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

Board Recommendation

The PacifiCare board of directors has unanimously approved and adopted the merger agreement and unanimously recommends that PacifiCare stockholders vote “FOR” the adoption of the merger agreement and authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement. See the section entitled “The Merger—PacifiCare’s Reasons for the Merger” beginning on page 54 of this proxy statement/prospectus.

Record Date and Shares Entitled to Vote

PacifiCare’s board of directors has fixed the close of business on October 11, 2005 as the record date for determination of PacifiCare stockholders entitled to notice of and to vote at the special meeting. As of the close of business on October 11, 2005, there were 87,841,000 shares of PacifiCare common stock outstanding and entitled to vote, held of record by approximately 900 stockholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each PacifiCare stockholder is entitled to one vote for each share of PacifiCare common stock held as of the record date.

Vote Required

Adoption of the merger agreement by PacifiCare’s stockholders is required by Delaware law. Such adoption requires the affirmative vote of the holders of a majority of the shares of PacifiCare common stock outstanding on the record date and entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of PacifiCare stockholders representing a majority of the shares of PacifiCare common stock present and entitled to vote at the special meeting. The directors and executive officers of PacifiCare beneficially owned approximately 5% of the outstanding shares of PacifiCare common stock as of October 11, 2005, including options exercisable within 60 days, as of the record date. As of the record date and the date of this proxy statement/prospectus, neither UnitedHealth Group nor any of its directors or officers owned any shares of PacifiCare common stock.

Voting of Proxies

If you vote your shares of PacifiCare common stock by (1) signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, (2) telephone or (3) accessing the Internet, your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” adoption of the merger agreement and authorization of the proxyholders to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional votes.

You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares. To vote by telephone or the Internet, please follow the instructions included on your proxy card. If you vote by telephone or the Internet, you do not need to complete and mail your proxy card. Votes by telephone or the Internet must be received by 1:00 a.m. Central time, on November 17, 2005 (or by 1:00 a.m. Central time on November 15, 2005 for shares allocated to you under the 401(k) Plan). Voting by telephone or the Internet will not affect your right to vote in person should you decide to attend the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares.

Other Business

PacifiCare’s board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to PacifiCare’s board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect of such business in accordance with the judgment of the persons voting such proxies.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by delivering to the Secretary of PacifiCare, at PacifiCare’s offices at 5995 Plaza Drive, Cypress, CA 90630-5028, a signed notice of revocation bearing a date later than the date of the proxy stating that the proxy is revoked, by granting a duly executed new, signed proxy bearing a later date or by submitting a new proxy by telephone or the Internet, or if you are a holder of record by attending the special meeting and voting in person. Although, attendance at the special meeting does not in itself constitute the revocation of a proxy. If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the special meeting.

Quorum; Broker Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the special meeting is a majority of the shares of PacifiCare common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of PacifiCare common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as votes against the authorization of the proxyholders to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes. In addition, the failure of a PacifiCare stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement.

The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares, such failure to vote is a broker non-vote. Accordingly, if a broker or bank holds your shares you are urged to instruct your broker or bank on how to vote your shares.

Expenses of Solicitation

UnitedHealth Group and PacifiCare will share equally the costs of preparing and distributing this proxy statement/prospectus for the special meeting. In addition to solicitation by mail, directors, officers and regular employees of PacifiCare or its subsidiaries may solicit proxies from stockholders by telephone, telegram, e-mail, personal interview or other means. UnitedHealth Group and PacifiCare currently expect not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger agreement. Directors, officers and employees of UnitedHealth Group and PacifiCare will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out of pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out of pocket expenses. PacifiCare has engaged Georgeson Shareholder to assist in the solicitation of proxies for the special meeting and PacifiCare estimates it will pay such firm a fee of approximately $20,000, and will reimburse Georgeson Shareholder for reasonable out of pocket expenses incurred in connection with such solicitation.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement/prospectus may have been sent to multiple stockholders in your household. PacifiCare will promptly deliver a separate copy of this proxy statement/prospectus, including the attached Annexes to you if you write to PacifiCare Health Systems, Inc., 5995 Plaza Drive, Cypress, CA 90630, Attention: Investor Relations or call Investor Relations at 714-952-1121. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact PacifiCare, as applicable, at the above address and phone number.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact PacifiCare Investor Relations at 714-952-1121 or write to PacifiCare Health Systems, Inc., 5995 Plaza Drive, Cypress, CA 90630, Attention: Investor Relations, or contact Georgeson Shareholder toll-free at 866-344-4276 or write to Georgeson Shareholder, 17 State Street, 10th Floor, New York, NY 10004-1501.

The matters to be considered at the special meeting are of great importance to the stockholders of PacifiCare. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope or submit your proxy by telephone or the Internet.

Stockholders should not send any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for PacifiCare common stock will be mailed to you as soon as practicable after completion of the merger.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. While UnitedHealth Group and PacifiCare believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached annexes, and the other documents to which this proxy statement/prospectus refers, for a more complete understanding of the merger.

General Description of the Merger

At the effective time of the merger, PacifiCare will merge with and into Point Acquisition. Upon completion of the merger, the separate corporate existence of PacifiCare will cease and Point Acquisition will continue as the surviving entity with the name PacifiCare Health Systems.

As a result of the merger, each share of PacifiCare common stock outstanding at the effective time of the merger will be converted automatically into the right to receive 1.1 shares of UnitedHealth Group common stock, sometimes referred to as the “exchange ratio”, plus $21.50 in cash, without interest. PacifiCare stockholders will receive cash instead of fractional shares of UnitedHealth Group common stock that would have otherwise been issued as a result of the merger. If the number of shares of either UnitedHealth Group common stock or PacifiCare common stock changes before the merger is completed because of stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then an appropriate and proportionate adjustment will be made to the stock and cash to be received by PacifiCare stockholders in the merger.

Based on the number of shares of PacifiCare common stock and UnitedHealth Group common stock outstanding or issuable upon exercise of outstanding stock options and other equity-based awards, whether or not vested with respect to PacifiCare common stock, as of the record date, and the exchange ratio, approximately 105.6 million shares of UnitedHealth Group common stock will be issued pursuant to the merger agreement (assuming no exercise of outstanding stock options), representing approximately 8% of the UnitedHealth Group common stock outstanding immediately after the merger. The total cash estimated to be payable to PacifiCare’s stockholders in exchange for their common stock pursuant to the merger agreement is approximately $2.1 billion, (assuming no exercise of outstanding stock options) determined without regard to any dissenting shares and any fractional shares.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 91 of this proxy statement/prospectus for a discussion of material U.S. federal income tax consequences of the merger.

Background of the Merger

UnitedHealth Group continually evaluates strategic opportunities and business scenarios as a part of its ongoing evaluation of the market and opportunities to strengthen its business. In connection with this ongoing evaluation, management of UnitedHealth Group regularly evaluates other companies across its business units and regularly updates its board of directors on potential acquisitions. As a result of this ongoing evaluation, UnitedHealth Group has been generally familiar with the profile and activities of PacifiCare over the past several years.

For a number of years, PacifiCare’s board of directors and senior management have periodically reviewed changes and developments in the health insurance industry and PacifiCare’s strategic position. In the course of this review, PacifiCare’s Board and management explored various potential strategic alternatives to improve PacifiCare’s strategic position and increase stockholder value.

In the fall of 2004, PacifiCare began discussions with another company in the health insurance industry, referred to as the Target Company, regarding exploring a possible strategic business combination transaction in which PacifiCare would acquire the Target Company. Such discussions, which involved PacifiCare’s management as well as its financial advisors, MTS Health Partners, L.P., referred to as MTS, and Morgan Stanley & Co. Incorporated, referred to as Morgan Stanley, continued until their termination in April 2005. During such period, PacifiCare and the Target Company executed a confidentiality agreement, conducted legal, financial and operational due diligence review on each other and sought to negotiate possible terms of a transaction. Also during this period, the PacifiCare board of directors was updated regularly on the status of, and developments in, such discussions and met several times to review the possible transaction, including the possible terms and status of negotiations with the Target Company.

In early December 2004, Mr. Stephen J. Hemsley, President and Chief Operating Officer of UnitedHealth Group, contacted Mr. Howard G. Phanstiel, Chairman and Chief Executive Officer of PacifiCare, to discuss in general terms their respective businesses, including prospects for the industry. Throughout December 2004, Mr. Hemsley and Dr. William W. McGuire, Chairman and Chief Executive Officer of UnitedHealth Group, had conversations and a meeting with Mr. Phanstiel relating to prospects for the industry, as well as exploring possible business relationships between the two companies, including UnitedHealth Group’s interest in discussing a possible business combination.

In late December 2004, Mr. Phanstiel then contacted a representative of MTS to discuss the matters raised in Mr. Phanstiel’s conversation with Dr. McGuire and Mr. Hemsley. Also, during such time, representatives of MTS and Goldman, Sachs & Co., UnitedHealth Group’s financial advisor, also had several telephone conversations in which they explored possible business relationships between UnitedHealth Group and PacifiCare, with a focus on a possible strategic business combination. In these conversations between the companies and between their advisors, Mr. Phanstiel and MTS emphasized that in the event the companies pursued a possible strategic business combination, important issues to PacifiCare would be, among others, the value to be received by PacifiCare stockholders, the timing of a possible transaction and the certainty that a transaction, if agreed to, would be completed.

Between December 2004 and the spring of 2005, the PacifiCare board of directors was updated, met and reviewed with PacifiCare’s management and advisors the possibility of a transaction with the Target Company or UnitedHealth Group, including the strategic rationale for, and potential terms of, such transactions, as well as other potential strategic alternatives, including continuing as an independent company.

In the latter part of January 2005, Mr. Hemsley and several other officers of UnitedHealth Group, met with Mr. Phanstiel, Gregory Scott, Executive Vice President and Chief Financial Officer, and Bradford A. Bowlus, Executive Vice President and President, Health Plans Division, of PacifiCare. At this meeting, both parties provided an overview of their respective operations. In late January 2005, Mr. Hemsley informed Mr. Phanstiel that of the various possible business relationships that had been discussed, UnitedHealth Group was mainly interested in exploring a strategic business combination. Mr. Hemsley and Mr. Phanstiel also discussed potential terms and structure of a strategic business combination, including potential pricing parameters.

At regularly scheduled board meetings in February and May of 2005 management of UnitedHealth Group provided its board of directors with a general update of corporate development activities, including an update on the status of discussions with PacifiCare.

At its February 7th and February 17th meetings, the PacifiCare board of directors was presented with information regarding UnitedHealth Group and the preliminary discussion regarding a possible business combination, including potential pricing parameters. Although PacifiCare’s board of directors expressed an interest in exploring a possible business combination with UnitedHealth Group, it was not prepared at that time to proceed with finalizing a possible transaction based on the preliminary terms indicated by UnitedHealth Group up to that date.

Discussions between Mr. Phanstiel and Mr. Hemsley, and between Goldman Sachs and MTS, regarding a possible strategic business combination, continued throughout February and March 2005.

In early March 2005, Mr. Hemsley met with Mr. Phanstiel to discuss the potential transaction. At such meeting, Mr. Phanstiel discussed with Mr. Hemsley, among other things, that although PacifiCare’s board of directors was interested in exploring a possible transaction, it was not prepared at that time to proceed with a transaction on the terms discussed to date. Mr. Phanstiel also discussed with Mr. Hemsley the importance to the PacifCare board of directors that UnitedHealth Group be prepared to conduct any exploration of a possible transaction in an expeditious manner and only be conducted if a resulting transaction that might be entered into have a high degree of certainty that it would close.

In mid-March 2005, UnitedHealth Group provided a preliminary indication of interest to PacifiCare, pursuant to which the consideration to be received by PacifiCare stockholders would consist of a combination of shares of UnitedHealth Group’s common stock and cash in which the consideration to be received by PacifiCare stockholders per share would consist of a combination of 1.12 shares of UnitedHealth Group common stock and $21.62 cash, having an aggregate value at such time equal to $72.06. In late March 2005, Mr. Phanstiel and Mr. Hemsley had a conversation in which, at the direction of the PacifiCare board of directors, Mr. Phanstiel informed Mr. Hemsley that PacifiCare was not at that time in a position to further explore a business combination with UnitedHealth Group on the terms discussed and that PacifiCare was in the process of exploring another possible strategic alternative. Mr. Hemsley indicated that in such event UnitedHealth Group would be unwilling to proceed with further discussions. Mr. Phanstiel subsequently informed the PacifiCare board of directors that UnitedHealth Group and PacifiCare had discontinued discussions concerning a strategic business combination.

On April 11, 2005, PacifiCare and the Target Company terminated their discussions regarding exploring a business combination transaction after being unable to reach agreement on the terms of such a transaction. At a meeting held that day, PacifiCare’s board of directors discussed the possibility of renewing discussions with UnitedHealth Group concerning a strategic business combination transaction.

In early May 2005, Mr. Hemsley and Mr. Phanstiel resumed discussions concerning exploring a strategic business combination between PacifiCare and UnitedHealth Group. In early to mid-May 2005, Mr. Hemsley and Mr. Phanstiel had several conversations in which they explored the possible terms of a strategic business combination transaction between UnitedHealth Group and PacifiCare and UnitedHealth Group expressed a preliminary view that the consideration to be received by PacifiCare stockholders per share would consist of a combination of 1.06 shares of UnitedHealth Group common stock and $22.00 in cash, having an aggregate value at such time equal to $73.33 per share. During such time, representatives of MTS and Goldman Sachs also held telephone calls during which they discussed possible terms of a strategic business combination including general economic parameters.

In mid-May 2005, Mr. Phanstiel was contacted on an unsolicited basis by a senior officer of another public company in the health insurance industry, referred to as the Interested Party, who expressed an interest in meeting at some point over the summer to discuss exploring possible ways for the companies to work together, including, among others, a possible strategic business combination transaction in which the Interested Party would be the controlling party. Mr. Phanstiel informed the officer of the Interested Party that if the Interested Party was interested in exploring a possible strategic business combination transaction then the Interested Party would need to do so more quickly. Several telephone conversations followed between May 16 and May 19, 2005 (prior to the PacifiCare board of directors’ meeting held on May 19) in which Mr. Phanstiel and MTS, on behalf of PacifiCare, and several senior officers of the Interested Party discussed on a preliminary basis the possibility of exploring a strategic business combination and certain possible terms of such transaction (as described below). Such discussions never progressed beyond a preliminary exploratory phase.

Between May 16th and May 18th senior management of UnitedHealth Group and PacifiCare, and Goldman Sachs and MTS, had several conversations to negotiate and discuss the terms of a possible transaction. On May 18, 2005, Mr. Hemsley indicated to Mr. Phanstiel that UnitedHealth Group would be interested in exploring a business combination transaction with PacifiCare in which the consideration to PacifiCare stockholders would consist of a combination of 1.08 shares of UnitedHealth Group’s common stock and $21.50 in cash for each share of PacifiCare common stock, having an aggregate value at such time equal to $73.23, subject, among other things, to satisfactory completion of a due diligence review, retention of PacifiCare management and negotiation of transaction documents.

At a regularly scheduled PacifiCare board of directors meeting on May 19, 2005, the PacifiCare board of directors reviewed the renewed discussions with UnitedHealth Group and the inquiry from the Interested Party, as well as the process for exploring the possibility of a strategic business combination transaction with UnitedHealth Group or the Interested Party. At such meeting, PacifiCare management made a presentation regarding potential strategic alternatives available to PacifiCare, which presentation included discussions of PacifiCare’s strategic position, business strategy and objectives, an analysis of other companies in the health insurance industry and a discussion of certain of the opportunities and issues facing PacifiCare and the health insurance industry. In addition, the PacifiCare board of directors reviewed materials prepared by MTS analyzing a possible business combination of PacifiCare with UnitedHealth Group as well as with the Interested Party. The PacifiCare board of directors then discussed with PacifiCare’s senior management, representatives of MTS and PacifiCare’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, potential strategic alternatives available to PacifiCare, including the benefits, opportunities, risks and uncertainties associated with PacifiCare remaining an independent company, as well as the merits of a possible business combination transaction. The PacifiCare board of directors after careful consideration at the meeting, and as reviewed by the board again at both its June 1st and July 5th meetings, determined that a transaction with UnitedHealth Group would be preferable to one with the Interested Party for a number of reasons, including, among others: the benefits to PacifiCare stockholders of owning stock of UnitedHealth Group after a transaction; concerns about a possible negative market reaction to the announcement of a transaction with the Interested Party which would reduce the value to PacifiCare stockholders of a transaction with the Interested Party (by reducing the value of the mix of Interested Party stock and cash merger consideration included as part of the Interested Party’s preliminary indication of interest below the range of $73.00 to $76.00 per PacifiCare share based on the value of the Interested Party’s shares at the time it provided its indication of interest); a combination of PacifiCare and UnitedHealth had a stronger strategic rationale; negotiations with UnitedHealth Group were more advanced; there was greater certainty of consummating a transaction with UnitedHealth Group; and the concern that UnitedHealth Group would terminate discussions if PacifiCare sought to pursue negotiations with both parties.

Following the May 19th PacifiCare board of directors meeting, Mr. Phanstiel advised a senior officer of the Interested Party that at that time the terms set forth in its preliminary indication of interest would not be attractive enough to lead to further discussions. A representative of MTS also spoke with the Interested Party to seek to elicit more specific, firm information regarding its preliminary indication of interest, including whether the Interested Party was prepared to improve the terms of its indication of interest. However, the Interested Party declined to provide any further information.

In late May 2005, Mr. Phanstiel and Joseph S. Konowiecki, Executive Vice President and General Counsel of PacifiCare, met with Dr. McGuire, Mr. Hemsley and David J. Lubben, Secretary and General Counsel of UnitedHealth Group. The next day, the same individuals, together with a representative of MTS, also met and discussed various issues regarding a possible business combination. These issues included the proposed due diligence process to be followed, the timing of a possible transaction, regulatory matters, UnitedHealth Group’s interest in retaining PacifiCare’s management after completion of a possible transaction and the steps that the parties would make in order to close the transaction. Following this discussion, UnitedHealth Group and PacifiCare executed a mutual confidentiality agreement.

At the end of May 2005, UnitedHealth Group began a financial, operational and legal due diligence review of PacifiCare. This due diligence review continued throughout June and early July until the execution of definitive documentation on July 6, 2005. In addition, PacifiCare’s senior management, legal counsel and financial advisors conducted financial, operational and legal due diligence on UnitedHealth Group. This due diligence on UnitedHealth Group continued until the execution of definitive documentation on July 6, 2005. At the end of May 2005, UnitedHealth Group’s legal counsel, Weil Gotshal & Manges LLP, distributed an initial draft merger agreement to PacifiCare and Skadden Arps.

In late May and in June 2005, UnitedHealth Group had further discussions with PacifiCare regarding UnitedHealth Group’s interest in retaining PacifiCare’s management as part of a transaction. UnitedHealth Group required, as a condition to entering into the merger agreement, that a nucleus of key PacifiCare officers enter into employment agreements and separate non-compete agreements with UnitedHealth Group.

At a special PacifiCare board of directors meeting on June 1, 2005, the PacifiCare board of directors reviewed the status of discussions with UnitedHealth Group and with the Interested Party as well as the process for exploring the possibility of a business combination transaction with UnitedHealth Group and the Interested Party. At such meeting, the PacifiCare board of directors received a detailed presentation from MTS regarding a possible transaction with UnitedHealth Group or the Interested Party, and various analyses relating thereto. The PacifiCare board of directors further reviewed the potential rationale, opportunities, benefits, prospects, risks and disadvantages associated with each of the potential transactions, including, among other things, what value would potentially be achieved for PacifiCare’s stockholders in a transaction with either UnitedHealth Group or the Interested Party, as compared to remaining independent, and the benefits and disadvantages of holding shares of the Interested Party relative to shares of UnitedHealth Group. After extensive discussion, the PacifiCare board of directors determined that, without making any determination at such time to pursue a possible transaction or as to what terms thereof might be acceptable, PacifiCare’s management should continue its discussions with UnitedHealth Group and that it should not pursue discussions with the Interested Party at that time.

Until the execution of definitive documentation on July 6, 2005, UnitedHealth Group and PacifiCare and their respective legal advisors had extensive negotiations in meetings and conversations regarding the terms of the draft merger agreement including, among others, obtaining required regulatory approvals, closing conditions, responses to a third party making an unsolicited competing business combination proposal, and termination fees if the merger agreement was terminated.

On June 8, 2005, the PacifiCare board of directors met and received updates from the senior management of PacifiCare, MTS and Skadden Arps concerning the possible business combination transaction, the status of negotiations and certain aspects of the transaction. In addition, PacifiCare management provided an update to the PacifiCare board of directors on the ongoing due diligence process. Representatives of Skadden Arps also reviewed fiduciary and other legal considerations relating to the PacifiCare board of directors’ consideration of the possible business combination transaction.

As part of the discussions regarding a possible business combination transaction, UnitedHealth Group discussed with PacifiCare UnitedHealth Group’s desire to assure uninterrupted access for certain of UnitedHealth Group’s customers to certain third party healthcare provider networks after the announcement of a business combination transaction. As a result, it was essential to UnitedHealth Group’s willingness to proceed with a transaction, that it enter into a health services agreement pursuant to which PacifiCare, on behalf of itself and its affiliates, would be prepared under certain circumstances to make certain of its networks of healthcare providers available to such customers of UnitedHealth Group. On June 9, 2005, UnitedHealth Group distributed an initial draft health services agreement to PacifiCare. The parties agreed that UnitedHealth Group would also make available to PacifiCare certain of UnitedHealth Group’s networks of healthcare providers in certain other states. Until the execution of the definitive documentation on July 6, 2005, UnitedHealth Group and PacifiCare and their respective legal advisors negotiated the terms of the draft health services agreements. The negotiations between UnitedHealth Group and PacifiCare on the health services agreements focused on, among other things, the economic terms, the term of such agreements and circumstances under which such agreements terminated. (see the section entitled “Health Services Agreements” beginning on page 82 of this proxy statement/prospectus)

On June 15, 2005, the PacifiCare board of directors met and received updates from senior management of PacifiCare and representatives of MTS and Skadden Arps concerning the possible transaction, the status of negotiations and certain aspects of the transaction, including the ongoing due diligence process. On June 26, 2005, PacifiCare retained Morgan Stanley in connection with a possible business combination transaction with UnitedHealth Group to provide a second fairness opinion in the event the PacifiCare board of directors decided to consider approval of a transaction with UnitedHealth Group.

In mid and late June 2005, senior management of UnitedHealth Group provided updates to its board of directors regarding the background of the proposed transaction with PacifiCare, the strategic reasons for the proposed transaction, the status of UnitedHealth Group’s due diligence review of PacifiCare, UnitedHealth Group’s assessment of the senior management team at PacifiCare and the status of key documents being prepared in connection with the possible transaction.

On June 30, 2005, the PacifiCare board of directors held a special meeting to evaluate the possible business combination with UnitedHealth Group. Prior to the meeting, the PacifiCare board of directors was provided with materials, including a current draft of the merger agreement, materials relating to employee benefits matters and presentations from Skadden Arps. At the meeting, Mr. Phanstiel updated the PacifiCare board of directors on the status of discussions with UnitedHealth Group. In addition, (i) representatives of Skadden Arps presented a detailed review of the terms of the draft merger agreement and identified the remaining open issues, (ii) PacifiCare management presented an overview of the terms of the health services agreements and identified the remaining open issues and (iii) MTS and Morgan Stanley reviewed the financial aspects of the proposed combination as well as the processes and methodologies that would be used by each of them in rendering a fairness opinion. At such meeting, the PacifiCare board of directors also reviewed, among other things, (i) with representatives from Skadden Arps, the Board’s legal duties and responsibilities and other considerations regarding the proposed business combination transaction, the draft merger agreement, the health services agreements and employee matters and (ii) with PacifiCare’s senior management, MTS, Morgan Stanley and Skadden Arps, potential strategic alternatives available to PacifiCare, including the benefits, opportunities, risks and uncertainties associated with PacifiCare remaining an independent company, as well as the merits of a possible business combination transaction with UnitedHealth Group. After discussion, the PacifiCare board of directors authorized PacifiCare’s management to continue negotiations with UnitedHealth Group to seek to resolve the remaining outstanding issues in the draft merger agreement and other proposed definitive documentation.

On July 5, 2005, at a special meeting of UnitedHealth Group’s board of directors, senior management reviewed the proposed terms of the transaction and updated the board on the remaining issues. Goldman Sachs, J.P. Morgan and CitiGroup Global Markets, UnitedHealth Group’s financial advisors, consulted with the board with respect to financial aspects of the merger. At the conclusion of the meeting, the UnitedHealth Group directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, based on the financial parameters presented to UnitedHealth Group’s board.

On July 5, 2005, the PacifiCare board of directors held a special meeting. Prior to this meeting, the PacifiCare board of directors was provided with materials, including a current draft of the merger agreement, materials with respect to employee benefits matters (including, among other things, draft form employment agreements), which had previously been reviewed and considered by the Compensation Committee of PacifiCare’s board of directors at several of its meetings in consultation with an independent compensation consultant and presentations by PacifiCare’s management, MTS, Morgan Stanley and Skadden Arps. At the meeting, the PacifiCare board of directors received an update from PacifiCare’s senior management and financial and legal advisors as to developments since the PacifiCare board of directors meeting on June 30th. Following the update, among other things: (i) representatives of Skadden Arps reviewed with the PacifiCare board of directors the status of negotiations with UnitedHealth Group, the changes that had been made to the draft merger agreement since June 30th and the remaining open issues in the draft merger agreement, (ii) representatives of Skadden Arps made a presentation regarding fiduciary and other legal considerations that the PacifiCare directors should consider in their deliberations regarding the proposed business combination transaction, the draft merger agreement, and the health services agreements, (iii) representatives of Skadden Arps and an independent compensation consultant reviewed employment agreements and employee benefits matters relating to the proposed business combination transaction, (iv) PacifiCare’s management made a presentation regarding the due diligence review that had been undertaken by PacifiCare of UnitedHealth Group, (v) PacifiCare’s management made a presentation regarding the health services agreements, (vi) PacifiCare’s management reviewed the strategic rationale for, and the potential benefits and risks of, the proposed business combination transaction and other potential strategic alternatives, (vii) representatives of each of MTS and Morgan Stanley made presentations concerning the financial aspects of the potential strategic business combination of PacifiCare and UnitedHealth Group, including their respective preliminary views concerning the fairness from a financial point of view of the merger consideration to be received by PacifiCare stockholders, and (viii) PacifiCare’s management and representatives of Skadden Arps made a presentation regarding regulatory approval matters relating to the possible business combination transaction. At the meeting, each of MTS and Morgan Stanley expressed its view that, subject to a review of the final negotiated terms of the merger agreement and based on and subject to the assumptions and limitations in its written opinion, it believed that it should be able to deliver at such time as the PacifiCare board of directors considered approving the transaction an opinion that, as of the date of such opinion, the merger consideration to be received by PacifiCare stockholders pursuant to the merger agreement would be fair from a financial point of view to PacifiCare stockholders. Following the presentations, a thorough discussion took place among the PacifiCare directors concerning the possible business combination transaction, including a discussion of the potential strategic benefits of the business combination, the risks associated with the transaction, the financial aspects of the transaction, and other potential strategic alternatives available to PacifiCare, including the benefits, opportunities, risks and uncertainties associated with PacifiCare remaining an independent company. At the conclusion of the meeting, the PacifiCare board of directors authorized management to continue negotiations with UnitedHealth Group to seek to resolve the remaining outstanding issues.

On July 5 and July 6, 2005, UnitedHealth Group and certain officers of PacifiCare agreed on the terms of employment agreements that officers of PacifiCare would be entering into with UnitedHealth Group at the time of signing the merger agreement, to be effective upon completion of the merger.

On the morning of July 6, 2005, several national news organizations began reporting rumors of a possible transaction between UnitedHealth Group and PacifiCare. Because of such reports trading in shares of both UnitedHealth Group and PacifiCare was halted. Also on the morning of July 6, 2005, Mr. Phanstiel contacted Mr. Hemsley to propose final changes to the terms of the transaction, including that the merger consideration be increased. Negotiations ensued as a result of which UnitedHealth Group agreed to increase the stock portion of the merger consideration to 1.1 shares of UnitedHealth Group’s common stock per share of PacifiCare common stock, for an aggregate merger consideration of 1.1 shares of UnitedHealth Group common stock per share of PacifiCare common stock and $21.50 in cash.

Thereafter, Dr. McGuire, Mr. Hemsley or Mr. Lubben spoke individually with each member of UnitedHealth Group’s board of directors to confirm for each board member that the final financial terms of the transaction had been established within the parameters authorized by the board. During these conversations, the directors confirmed their approval of the transaction.

Later in the morning on July 6, 2005, the PacifiCare board of directors met telephonically and reviewed the proposed terms of the transaction. PacifiCare’s management and outside financial and legal advisors reviewed the increase in the proposed merger consideration and discussed the resolution of the remaining issues in the draft merger agreement and other proposed definitive documentation. Each of MTS and Morgan Stanley confirmed its financial analysis regarding the proposed business combination transaction, and rendered to the PacifiCare board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated July 6, 2005, to the effect that, as of the date of the opinion and based on and subject to the various assumptions and limitations described in the opinion, the merger consideration to be received by PacifiCare stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. Such opinions are attached hereto as Annexes B and C (see the section entitled “Opinion of PacifiCare’s Financial Advisors” beginning on page 58 of this proxy statement/prospectus). After deliberation, the PacifiCare board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of PacifiCare and its stockholders. The PacifiCare board of directors then unanimously approved the merger agreement and resolved to recommend to PacifiCare stockholders approval and adoption of the merger agreement.

Following the PacifiCare board of directors meeting, PacifiCare, Point Acquisition LLC and UnitedHealth Group executed the merger agreement and subsidiaries of PacifiCare and UnitedHealth Group which were parties to the health services agreements executed such health services agreements. Additionally, UnitedHealth Group entered into employment agreements and separate non-compete agreements with twenty-one officers of PacifiCare, to be effective upon completion of the merger. Thereafter, PacifiCare and UnitedHealth Group each issued a press release announcing the transaction.

UnitedHealth Group’s Reasons for the Merger

In approving, adopting and authorizing the merger and the merger agreement, the UnitedHealth Group board of directors considered a number of factors, including, among others, the facts discussed in the following paragraphs. Although the foregoing discussion sets forth the material factors considered by the UnitedHealth Group board in reaching its recommendation, it may not include all of the factors considered by the UnitedHealth Group board. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the UnitedHealth Group board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board viewed its position and recommendations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of UnitedHealth Group’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 of this proxy statement/prospectus.

In reaching its decision, the board consulted with UnitedHealth Group’s management with respect to strategic and operational matters and with UnitedHealth Group’s legal counsel with respect to the merger agreement and the transactions contemplated thereby. The board also consulted with Goldman Sachs, J.P. Morgan and CitiGroup. UnitedHealth Group’s financial advisors, with respect to the financial aspects of the merger.

The decision of the UnitedHealth Group Board to enter into the merger agreement was the result of careful consideration by the UnitedHealth Group Board of numerous factors, including the following positive factors that it believes will contribute to the success of the combined enterprise:

•	broader customer access to a stronger and more diverse network of doctors and other care providers;

•	enhanced and expanded affordable health care services that address the needs of older Americans, including those under new Medicare programs, by combining UnitedHealth Group’s extensive Medicare services with PacifiCare’s Medicare HMO products and the nationally prominent Secure Horizons brand to provide consistent quality of care and service across the country;

•	the potential for the merger to leverage UnitedHealth Group’s expertise and investment in technology to improve the delivery of health care services to the people currently served by PacifiCare;

•	the application of more consumer-oriented offerings and service capabilities that align with the rapidly developing confluence of health and financial services;

•	quality enhancements and efficiency gains for hospitals, physicians and other health professionals;

•	the strength of PacifiCare’s care provider network in the Western United States particularly California, which complements UnitedHealth Group’s position in the Eastern and Central United States and provides an opportunity to offer a significantly expanded and integrated nationwide health care network;

•	PacifiCare’s strong specialty businesses, including a growing behavioral health business that fits well with United Behavioral Health, and high quality dental and vision businesses;

•	the strength of PacifiCare’s growing pharmacy benefits management business;

•	the merger provides cross-selling opportunities for specialty products and services from UnitedHealth Group such as consumer health information, specialty networks, and ancillary care to existing PacifiCare customers;

•	PacifiCare’s financial strength and strong cash flow from operations;

•	the experience and strength of PacifiCare’s management team;

•	UnitedHealth Group’s commitment to transactions that provide long-term value for shareholders and markets that do not rely on synergies to produce a viable and well-capitalized company;

•	the merger consideration to be paid in the merger is consistent with recent comparable transactions in the health benefits industry, including UnitedHealth Group’s recent acquisitions of Oxford and MAMSI; and

•	the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code with the results described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 91 of this proxy statement/prospectus;

The UnitedHealth Group board also considered the structure of the transaction and the terms of the merger agreement and related documents, including:

•	the consideration to be paid to PacifiCare’s stockholders;

•	the representations and warranties of PacifiCare;

•	the covenants of UnitedHealth Group and PacifiCare;

•	the conditions required to be satisfied or waived, if permissible, prior to completion of the merger;

•	the rights of UnitedHealth Group or PacifiCare to terminate the merger agreement in certain circumstances; and

•	the terms relating to third party offers, including the (1) limitations on the ability of PacifiCare to solicit offers for competing business combination proposals, (2) requirement that PacifiCare’s stockholders vote on the adoption of the merger agreement even if the PacifiCare board of directors changes or withdraws its recommendation of the merger and (3) ability to receive a termination fee if the merger agreement is terminated under certain circumstances.

The UnitedHealth Group board also identified and considered a number of uncertainties and risks. Those negative factors included:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that the merger may not be completed;

•	the challenges, costs, resource constraints and risks of integrating the businesses of UnitedHealth Group and PacifiCare and the potential management, customer, supplier, provider, partner and employee disruption that may be associated with the merger;

•	the conditions to the merger agreement requiring receipt of certain regulatory consents and approvals; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

The board weighed the benefits, advantages and opportunities against the negative factors described above, including challenges inherent in the combination of two businesses of the size of UnitedHealth Group and PacifiCare and the possible resulting diversion of management attention for an extended period of time. The board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded that the potential benefits significantly outweighed the potential risks of consummating the merger.

After taking into account these and other factors, the board unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, and in the bests interests of, UnitedHealth Group and its shareholders, and approved, adopted and authorized the merger agreement and the transactions contemplated thereby, including the merger.

PacifiCare’s Reasons for the Merger

The PacifiCare board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger are advisable, fair to and in the best interests of PacifiCare and its stockholders. The decision of the PacifiCare board of directors to enter into the merger agreement was the result of careful consideration by the PacifiCare board of directors of numerous factors, including the following positive factors:

•	the value of the merger consideration, which, based on the closing price per UnitedHealth Group common share on July 5, 2005 (the last full trading day before announcement of the proposed merger) implied a value of $80.05 per share of PacifiCare common stock, representing a premium of approximately 10.1% over the closing price per share of PacifiCare common stock on July 5, 2005, the last full trading day immediately preceding the announcement of the transaction, and a premium of approximately 30.2% over the closing price per share of PacifiCare common stock on May 20, 2005 the date which was 30 trading days prior to July 5, 2005;

•	the financial presentations of PacifiCare’s financial advisors, MTS and Morgan Stanley, including their opinions as to the fairness, from a financial point of view, of the merger consideration to be paid to PacifiCare stockholders pursuant to the merger agreement, as more fully described in the section entitled “The Merger—Opinions of PacifiCare’s Financial Advisors” beginning on page 58 of this proxy statement/prospectus;

•	because a substantial portion of the merger consideration is UnitedHealth Group stock and the exchange ratio is fixed, PacifiCare stockholders will benefit from any increase in the trading price of UnitedHealth Group common shares between the announcement of the merger and the closing of the merger;

•	because a portion of the merger consideration is cash, the certainty of the value of the cash component of the merger consideration;

•

the PacifiCare board of directors’ analysis and understanding of PacifiCare’s “stand-alone” strategic alternative in the context of the increasingly competitive health insurance industry, and the PacifiCare board of directors’ analysis of the business, operations, financial performance, earnings and prospects of

PacifiCare on a stand-alone basis, and the PacifiCare board of directors’ belief, based on its analysis and understanding, that the combined company, would be better able to succeed in light of the risks and potential rewards associated with PacifiCare continuing to operate on a stand-alone basis and other alternatives reasonably available to PacifiCare, including growth through the acquisition of or merger with other companies or assets;

•	the fact that PacifiCare had reviewed potential strategic alternatives and, in connection therewith, it and its representatives had held preliminary discussions with several other parties regarding their potential interest in a strategic transaction with PacifiCare (see the section entitled “The Merger—Background of the Merger” beginning on page 45 of this proxy statement/prospectus). In light of these discussions, the PacifiCare board of directors did not believe that it was likely that another party would make or accept an offer to engage in a transaction with PacifiCare that would be more favorable to PacifiCare and its stockholders than the merger;

•	given the current environment in the health insurance industry, the advantages that the PacifiCare board of directors considered that large companies with national reach have, including the PacifiCare board of director’s belief that access to UnitedHealth Group’s size and scope would place PacifiCare in a better position to take advantage of growth opportunities; meet competitive pressures; serve customers more efficiently; and develop, introduce and administer new products to respond to the need for affordable healthcare;

•	broader customer access to a stronger and more diverse network of doctors and other care providers which would provide enhanced opportunities for growth for the combined company;

•	the potential for the merger to leverage UnitedHealth Group’s expertise and investment in technology to improve the delivery of health care services to the people currently served by PacifiCare;

•	UnitedHealth Group’s behavioral health business that fits well with PacifiCare’s strong specialty business, including its growing behavioral health business;

•	the opportunity for PacifiCare stockholders to participate, as UnitedHealth Group shareholders, in a significantly larger, financially stable and more diversified company that is one of the leading providers of products and services in the health care industry;

•	the merger will provide PacifiCare with access to significantly greater financial and operational resources than PacifiCare would have on a stand-alone basis and the financial strength of UnitedHealth Group and its subsidiaries should permit PacifiCare’s businesses to obtain better economies of scale relative to PacifiCare on a stand-alone basis, thereby enabling PacifiCare to fund its business development efforts at a lower cost;

•	the post-merger combined businesses of UnitedHealth Group and PacifiCare would provide greater opportunity for the development, growth and enhancement of PacifiCare’s membership and revenue by utilizing UnitedHealth Group’s size and scope, and leveraging UnitedHealth Group’s national care provider network, wide range of ancillary products and services, as well as UnitedHealth Group’s operational capabilities;

•	the PacifiCare board of directors’ understanding of the information concerning PacifiCare’s and UnitedHealth Group’s respective businesses, financial performance, and condition, operations, management, competitive positions, prospects and stock performance, including the report of PacifiCare’s management on the results of PacifiCare’s due diligence review of UnitedHealth Group and its assets, liabilities, earnings, financial condition, business and prospects, which confirmed the otherwise publicly available information regarding UnitedHealth Group, confirmed the positive view of UnitedHealth Group’s business, supported the PacifiCare board of directors’ determination that the combined company would have a strong foundation for growth and improved performance;

•	the proven capability of each of UnitedHealth Group’s and PacifiCare’s management team to deliver stockholder value, integrate businesses and successfully execute strategies, including UnitedHealth Group’s successful track record with respect to previous acquisitions and integrations;

•	the ability to complete the merger within a reasonable period of time, including the likelihood of receiving necessary regulatory approvals in light of the efforts PacifiCare and UnitedHealth Group agreed to use in order to complete the transaction;

•	the merger agreement provisions permitting PacifiCare to provide confidential due diligence information to, and engage in discussions with, a third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction, provided that the PacifiCare board of directors determines in good faith, after receiving the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that there is a reasonable probability that failure to take such action would result in the PacifiCare board of directors breaching its fiduciary duties under applicable law and determines in good faith, after receiving the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that the proposal would reasonably be expected to result in a transaction that, if consummated, would be more favorable to PacifiCare stockholders than the merger (see the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 106 of this proxy statement/prospectus);

•	the merger agreement provisions permitting the PacifiCare board of directors to, under certain circumstances, withdraw, modify or change its recommendation with respect to the merger if the PacifiCare board of directors determines in good faith, after receiving the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that there is a reasonable probability that the failure to take such action would result in the PacifiCare board of directors breaching its fiduciary duties under applicable law (see the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 106 of this proxy statement/prospectus); and

•	the structure of the transaction and the terms of the merger agreement, including the fact that the merger is intended to qualify as a “reorganization” within the meaning of the Code and is, therefore, not expected to be taxable to PacifiCare stockholders, other than with respect to the cash portion of the merger consideration, cash received in lieu of fractional UnitedHealth Group common shares, and cash received by dissenting PacifiCare stockholders, if any.

The PacifiCare board of directors also identified and considered the following potentially negative factors in its deliberations:

•	because a substantial portion of the merger consideration is UnitedHealth Group stock and the exchange ratio is fixed, PacifiCare stockholders will be adversely affected by any decrease in the sale price of UnitedHealth Group common shares between the announcement of the transaction and the completion of the merger, which would not have been the case had the consideration been based solely on a fixed value (that is, a fixed dollar amount of value per share in all cases); and PacifiCare is not permitted to terminate the merger agreement solely because of changes in the market price of UnitedHealth Group common shares;

•	the possible disruption to PacifiCare’s business that may result from the announcement of the transaction;

•	the difficulty inherent in integrating diverse businesses and the risk that the cost savings, synergies and other benefits expected to be obtained in the transaction might not be fully realized;

•	the terms of the merger agreement regarding the restrictions on the operation of PacifiCare’s business during the period between the signing of the merger agreement and the completion of the merger;

•	the $243.6 million termination fee to be paid to UnitedHealth Group if the merger agreement is terminated under circumstances specified in the merger agreement, which is approximately 3% of the net equity value of the merger based on the closing price per share of UnitedHealth Group’s common stock on July 5, the last full trading day immediately preceding the announcement of the transaction, may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, PacifiCare (see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110 of this proxy statement/prospectus);

•	the terms of the merger agreement placing limitations on the ability of PacifiCare to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 106 of this proxy statement/prospectus);

•	the fact that if a third party makes a more favorable competing offer for PacifiCare, PacifiCare will not be able to terminate the merger agreement prior to the time at which the PacifiCare stockholders vote on the merger agreement (see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 110 of this proxy statement/prospectus);

•	the amount of time it could take to complete the merger, including the fact that completion of the transaction depends on factors outside of PacifiCare’s control;

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of PacifiCare common stock,

•	PacifiCare’s operating results, particularly in light of the costs incurred in connection with the transaction, and

•	PacifiCare’s ability to attract and retain customers and personnel;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary for completion of the proposed merger and the possibility of nonconsummation of the proposed merger if these approvals are not obtained;

•	the fact that gains arising from the cash portion of the merger consideration would be taxable to PacifiCare stockholders for United States federal income tax purposes; and

•	the risks described in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

The PacifiCare board of directors also considered the interests that certain executive officers and directors of PacifiCare may have with respect to the merger in addition to their interests as stockholders of PacifiCare generally (see the section entitled “—Interests of Certain Persons in the Merger” beginning on page 83 of this proxy statement/prospectus), which the PacifiCare board of directors considered as being neutral in its evaluation of the proposed transaction.

Although the foregoing discussion sets forth the material factors considered by the PacifiCare board of directors in reaching the PacifiCare board of directors’ recommendation, it may not include all of the factors considered by the PacifiCare board of directors, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the PacifiCare board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The PacifiCare board of directors realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the PacifiCare board of directors concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. This explanation of PacifiCare’s reasons for the merger and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 of this proxy statement/prospectus.

THE PACIFICARE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE ADVISABLE,

FAIR TO AND IN THE BEST INTERESTS OF PACIFICARE AND ITS STOCKHOLDERS. ACCORDINGLY, THE PACIFICARE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PACIFICARE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

In considering the recommendation of the PacifiCare board of directors with respect to the merger agreement, you should be aware that certain of PacifiCare’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of PacifiCare stockholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 83 of this proxy statement/prospectus.

PacifiCare Board of Directors Recommendation

At a special meeting held on July 6, 2005, the PacifiCare board of directors determined that the merger and the merger agreement are advisable, fair to and in the best interests of PacifiCare and its stockholders. Accordingly, the PacifiCare board of directors unanimously approved and adopted the merger agreement and unanimously recommends that PacifiCare stockholders vote “FOR” the adoption of the merger agreement.

Opinion of PacifiCare’s Financial Advisors

Opinion of MTS Health Partners, L.P.

MTS delivered an oral opinion to PacifiCare’s board of directors on July 6, 2005, subsequently confirmed in writing, to the effect that, as of July 6, 2005, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the holders of the outstanding shares of PacifiCare common stock pursuant to the merger was fair from a financial point of view to those holders.

The full text of the written opinion of MTS, dated July 6, 2005, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. The summary of MTS’ fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. MTS provided its opinion for the information and assistance of PacifiCare’s board of directors in connection with its consideration of the merger. MTS’ opinion is not a recommendation as to how any holder of PacifiCare common stock should vote with respect to the merger. PacifiCare’s stockholders are encouraged to read the opinion in its entirety.

In connection with rendering the opinion described above and performing its related financial analyses, MTS reviewed:

•	a draft copy of the merger agreement dated July 6, 2005 and certain documents related thereto;

•	annual reports to stockholders and Annual Reports on Form 10-K of each of PacifiCare and UnitedHealth Group for the five years ended December 31, 2004;

•	Quarterly Reports on Form 10-Q of each of PacifiCare and UnitedHealth Group for the quarters ended March 31, 2004, June 30, 2004, September 30, 2004, and March 31, 2005;

•	Current Reports on Form 8-K of each of PacifiCare and UnitedHealth Group for the period from January 1, 2004 through July 5, 2005;

•	certain financial projections concerning PacifiCare for the year ending December 31, 2005 prepared by PacifiCare’s management;

•	certain public research reports concerning PacifiCare prepared by certain research analysts (including the financial projections contained therein) for the years ending December 31, 2005 and 2006;

•	certain financial projections concerning UnitedHealth Group prepared by UnitedHealth Group’s management;

•	certain public research reports concerning UnitedHealth Group prepared by certain research analysts (including financial projections contained therein) for the years ending December 31, 2005 and 2006;

•	a range of revenue enhancements and cost savings estimated to be realized from the merger prepared by PacifiCare’s management, referred to as the Estimated Synergies;

•	the historical reported prices and trading multiples of shares of PacifiCare common stock and UnitedHealth Group common stock;

•	publicly available financial data, stock market performance data and trading multiples of certain companies the securities of which are publicly traded, as MTS deemed appropriate;

•	the financial terms, to the extent publicly available, of certain recent business combinations that MTS considered to be comparable to the merger; and

•	the pro forma consolidated financial results, financial condition and capitalization of the combined company after giving effect to the merger.

In addition, MTS held discussions with members of the management of each of PacifiCare and UnitedHealth Group regarding the businesses, operations, financial condition and prospects of their respective companies. MTS also discussed the public research reports (including financial projections) concerning PacifiCare referred to above with the management of PacifiCare and the public research reports (including financial projections) concerning UnitedHealth Group referred to above with the management of UnitedHealth Group. MTS also performed such other financial studies, analyses and investigations as it deemed appropriate.

In arriving at the opinion set forth above, MTS assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its opinion. MTS did not conduct any independent verification of the financial projections of PacifiCare, UnitedHealth Group or the combined company or the Estimated Synergies. With respect to the financial projections prepared by the management of PacifiCare, MTS assumed, without independent verification, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of PacifiCare. For purposes of its analysis of PacifiCare and after discussions with PacifiCare’s management, with the consent of the PacifiCare board of directors, MTS also used and relied on publicly available projections of certain equity research analysts who report on PacifiCare. MTS assumed, without independent verification and with the consent of the PacifiCare board of directors and based upon discussions with PacifiCare’s management, that such projections represented reasonable estimates and judgments as to the future financial performance of PacifiCare. With respect to the financial projections prepared by the management of UnitedHealth Group, MTS assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of UnitedHealth Group. For purposes of MTS’ analysis of UnitedHealth Group and after discussions with UnitedHealth Group’s management, with the consent of the PacifiCare board of directors, MTS also used and relied on publicly available projections of certain equity research analysts who report on UnitedHealth Group. MTS also assumed, without independent verification and with the consent of the PacifiCare board of directors and based upon discussions with UnitedHealth Group’s management, that such projections represented reasonable estimates and judgments as to the future financial performance of UnitedHealth Group. In addition, MTS also assumed, with PacifiCare’s consent, without independent verification, that the Estimated Synergies represent reasonable estimates and judgments of the management of PacifiCare.

MTS is not an actuarial firm and its services did not include any actuarial determinations or evaluations by it or an attempt to evaluate actuarial assumptions. In that respect, MTS made no analysis of, and has expressed no opinion as to, the adequacy of the reserves of PacifiCare or UnitedHealth Group and relied upon information supplied to it by PacifiCare and UnitedHealth Group as to such adequacy. MTS also assumed that all conditions precedent to the consummation of the merger set forth in the merger agreement will be satisfied in accordance with such agreement without material modification, waiver or delay, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect, in any way meaningful to MTS’ analysis, on PacifiCare or UnitedHealth Group or the expected benefits of the merger. In addition, MTS has not made any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives, off-balance-sheet assets or liabilities, or otherwise) of PacifiCare or UnitedHealth Group or any of their respective subsidiaries, and MTS was not furnished with any such evaluations or appraisals.

MTS’ opinion was based on economic, market, financial and other conditions as they existed as of the date of the opinion, and on the information made available to MTS, as of the date of the opinion. Although subsequent developments may affect the conclusion reached in the opinion, MTS has no obligation to update, revise or reaffirm the opinion. MTS’ opinion did not address the underlying business decision of PacifiCare to proceed with the merger, the relative merits of the merger compared to other alternatives available to PacifiCare, or whether such alternatives existed. MTS’ opinion did not constitute a recommendation to the PacifiCare board of directors as to how such board should vote with respect to the merger or the merger agreement. In addition, MTS did not express any opinion as to the prices or ranges of prices at which shares of PacifiCare or UnitedHealth Group common stock would trade at any time following the announcement or consummation of the merger.

The following summarizes the material financial analyses presented by MTS to PacifiCare’s board of directors on July 5, 2005, which was followed by a PacifiCare board of directors meeting on July 6, 2005 during which MTS rendered its opinion orally. At the time of MTS’ July 5, 2005 presentation, the proposed merger consideration per share of PacifiCare common stock consisted of 1.08 shares of UnitedHealth Group common stock and $21.50 in cash. Accordingly, MTS’ financial analyses were based on an exchange ratio of 1.08 shares of UnitedHealth Group common stock per share of PacifiCare common stock for the stock portion of the merger consideration. On July 6, 2005, prior to the PacifiCare board of directors meeting, UnitedHealth Group agreed to increase the equity portion of the merger consideration per share of PacifiCare common stock from 1.08 to 1.1 shares of UnitedHealth Group common stock. The conclusions reached by MTS as a result of its financial analyses based on the 1.08 exchange ratio also support the conclusions stated in its opinion regarding the increased exchange ratio of 1.1 shares of UnitedHealth Group common stock.

Following the July 6, 2005 meeting of the PacifiCare board of directors, MTS delivered its written opinion, as of such date, based upon and subject to the factors and assumptions set forth in the opinion, including the composition and amount of such merger consideration, as so revised.

The following summary does not purport to be a complete description of the financial analyses performed by MTS. The order of analyses described does not represent the relative importance or weight given to those analyses by MTS. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of MTS’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 1, 2005 (the last full trading day prior to the July 5, 2005 meeting of the PacifiCare board of directors), and is not necessarily indicative of current market conditions.

Historical Stock Price Performance Review

PacifiCare

MTS noted that, on July 1, 2005, the closing price per share of PacifiCare common stock was $72.52. MTS also reviewed the average of the closing prices per share of PacifiCare common stock, as well as the low and high closing price per share of PacifiCare common stock, over the 30 trading-day, three-month, six-month and one-year periods ending on July 1, 2005. MTS noted an implied merger consideration for a share of PacifiCare common stock of $78.53 as of July 1, 2005 (calculated as the sum of $21.50 in cash plus 1.08 times the number of shares of UnitedHealth Group common stock having a value of $52.81 based on the closing price of a share of UnitedHealth Group common stock on July 1, 2005). The results of this review are noted in the table below.

Specified Period	Highest Closing Price Over Specified Period	Average of Closing Prices Over Specified Period	Lowest Closing Price Over Specified Period
30 Trading Days	$72.52	$66.73	$61.50
Three Months	72.52	62.22	53.49
Six Months	72.52	61.59	53.49
One Year	72.52	50.31	29.70

UnitedHealth Group

MTS noted that, on July 1, 2005, the closing price per share of UnitedHealth Group common stock was $52.81. MTS also reviewed the average of the closing prices per share of UnitedHealth Group common stock, as well as the low and high closing price per share of UnitedHealth Group common stock, over the 30 trading-day, three-month, six-month and one-year periods ending on July 1, 2005. The results of this review are noted in the table below.

Specified Period	Highest Closing Price Over Specified Period	Average of Closing Prices Over Specified Period	Lowest Closing Price Over Specified Period
30 Trading Days	$53.14	$50.81	$48.25
Three Months	53.14	47.19	45.08
Six Months	53.14	47.09	42.87
One Year	53.14	41.59	30.04

Relative Performance

MTS calculated the percentage increase in the closing price per share of common stock of each of PacifiCare and UnitedHealth Group over the 30 trading day, one-year and three-year periods ended July 1, 2005. MTS compared these percentage increases to the percentage increases in the Standard & Poor’s Managed Care Index and the Standard & Poor’s 500 Index over the corresponding periods. The results of this comparison are noted in the table below.

Specified Period	Increase in Price of Common Stock of PacifiCare Over Specified Period	Increase in Price of Common Stock of UnitedHealth Group Over Specified Period	Increase in Standard & Poor’s 500 Index Over Specified Period	Increase in Standard & Poor’s Managed Care Index Over Specified Period
30 Trading Days	17.9%	9.5%	0.1%	9.6%
One Year	91.3%	70.9%	5.8%	65.9%
Three Years	461.1%	128.7%	23.3%	102.8%

Historical Exchange Ratio Analysis

MTS calculated average implied exchange ratios derived from the closing prices of PacifiCare common stock as compared to the closing prices of UnitedHealth Group common stock over the 10 trading-day, one-month, three-month, six-month and one-year periods ended July 1, 2005. The results of these ratio calculations are reflected in the following table.

Specified Period	Average Implied Exchange Ratio Over Specified Period
10 trading-day average for period ended July 1, 2005	1.350x
One month average for period ended July 1, 2005	1.321x
Three month average for period ended July 1, 2005	1.265x
Six month average for period ended July 1, 2005	1.309x
One year average for period ended July 1, 2005	1.192x

MTS noted that the highest and lowest one-day implied exchange ratios during the one-year period ended July 1, 2005 were 1.479x and 0.947x, respectively, and that the one-day implied exchange ratio for July 1, 2005 was 1.373x.

MTS calculated an implied merger exchange ratio of 1.487x based on (i) the $52.81 per share closing price for UnitedHealth Group common stock as of July 1, 2005 and (ii) an implied merger consideration price of $78.53 per share of PacifiCare common stock as of July 1, 2005.

Historical Premium Analysis

MTS calculated the premiums of the $78.53 implied merger consideration to the closing price per share of PacifiCare common stock on July 1, 2005, the last trading day immediately prior to the beginning of each of the 10- and 30-trading-day periods ended July 1, 2005, and the highest and lowest intra-day prices per share of PacifiCare common stock during the 52-week period ended July 1, 2005. The results of these premium calculations are reflected in the following table.

Specified Period	Premium Based on Price on Specified Period
July 1, 2005	8.3%
10 Trading Days	16.0%
30 Trading Days	27.7%
52-Week High	8.2%
52-Week Low	167.6%

MTS also compared the implied merger exchange ratio of 1.487x to the average implied exchange ratios shown above reflecting the closing prices of PacifiCare common stock as compared to the closing prices of UnitedHealth Group common stock over the 10 trading-day, one-month, three-month, six-month and one-year periods ended July 1, 2005.

Specified Period	Premium Based on Average Closing Prices Over Specified Period
10 trading-day average for period ended July 1, 2005	10.2%
One month average for period ended July 1, 2005	12.6%
Three month average for period ended July 1, 2005	17.6%
Six month average for period ended July 1, 2005	13.6%
One year average for period ended July 1, 2005	24.8%

In particular, MTS noted that the implied merger exchange ratio of 1.487x represented premiums of 0.6% and 57.1%, respectively, to the highest and lowest one-day implied exchange ratios during the 52-week period ended July 1, 2005.

Earnings Estimates

PacifiCare

MTS received and reviewed financial projections concerning PacifiCare for the year ending December 31, 2005 that were prepared by PacifiCare’s management. These projections included estimated earnings of $3.81 per share of PacifiCare common stock for such period. MTS did not receive any projections prepared by PacifiCare regarding its financial performance for the year ending December 31, 2006 or any period thereafter.

MTS reviewed the individual estimates of independent research analysts of the financial performance of PacifiCare for the years ending December 31, 2005 and 2006, and the consensus of such estimates, in each case as published by the Institutional Brokers Estimate System, referred to as IBES, as of July 1, 2005. MTS noted that such consensus estimates included estimated earnings of $3.79 and $4.55 per share of PacifiCare common stock for the years ending December 31, 2005 and 2006, respectively. Certain of the earnings estimates used by IBES did not (i) take into account PacifiCare’s participation in Medicare’s Part D prescription drug benefit program, referred to as the Part D program, and/or (ii) exclude start-up development costs of PacifiCare during the years ending December 31, 2005 and 2006 with respect to PacifiCare’s participation in the Part D program. MTS calculated the averages of those earnings estimates used by IBES that (i) took into account PacifiCare’s participation in the Part D program and (ii) excluded start-up development costs of PacifiCare during the years ending December 31, 2005 and 2006 with respect to such participation. The averages of such IBES earnings estimates were $3.81 and $4.78 per share of PacifiCare common stock for the years ending December 31, 2005 and 2006, respectively.

For purposes of MTS’ analyses, two estimates of the earnings per share of PacifiCare common stock for each of the years ending December 31, 2006 through 2010 were calculated based on discussions with PacifiCare’s management, taking into account pessimistic and optimistic scenarios based on the possible effect on PacifiCare’s financial performance during such periods of PacifiCare’s participation in the Part D program. These scenarios, referred to as the pessimistic Part D scenario and the optimistic Part D scenario, respectively, are based on differing assumptions on the part of the PacifiCare management as to future growth in PacifiCare’s membership, increases in its medical costs, premium increases to be charged to PacifiCare members and increases in PacifiCare’s administrative expenses. The pessimistic Part D scenario and the optimistic Part D scenario (including the financial projections reflected therein) were approved by the PacifiCare management for the purpose of inclusion in the calculation of the earnings estimates referred to in this paragraph for use in MTS’ analyses. For the year ending December 31, 2005, the earnings per share estimate for PacifiCare based on both the pessimistic Part D scenario and the optimistic Part D scenario was $3.81. For the years ending December 31, 2006 through 2010, the pessimistic Part D scenario reflects a more negative outlook as a result of the above variables. In particular, for the year ending December 31, 2006, the earnings per share estimates for PacifiCare based on the pessimistic Part D scenario and the optimistic Part D scenario were $4.58 and $4.80, respectively.

UnitedHealth Group

MTS reviewed the individual estimates of independent research analysts of the future financial performance of UnitedHealth Group for the years ending December 31, 2005 and 2006, and the consensus of such estimates, in each case as published by IBES as of July 1, 2005. MTS noted that such consensus estimates included estimated earnings of $2.45 and $2.84 per share of UnitedHealth Group common stock for the years ending December 31, 2005 and 2006, respectively. MTS noted that the estimates for the year ended December 31, 2005 provided by the management of UnitedHealth Group (which estimates had previously been made public as guidance in UnitedHealth Group’s earnings releases) to MTS were consistent with the consensus estimates, published by IBES for the year ended December 31, 2005, as of July 1, 2005.

Common Stock Comparison of Regional Health Insurers

MTS compared selected publicly available financial information, multiples and other data for PacifiCare and the following selected regional health insurance companies:

•	Coventry Health Care, Inc.

•	HealthNet, Inc.

•	Humana, Inc.

•	Sierra Health Services, Inc.

•	WellChoice, Inc.

MTS calculated and compared the following multiples for each of the selected companies and PacifiCare:

•	the enterprise value of each of the companies as a multiple of such company’s earnings before interest, taxes, depreciation and amortization, based on the latest publicly available information, for the last four quarters of each of the companies ended March 31, 2005, referred to as the LTM period;[1] and

•	the closing price per share of common stock of each of the companies, as of July 1, 2005, as a multiple of the consensus of the IBES earnings estimates as of July 1, 2005 for such company for each of the years ending December 31, 2005 and 2006;

For purposes of this analysis, the enterprise value of each of the companies was calculated by multiplying the closing price per share of common stock of such company as of July 1, 2005 by the number of such company’s fully diluted outstanding shares and adding to that result such company’s debt, preferred stock and minority interests, in each case as disclosed in such company’s most recent SEC filings.

The results of MTS’ calculations and comparisons are summarized in the table below.

Selected Regional Health Insurers (Including PacifiCare)
	High	Mean	Harmonic Mean	Median	Low	PacifiCare
Enterprise Value as a Multiple of EBITDA for LTM Period	13.7x	12.1x	11.9x	12.2x	9.7x	11.6x
Price Per Share as a Multiple of Estimated Earnings Per Share for the Year Ending December 31, 2005	20.9x	18.5x	18.2x	18.9x	15.5x	19.1x
Price Per Share as a Multiple of Estimated Earnings Per Share for the Year Ending December 31, 2006	18.5x	16.1x	15.8x	15.9x	13.6x	15.9x

MTS calculated an implied price range of $59 to $80 per share of PacifiCare common stock, using (i) the range of forward price/earnings multiples of 15.5x to 20.9x set forth in the above table with respect to the year ending December 31, 2005 and (ii) PacifiCare’s 2005 earnings per share estimate of $3.81. MTS noted that the per share implied merger consideration for PacifiCare was $78.53 as of July 1, 2005.

[1]	In the case of Coventry, EBITDA for the LTM period was adjusted on a pro forma basis to reflect acquisitions by Coventry during such period. In the case of PacifiCare, EBITDA was adjusted to include $43.1 million of EBITDA attributable to American Medical Security Group, Inc. during its last three quarters for the fiscal year ended December 31, 2004.

MTS calculated an implied price range of $62 to $85 per share of PacifiCare common stock, using (i) the range of forward price/earnings multiples of 13.6x to 18.5x set forth in the above table with respect to the year ending December 31, 2006 and (ii) PacifiCare’s 2006 earnings per share estimate of $4.58 per share based on the pessimistic Part D scenario. MTS noted that the per share implied merger consideration for PacifiCare was $78.53 as of July 1, 2005.

MTS calculated an implied price range of $65 to $89 per share of PacifiCare common stock, using (i) the range of forward price/earnings multiples of 13.6x to 18.5x set forth in the above table with respect to the year ending December 31, 2006 and (ii) PacifiCare’s 2006 earnings per share estimate of $4.80 per share based on the optimistic Part D scenario. MTS noted that the per share implied merger consideration for PacifiCare was $78.53 as of July 1, 2005.

No company utilized in this comparison is identical to PacifiCare. In evaluating the selected companies, MTS made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PacifiCare and UnitedHealth Group, such as the impact of competition on their respective businesses and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of such companies or the industry or in the financial markets in general.

Selected Historical Transactions Analysis

MTS reviewed publicly available information for the following merger or acquisition transactions (Target /Acquiror—Announcement Date):

•	Oxford Health Plans Inc./UnitedHealth Group Incorporated—April 26, 2004

•	WellPoint Health Networks Inc./Anthem, Inc.—October 27, 2003

•	Mid Atlantic Medical Services, Inc./UnitedHealth Group Incorporated—October 27, 2003

•	Cobalt Corporation/WellPoint Health Networks Inc.—June 3, 2003

•	Trigon Healthcare, Inc./Anthem, Inc.—April 29, 2002

•	RightCHOICE Managed Care, Inc./WellPoint Health Networks Inc.—October 18, 2001

•	Cerulean Companies, Inc./WellPoint Health Networks Inc.—November 30, 2000

MTS calculated and compared the following multiples, premiums and other information with respect to the merger to similar information for each of the selected transactions:

•	the aggregate value of each transaction as a multiple of the target’s revenue and EBITDA, based on the latest publicly available information, for the four quarterly periods prior to the announcement (or, in the case of the merger, the twelve-month period ended March 31, 2005), referred to as the Target LTM period;[2]

•	the purchase price per target share payable, in the case of each transaction, as a multiple of the IBES median earnings per share estimate for the target for the calendar year following the announcement (or, if the announcement occurred before July 1, the calendar year in which the announcement occurred), and, in the case of the merger, as a multiple of the IBES median earnings per share estimate for PacifiCare for the year ending December 31, 2005, in each case referred to as the forward P/E ratio;

•	the aggregate value of each transaction divided by the number of medical members based on the latest information publicly available for each target prior to the announcement, and, in the case of the merger, prior to July 1, 2005; and

[2]	In the case of the acquisition of Mid Atlantic Medical Services by UnitedHealth Group, the multiples, premiums and other information referred to above were calculated based on a Target LTM period consisting of the twelve-month period ended September 30, 2003.

•	the premium over the target’s share price one day and 30 trading days prior, in the case of each transaction, to the announcement of the transaction reflected by the announced per share transaction price and, in the case of the merger, to the implied merger consideration for PacifiCare of $78.53.

For purposes of this analysis, the aggregate value of the target in each transaction was calculated by multiplying the announced per share transaction price by the number of the target’s fully diluted outstanding shares as disclosed in the target’s most recent SEC filings prior to the announcement of such transaction and adding to that result the target’s debt, preferred stock and minority interests, as disclosed in the target’s most recent SEC filings prior to the announcement of such transaction. The enterprise value of PacifiCare was calculated by multiplying (i) $78.53 (being the implied merger consideration as of July 1, 2005), by (ii) the number of PacifiCare’s fully diluted outstanding shares (including its 3% convertible subordinated debentures on an as-converted basis) as provided to MTS by PacifiCare as of June 29, 2005 and adding to that result PacifiCare’s debt, as disclosed in PacifiCare’s most recent SEC filings as of March 31, 2005.

The results of MTS’ calculations and comparisons are summarized in the table below.

	High	Mean	Harmonic Mean	Median	Low	Proposed Merger
Transaction aggregate value as a multiple of the Target LTM Period
• Revenue	1.39x	0.94x	0.78x	0.97x	0.36x	0.67x
• EBITDA	15.9x	11.6x	11.2x	11.7x	8.4x	12.7x

Forward P/E Ratio	21.2x	17.1x	16.6x	17.1x	13.1x	20.6x

Transaction aggregate value per medical member	$3,493	$1,711	N/A	$1,372	$481	$2,750

Premium over market price prior to announcement (or, in the case of the merger, July 1, 2005)
• One Day	46.3%	22.8%	N/A	18.2%	14.2%	8.3%
• 30 Trading Days	54.5%	34.1%	N/A	32.5%	18.6%	27.7%

No company or transaction utilized in this selected transactions analyses is identical to PacifiCare, UnitedHealth Group or the merger and, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of PacifiCare, UnitedHealth Group and the other companies that were considered as well as other factors that would affect the acquisition values in the selected transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates. In evaluating the selected transactions, MTS made judgments and assumptions with regard to industry performance, business, economic, market and financial conditions and other matters, many of which are beyond the control of PacifiCare and UnitedHealth Group, such as the impact of competition on their respective businesses or the industries in which they are principally engaged, the growth of these industries and the absence of any material adverse change in their financial condition or prospects or the industries in which they are principally engaged or in the financial markets in general, which could affect their respective public trading values and the aggregate value of the transactions to which they are being compared. MTS also noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations.

Discounted Cash Flow Analysis

MTS performed discounted cash flow analyses to determine ranges of implied present values per share of PacifiCare common stock as of June 30, 2005, under both the pessimistic Part D scenario and the optimistic Part

D scenario, for the period from June 30, 2005 through December 31, 2010. Using discount rates ranging from 8.0% to 10.5%, reflecting estimates of PacifiCare’s weighted average cost of capital, MTS derived a range of implied enterprise values for PacifiCare by discounting to present value (a) the expected unlevered free cash flow of PacifiCare over the period from June 30, 2005 through December 31, 2010 and (b) the implied terminal values for PacifiCare as of December 31, 2010 calculated by applying terminal perpetual growth rates ranging from 2.50% to 3.50% to PacifiCare’s projected unlevered free cash flow for the year ending December 31, 2010. To calculate ranges of implied present values per share of PacifiCare common stock, MTS then subtracted from the range of implied enterprise values for PacifiCare the amount of PacifiCare’s debt as disclosed in PacifiCare’s most recent SEC filings prior to June 30, 2005 and divided the result by the number of PacifiCare’s fully diluted shares outstanding as provided to it by PacifiCare’s management as of June 29, 2005.

Based on the foregoing calculations, MTS derived a range of implied present values of $54.30 to $100.07 per share of PacifiCare common stock based on the pessimistic Part D scenario and a range of implied present values of $56.81 to $104.47 per share of PacifiCare common stock based on the optimistic Part D scenario. MTS noted that the per share implied merger consideration for PacifiCare was $78.53 as of July 1, 2005.

Analysis of Illustrative Present Values of a Share of Common Stock of PacifiCare Based on Hypothetical Future Stock Prices

MTS calculated an illustrative range of implied present values as of June 30, 2005 for a share of PacifiCare common stock based on hypothetical future prices for a share of PacifiCare common stock using the PacifiCare earnings per share estimates for the year ending December 31, 2007, under both the pessimistic Part D scenario and the optimistic Part D scenario.

For purposes of this analysis, MTS first calculated the $72.52 closing price of a share of PacifiCare common stock as of July 1, 2005 as a multiple of the $4.55 estimated earnings per share of PacifiCare common stock for the year ending December 31, 2006 based on the consensus IBES earnings estimates. This multiple of 15.9x is referred to as the PacifiCare baseline forward multiple. MTS then adjusted the PacifiCare baseline forward multiple by 10% downward and by 10% upward, resulting in adjusted multiples of 14.3x and 17.5x, respectively. MTS then calculated a range of hypothetical prices, as of June 30, 2006, for a share of PacifiCare common stock using the PacifiCare baseline forward multiple, such adjusted multiples and an earnings per share estimate for the PacifiCare common stock for the year ending December 31, 2007 based on PacifiCare earnings per share estimates under the pessimistic and optimistic Part D scenarios. MTS next applied a series of discount rates, ranging from 9.5% to 12.5% to reflect estimates of PacifiCare’s equity cost of capital, to such range of hypothetical share prices to calculate an illustrative range of implied present values, as of June 30, 2005, for a share of PacifiCare common stock. The results of these calculations are summarized in the table below.

Illustrative Range of Present Values per share of PacifiCare Common Stock
Pessimistic Part D Scenario	$65.56-$82.32
Optimistic Part D Scenario	$67.87-$85.22

MTS noted that the per share implied merger consideration for PacifiCare was $78.53 as of July 1, 2005.

Relative Contribution Analysis

MTS’ analyses included the calculation of the relative potential contributions of PacifiCare and UnitedHealth Group to revenue and EBITDA of the combined company for the LTM ended March 31, 2005 and for the year ending December 31, 2005. The results of these calculations are summarized in the table below.

	Relative Contributions of PacifiCare and UnitedHealth Group to the Combined Company
	Revenue		EBITDA
Period	PacifiCare	UnitedHealth Group	PacifiCare	UnitedHealth Group
LTM Ended March 31, 2005	23.4%	76.6%	12.2%	87.8%
Year Ending December 31, 2005	24.9%	75.1%	12.0%	88.0%

MTS noted that, by comparison, the implied enterprise value of PacifiCare, based on the merger consideration as of July 1, 2005, would be approximately 10.3% of the implied enterprise value of the combined company as a result of the merger, pro forma for the issuance of the merger consideration to PacifiCare using UnitedHealth Group’s closing price per share as of July 1, 2005.

In addition, MTS calculated the relative contributions of each of PacifiCare and UnitedHealth Group to the projected net income of the combined company for the year ending December 31, 2006. These calculations were based on the IBES median earnings per share estimate for UnitedHealth Group for such period published by IBES as of July 1, 2005 and on the PacifiCare earnings per share estimates, under both the pessimistic Part D scenario and the optimistic Part D scenario, for the year ending December 31, 2006. The results of these calculations are summarized in the table below.

	Relative Contributions of PacifiCare and UnitedHealth Group to the Combined Company Estimated Net Income
Period	PacifiCare	UnitedHealth Group
Year Ending December 31, 2006 (Optimistic Part D Scenario)	10.8%	89.2%

Year Ending December 31, 2006 (Pessimistic Part D Scenario)	10.4%	89.6%

MTS noted that, by comparison, the aggregate merger consideration to be paid to PacifiCare stockholders (including $21.50 in cash per share) as of July 1, 2005 would be approximately 9.8% of the sum of such aggregate merger consideration paid to PacifiCare stockholders, plus the aggregate equity value of UnitedHealth Group as of July 1, 2005.

Pro Forma Combined Company Analysis—Earnings Per Share Accretion

MTS calculated the implied range of accretion with respect to the estimated earnings per share of the combined company for the year ending December 31, 2006, based on (i) the PacifiCare earnings per share estimates, under both the pessimistic Part D scenario and the optimistic Part D scenario, for the year ending December 31, 2006 and the IBES EPS estimates for UnitedHealth Group for such period and (ii) Estimated Synergies ranging from $0 to $160 million. MTS then calculated such accretion as increases in the estimated earnings per share of the combined company on both a dollar and percentage basis relative to IBES EPS estimates, as of July 1, 2005, for UnitedHealth Group for such period. The results of such calculations are set forth in the following table.

	Accretion to Estimated Earnings Per Share of Combined Company For the Year Ending December 31, 2006 As a Result of Estimated Synergies
	Estimated Range of Potential Synergies
($ in millions)	$0.0	$40.0	$80.0	$120.0	$160.0
Pessimistic Part D Scenario	$0.04 1.3%	$0.06 2.0%	$0.07 2.6%	$0.09 3.3%	$0.11 3.9%
Optimistic Part D Scenario	$0.05 1.9%	$0.07 2.6%	$0.09 3.2%	$0.11 3.8%	$0.13 4.5%

Pro Forma Combined Company Analysis—Analysis of Illustrative Present Values of The Merger Consideration Based on Hypothetical Future Stock Prices

MTS calculated an illustrative range of implied present values as of June 30, 2005 for a share of common stock of the combined company and the implied value of the merger consideration based on such values. These present values were based on a range of hypothetical future prices for a share of common stock of the combined company using two different estimates of the earnings per share of the combined company for the year ending December 31, 2007 derived from the PacifiCare earnings per share estimates under both the pessimistic Part D scenario and the optimistic Part D scenario, for the year ending December 31, 2007, and estimated earnings per share for UnitedHealth Group for such year.

For purposes of this analysis, MTS first calculated that the $52.81 closing price of a share of UnitedHealth Group common stock as of July 1, 2005 was an 18.6x multiple of the $2.84 estimated earnings per share of UnitedHealth Group common stock for the year ending December 31, 2006. This 18.6x multiple is referred to as the UnitedHealth Group baseline forward multiple. MTS then adjusted such UnitedHealth Group baseline forward multiple by 10% downward and by 10% upward, resulting in adjusted multiples of 16.7x and 20.5x, respectively. MTS next calculated a range of hypothetical prices, as of June 30, 2006, for a share of common stock of the combined company using the UnitedHealth Group baseline forward multiple, such adjusted multiples and an earnings per share estimate for the common stock of the combined company for the year ending December 31, 2007 (including the effect of PacifiCare earnings per share estimates under the pessimistic and optimistic Part D scenarios). MTS next applied a series of discount rates, ranging from 6.5% to 9.5% and reflecting estimates of UnitedHealth Group’s equity cost of capital, to such range of hypothetical share prices to calculate an illustrative range of implied present values, as of June 30, 2005, for a share of common stock of the combined company. The results of these calculations are summarized in the table below.

Illustrative Range of Present Values per share of Common Stock of the Combined Company
Pessimistic Part D Scenario	$51.90-$65.23
Optimistic Part D Scenario	$52.10-$65.47

MTS then calculated an illustrative range of implied present values as of June 30, 2005 for the merger consideration. For purposes of this analysis, using the assumed Estimated Synergies of $0, $80 million and $160 million to the combined company, MTS recalculated the ranges of implied present values, as of June 30, 2005, for a share of common stock of the combined company presented in the table above. MTS multiplied each such adjusted implied present value per share by 1.08 (reflecting the number of shares of UnitedHealth common stock issuable as part of the merger consideration for each share of PacifiCare common stock) and added $21.50 (reflecting the cash portion of the merger consideration) to the resulting amount. The results of these calculations are summarized in the table below.

Illustrative Range of Present Values of Merger Consideration per share of PacifiCare Common Stock
	Pessimistic Part D Scenario	Optimistic Part D Scenario
No Estimated Synergies	$77.56-$91.94	$77.77-$92.21
$80 million of Estimated Synergies	$78.32-$92.90	$78.53-$93.16
$160 million of Estimated Synergies	$79.08-$93.85	$79.29-$94.12

MTS also calculated the premiums reflected by the foregoing ranges of present values of the merger consideration per share of PacifiCare common stock, as compared to $72.52, the closing price per share of PacifiCare common stock as of July 1, 2005. The results of these premium calculations are reflected in the following table.

	Premium Based on Closing Price per share of PacifiCare Common Stock on July 1, 2005
	Lowest Possible Present Value of Merger Consideration per share of PacifiCare Common Stock Assuming Pessimistic Part D Scenario	Highest Possible Present Value of Merger Consideration per share of PacifiCare Common Stock Assuming Optimistic Part D Scenario
No Synergies Estimated	6.9%	27.1%
$80 million of Estimated Synergies	8.0%	28.5%
$160 million of Estimated Synergies	9.0%	29.8%

In addition, MTS calculated the premiums reflected by the foregoing ranges of present values of the merger consideration per share of PacifiCare common stock, as compared to the closing price per share of PacifiCare common stock on May 20, 2005 (30 trading days prior to July 1, 2005), or $61.50. The results of these premium calculations are reflected in the following table.

	Premium Based on Closing Price per share of PacifiCare Common Stock on May 20, 2005 (30 trading days prior to July 1, 2005)
	Lowest Possible Present Value of Merger Consideration per share of PacifiCare Common Stock Assuming Pessimistic Part D Scenario	Highest Possible Present Value of Merger Consideration per share of PacifiCare Common Stock Assuming Optimistic Part D Scenario
No Synergies Estimated	26.1%	49.9%
$80 million of Estimated Synergies	27.3%	51.5%
$160 million of Estimated Synergies	28.6%	53.0%

Miscellaneous

MTS performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, MTS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, MTS believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying MTS’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of MTS with respect to the actual value of PacifiCare or UnitedHealth Group or their respective common stock.

In performing its analyses, MTS made numerous assumptions with respect to the industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond MTS’ control and many of which are beyond the control of PacifiCare or UnitedHealth Group. Any estimates used by MTS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of MTS of the fairness of the merger consideration to be received by holders of shares of PacifiCare common stock pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by MTS of its oral opinion on July 6, 2005 to the PacifiCare board of directors, subsequently confirmed in writing as of the same date.

The opinion of MTS was one of the many factors taken into consideration by the PacifiCare board of directors in making its determination to approve the proposed transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of PacifiCare’s board of directors with respect to the merger consideration or of whether PacifiCare’s board of directors would have been willing to agree to a different merger consideration.

The merger consideration was determined through arm’s-length negotiations between PacifiCare and UnitedHealth Group and was approved by PacifiCare’s board of directors. The foregoing summary describes the material analyses performed by MTS but does not purport to be a complete description of the analyses performed by MTS.

MTS and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to healthcare businesses and their capitalization in connection with mergers and acquisitions, competitive biddings, private placements and other transactions as well as for corporate and other purposes. MTS acted as financial advisor to PacifiCare in connection with, and participated in certain of the negotiations leading to, the merger agreement. In addition, MTS has provided investment banking services to PacifiCare from time to time, including having acted as financial advisor to PacifiCare in its acquisitions of American Medical Security Group, Inc. and the group health insurance business of Pacific Life Insurance Company. MTS may also provide investment banking services to PacifiCare and UnitedHealth Group in the future. In connection with the above-described investment banking services, MTS has received, and may receive, compensation.

PacifiCare selected MTS because MTS is recognized in the healthcare industry as an investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a supplemental letter agreement, dated as of May 19, 2005, as amended, to the engagement letter dated September 1, 2003, between PacifiCare and MTS (pursuant to which MTS was engaged by PacifiCare to assist PacifiCare in its evaluation and implementation of its strategic, operational and financial plan), PacifiCare engaged MTS to act as its financial advisor in connection with a potential business combination transaction that results in a change of control of PacifiCare. As compensation for MTS’ financial advisory services in connection with the merger, PacifiCare also agreed, pursuant to such supplemental letter agreement to pay MTS, upon the completion of the merger, a fee equal to $29,861,337. PacifiCare has also agreed to reimburse MTS for its reasonable out-of-pocket expenses, including attorney’s fees and disbursements, and to indemnify MTS against various liabilities, including various liabilities under the federal securities laws.

Opinion of Morgan Stanley & Co. Incorporated

PacifiCare retained Morgan Stanley to provide a financial opinion letter in connection with the merger. The PacifiCare board of directors selected Morgan Stanley to provide a financial opinion letter based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of PacifiCare. At the meeting of the PacifiCare board of directors on July 6, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the considerations set forth in its opinion, the consideration to be received by the holders of shares of PacifiCare common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s opinion, dated July 6, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering its opinion is attached as Annex C to this proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the PacifiCare board of directors, addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of PacifiCare common stock pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any stockholders of PacifiCare as to how such stockholders should vote with respect to the proposed transaction and should not be relied upon by any stockholder as such.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of PacifiCare and UnitedHealth Group, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning PacifiCare prepared by the management of PacifiCare;

•	reviewed certain financial projections concerning PacifiCare for 2005 prepared by the management of PacifiCare and certain public research reports concerning PacifiCare prepared by certain equity research analysts and discussed with senior executives of PacifiCare such research reports (including the financial projections contained therein);

•	discussed the past and current operations and financial condition and the prospects of PacifiCare with senior executives of PacifiCare;

•	reviewed certain internal financial statements and other financial and operating data concerning UnitedHealth Group prepared by the management of UnitedHealth Group;

•	reviewed certain financial projections concerning UnitedHealth Group for 2005 prepared by the management of UnitedHealth Group and reviewed certain public research reports concerning UnitedHealth Group prepared by certain equity research analysts (including the financial projections contained therein);

•	discussed the past and current operations and financial condition and the prospects of UnitedHealth Group with senior executives of UnitedHealth Group;

•	reviewed the reported prices and trading activity for PacifiCare common stock and UnitedHealth Group common stock;

•	compared the financial performance of PacifiCare and UnitedHealth Group and the prices and trading activity of PacifiCare common stock and UnitedHealth Group common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	discussed with the management of PacifiCare information regarding certain strategic, financial and operational benefits anticipated to result from the merger;

•	reviewed the pro forma impact of the merger on UnitedHealth Group’s earnings per share and capital structure;

•	reviewed a draft of the merger agreement dated July 6, 2005, and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections prepared by the management of PacifiCare, Morgan Stanley assumed without independent verification that they were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the future financial performance of PacifiCare. For purposes of Morgan Stanley’s analysis of PacifiCare and after discussions with PacifiCare’s management, Morgan Stanley also used and relied upon publicly available estimates of certain equity research analysts who report on PacifiCare. Morgan Stanley assumed, with PacifiCare’s consent and based upon discussions with PacifiCare’s management, that such projections represent reasonable estimates and judgments as to the future financial performance of PacifiCare. With respect to the financial projections prepared by the management of UnitedHealth Group, Morgan Stanley assumed without independent verification that they were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the future financial performance of UnitedHealth Group. For purposes of its analysis of UnitedHealth Group, Morgan Stanley also used and relied upon publicly available projections of certain equity research analysts who report on UnitedHealth Group. Morgan Stanley assumed, with PacifiCare’s consent, that such projections represent reasonable estimates and judgments as to the future financial performance of UnitedHealth Group. Morgan Stanley also assumed, with PacifiCare’s consent, without independent verification, that the information regarding certain strategic, financial and operational benefits anticipated to result from the merger represent reasonable estimates and judgments of the management of PacifiCare.

Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without material modification, waiver, or delay, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Code. In addition, Morgan Stanley assumed that in connection with receipt of all necessary regulatory and other approvals for the merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the merger. Morgan Stanley is not a legal, regulatory or tax advisor and relied upon, without independent verification, the assessment of PacifiCare and its advisors with respect to such issues. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of PacifiCare or UnitedHealth Group, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 6, 2005.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of PacifiCare or any of its assets. Morgan Stanley was retained to provide only a financial opinion letter in connection with the merger. As a result, Morgan Stanley was not involved in structuring, planning or negotiating the merger. Morgan Stanley’s opinion did not address the underlying business decision by PacifiCare to enter into the merger agreement or the relative merits of the merger compared to other alternatives available to PacifiCare, or whether such alternatives exist.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Morgan Stanley’s financial analyses were based on an exchange ratio of 1.08 shares of UnitedHealth Group common stock per share of PacifiCare common stock for the stock portion of the merger consideration. The exchange ratio was increased to 1.1 shares of UnitedHealth Group common stock on July 6, 2005. The conclusions reached by Morgan Stanley as a result of its financial analyses based on the 1.08 exchange ratio also support the conclusions stated in its opinion regarding the increased exchange ratio of 1.1 shares of UnitedHealth Group common stock.

Historical Share Price Analysis. Morgan Stanley reviewed the price performance of the common stock of each of PacifiCare and UnitedHealth Group from July 1, 2004 through July 1, 2005. Morgan Stanley compared an implied merger consideration for a share of PacifiCare common stock of $78.53 as of July 1, 2005 (calculated as the sum of $21.50 in cash plus 1.08 of shares of UnitedHealth Group common stock having a value of $57.03 based on the closing price of a share of UnitedHealth Group common stock on July 1, 2005, relative to the PacifiCare common stock price over the period referenced above. The tables below present: (i) the absolute share price of PacifiCare common stock over the period referenced above and (ii) the absolute share price of UnitedHealth Group common stock over the period referenced above.

Metric	PacifiCare Common Stock Price
52-Week High	$73
52-Week Low	$29
6-Month High	$73
6-Month Low	$53
60-Day High	$73
60-Day Low	$54
High since May 16, 2005	$73
Low since May 16, 2005	$61
20-Day High	$73
20-Day Low	$63

Metric	UnitedHealth Group Common Stock Price
52-Week High	$53
52-Week Low	$30
6-Month High	$53
6-Month Low	$43
60-Day High	$53
60-Day Low	$48
30-Day High	$53
30-Day Low	$51

The following table lists the implied percentage premium of the implied merger consideration for a share of PacifiCare common stock of $78.53 as of July 1, 2005 as compared to PacifiCare’s closing common stock prices over various periods.

Implied Merger Consideration	Per Share Merger Consideration Premium as Compared to PacifiCare’s Common Stock Price
	1 Day	30 Days	May 16	6 Mos. Avg	Last Twelve Months High	Last Twelve Months Low
$78.53	8.3%	21.4%	27.8%	27.5%	8.3%	167.6%

In addition, Morgan Stanley compared the trading performance of each of PacifiCare and UnitedHealth Group to the performance of other comparable publicly traded corporations and the S&P 500 Index. The table below presents the relative price change from October 25, 2000 through July 1, 2005 for each of PacifiCare, UnitedHealth Group, the S&P 500 Index and a Managed Care Index (the Managed Care Index includes the following companies: WellPoint Health Networks, Inc., Aetna, Inc., Cigna Corp., Humana Inc., Coventry Health Care, Inc., Health Net, Inc., Sierra Health Services, Inc. and WellChoice, Inc.).

Company/Market Index	Relative Price Change Between October 25, 2000 and July 1, 2005
PacifiCare	1,290%
UnitedHealth Group	304%
Managed Care Index	161%
S&P 500 Index	(12)%

Historical Exchange Ratio Analysis. Morgan Stanley analyzed the historical trading price of UnitedHealth Group relative to PacifiCare common stock based on closing prices between October 25, 2000 and July 1, 2005 and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of PacifiCare common stock by those of UnitedHealth Group common stock and the average of those historical trading ratios for 30 day, 60 day, 90 day, 180 day, 1-year, 3-year and 5-year periods ended on July 1, 2005. Morgan Stanley also calculated the exchange ratios implied by dividing the closing price per share of PacifiCare common stock by that of UnitedHealth Group common stock on July 1, 2005 and May 16, 2005, and by dividing $78.53 (the value of the merger consideration for a share of PacifiCare common stock as of July 1, 2005, calculated as the sum of $21.50 in cash plus 1.08 shares of UnitedHealth Group common stock having a value of $57.03 based on the closing price of a share of UnitedHealth Group common stock on July 1, 2005) by the closing price per share of UnitedHealth Group common stock on July 1, 2005. Morgan Stanley then calculated the exchange ratio premia of the transaction exchange ratio over each of the historical exchange ratios listed above. This analysis implied the following exchange ratios and exchange ratio premia:

	Historical Exchange Ratio	Exchange Ratio Premia
At $78.53	1.487x
As of July 1, 2005	1.373x	8.3%
As of May 16, 2005	1.308x	13.7%
30 day average	1.321x	12.6%
60 day average	1.302x	14.2%
90 day average	1.265x	17.6%
180 day average	1.308x	13.7%
1 year average	1.210x	22.9%
3 year average	0.980x	51.7%
5 year average	0.843x	76.4%

Comparable Company Analysis. Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to PacifiCare and UnitedHealth Group from a size and business mix perspective. The multiples analyzed for these comparable companies included, among others, the per share price divided by 2005 and 2006 estimated earnings per share, and the per share price divided by 2006 estimated earnings per share divided by the long term earnings per share growth rate. Morgan Stanley also analyzed multiples based on aggregate market value (which for purposes of the analysis was defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest less cash and other short term investments) divided by 2005 estimated earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA) and aggregate market value divided by 2006 estimated EBITDA. The earnings per share estimates, long term earnings per share growth rates and EBITDA estimates were based on I/B/E/S consensus estimates (I/B/E/S refers to the database provided by I/B/E/S International Inc. of equity research analysts’ estimates of future earnings of publicly traded companies). Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of July 1, 2005. For purposes of this analysis, Morgan Stanley identified the following nine publicly traded corporations:

Multi-Market	Regional
• UnitedHealth Group	• Coventry Health Care, Inc.
• WellPoint Health Networks, Inc.	• Humana Inc.
• Aetna, Inc.	• WellChoice, Inc.
• CIGNA Corp.	• Health Net, Inc.
• Sierra Health Care Services, Inc.

A summary of the reference range of market trading multiples is set forth below:

Multi Market Metric	Reference Range
Price/ 2005 Earnings	15.2x-21.6x
Price / Next Twelve Month (“NTM”) Earnings	16.0x-20.7x
Price/ 2006 Earnings	14.2x-18.6x
Aggregate Value over 2005 EBITDA	9.8x-13.6x
Aggregate Value over 2006 EBITDA	8.8x-12.2x
Price/ 2006 Earnings/ Long Term Earnings Growth Rate	1.0x-1.4x

Regional Metric	Reference Range
Price/ 2005 Earnings	15.5x-20.9x
Price / Next Twelve Month (“NTM”) Earnings	15.0x-20.4x
Price/ 2006 Earnings	13.6x-18.5x
Aggregate Value over 2005 EBITDA	9.3x-13.6x
Aggregate Value over 2006 EBITDA	8.3x-11.8x
Price/ 2006 Earnings/ Long Term Earnings Growth Rate	0.9x-1.3x

Morgan Stanley calculated an implied valuation range for PacifiCare by applying multiple ranges to the applicable PacifiCare operating statistics based on information provided by management and other publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated implied valuation ranges for PacifiCare common stock of $61 to $72 per share based on I/B/E/S 2005 consensus earnings estimates, and $64 to $73 per share based on I/B/E/S 2006 consensus earnings estimates. Morgan Stanley noted that the per share implied merger consideration for PacifiCare common stock was $78.53 as of July 1, 2005.

Morgan Stanley calculated an implied valuation range for UnitedHealth Group by applying multiple ranges to the applicable UnitedHealth Group operating statistics based upon publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated implied valuation ranges for UnitedHealth Group common stock of $49 to $59 per share based on I/B/E/S 2005 consensus earnings estimates and $45 to $57 per share based on I/B/E/S 2006 consensus earnings estimates. Morgan Stanley noted that the price per share of UnitedHealth Group common stock was $52.81 as of July 1, 2005.

Although the foregoing companies were compared to PacifiCare and UnitedHealth Group for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to PacifiCare and UnitedHealth Group because of differences between the business mix, regulatory environment, operations and other characteristics of PacifiCare and UnitedHealth Group and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of PacifiCare and UnitedHealth Group, such as the impact of competition on the business of PacifiCare and UnitedHealth Group and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of PacifiCare and UnitedHealth Group or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Analyst Price Targets. Morgan Stanley reviewed published estimates for PacifiCare by Wall Street equity research analysts from April 28, 2005 to June 22, 2005. Morgan Stanley discounted the Wall Street analyst price targets to June 29, 2005 at PacifiCare’s estimated cost of equity capital of approximately 7.8%, which yielded an implied valuation range of PacifiCare common stock of $59 to $83. Morgan Stanley noted that the per share implied merger consideration for PacifiCare common stock was $78.53 as of July 1, 2005.

Morgan Stanley also reviewed published estimates for UnitedHealth Group by Wall Street equity research analysts from April 15, 2005 to June 22, 2005. Morgan Stanley discounted the Wall Street analyst price targets to

June 29, 2005 at UnitedHealth Group’s estimated cost of equity capital of approximately 6.5%, which yielded an implied valuation range of UnitedHealth Group’s common stock of $44 to $61. Morgan Stanley noted that the price per share of UnitedHealth Group common stock was $52.81 as of July 1, 2005.

Precedent Transactions Analysis. Morgan Stanley reviewed and analyzed selected precedent healthcare transactions involving other companies acquired since March 1, 2001. The following table sets forth the acquisition transactions that were reviewed in connection with this analysis:

•	Oxford Health/UnitedHealth Group

•	MAMSI/UnitedHealth Group

•	WellPoint/Anthem

•	Cobalt/WellPoint

•	Trigon/Anthem

•	RightCHOICE/WellPoint

•	BCBS of Georgia/WellPoint

Morgan Stanley derived from these selected transactions a reference range of premiums paid relative to the trading share prices at two different periods of time preceding the announcement of a transaction. The premium paid relative to the share price 30 days prior to deal announcement ranged from 18.7% to 54.5%, with an average of 34.1%. The premium paid relative to the share price one day prior to deal announcement ranged from 14.2% to 46.3%, with an average of 22.8%. Based on the size and specifics of the merger, Morgan Stanley then derived from these selected transactions a reference range of premiums paid of 20% to 35% for share prices 30 days prior to transaction announcement and 15% to 25% for share prices one day prior to transaction announcement, and applying these ranges of premiums to the closing share prices for PacifiCare common stock on June 2, 2005 and May 16, 2005, Morgan Stanley calculated implied valuation ranges for PacifiCare common stock of $78 to $87 and $71 to $77, respectively. Morgan Stanley noted that the per share implied merger consideration for PacifiCare common stock was $78.53 as of July 1, 2005.

Morgan Stanley also derived from these selected transactions a reference range of premiums paid using an implied all stock exchange ratio premiums to the 30-day and 60-day average exchange ratios. The implied all stock exchange ratio premium to the 30-day average exchange ratio ranged from 14.4% to 41.3%, with an average of 21.5%. The implied all stock exchange ratio premium to the 60-day average exchange ratio ranged from 13.5% to 41.4%, with an average of 21.9%. Based on the size and specifics of the merger, Morgan Stanley then derived from these selected transactions a reference range of 15% to 22% for the 30 day average implied all stock exchange ratio premium and 15% to 21% for the 60 day average implied all stock exchange ratio premium. Applying these ranges of implied all stock exchange ratio premiums to the 30-day average and 60-day average exchange ratios of PacifiCare common stock to UnitedHealth Group’s common stock, Morgan Stanley calculated implied valuation ranges for PacifiCare common stock of $80 to $85 and $79 to $83, respectively. Morgan Stanley noted that the per share implied merger consideration for PacifiCare common stock was $78.53 as of July 1, 2005.

Finally, Morgan Stanley derived from the selected transactions a reference range of multiples derived by dividing the target’s equity value based on the transaction value by each of the actual net income for the most recently reported twelve month period (“LTM”) and the projected net income for the next twelve months (“NTM”) based on I/B/E/S estimates. The LTM multiples ranged from 13.3x to 34.8x, with an average of 19.1x, and the NTM multiples ranged from 13.1x to 20.6x, with an average of 16.9x. Based on the size and specifics of the merger, Morgan Stanley then derived from these selected transactions a reference range of LTM multiples of 15.0x to 18.0x and a reference range of NTM multiples of 13.0x to 16.5x. Applying these ranges of multiples to the corresponding LTM and NTM net income for PacifiCare, Morgan Stanley calculated implied valuation ranges for PacifiCare common stock of $51 to $62 and $51 to $65, respectively. Morgan Stanley noted that the per share implied merger consideration for PacifiCare common stock was $78.53 as of July 1, 2005.

Morgan Stanley noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Morgan Stanley noted that no company or transaction reviewed was identical to the proposed transactions and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of PacifiCare and UnitedHealth Group and other factors that would affect the acquisition values in the comparable transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates. Mathematical analysis (such as determining the average or median) are not themselves meaningful methods of using comparable transaction data.

PacifiCare Discounted Cash Flow Analysis. Morgan Stanley performed a 5-year discounted cash flow analysis for PacifiCare, calculated as of July 1, 2005, of the estimated unlevered after-tax free cash flows for fiscal years 2005 through 2010, based on Wall Street research estimates reviewed with PacifiCare management. Morgan Stanley estimated a range of terminal values calculated as of December 31, 2010, based on a range of 2011 P/E multiples of 12.0x–16.0x. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 7.0% to 8.0% based upon the weighted average cost of capital of PacifiCare and other comparable companies. Based on Wall Street research estimates, the discounted cash flow analysis of PacifiCare yielded an implied valuation range of PacifiCare common stock of $60 to $81 per share based on estimates assuming no contribution from the Medicare Part D business and $60 to $85 based on estimates assuming some contribution from the Medicare Part D business. Morgan Stanley noted that the per share implied merger consideration for PacifiCare common stock was $78.53 as of July 1, 2005.

Discounted Equity Value Analysis. Morgan Stanley performed an analysis of the implied present value per share of PacifiCare common stock on a stand-alone basis based on PacifiCare’s projected future equity value using the fiscal year 2007 estimates provided by I/B/E/S. To calculate the discounted equity value, Morgan Stanley multiplied the applicable PacifiCare earnings estimate by the next calendar year multiple range of 10.0x to 17.0x, based on the reference range derived from the comparable company analysis, and discounted the implied nominal equity values of PacifiCare to a present value at an illustrative discount rate of 7.8%, which reflected the PacifiCare average cost of equity capital. Based on the aforementioned projections and assumptions, Morgan Stanley derived an implied valuation range for PacifiCare common stock of $62 to $85, using Wall Street equity research estimates. Morgan Stanley noted that the per share implied merger consideration for PacifiCare common stock was $78.53 per share as of July 1, 2005.

Morgan Stanley performed an analysis of the implied present value per share of UnitedHealth Group common stock on a stand-alone basis based on UnitedHealth Group’s projected future equity value using the fiscal year 2007 estimates provided by I/B/E/S. To calculate the discounted equity value, Morgan Stanley multiplied the applicable UnitedHealth Group earnings estimate by the next calendar year multiple range of 17.0x to 21.0x, based on the reference range derived from the comparable company analysis, and discounted the implied nominal equity values of UnitedHealth Group to a present value at an illustrative discount rate of 6.5%, which reflected the UnitedHealth Group average cost of equity capital. Based on the aforementioned projections and assumptions, Morgan Stanley derived an implied valuation range for UnitedHealth Group common stock of $50 to $62, using Wall Street equity research estimates.

Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of PacifiCare or UnitedHealth Group or their respective common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to the industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, PacifiCare or UnitedHealth Group. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness of the merger consideration to be received by holders of shares of PacifiCare common stock pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by Morgan Stanley of its oral opinion on July 6, 2005 to the PacifiCare board of directors, subsequently confirmed in writing as of the same date.

The merger consideration was determined through arm’s-length negotiations between PacifiCare and UnitedHealth Group and was approved by PacifiCare’s board of directors. Morgan Stanley did not provide any advice to PacifiCare during these negotiations, nor did Morgan Stanley recommend any specific merger consideration to PacifiCare or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

The opinion of Morgan Stanley was one of the many factors taken into consideration by the PacifiCare board of directors in making its determination to approve the proposed transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of PacifiCare’s board of directors with respect to the merger consideration or of whether PacifiCare’s board of directors would have been willing to agree to a different merger consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of PacifiCare, UnitedHealth Group and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for PacifiCare and UnitedHealth Group and have received fees for the rendering of these services. In particular, Morgan Stanley acted as co-lead agent in the PacifiCare’s current senior credit facility, was a bookrunner on UnitedHealth Group’s offering of $500,000,000 aggregate principal amount of 4.875% notes due March 15, 2015, was an underwriter on UnitedHealth Group’s offerings of $250,000,000 aggregate principal amount of 3.8% fixed-rate notes due February 2009, $250,000,000 aggregate principal amount of 4.8% fixed-rate notes due February 2014, $550,000,000 aggregate principal amount of 3.4% fixed-rate notes due August 2007, $450,000,000 aggregate principal amount of 4.1% fixed-rate notes due August 2009 and $500,000,000 aggregate principal amount of 5.0% fixed-rate notes due August 2014, and is a lender under UnitedHealth Group’s current five-year revolving credit facility.

PacifiCare has agreed to pay Morgan Stanley a customary fee for an engagement limited to delivery of a financial opinion upon delivery of its financial opinion letter. PacifiCare has also agreed to reimburse Morgan Stanley for certain fees and expenses incurred in performing its services. In addition, PacifiCare has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Certain Financial Projections

In connection with UnitedHealth Group’s due diligence review of PacifiCare’s operations, PacifiCare provided UnitedHealth Group with a copy of PacifiCare’s internal forecast package, dated as of May 11, 2005, referred to as the forecast. The forecast estimated, as of May 11, 2005, certain summary financial information for PacifiCare for the year ending December 31, 2005. The forecast was based on PacifiCare’s plan for financial performance in 2005 as revised in consideration of actual results of operation for the first quarter of 2005. The forecast summarized below did not take into account PacifiCare’s anticipated Part D stand-alone administration expenses and capital expenditures. The forecast is summarized in the following table.

PacifiCare Health Systems, Inc.

2005 Forecast

(May 11, 2005)

Selected Financial and Operating Forecasts[1]	Year Ended December 31, 2005
(Dollars in millions, except per share data)
Revenue	$14,437.3
Net Income[2]	$379.4
Earnings per share	$3.89
EBITDA[3]	$782.3
Free Cash Flow[4]	$334.7
Margins
Commercial	18.9%
Senior	12.0%
Speciality and Other	40.0%
MLR
Private Commercial	80.9%
Private Senior	73.0%
Government Senior	87.9%
Combined MLR	84.1%
SG&A as a % of Revenue	13.2%
Capital Expenditures	$134.2
Depreciation and Amortization	$89.5
Effective tax rate	38.80%
Average Outstanding Shares	98,200

(1)	PacifiCare utilizes certain non-GAAP measures to evaluate its performance and considers these measures important indicators of its success. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States. In addition, PacifiCare’s non-GAAP measures may not be comparable to similar measures reported by other companies.

(2)	Forecasts of net income and earnings per share do not include estimates by PacifiCare for expenses, including readiness and capital expenses, to be incurred in preparations by it to become a national prescription drug plan administrator for the new Medicare Part D benefit. These expenses as incurred are expected to reduce net income and earnings per share from the amounts set forth in the forecast.

(3)	EBITDA is computed as net income excluding income taxes, interest expense, depreciation and amortization. PacifiCare believes that providing EBITDA is useful to investors as these are additional metrics used by PacifiCare management to measure PacifiCare’s profitability.

(4)

PacifiCare believes that reporting free cash flow assists investors in understanding its ability to generate sufficient positive cash flows to fund its ongoing cash operating requirements including capital and debt service obligations. Free cash flow should not be considered in isolation or as a substitute for cash flow from operations prepared in accordance with GAAP. Free cash flow is computed as net income plus depreciation and amortization, less capital expenditures.

The forecasts were prepared by the management of PacifiCare in the normal course of business and not in connection with the transactions. However, in connection with the discussions concerning the proposed merger and UnitedHealth’s due diligence review, PacifiCare furnished to UnitedHealth Group certain financial forecasts prepared by PacifiCare’s management. The forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, prospective financial information and forecasts. None of UnitedHealth Group, PacifiCare or any of their respective representatives made or is making any representations regarding the forecasts. The forecasts reflect numerous assumptions made by the management of PacifiCare, with respect to industry conditions, membership enrollment, trends in healthcare costs, the effects of changes in Medicare, general business, economic, market and financial conditions and other matters and do not take into account any changes to the operations of PacifiCare which may result from the merger. These assumptions are subject to risks and uncertainties which are difficult to predict and of which many are beyond the control of PacifiCare and UnitedHealth Group. Accordingly, actual results could be materially higher or lower than those provided in the forecasts and PacifiCare cannot assure you that the forecasts will be realized. The inclusion of the forecasts in this proxy statement/prospectus should not be regarded as an indication that PacifiCare or its affiliates or representatives considered or consider the forecasts to be a reliable prediction of future events, and you are cautioned not to place undue reliance on these forecasts to predict the future results of PacifiCare, or a combined UnitedHealth Group and PacifiCare, due to the limitations discussed above. None of PacifiCare or its affiliates or representatives intends to update or otherwise revise the forecasts to reflect circumstances existing after the date of the forecasts or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. PacifiCare has, in the past, prepared and publicly announced financial forecasts regarding its anticipated operating results and has done so since the forecast package, dated May 11, 2005, was provided to UnitedHealth Group. The forecasts summarized above and any other forecasts publicly announced by PacifiCare regarding its anticipated operating results are forward looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 of this proxy statement/prospectus for important cautionary language regarding the reliance on projections and forecasts and estimates, and for factors which may cause actual results to differ from such estimates.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, if permissible, including adoption of the merger agreement by the stockholders of PacifiCare. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

UnitedHealth Group and PacifiCare are working to complete the merger as quickly as possible, and we hope to do so as promptly as practicable after the special meeting and the receipt of the required regulatory approvals and consents. However, because the merger is subject to closing conditions and the approval of certain antitrust and regulatory agencies such as the Department of Justice, Antitrust Division, the Department of Health and the Departments of Insurance in the Principal States, UnitedHealth Group and PacifiCare cannot give any assurance that all the conditions to the merger will be either satisfied or waived or that the merger will occur and cannot predict the exact timing of the completion of the merger.

As promptly as practicable after the merger is completed, Wells Fargo, the exchange agent for the merger, will mail to you instructions (including a letter of transmittal) for surrendering your PacifiCare stock certificates in exchange for UnitedHealth Group common stock and cash. When you deliver your PacifiCare stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your PacifiCare stock certificates will be cancelled and you will receive a certificate representing that number of whole shares of UnitedHealth Group stock that you are entitled to receive pursuant to the merger agreement and a check for the cash that you are entitled to receive pursuant to the merger agreement.

You should not submit your stock certificates for exchange until you have completed and mailed the letter of transmittal as directed by the instructions referred to above.

You will be entitled to receive dividends or other distributions on UnitedHealth Group common stock with a record date after the merger is completed, but only after you have surrendered your PacifiCare stock certificates. If there is any dividend or other distribution on UnitedHealth Group common stock with a record date after completion of the merger, you will receive the dividend or distribution promptly after the later of the date that your UnitedHealth Group shares are issued to you or the date the dividend or other distribution is paid to all UnitedHealth Group shareholders.

UnitedHealth Group will issue a UnitedHealth Group stock certificate or check in a name other than the name in which a surrendered PacifiCare stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Operations Following the Merger

Following completion of the merger, the business of PacifiCare will be continued as a wholly owned subsidiary of UnitedHealth Group. The stockholders of PacifiCare will become shareholders of UnitedHealth Group and their rights as shareholders will be governed by the UnitedHealth Group second restated articles of incorporation, the UnitedHealth Group second amended and restated bylaws and the laws of the State of Minnesota. See the section entitled “Comparison of Rights of Shareholders of UnitedHealth Group and Stockholders of PacifiCare” beginning on page 115 of this proxy statement/prospectus for a discussion of some of the differences in the rights of shareholders of UnitedHealth Group and the stockholders of PacifiCare.

Health Services Agreements

In support of their plan to provide a nationwide access to healthcare providers and to promote positive customer service, United HealthCare Insurance Company, referred to as United Insurance, a wholly owned subsidiary of UnitedHealth Group, and PacifiCare Health Plans Administrators, Inc., referred to as PacifiCare Administrators, a wholly owned subsidiary of PacifiCare, have entered into two separate health services agreements on customary terms, which are referred to as the health services agreements. Under the health services agreements, (i) PacifiCare Administrators has agreed, under certain circumstances, to provide certain United Insurance customers with access to certain services from certain of PacifiCare Administrators’ networks of contracted health care professionals and entities and (ii) United Insurance has agreed to provide certain PacifiCare Administrator customers with access to certain of United Insurance’s networks of contracted health care professionals and entities.

The health services agreements grant reciprocal access to certain of each party’s provider networks on customary terms for network management, processing and payment of claims, network fees, patient privacy and other matters related to regulatory compliance. Each of the agreements has a four year team which term automatically renews for successive two year periods unless the agreements are earlier terminated. The agreements may not be terminated prior to the end of the initial four year term except in specified circumstances. In the event of a “Change in Control” of PacifiCare, as defined in the agreements, either party may provide at least 45 days notice to the other party of its election to terminate the health services agreements. Such termination becomes effective upon a “Change in Control”, unless such notice is provided by United Insurance after the merger agreement has been terminated and a takeover proposal for PacifiCare has been announced, in which case such termination becomes effective on the later of (a) the occurrence of the “Change in Control” or (b) 180 days after the date of a notice from PacifiCare Administrators to United Insurance notifying United Insurance of the public disclosure of the receipt by PacifiCare of, or PacifiCare entering into, a takeover proposal that would have been within the definition of takeover proposal had the merger agreement remained in effect. In the event of termination following a “Change of Control”, United Insurance may elect to extend the Health Services Agreements for either a six-month period or two successive six-month periods upon notice and payment of an additional fee for one six-month period or two fees for two successive six-month periods.

Certain Contracts between UnitedHealth Group and PacifiCare

In the ordinary course of business, PacifiCare has purchased services from two of UnitedHealth Group’s businesses. PacifiCare has obtained specialized transplant management solutions from United Resource Networks, a part of UnitedHealth Group’s Specialized Care Services. In addition, PacifiCare has purchased database and data management services and consulting services from Ingenix. UnitedHealth Group and PacifiCare believe these services were provided on an arms-length basis and on customary terms available to any third party.

Interests of Certain Persons in the Merger

PacifiCare’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as stockholders. The PacifiCare board of directors was aware of these interests of PacifiCare’s directors and executive officers and considered them in its decision to approve and adopt the merger agreement.

Employment Agreements between PacifiCare Executive Officers and UnitedHealth Group

Twenty-one of PacifiCare’s executive officers and senior managers, including each of Messrs. Phanstiel, Bowlus, Scott and Konowiecki and Ms. Kosecoff (together, the “named executive officers”) have executed employment agreements with UnitedHealth Group that will take effect upon the completion of the merger and which will become void if the merger is not completed. Upon completion of the merger and the effectiveness of the new employment agreements, all prior employment agreements between PacifiCare and these executives will terminate and the executives will no longer be entitled to any payments or benefits under those agreements.

New Employment Agreements—Generally The employment agreements with Messrs. Phanstiel, Bowlus and Scott are for a term of two years and either party may terminate the agreement upon 30 days notice to the other at any time following the first year of the term. The employment agreements with Mr. Konowiecki and Ms. Kosecoff are for a term of one year. Under the employment agreements, Mr. Phanstiel will serve as chief executive officer and president of PacifiCare and as executive vice president of UnitedHealth Group; Mr. Bowlus will serve as chief executive officer and president of PacifiCare’s Health Plan Division; Mr. Scott will serve as executive vice president, enterprise services and chief financial officer of PacifiCare; Mr. Konowiecki will serve as executive vice president, corporate affairs and general counsel of PacifiCare; and Ms. Kosecoff will serve as chief executive officer of the combined company’s Medicare Part D division and PacifiCare’s PBM division.

The employment agreements provided to three other executive officers of PacifiCare provide for an initial term of 12 or 24 months and will be automatically extended for successive terms of one year unless either party gives the other a non-renewal notice.

Each of the executive officers will receive the same annual base salary he or she received from PacifiCare prior to the merger (including the value of his or her car allowance) under the new employment agreements. The base salaries for the named executive officers would be as follows: Mr. Phanstiel—$997,000; Mr. Bowlus—$677,000; Mr. Scott—$607,000; Mr. Konowiecki—$587,000; and Ms. Kosecoff—$507,000. However, the base salary amounts will be increased, if the effective date of the agreement occurs after January 1, 2006, to reflect normal annual salary adjustments made by PacifiCare as of January 1, 2006. In addition, the employment agreements provide for target annual bonuses equal to the same percentage of base salary as is currently in effect for the executive officers. With respect to the named executive officers, these percentages are as follows: Mr. Phanstiel, 125%; Mr. Bowlus, 85%; and Messrs. Scott and Konowiecki and Ms. Kosecoff, 75%.

As described below, the employment agreements with executive officers also provide for initial grants of restricted stock and a signing bonus on the effective date of the merger. These employment agreements, other than those entered into with the named executive officers, provide for severance pay under certain circumstances described in more detail below. Further, if any of the executive officers is subject to the excise tax imposed under Section 4999 of the Code and such excise tax is incurred in connection with the merger, the executive will receive an additional payment in the amount necessary to place the executive in the same after-tax position as if the excise tax did not apply.

Twenty-one of PacifiCare’s executive officers and senior managers, including each of the named executive officers, have executed a non-competition agreement (the “Non-Competition Agreement”) which provides that for a period of time following the merger—48 months in the case of Messrs. Phanstiel, Bowlus, and Scott and two additional executive officers, 36 months for one additional executive officer and 24 months in the case of Mr. Konowiecki and Ms. Kosecoff—each executive officer will be subject to a restrictive covenant that generally prohibits him or her from engaging in, or rendering services to, any business that offers managed care and other health insurance products offered by PacifiCare or its subsidiaries prior to the merger.

Signing Bonus Each employment agreement with UnitedHealth Group provides for a signing bonus denominated in either cash or restricted shares of UnitedHealth Group common stock, to be payable or awarded (as the case may be) on the agreement’s effective date. Messrs. Phanstiel and Konowiecki and Ms. Kosecoff and three other executive officers are entitled to receive a grant of a number of shares of restricted stock determined by multiplying the amount of the executive’s signing bonus as listed below by 121% and dividing the result by the closing price of UnitedHealth Group common stock on the agreement’s effective date: Mr. Phanstiel, $8,454,195, Mr. Konowiecki, $3,593,523, Ms. Kosecoff, $3,071,475, and the three other executive officers in the aggregate, $7,218,520. The restrictions on shares of restricted stock issued to Messrs. Phanstiel and Konowiecki and Ms. Kosecoff, as well as to the other three executive officers, will lapse 50% on each of the first and second anniversaries of the agreement’s effective date, as long as the executive is in compliance with the terms of the Non-Competition Agreement. Any portion of such shares with respect to which the restrictions had not lapsed as of the date of a breach by the executive of his or her Non-Competition Agreement will be forfeited. Messrs. Bowlus and Scott will be entitled to a cash signing bonus of $4,133,503 and $3,728,481, respectively, on the agreement’s effective date.

Initial Grant of Restricted Stock Each employment agreement with UnitedHealth Group provides for an initial grant of restricted shares of UnitedHealth Group common stock. The initial grant of restricted stock to be awarded to each of the named executive officers is as follows: Mr. Phanstiel—150,000 shares; Mr. Bowlus—70,000 shares; Mr. Scott—70,000 shares; Mr. Konowiecki—30,000 shares and Ms. Kosecoff—50,000 shares. With respect to Messrs. Phanstiel, Bowlus, Scott, Konowiecki and Ms. Kosecoff and one additional executive officer, the shares subject to the initial grant of restricted stock will vest and all restrictions will lapse 25% (50% in the case of Mr. Konowiecki and Ms. Kosecoff) on each successive anniversary of the grant date so long as the executive officer continues to comply with the Non-Competition Agreement. In the event that the executive officer’s employment is terminated (i) by the Company for Cause (as defined in the employment agreement) or (ii) by executive officer without a Change in Employment (as defined in the employment agreement) prior to the first anniversary of the effective date of the merger, the portion of the initial grant of restricted stock with respect to which the restrictions had not lapsed as of the date of termination shall be forfeited.

The employment agreements with the three executive officers who are not named executive officers provide for initial grants of, in the aggregate, 125,000 shares of restricted stock. In the case of one of these executive officers, the shares will vest as described in the preceding paragraph (25% on each successive anniversary of the grant date so long as the executive officer continues to comply with the Non-Competition Agreement). In the case of the other two executive officers, the shares subject to the initial grant of restricted stock shall vest, and the restrictions shall lapse, 25% per year commencing on the first anniversary of the grant date if the executive officer remains continuously employed by the Company (or is receiving severance under UnitedHealth Group’s severance pay plan or his or her employment agreement) until the respective vesting dates. In the event that the executive officer’s employment is terminated for any reason other than death, disability or retirement, the portion of the initial grant of restricted stock with respect to which the restrictions had not lapsed as of the date of termination (or, under circumstances in which the executive is entitled to severance, as of the date that severance pay ends) shall be forfeited.

Termination of Employment

In General. Upon a termination of employment for any reason under the new employment agreements, each executive officer will be entitled to receive compensation related to services performed prior to termination and any additional amounts required to be paid by applicable law.

Named Executive Officers. Upon a termination of employment for any reason, the named executive officers are entitled to receive a one-time cash payment in an amount equal to the full premium for employee-only health, dental and group term life benefit coverages for a 36-month period following termination of employment. If the named executive officer does not qualify for benefits under UnitedHealth Group’s post-retirement medical program at the time of termination of employment, following the executive’s exhaustion of COBRA continuation coverage, UnitedHealth Group will provide to the executive (at the executive’s cost) benefits which are substantially equivalent to the benefits provided under the post-retirement medical program. Mr. Phanstiel’s employment agreement also provides that following a termination of employment he is entitled to office space and administrative support services for a period of 36 months following the date of termination. No other severance is provided in the new employment agreements executed by the named executive officers.

Severance for Executive Officers (Other than the Named Executive Officers). Upon a qualifying termination of employment under the new employment agreements, each of the three executive officers who are not named executive officers will be entitled to severance pay. A qualifying termination will occur if the executive’s employment is terminated (1) by mutual agreement of the parties, (2) without Cause by UnitedHealth Group, (3) because of the death of the executive, (4) upon delivery from UnitedHealth Group of a notice of non-renewal, (5) by the executive due to a Change in Employment during the initial term of his or her employment agreement or, in the case of two executive officers, by the executive for any reason within 60 days of the expiration of the initial term of the employment agreement. Severance benefits will commence on the date of termination and generally continue for two years. The severance benefit is contingent upon execution of a release and is payable in bi-weekly installments equal to  1/26 of the sum of the executive officer’s annualized base salary plus his or her average incentive compensation paid over the prior two years (excluding special, long-term, or one-time bonus or incentive compensation payments). Upon any termination of employment entitling these executive officers to severance benefits, these executives are also entitled to receive a one-time cash payment in an amount equal to the portion of the premiums UnitedHealth Group subsidizes for employee-only health, dental and group term life benefit coverages; and outplacement and job search services at the employer’s expense for a period not to exceed the severance period. If the executive officer does not qualify for benefits under UnitedHealth Group’s post-retirement medical program at the time of termination of employment, following the executive’s exhaustion of COBRA continuation coverage, UnitedHealth Group will provide to the executive (at the executive’s cost) benefits which are substantially equivalent to the benefits provided under the post-retirement medical program.

Supplemental Executive Retirement Plan. PacifiCare maintains a nonqualified, supplemental executive retirement plan (the “SERP”) under which certain executive officers, including each of the named executive officers, are eligible to participate. Participants who retire at or after age 62 receive an annual benefit equal to 4% of their highest consecutive three year average annual base salary and bonus (“Covered Compensation”) per year of service with a maximum annual benefit of 50% of Covered Compensation. Participants with five years of covered employment may retire at or after age 55. A discounted benefit equal to 3% per year is applied for retirement before age 62. Each of the named executive officers other than Ms. Kosecoff is scheduled to vest in his accrued SERP benefit as of January 1, 2007; Ms. Kosecoff is scheduled to vest in her accrued SERP benefit as of July 22, 2007. The new employment agreements provide that if the executive officer is a participant in the SERP and if the executive’s employment terminates for any reason (or if the SERP is terminated by UnitedHealth Group) during the two-year period following the merger, then the executive officer will be entitled to receive the change in control benefit under the SERP which is the immediate commencement of the executive’s accrued benefit with no reduction for early commencement. SERP benefits may also be paid in a lump sum actuarial equivalent of the lifetime annual benefit.

PacifiCare Employment Agreements

Two of PacifiCare’s executive officers have not entered into new employment agreements, but are parties to employment agreements with PacifiCare which will continue after the merger. Under the terms of the PacifiCare employment agreements, if the executive officer is terminated without Cause or terminates his or her employment for “good cause” (as defined in the employment agreement) within twenty-four months of a change in control, he or she will be eligible for severance benefits. Consummation of the merger constitutes a change in control for purposes of these employment agreements. One such executive officer would be entitled to a lump sum payment equal to three times the executive’s base salary in effect at date of termination and three times the average incentive payment for the last two years. The lump sum would also include the prorated portion of the executive’s annual bonus for the year of termination and an amount equal to 36 months benefits coverage, including automobile allowance. In addition, the executive would be eligible for outplacement services for 36 months. The other executive officer would be entitled to a lump sum payment equal to two times the executive’s base salary in effect at date of termination and two times the average incentive payment for the last two years. The lump sum would also include the prorated portion of the executive’s annual bonus for the year of termination and an amount equal to 24 months benefits coverage, including automobile allowance. In addition, the executive would be eligible for outplacement services for 24 months. The PacifiCare employment agreement also provides that the executive may terminate his or her employment for any reason after twelve months following the change in control and be eligible to receive one-half of the benefits described above. One of these executive officers is a participant in the SERP, described above, so that if this executive’s employment terminates for any reason (or the SERP is terminated) within 24 months of the change in control, the executive would be entitled to receive the change in control benefit under the SERP which is the immediate commencement of the executive’s accrued benefit under such plan with no reduction for early commencement. Further, if either of these executives is subject to the excise tax imposed under Section 4999 of the Code and such excise tax is incurred in connection with this merger, he or she will receive an additional payment in the amount necessary to place the executive in the same after-tax position as if the excise tax did not apply.

Equity-Based Awards

Stock Options In connection with the merger, except as noted below, UnitedHealth Group will assume each option to purchase PacifiCare common stock that remains outstanding immediately prior to the consummation of the merger, subject generally to the same terms and conditions as previously applicable thereto, and each PacifiCare stock option assumed by UnitedHealth Group will be converted automatically into an option to purchase shares of UnitedHealth Group common stock, except that (1) each such substitute stock option will be exercisable for, and represent the right to acquire, that whole number of shares of UnitedHealth Group common stock (rounded to the nearest whole share) equal to the number of shares of PacifiCare common stock subject to such PacifiCare stock option multiplied by the option exchange ratio and (2) the option price per share of UnitedHealth Group common stock under each substitute stock option will be an amount equal to the option price per share of PacifiCare common stock subject to the option in effect immediately prior to completion of the merger divided by the option exchange ratio. For this purpose, the option exchange ratio is equal to 1.1 plus the fraction obtained by dividing $21.50 by the per share closing price of UnitedHealth Group common stock on the trading day immediately prior to the effective date of the merger. See the section entitled “The Merger

Agreement—Structure of the Merger and Conversion of PacifiCare Common Stock and Equity-Based Awards” beginning on page 99 of this proxy statement/prospectus. Based on the number of PacifiCare stock options outstanding as of September 30, 2005, the following number of PacifiCare options held by PacifiCare’s named executive officers, all other executive officers as a group and all non-employee directors as a group will be so converted at the effective time of the merger: Mr. Phanstiel, 2,460,000; Mr. Bowlus, 983,750; Mr. Scott, 480,000; Mr. Konowiecki, 995,000; Ms. Kosecoff, 245,000; all other executive officers as a group (5 persons), 466,342; and all non-employee directors as a group (9 persons), 622,056.

Under PacifiCare’s equity compensation plans, except as noted below, all outstanding stock options, including those held by directors and executive officers of PacifiCare, will vest and become fully exercisable at the effective time of the merger. Based on options outstanding as of September 30, 2005, the number of unvested options to acquire shares of PacifiCare common stock held by the named executive officers, all other executive officers as a group and all non-employee directors as a group, that will become fully vested and exercisable at the effective time of the merger, and the weighted average exercise price of such options, is as follows: Mr. Phanstiel, 772,500 options with a weighted average exercise price of $27.70; Mr. Bowlus, 280,000 options with a weighted average exercise price of $24.60; Mr. Scott, 240,000 options with a weighted average exercise price of $25.45; Mr. Konowiecki, 285,000 options with a weighted average exercise price of $19.11; Ms. Kosecoff, 162,500 options with a weighted average exercise price of $28.40; all other executive officers as a group (5 persons), 355,050 options with a weighted average exercise price of $29.94; and all non-employee directors as a group (9 persons), 20,000 options with a weighted average exercise price of $28.13. If the merger were to be completed after February 1, 2006, a portion of these options will become vested under their existing terms, so that the number of unvested options becoming fully vested at the completion of the merger would be as follows: Mr. Phanstiel, 397,500 options with a weighted average exercise price of $40.09; Mr. Bowlus, 128,750 options with a weighted average exercise price of $37.37; Mr. Scott, 112,500 options with a weighted average exercise price of $39.09; Mr. Konowiecki 90,000 options with a weighted average exercise price of $36.97; Ms. Kosecoff, 130,000 options with a weighted average exercise price of $30.19; all other executive officers as a group (5 persons), 248,650 options with a weighted average exercise price of $35.07; and all non-employee directors as a group (9 persons), 0 options.

In the event that the merger is consummated after January 1, 2006, any stock option grants made by PacifiCare after January 1, 2006 will be treated differently in connection with the merger, as follows:

Grants to Executive Officers who Execute New Employment Agreements. Only a portion of any stock options granted after January 1, 2006 by PacifiCare to its executive officers and other senior managers who have executed new employment agreements in connection with the merger may vest and become exercisable at the effective time of the merger. The portion (if any) that will become vested will equal the number of shares subject to the grant multiplied by a fraction, the numerator of which is the number of full calendar quarters elapsed between January 1, 2006 and the effective time of the merger, and the denominator of which is 16. Any such options that become vested pursuant to the foregoing provision will be converted into options to purchase UnitedHealth Group common stock in accordance with the conversion provisions described above, and any such options that are not vested as of the effective time of the merger will be cancelled without consideration.

Grants to Executive Officers who do not Execute New Employment Agreements. Stock options granted by PacifiCare after January 1, 2006 to executive officers and other senior managers who have existing employment agreements with PacifiCare and who do not execute new employment agreements in connection with the merger will not be subject to accelerated vesting as of the effective time of the merger, but will be converted into options to purchase UnitedHealth Group common stock in accordance with the conversion provisions described above. If the employment of any such individual is terminated either (1) by UnitedHealth Group or its affiliates without cause or (2) by the individual for good cause (as defined in the individual’s existing employment agreement) within one year following the effective time of the merger, a portion of the grant will become vested equal to the number of shares subject to the grant multiplied by a fraction, the numerator of which is the number of full calendar quarters elapsed between January 1, 2006 and the date of termination, and the denominator of which is 16.

Grants to Other Employees. Stock options granted after January 1, 2006 to employees of PacifiCare other than the individuals described above will not be subject to accelerated vesting as of the effective time of the merger, but will be converted into options to purchase UnitedHealth Group common stock in accordance with the conversion provisions described above.

Restricted Stock and Stock Units. Except as noted below, all outstanding restricted shares of PacifiCare common stock under PacifiCare’s equity plans, including restricted shares held by directors and executive officers of PacifiCare, will vest and become nonforfeitable as of the effective time of the merger and, in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare), will be converted into the right to receive the per share merger consideration at the effective time of the merger (see the section entitled “The Merger Agreement—Structure of the Merger and Conversion of PacifiCare Common Stock and Equity-Based Awards” beginning on page 99 of this proxy statement/prospectus). Based on the shares of restricted stock outstanding as of September 30, 2005, the total number of restricted shares of PacifiCare common stock held by PacifiCare’s named executive officers, all other executive officers as a group and all non-employee directors as a group that will become fully vested and nonforfeitable as a result of the merger is as follows: Mr. Phanstiel, 0; Mr. Bowlus, 0; Mr. Scott, 0; Mr. Konowiecki, 0; Ms. Kosecoff, 0; all other executive officers as a group (5 persons), 10,000; and all non-employee directors as a group (9 persons), 0.

In addition, all stock units, including restricted stock units credited to the accounts of participants under PacifiCare’s deferred compensation plans, whether or not vested, in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare), will be converted into the right to receive the per share merger consideration at the effective time of the merger (see the section entitled “The Merger Agreement—Structure of the Merger and Conversion of PacifiCare Common Stock and Equity-Based Awards” beginning on page 99 of this proxy statement/prospectus). The total number of vested stock units credited to the account of PacifiCare’s named executive officers, all other executive officers as a group and all non-employee directors as a group as of September 30, 2005 is as follows: Mr. Phanstiel, 362,494; Mr. Bowlus, 29,168; Mr. Scott, 64,509; Mr. Konowiecki, 39,385; Ms. Kosecoff, 28,797; all other executive officers as a group (5 persons), 116,972; and all non-employee directors as a group (9 persons), 35,996. The total number of stock units that will become fully vested as of the effective time of the merger is as follows: Mr. Phanstiel, 234,394; Mr. Bowlus, 69,166; Mr. Scott, 63,847; Mr. Konowiecki, 59,776; Ms. Kosecoff, 42,701; all other executive officers as a group (5 persons), 147,976; and all non-employee directors as a group (9 persons), 0.

In the event that the merger is consummated after January 1, 2006, any awards of restricted stock made by PacifiCare after January 1, 2006 will be treated differently in connection with the merger, as follows:

Awards to Executives and Senior Managers with Existing Employment Agreements. Only a portion of any restricted shares granted after January 1, 2006 by PacifiCare to its executive officers and other senior managers who have existing employment agreements with PacifiCare may vest at the effective time of the merger. The portion (if any) that will become vested will equal the number of restricted shares subject to the grant multiplied by a fraction, the numerator of which is the number of full calendar quarters elapsed between January 1, 2006 and the effective time of the merger, and the denominator of which is 16. Any portion of the grant with respect to which the restrictions have lapsed as of the effective time of the merger will be converted into the right to receive the per share merger consideration, as described above, and any portion of the grant that has not become vested as of the effective time of the merger will be cancelled without consideration.

Awards to Other Employees. Any restricted shares granted after January 1, 2006 by PacifiCare to its employees, other than the executive officers and other senior managers described above, will not be subject to accelerated vesting at the effective time of the merger, and, at the effective time of the merger, any restricted shares with respect to which the restrictions have not lapsed will be cancelled without consideration.

Bonuses for the Year in Which the Merger is Completed

UnitedHealth Group has agreed that participants in PacifiCare’s incentive bonus plans, including PacifiCare’s executive officers, will be paid bonus amounts for the 2005 plan year in the ordinary course and such amounts may be paid in the final pay period of the calendar year 2005. Further, if the merger becomes effective in 2006, Incentive Plan participants, including the named executive officers, would receive pro rata bonuses equal to no less than the pro rata portion (based on the number of days in the year worked prior to consummation of the merger) of the product of the named executive officer’s base salary and the following target bonus percentages: Mr. Phanstiel, 125%; Mr. Bowlus, 85%; Mr. Scott, 75%; Mr. Konowiecki, 75%; and Ms. Kosecoff, 75%. The 2005 target bonus percentages that apply with respect to PacifiCare’s other executive officers are 75% (with respect to 4 other executive officers) and 50% (with respect to one other executive officer).

Continuation of Certain Benefits

Pursuant to the merger agreement, UnitedHealth Group has agreed that it will, or will cause the surviving company in the merger to, continue the PacifiCare SERP in effect for at least one year following the effective time of the merger, and to provide employees of PacifiCare and its subsidiaries, including the executive officers, with compensation and employee benefits that are no less favorable than those provided pursuant to PacifiCare’s plans and policies prior to the effective time or those provided by UnitedHealth Group to similarly situated employees in the discretion of UnitedHealth Group. See also, the section entitled “The Merger Agreement—Employee Matters” beginning on page 108 of this proxy statement/prospectus.

Indemnification and Insurance

The merger agreement provides that without further action upon effectiveness of the merger, the surviving company in the merger will assume and maintain all rights to indemnification and exculpation provided to current or former directors, officers and employees of PacifiCare in the PacifiCare certificate of incorporation, bylaws, existing indemnification agreements or provided under applicable law, and that such rights will continue in full force and effect following completion of the merger. In addition, UnitedHealth Group has agreed to indemnify and hold harmless, and provide advancement of expenses to directors, officers and employees of PacifiCare to the same extent such persons were indemnified by, or had the right to advancement of expenses from, PacifiCare on the date of the merger agreement by PacifiCare pursuant to PacifiCare’s certificate of incorporation, existing indemnification agreements or as provided under applicable law.

The merger agreement provides that, for six years after completion of the merger, UnitedHealth Group will maintain PacifiCare’s policies of directors’ and officers’ liability insurance or substitute comparable policies, except that UnitedHealth Group will not be obligated to pay aggregate premiums in excess of 300% of the amount paid by PacifiCare in its last full fiscal year.

PacifiCare Common Stock Ownership

The following table provides information about each stockholder known to PacifiCare to own beneficially more than 5% of the outstanding shares of PacifiCare common stock (based solely on information provided in Schedule 13Gs filed by each such entity in February 2005 with the SEC). All applicable share and per share amounts reflect the two-for-one stock split in the form of a dividend that was effective January 20, 2004.

Name and Address of Beneficial Owner	Common Stock	Percent of Class(1)
FMR Corp.(2) 82 Devonshire Street Boston, Massachusetts 02109	12,551,597	14.3%

(1)	Percent of class calculation is based on approximately 87,841,000 shares of PacifiCare common stock outstanding as of October 11, 2005.

(2)	This information is furnished in reliance on the Schedule 13-G/A filed by FMR Corp. with the SEC on February 14, 2005.

The following table shows how much PacifiCare common stock, including restricted stock, is owned by directors, named executive officers, and directors and executive officers as a group, as of October 11, 2005. All applicable share and per share amounts reflect the two-for-one stock split in the form of a dividend that was effective January 20, 2004.

Name	Number of Shares Owned(1)	Rights to Acquire(2)	Percent(3)
Howard G. Phanstiel	69,757	1,687,500	2.0%
Aida Alvarez	—	41,000	*
Bradley C. Call	2,000	91,000	*
Terry O. Hartshorn	107,464	91,000	*
Dominic Ng	2,000	61,000	*
Warren E. Pinckert II	7,264	35,000	*
David A. Reed	3,321	52,000	*
Charles R. Rinehart	2,000	71,000	*
Linda Rosenstock	—	32,500	*
Lloyd E. Ross	8,700	143,556	*
Bradford A. Bowlus	21,945	703,750	*
Joseph S. Konowiecki	78,287	710,000	*
Jacqueline B. Kosecoff	19,315	82,500	*
Gregory W. Scott	71,169	240,000	*
All Executive Officers and Directors as a Group (19 persons)(4)	437,540	4,186,598	5.0%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting or investment power or has shared voting or investment power with his or her spouse, including the following: shares held in an account under the PacifiCare Savings and Profit-Sharing Plan (which shares may fluctuate due to administrative fees), and restricted shares.

(2)	Includes shares that can be acquired through the exercise of outstanding vested options and options that vest within 60 days of October 11, 2005. Also includes stock units that are subject to distribution within 60 days of October 11, 2005 (but does not include other stock units).

(3)	The percentage of beneficial ownership is based on approximately 87,841,000 shares of common stock outstanding as of October 11, 2005, and includes with respect to each security holder both the number of shares owned and the number of shares that can be acquired through stock option exercises or stock unit distributions within 60 days of October 11, 2005.

(4)	In addition to the officers and directors named in this table, five other executive officers are members of the group.

Regulatory Matters

The merger is subject to the requirements of the HSR Act, which requires that acquisitions meeting certain thresholds must be notified and required information and materials furnished to the Antitrust Division of the DOJ and the FTC and certain waiting periods must be terminated or expire, before the merger can be completed. The applicable waiting period will begin on the date of filing by UnitedHealth Group and PacfiCare and will expire 30 days thereafter (or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday), unless the waiting period is earlier terminated or extended by a request for additional information.

At any time before or after completion of the merger, the Antitrust Division of the DOJ or the FTC may, however, challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, notwithstanding expiration or termination of the applicable HSR waiting period, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, PacifiCare and UnitedHealth Group will prevail.

Pursuant to the Principal States’ insurance laws and in some instances their health laws, in order to complete the merger, each of the Commissioners or Superintendents of Insurance in the Principal States and California’s Department of Managed Care must approve UnitedHealth Group’s acquisition of control of PacifiCare’s insurance companies and health maintenance organizations. To obtain these approvals, UnitedHealth Group, or the applicable PacifiCare subsidiary, as the case may be, has filed acquisition of control or similar applications, as required by the insurance and health laws and regulations of each state. There can be no assurance that any of these local authorities will grant the necessary approvals or consents in order for the merger to be completed. Under Wisconsin law, approval of the merger by the Wisconsin Office of the Commissioner of Insurance must be obtained before the merger may be submitted to PacifiCare’s stockholders for approval. A public hearing has been scheduled by the Wisconsin Office of the Commissioner of Insurance for November 8, 2005. If the approval of the Wisconsin Office of the Commissioner of Insurance is not obtained prior to November 17, 2005, the special meeting may be adjourned to a later date as necessary to comply with Wisconsin law. Of the states that must approve the acquisition of control of PacifiCare and certain PacifiCare subsidiaries, Wisconsin is the only state that requires that its approval must be obtained before the merger may be submitted to PacifiCare’s stockholders for approval.

Additionally, UnitedHealth Group is not obligated to complete the merger if a governmental agency or agencies imposes a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents which (if implemented) would constitute, or would be reasonably likely to constitute, individually or in the aggregate, a Negative Regulatory Action, as such term is defined in the section entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 107 of this proxy statement/prospectus. If the merger is completed despite the imposition of any such conditions, restrictions, qualifications, requirements or limitations in such conditions, restrictions, qualifications, requirements or limitations could adversely affect UnitedHealth Group’s ability to integrate the business of PacifiCare or reduce the anticipated benefits of the merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals and there may be a substantial period of time between the approval by PacifiCare stockholders and the completion of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of material U.S. federal income tax consequences of the merger generally applicable to holders of PacifiCare common stock that, in the merger, exchange their PacifiCare common stock for UnitedHealth Group common stock and cash. The following discussion is based on and subject to the Code, the regulations promulgated under the Code, and existing administrative rulings and court decisions, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only those PacifiCare stockholders that hold their shares of PacifiCare common stock as a capital asset. In addition, this discussion does not address all the U.S. federal income tax consequences that may be relevant to PacifiCare stockholders in light of their particular circumstances or the U.S. federal income tax consequences to PacifiCare stockholders that are subject to special rules, such as, without limitation:

•	partnerships, subchapter S corporations or other pass-through entities;

•	foreign persons, foreign entity or U.S. expatriates;

•	mutual funds, banks, thrifts or other financial institutions;

•	tax-exempt organizations or pension funds;

•	insurance companies;

•	dealers or traders in securities;

•	PacifiCare stockholders who received their shares of PacifiCare common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	PacifiCare stockholders who may be subject to the alternative minimum tax provisions of the Code;

•	PacifiCare stockholders whose functional currency is not the U.S. dollar;

•	PacifiCare stockholders who exercises dissenters’ rights; and

•	PacifiCare stockholders who hold PacifiCare common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

Furthermore, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger.

PacifiCare stockholders should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

Exchange of PacifiCare Common Stock for UnitedHealth Group Common Stock and Cash

PacifiCare and UnitedHealth Group each anticipate that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that PacifiCare receive a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP and UnitedHealth Group receive a written opinion from Weil, Gotshal & Manges LLP, in each case dated as of the effective date of the merger, both to the effect that the merger will qualify as such a reorganization. PacifiCare’s and UnitedHealth Group’s conditions relating to these tax opinions are not waivable following the adoption of the merger agreement by PacifiCare stockholders without reapproval by PacifiCare stockholders (with appropriate disclosure), and neither PacifiCare nor UnitedHealth Group intends to waive these conditions. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by PacifiCare, UnitedHealth Group and Point Acquisition, including those contained in representation letters of officers of PacifiCare, UnitedHealth Group and Point Acquisition. If any of those representations, covenants or assumptions is inaccurate, the opinions cannot be relied upon, and the U.S. federal income tax consequences of the merger could differ from those discussed here. In addition, these opinions are not binding on the United States Internal Revenue Service, referred to as the IRS, or any court, and neither PacifiCare nor UnitedHealth Group intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences to a PacifiCare stockholder of the exchange of PacifiCare common stock for UnitedHealth Group common stock and cash pursuant to the merger will be as follows:

•

a PacifiCare stockholder will realize gain equal to the excess, if any, of the fair market value of the UnitedHealth Group common stock (including, for this purpose, any fractional share of UnitedHealth Group common stock for which cash is received) and the amount of cash received over that stockholder’s adjusted tax basis in the PacifiCare common stock exchanged by the stockholder in the merger, but will recognize any such gain only to the extent of cash received in the merger (excluding cash received in lieu of fractional shares, which will be taxed as described below). For this purpose, a

PacifiCare stockholder must calculate gain or loss separately for each identifiable block of PacifiCare common stock exchanged by the stockholder in the merger, and the PacifiCare stockholder may not offset a loss realized on one block of its PacifiCare common stock against a gain recognized on another block of its PacifiCare common stock;

•	a PacifiCare stockholder will not be permitted to recognize any loss realized in the merger (except possibly in connection with cash received instead of a fractional share, as discussed below);

•	the gain recognized by a PacifiCare stockholder in the merger generally will constitute capital gain, unless, as discussed below, the stockholder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the stockholder’s gain will be treated as ordinary dividend income to the extent of the stockholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes;

•	any capital gain recognized by a PacifiCare stockholder generally will constitute long-term capital gain if the stockholder’s holding period for the PacifiCare common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain;

•	the aggregate tax basis of the shares of UnitedHealth Group common stock received by a PacifiCare stockholder (including, for this purpose, any fractional share of UnitedHealth Group common stock for which cash is received) in exchange for PacifiCare common stock in the merger will be the same as the aggregate tax basis of the stockholder’s PacifiCare common stock exchanged therefor, decreased by the amount of cash received by the stockholder in the merger (excluding any cash received in lieu of a fractional share) and increased by the amount of gain recognized by the stockholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received in lieu of a fractional share); and

•	the holding period of the shares of UnitedHealth Group common stock received by a PacifiCare stockholder in the merger will include the holding period of the stockholder’s PacifiCare common stock exchanged in the merger.

Potential Treatment of Cash as a Dividend

In general, the determination of whether gain recognized by a PacifiCare stockholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the PacifiCare stockholder’s deemed percentage stock ownership interest in UnitedHealth Group. For purposes of this determination, a PacifiCare stockholder will be treated as if the stockholder first exchanged all of its PacifiCare common stock solely for UnitedHealth Group common stock (instead of the combination of UnitedHealth Group common stock and cash actually received) and then UnitedHealth Group immediately redeemed a portion of that UnitedHealth Group common stock in exchange for the cash the stockholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the PacifiCare stockholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a PacifiCare stockholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a PacifiCare stockholder will depend on the stockholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the PacifiCare stockholder’s deemed percentage stock ownership of UnitedHealth Group common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of UnitedHealth Group that the PacifiCare stockholder is deemed actually and constructively to have owned immediately before the deemed redemption by UnitedHealth Group and (2) the percentage of the outstanding voting stock of UnitedHealth Group actually and constructively owned by the stockholder immediately after the deemed redemption by UnitedHealth Group. In applying the foregoing tests, a stockholder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the stockholder, including stock owned by other persons and stock subject to an option held by such stockholder or by other persons. Because the constructive ownership rules are complex, each PacifiCare stockholder should consult its own tax advisor as to the applicability of these rules. The IRS has indicated that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that stockholder has any reduction in its percentage stock ownership under the foregoing analysis.

Cash Received in Lieu of a Fractional Share

To the extent that a PacifiCare stockholder receives cash in lieu of a fractional share of common stock of UnitedHealth Group, the stockholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The stockholder generally will recognize capital gain or loss equal to the difference between the cash received and the portion of the stockholder’s tax basis in the shares of PacifiCare common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of PacifiCare common stock is more than one year as of the date of the merger.

Backup Withholding

Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the merger, unless a PacifiCare stockholder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A PacifiCare stockholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided the stockholder furnishes certain required information to the IRS.

Reporting Requirements

A PacifiCare stockholder will be required to retain records pertaining to the merger and will be required to file with such PacifiCare stockholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR PACIFICARE STOCKHOLDER WILL DEPEND ON THAT STOCKHOLDER’S PARTICULAR SITUATION. PACIFICARE STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Accounting Treatment

UnitedHealth Group intends to account for the merger under the purchase method of accounting for business combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of an acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values will include management’s consideration of a valuation prepared by an independent valuation specialist. This valuation will be based on the actual net tangible and intangible assets of the acquired entity that exist as of the closing date of the transaction.

Restrictions on Sale of Shares by Affiliates of PacifiCare and UnitedHealth Group

The shares of UnitedHealth Group common stock to be received by PacifiCare’s stockholders in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of UnitedHealth Group common stock issued to any person who is deemed to be an affiliate of either PacifiCare or UnitedHealth Group at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with either PacifiCare or UnitedHealth Group and may include the executive officers and directors, as well as the principal stockholders, of both companies. Affiliates may not sell their shares of UnitedHealth Group common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	in accordance with Rule 145 under the Securities Act; or

•	an opinion of counsel or under a “no action” letter from the SEC, that such sale will not violate or is otherwise exempt from registration under the Securities Act.

The merger agreement requires PacifiCare to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of UnitedHealth Group common stock issued to such person in or pursuant to the merger except in compliance with the Securities Act and the rules and regulations promulgated by the SEC thereunder. UnitedHealth Group’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, may not be used in connection with the resale of shares of UnitedHealth Group common stock received in the merger by affiliates.

Stock Market Listing

An application for listing the shares of UnitedHealth Group common stock to be issued in the merger on the New York Stock Exchange was filed with the New York Stock Exchange on October 12, 2005. If the merger is completed, PacifiCare common stock will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act.

APPRAISAL RIGHTS FOR PACIFICARE STOCKHOLDERS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your PacifiCare common stock, as determined by the Court of Chancery of the State of Delaware. PacifiCare stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. PacifiCare will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement/prospectus as Annex D.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that PacifiCare stockholders exercise their right to seek appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes PacifiCare’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

1. You must deliver to PacifiCare a written demand for appraisal of your shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

2. You must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

3. You must hold of record the shares of PacifiCare common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the completion of the merger.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the shares of UnitedHealth Group common stock and cash payment for your shares of PacifiCare common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of PacifiCare common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger, or abstain from voting on the merger.

All demands for appraisal should be delivered before the vote on the merger is taken at the special meeting to the following address: PacifiCare, General Counsel, 5995 Plaza Drive, Cypress, CA 90630-5028, and should be executed by, or on behalf of, the record holder of the shares of PacifiCare common stock. The demand must reasonably inform PacifiCare of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares, and should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name.

To be effective, a demand for appraisal by a holder of PacifiCare common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of PacifiCare common stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each PacifiCare stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders and has no present intention to do so. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the shares of UnitedHealth Group common stock and cash payment specified by the merger agreement for his or her shares of PacifiCare common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of PacifiCare common stock not voted in favor of the merger, and the aggregate number with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request has been received by the surviving entity or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of PacifiCare common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of UnitedHealth Group common stock and cash payment for shares of his or her PacifiCare common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving entity and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, PacifiCare stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and made part of this proxy statement/prospectus. UnitedHealth Group and PacifiCare urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about UnitedHealth Group or PacifiCare. Such information can be found elsewhere in this document and in the other public filings each of us makes with the SEC, which are available without charge at www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by each of UnitedHealth Group and PacifiCare to the other. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by UnitedHealth Group and PacifiCare in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between UnitedHealth Group and PacifiCare rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding PacifiCare, UnitedHealth Group or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding UnitedHealth Group and PacifiCare and their respective businesses. See the section entitled “Certain Information Regarding UnitedHealth Group and PacifiCare” on page 132 of this proxy statement/prospectus.

Structure of the Merger and Conversion of PacifiCare Common Stock and Equity-Based Awards

In accordance with the merger agreement and Delaware law, PacifiCare will merge with and into Point Acquisition, a direct wholly owned subsidiary of UnitedHealth Group. As a result of the merger, the separate corporate existence of PacifiCare will cease, and Point Acquisition will survive as a wholly owned subsidiary of UnitedHealth Group.

Upon completion of the merger, each outstanding share of PacifiCare common stock, other than shares held by PacifiCare as treasury stock, or subsidiaries of PacifiCare or by holders who perfect appraisal rights under Delaware law, will be canceled and converted into the right to receive 1.1 shares of common stock of UnitedHealth Group and $21.50 in cash. The cash payment and the number of shares of UnitedHealth Group common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend, recapitalization or similar event with respect to UnitedHealth Group common stock or PacifiCare common stock effected between the date of the merger agreement and the completion of the merger.

No fractional shares of UnitedHealth Group common stock will be issued in connection with the merger. Instead, PacifiCare stockholders will receive an amount of cash (rounded to the nearest whole cent) in lieu of a fraction of a share of UnitedHealth Group common stock equal to the product of such fraction multiplied by the closing price for a share of UnitedHealth Group common stock on the New York Stock Exchange on the closing date of the merger or, if such date is not a trading day, the trading day immediately preceding the closing date of the merger.

Upon completion of the merger, except as noted below, all PacifiCare stock options issued under PacifiCare benefit plans will fully vest and be assumed by UnitedHealth Group, and will be converted into options to purchase shares of UnitedHealth Group common stock, preserving the economics of the award effective immediately prior to completion of the merger with respect to the PacifiCare option (other than with respect to options that may be granted in 2006 or after, which may vest only in part or not at all as described in more detail above (see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 83 of this proxy statement/prospectus)). Each substitute option will be exercisable for, and represent the right to acquire, that whole number of shares of UnitedHealth Group common stock (rounded down to the next whole share) equal to the number of shares of PacifiCare common stock subject to such award multiplied by the option exchange ratio (which is the sum of the exchange ratio plus a number equal to the quotient of the cash consideration divided by the per share closing trading price of UnitedHealth common stock on the trading day immediately prior to the closing date), and the per share exercise price of the substitute UnitedHealth Group option will be determined by dividing the per share exercise price (being rounded up to the next 100th of a cent) applicable to the PacifiCare stock option immediately prior to the merger by the option exchange ratio.

All outstanding shares of PacifiCare common stock issued under PacifiCare benefit plans that are subject to forfeiture risk will, except as noted below, fully vest as of the consummation of the merger and, in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare), be converted into the right to receive the merger consideration (other than restricted shares granted in 2006 or after, which may vest if at all as described in more detail above (see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 83 of this proxy statement/prospectus)). Restricted stock units and deferred stock units will become fully vested as of the consummation of the merger and, in full settlement thereof (net of applicable tax withholding in accordance with the practices of PacifiCare), will become immediately distributable in the form of the merger consideration. For further information concerning the treatment of stock options and other equity-based awards in the merger, please see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 83 of this proxy statement/prospectus.

The Merger Agreement grants UnitedHealth Group the right to request that the merger be effected by converting Point Acquisition into a Delaware corporation and merging it with and into PacifiCare. However, this right can only be exercised if such alternate structure still allows for the delivery of legal opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the alternate structure will not (i) result in any change in the merger consideration, (ii) be materially adverse to the interests of UnitedHealth Group, PacifiCare, Point Acquisition or the respective stockholders of UnitedHealth Group or PacifiCare or (iii) unreasonably impede or delay consummation of the merger.

Closing and Effective Time

The closing of the merger will take place at 10:00 a.m. on a date that shall be no later than the second business day after satisfaction or waiver of all closing conditions, unless the parties agree in writing to another date or time. The merger will become effective at the time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as UnitedHealth Group and PacifiCare agree upon and specify in the certificate of merger.

Surrender of PacifiCare Stock Certificates

As soon as practicable after the effective time of the merger, Wells Fargo, the exchange agent for the merger, will mail to each record holder of PacifiCare common stock a transmittal letter that will detail the procedures for record holders to exchange PacifiCare common stock certificates for UnitedHealth Group common stock certificates and the cash payment including cash in lieu of any fractional shares and any dividends to which you might be entitled to at that time. Do not surrender your certificates before the effective time of the merger and do not send them in with your proxy. After the effective time of the merger, transfers of PacifiCare common stock will not be registered on PacifiCare stock transfer books.

Dividends

You will be entitled to receive dividends or other distributions on UnitedHealth Group common stock with a record date after the merger is completed, but only after you have surrendered your PacifiCare stock certificates.

If there is any dividend or other distribution on UnitedHealth Group common stock with a record date after the merger, you will receive the dividend or distribution promptly after the later of the date that your UnitedHealth Group shares are issued to you in exchange for your PacifiCare certificates and the date the dividend or other distribution is paid to all UnitedHealth Group shareholders.

Representations and Warranties

Each of PacifiCare, UnitedHealth Group and Point Acquisition made a number of representations and warranties in the merger agreement regarding its authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement, and with regard to certain aspects of its respective business, financial condition, structure and other facts pertinent to the merger.

The representations and warranties made by PacifiCare cover the following topics as they relate to PacifiCare and in certain instances its subsidiaries:

1.	organization, standing and corporate power;

2.	ownership of subsidiaries;

3.	capital structure;

4.	authority to enter into the merger agreement and to consummate the merger;

5.	absence of conflicts between the merger agreement and PacifiCare’s organizational documents, certain contracts, or applicable law;

6.	governmental approvals;

7.	filings and reports with the SEC;

8.	absence of undisclosed liabilities;

9.	information supplied by PacifiCare in the proxy statement/prospectus and the related registration statement of UnitedHealth Group;

10.	absence of certain changes in business since December 31, 2004;

11.	absence of litigation;

12.	matters relating to contracts;

13.	compliance with applicable laws;

14.	employee benefit plans;

15.	taxes;

16.	intellectual property and software;

17.	properties and assets;

18.	environmental matters;

19.	transactions with related parties;

20.	fees and commissions related to investment bankers, financial advisors or brokers engaged in connection with the merger;

21.	opinions of financial advisors;

22.	statutory financial statements;

23.	financial reserves reported in filings with the SEC and state regulatory agencies;

24.	capital or surplus maintenance requirements; and

25.	PacifiCare’s rights agreement.

Certain aspects of the representations and warranties covering the topics set forth above are qualified by the concept of material adverse effect, which is discussed in the section entitled “—Concept of Material Adverse Effect” beginning on page 102 of this proxy statement/prospectus, as well as certain exceptions set forth in the disclosure letter delivered by PacifiCare in connection with the merger agreement.

The representations made by UnitedHealth Group and Point Acquisition cover the following topics as they relate to UnitedHealth Group, Point Acquisition and in certain instances UnitedHealth Group’s other subsidiaries:

1.	organization, standing and corporate power;

2.	capital structure;

3.	authority to enter into the merger agreement and to consummate the merger;

4.	absence of conflicts between the merger agreement and UnitedHealth Group’s organizational documents, certain contracts or applicable law;

5.	governmental approvals;

6.	filings and reports with the SEC;

7.	information supplied by UnitedHealth Group and Point Acquisition in the proxy statement/prospectus and the related registration statement of UnitedHealth Group;

8.	absence of certain changes in business since December 31, 2004;

9.	absence of litigation;

10.	compliance with applicable laws;

11.	no previous business activities of Point Acquisition;

12.	no requirement for UnitedHealth Group shareholders to approve the merger; and

13.	tax matters with respect to the reorganization treatment of the merger and Point Acquisition.

Certain aspects of the representations and warranties covering the topics above are qualified by the concept of material adverse effect, which is discussed in the section entitled “—Concept of Material Adverse Effect” beginning on page 102 of this proxy statement/prospectus, as well as certain exceptions set forth in the disclosure letter delivered by UnitedHealth Group in connection with the merger agreement.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the headings “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

Concept of Material Adverse Effect

Many of the representations and warranties contained in the merger agreement are qualified by the concept of “material adverse effect.” This concept also applies to some of the covenants and conditions to the merger described in the section entitled “—Conditions to the Merger” beginning on page 109 of this proxy statement/prospectus, as well as to termination of the merger agreement for breaches of representations and warranties as described in the section entitled “—Termination of the Merger Agreement” beginning on page 110 of this proxy statement/prospectus.

For purposes of the merger agreement, the concept of material adverse effect with respect to PacifiCare means any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of PacifiCare and its subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to:

•	the economy or the financial markets in general that does not specifically relate to PacifiCare and its subsidiaries and is not more adverse to PacifiCare than to other companies in its industries;

•	the industries in which PacifiCare and its subsidiaries operate in general that does not specifically relate to PacifiCare and is not more adverse to PacifiCare and its subsidiaries than to other companies in its industries;

•	the announcement of the execution of the merger agreement or the transactions contemplated thereby or the identity of UnitedHealth Group;

•	changes in applicable laws or regulations after the date of the merger agreement that do not specifically relate to PacifiCare and are not more adverse to PacifiCare and its subsidiaries than to other companies in its industries;

•	changes in generally accepted accounting principles or regulatory accounting principles after the date of the merger agreement that do not specifically relate to PacifiCare and its subsidiaries and are not more adverse to PacifiCare than to other companies in its industries;

•	liabilities of PacifiCare for judgments, settlements and other costs in connection with certain pending or threatened litigations, mediations, arbitrations and investigations that are not in excess of specified amounts; or

•	certain litigations which PacifiCare has disclosed.

For purposes of the merger agreement, the concept of material adverse effect with respect to UnitedHealth Group means any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of UnitedHealth Group and its subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to:

•	the economy or the financial markets in general that does not specifically relate to UnitedHealth Group and is not more adverse to UnitedHealth Group and its subsidiaries than to other companies in its industries;

•	the industries in which UnitedHealth Group and its subsidiaries operate in general that does not specifically relate to UnitedHealth Group and is not more adverse to UnitedHealth Group and its subsidiaries than to other companies in its industries;

•	the announcement of the execution of the merger agreement or the transactions contemplated thereby or the identity of PacifiCare;

•	changes in applicable laws or regulations after the date of the merger agreement that do not specifically relate to UnitedHealth Group and are not more adverse to UnitedHealth Group and its subsidiaries than to other companies in its industries;

•	changes in generally accepted accounting principles or regulatory accounting principles after the date of the merger agreement that does not specifically relate to UnitedHealth Group and is not more adverse to UnitedHealth Group and its subsidiaries than to other companies in its industries; or

•	certain litigations which UnitedHealth Group has disclosed.

PacifiCare’s Conduct of Business Before Completion of the Merger

PacifiCare has agreed that, except as required by applicable law, set forth in the disclosure letter delivered by PacifiCare to UnitedHealth Group in connection with the merger agreement or as expressly permitted by the merger agreement, until the merger agreement is terminated or the merger is completed, PacifiCare and its subsidiaries will operate their businesses in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve current business organizations, keep available the services of current officers, employees and consultants and preserve certain of their relationships, including with customers, suppliers, providers, members, distributors and others having business dealings with PacifiCare or any of its subsidiaries. PacifiCare has also agreed that, except as required by applicable law, as expressly permitted by the merger agreement or upon obtaining UnitedHealth Group’s written consent (which may not be unreasonably withheld or delayed), until the merger is completed, PacifiCare and its subsidiaries will conduct their businesses in compliance with specific restrictions relating to, among others, the following:

•	the declaration of dividends or other distributions, the split, combination or reclassification of capital stock, or the purchase, redemption or other acquisition of PacifiCare capital stock;

•	the issuance, sale, delivery, grant, pledge or other encumbrance of securities, options or other equity-based awards, other than (1) pursuant to outstanding options, convertible debt, deferred stock units and restricted stock units, (2) grants to employees hired or promoted within 60 days prior to, or anytime after, the date the merger agreement is signed or, if the merger is not completed until 2006, under PacifiCare stock plans as permitted in an applicable disclosure letter and (3) issuances of shares under PacifiCare’s employee stock purchase plan;

•	the amendment of any of PacifiCare’s or its subsidiaries’ certificates of incorporation or bylaws;

•	the acquisition (1) by merger, consolidation, asset purchase or otherwise of any business or in any business or equity interest of another person or (2) of assets in excess of $1.0 million individually or $2.0 million in the aggregate;

•	the sale, lease, license, encumbrance or disposition of property or assets with a fair market value in excess of $3.0 million individually or $7.5 million in the aggregate, other than (1) permitted liens, (2) obsolete property or assets and/or (3) in the ordinary course of business;

•	unbudgeted 2005 capital expenditures involving the purchase of real property or in excess of $3.0 million individually, or $7.5 million in the aggregate;

•	unbudgeted 2006 capital expenditures in excess of a specified amount;

•	the repurchase or prepayment of any indebtedness (except as required by the terms of such indebtedness), the incurrence or guarantee of any indebtedness or the issuance of any debt securities (other than pursuant to existing credit facilities or lines of credit) or the making of any other loans, advances, capital contributions or investments in excess of $375,000 in the aggregate, other than advances to physicians or physician groups that would be treated as loans in the ordinary course of business and investments in PacifiCare or any of its subsidiaries;

•	other than certain stockholder litigation that may be settled by PacifiCare without the consent of UnitedHealth Group in connection with the proposed merger, (1) the payment, discharge or settlement of claims, liabilities or obligations (i) relating to any litigations, mediations, arbitrations or investigations except for pending litigations, mediations, arbitrations and investigations that are not in excess of a specified amount, (ii) involving a material limitation on the conduct of business of PacifiCare or any of its subsidiaries or (2) the waiver or release of any right of PacifiCare or its subsidiaries with a value exceeding $375,000 (other than certain waivers in the ordinary course of business);

•	the modification, amendment or termination of any of the largest customer contracts, the largest provider contracts, the largest broker contracts or any of the Medicare Advantage contracts except for non-material modifications, amendments or terminations that are made in the ordinary course of business or that would not in the aggregate materially and adversely effect the value of PacifiCare’s network;

•

the modification or amendment of PacifiCare’s rights agreement (except as required by the merger agreement) or the entering into, modification, amendment or termination of, (1) any contract, if doing so would have a material adverse affect on PacifiCare, impair in any material respect its ability to perform its obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, (2) any contract which involves PacifiCare or its subsidiaries incurring a liability in excess of $3.0 million individually or $7.5 million in the aggregate and which is not terminable without penalty upon one year or less notice (other than contracts or amendments entered into in the ordinary course of business with PacifiCare’s customers or providers),

(3) contracts whereby PacifiCare or its subsidiaries grants intellectual property rights or (4) any covenant in any contract restricting PacifiCare’s or its subsidiaries’ ability to compete (other than exclusivity provisions made in the ordinary course of business in Medicare or Medicare provider contracts);

•	the entering into any material contract if the completion of the transactions contemplated by, or compliance with, the merger agreement would reasonably be expected to conflict with or result in a violation, breach or default of such contract or result in the creation of liens or rights of termination, cancellation or acceleration of an obligation or loss of benefit under such contract;

•	except as required to comply with applicable law, any PacifiCare contract or certain specified PacifiCare benefit plans, the increase of compensation or fringe benefits, the payment of bonuses (other than in the ordinary course of business and except for pro rata bonuses to employees prior to the consummation of the merger) or the payment of benefits not provided for under a benefit plan or contract to current or former officers, directors, employees or consultants except in the ordinary course of business, the grant of awards under benefits plans, except for grants to recent hires and promotions or the crediting of deferred stock units or restricted stock units in the ordinary course of business, the taking of any action to fund or secure the payment of compensation or benefits under any contract or benefit plan (except as provided in an applicable disclosure letter), the exercise of any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or benefit plan, the material change of any actuarial or other assumption used to calculate funding obligations with respect to any benefit plan or the change of any manner in which contributions to any PacifiCare plan are made or determined, or the adoption of any new employee benefit plan or arrangement or the amendment, modification or termination of any existing benefit plan for the benefit of any current or former director, officer, employee or consultant, other than as required by any tax qualification requirement or as necessary or advisable to comply with the requirements of certain IRS provisions;

•	the adoption or entering into any collective bargaining agreement or labor union contract;

•	the use of reasonable efforts to maintain existing insurance policies or comparable replacement policies;

•	change its fiscal year, revalue any of its material assets or make changes in financial, statutory or tax accounting methods, principles, or practices or make any material change in actuarial or reserving methods, principles or practices, except as required by generally accepted accounting principles, statutory accounting principles or applicable law;

•	the making of any material tax election, settlement of material tax liabilities or agreement to extend the statute of limitations with respect to material taxes;

•	the modification of investment, hedging, underwriting or claims administration policies, practices or principles that would be material to PacifiCare and its subsidiaries taken as a whole, except as required to comply with generally accepted accounting principles, statutory accounting principles or applicable law; or

•	the authorizing of any of, or committing, proposing or agreeing to take any of, the foregoing actions.

The agreements related to the conduct of PacifiCare’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the heading “Covenants Relating to Conduct of Business.”

UnitedHealth Group has agreed that, until completion of the merger, it will not:

•	amend its articles or bylaws in a manner materially adverse to PacifiCare’s stockholders;

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of UnitedHealth Group to its parent company or regular cash dividends paid in the ordinary course of business consistent with past practice; or

•	authorize any of, or commit, propose or agree to take any of, the foregoing actions.

No Solicitation of Transactions

Until the merger is completed or the merger agreement is terminated, PacifiCare has agreed that it will not, nor will it authorize or permit any of its subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives to, whether directly or indirectly:

•	solicit, initiate, cause, knowingly encourage or knowingly facilitate, any inquiries or takeover proposals (as described below); or

•	participate in discussions or negotiations with, or furnish any information to, a third party in connection with or in furtherance of a takeover proposal.

PacifiCare has also agreed to instruct its officers, directors and employees and any investment bankers, financial advisors, attorneys, accountants and other advisors, agents or representatives to terminate discussions with third parties regarding takeover proposals and request the return or destruction of any confidential information provided in relation to such discussions.

However, prior to the special meeting, PacifiCare may, in response to an unsolicited bona fide written takeover proposal by a third party and after giving prompt written notice to UnitedHealth Group, furnish information to, pursuant to a confidentiality agreement no less restrictive than the one with UnitedHealth Group, and participate in discussions or negotiations with, such third party regarding a takeover proposal if:

•	PacifiCare’s board of directors determines in good faith, after receiving advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that the takeover proposal constitutes or is reasonably likely to constitute a superior proposal (as described below), and

•	PacifiCare’s board of directors determines in good faith, after receiving advice from its outside counsel, that there is a reasonable probability that failure to take such action would result in PacifiCare’s board of directors breaching its fiduciary duties under applicable law.

A takeover proposal is any inquiry, proposal or offer (other than the merger) for (1) a merger, consolidation or other business combination involving PacifiCare, (2) the issuance of 20% or more of the equity securities of PacifiCare as consideration for the assets or securities of a third party or (3) the acquisition of 20% or more of PacifiCare’s assets or equity securities. A superior proposal is a bona fide written takeover proposal to acquire 50% or more of the outstanding capital stock of PacifiCare, or all or substantially all of the assets of PacifiCare and its subsidiaries, taken as a whole, (1) on terms that the PacifiCare board determines, in good faith, after receiving advice from a financial advisor of nationally recognized reputation and its outside legal counsel, to be more favorable to PacifiCare’s stockholders than the terms of the merger and (2) which is reasonably likely to be completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

PacifiCare’s board of directors may not withdraw (or modify in a manner adverse to UnitedHealth Group) its approval or recommendation of the merger agreement or the merger or approve, adopt or recommend any takeover proposal or enter into an agreement constituting or related to a takeover proposal, unless (1) following the receipt of an unsolicited takeover proposal the board of directors of PacifiCare determines in good faith after receiving the advice of a financial advisor and its outside counsel that such takeover proposal is a superior proposal or (2) the occurrence of a material adverse effect with respect to UnitedHealth Group, PacifiCare’s board of directors determines in good faith after receiving the advice of its outside counsel that there is a reasonable probability that failure to take such action would result in the board breaching its fiduciary duties, and PacifiCare provides four business days’ prior written notice to UnitedHealth Group of such action, along with copies of any written offer or proposal relating to such takeover proposal. PacifiCare has agreed to provide UnitedHealth Group with prompt notice of any inquiry PacifiCare reasonably believes could lead to a takeover proposal, the terms of such inquiry and the identity of the person making such inquiry, and to keep UnitedHealth Group fully informed of the status and details of any such inquiry.

Additionally, PacifiCare’s board of directors is not prohibited from taking and disclosing to PacifiCare’s stockholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act. Furthermore, PacifiCare’s board of directors is not prohibited from making any required disclosure to PacifiCare stockholders if in the good faith judgment of the board of directors (after receiving advice of its outside counsel), failure to so disclose would be inconsistent with its obligations under applicable law.

For purposes of the foregoing, any violation of the restrictions described in this portion of the merger agreement summary by any director, officer or employee of PacifiCare or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of PacifiCare is deemed to be a breach of the relevant restriction by PacifiCare.

Reasonable Best Efforts

Each of UnitedHealth Group and PacifiCare has agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement as expeditiously as practicable, including, among other things, obtaining all governmental and third party consents and approvals and avoiding impediments under any insurance, health, antitrust, merger control, competition, trade regulation or other law that may be asserted by any governmental authority with respect to the merger agreement and the merger and the other transactions contemplated by the merger agreement necessary to satisfy the closing conditions as promptly as practicable. Notwithstanding this covenant, nothing shall require UnitedHealth Group to take a Negative Regulatory Action. A “Negative Regulatory Action” is any action that would cause UnitedHealth Group to (a) agree to, or proffer to, divest or hold separate any assets or any portion of any business of UnitedHealth Group or any of its subsidiaries or, assuming completion of the merger, PacifiCare or any of its subsidiaries, (b) not compete in any geographic area or line of business, (c) restrict the manner in which, or whether, UnitedHealth Group or PacifiCare or any of their respective affiliates may carry on business in any part of the world or restrict the exercise of the full rights of ownership, (d) agree to any restriction, limitation, obligation or qualification or (e) make any payments, which, in the case of any clauses (a) through (e), (i) would have, or would be reasonably likely to have, a material adverse effect on PacifiCare and its subsidiaries, taken as a whole (measuring such effect on UnitedHealth Group at the level of what would be material to PacifiCare), or UnitedHealth Group and its subsidiaries, taken as a whole, or (ii) would, or would be reasonably likely to, materially impair the benefits reasonably expected to be derived by UnitedHealth Group from the transactions contemplated by the merger agreement; for purposes of determining whether a material adverse effect or a material impairment, in each case as described above, has occurred, UnitedHealth Group and PacifiCare agreed to exclude from any such determination the aggregate amount of the effects (1) of the actions of the type described in clauses (a), if any, (b), if any, (c), (d) and (e) above, that were imposed, required, agreed to or consented to by state governmental authorities in any of the precedent health care transactions, such exclusion to be limited to the extent such effects are comparable to or lesser than those that were imposed, required or agreed to or consented to by state governmental authorities in such precedent health care transactions (giving consideration to all relevant factors, including the comparability of such precedent health care transactions to the merger and the amount, degree, scope and duration of such effects of any such actions in the aggregate); or (2) resulting from or arising out of changes in the business plans or operations of (x) UnitedHealth Group or its subsidiaries that have a material effect on UnitedHealth Group’s or its subsidiaries’ ability to satisfy or comply with statutory requirements of the filings under applicable law relating to the consents, approvals, authorizations, orders, permits, waivers or waiting period expirations or terminations required in connection with the merger or (y) PacifiCare or its subsidiaries, which in any case under clause (x) or (y), are proposed by UnitedHealth Group or its subsidiaries to be effective on and after the completion of the merger, but not changes in the business plans or operations requested or demanded by governmental authorities. For purposes of the merger agreement, precedent health care transaction means any acquisition, merger or similar transaction of a publicly traded company in the health insurance or managed health care industries which was consummated within the 24 month period prior to July 6, 2005.

Each of UnitedHealth Group and PacifiCare has also agreed that in the event any action of a type described in clauses (a), if any, (b), if any, (c), (d) or (e) above was imposed, required, agreed to, or consented to by state governmental authorities in more than one of the precedent health care transactions, that the action of such type having the greatest adverse effect in any of the precedent health care transactions must be used for purposes of determining both (i) comparability of the precedent health care transactions to the merger and the amount, degree, scope and duration of effects, and (ii) the effects which are excluded from the determination of whether a material adverse effect or a material impairment, in each case described above, has occurred.

Each of UnitedHealth Group and PacifiCare has agreed to use their reasonable best efforts to cooperate with each other in connection with any filings or communications with government authorities relating to the merger and they agreed not to independently participate in any meetings or substantial conversations with a government authority or to enter into material understanding, undertaking or agreement with a governmental authority without the other party’s prior review and approval (except that UnitedHealth Group does not need to seek PacifiCare’s approval for any understanding, undertaking or agreement that takes effect only upon completion of the merger).

Each of UnitedHealth Group and PacifiCare has agreed to use its reasonable best efforts to resolve such objections as may be asserted by any governmental authority. In connection therewith, if any action or proceeding is instituted or threatened to be instituted by certain governmental authorities, each of UnitedHealth Group and PacifiCare will cooperate and use its reasonable best efforts to contest, resist or avoid any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents, materially delays or materially restricts completion of the merger. However, notwithstanding the foregoing, UnitedHealth Group is not obligated to take any action if it would result in a Negative Regulatory Action.

UnitedHealth Group also agreed that before entering into any agreement to acquire any health insurance or managed healthcare business or any entity or any business organization or division engaged in such business with significant operations in the states of California or Texas, UnitedHealth Group must consult in good faith with PacifiCare and may not enter into any such agreement if UnitedHealth Group determines in its reasonable discretion that such acquisition would or would reasonably be expected to impose any material delay in obtaining, or materially increase the risk of not obtaining, any relevant consent with respect to the merger. If UnitedHealth Group reasonably determines that such acquisition would not, and would not reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any governmental consent relating to the merger, then UnitedHealth Group may enter into such agreement. If UnitedHealth Group enters into such agreement, then UnitedHealth Group agrees to (i) promptly make the relevant filings with and promptly thereafter inquire of the applicable governmental authority as to whether such acquisition would, or would reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any governmental consent required to complete the merger and (ii) promptly withdraw from any such acquisition, terminate such agreement and not pursue such acquisition if any governmental authority indicates that such acquisition would, or would reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any governmental consent relating to the merger.

Employee Matters

UnitedHealth Group has agreed that, following the completion of the merger, it will provide to individuals who are employees of PacifiCare immediately prior to the completion of the merger and who remain employees with the surviving entity or any of UnitedHealth Group’s subsidiaries, compensation and employee benefits not less favorable in the aggregate than, at UnitedHealth Group’s election from time to time, those provided (1) pursuant to PacifiCare’s and its subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the completion of the merger or (2) to similarly situated employees of UnitedHealth Group and its subsidiaries, including severance benefits provided under PacifiCare’s severance plan without adverse amendment for 1 year after the merger and certain other specified severance arrangements.

UnitedHealth Group has also agreed to, and will cause the surviving company in the merger to, waive pre-existing conditions exclusions, waiting periods and certain other requirements, provide credit for co-payments and deductibles paid prior to the completion of the merger and generally recognize prior service with PacifiCare for purposes of UnitedHealth Group’s benefit plans. UnitedHealth Group will, or will cause the surviving entity, to honor all accrued vacation, sick leave and other paid time off. In addition, UnitedHealth Group has agreed that participants in certain PacifiCare bonus plans will be paid bonus amounts for the 2005 plan year in the ordinary course and such amounts may be paid in the final pay period of the calendar year 2005. If the merger is completed in 2006, UnitedHealth Group has agreed that immediately prior to the completion of the merger, PacifiCare may pay a pro rata bonus for the 2006 plan year to participants in such PacifiCare bonus plans equal to no less than the participants target award for such year. For 1 year after the merger UnitedHealth Group will continue the PacifiCare Supplemental Executive Retirement Plan in effect without adverse amendment.

PacifiCare has also agreed to use its reasonable best efforts to cause the executives who have entered into employment agreements with UnitedHealth Group not to repudiate or otherwise breach their employment agreements with UnitedHealth Group.

Other Covenants

In addition to the covenants and agreements described above, the parties have also agreed to various other covenants covering the following topics:

•	preparation and filing of this registration statement and holding the stockholder meeting;

•	access to information and confidentiality;

•	indemnification, exculpation and insurance of PacifiCare directors, officers and employees;

•	fees and expenses;

•	public announcements;

•	PacifiCare affiliates;

•	stock exchange listing of UnitedHealth Group common stock included as merger consideration;

•	tax-free reorganization treatment of the merger;

•	stockholder litigation relating to the merger agreement and the merger;

•	PacifiCare standstill agreements, confidentiality agreements and anti-takeover provisions;

•	letters of independent accountants; and

•	maintenance of PacifiCare’s reserves.

Conditions to the Merger

Each party’s obligations to complete the merger are subject to the prior satisfaction or waiver of each of the conditions specified in the merger agreement, including the following conditions that must be satisfied or waived, to the extent permitted by law or stock exchange rule, before the completion of the merger:

•	the merger agreement and the merger must be adopted by the holders of a majority of the outstanding shares of PacifiCare common stock as of the record date;

•	the shares of UnitedHealth Group common stock issuable to PacifiCare stockholders must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the HSR Act, or any other applicable competition, merger, antitrust or similar law must have expired or been terminated;

•	there must be no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition in effect preventing the completion of the merger;

•	the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order; and

•	specified regulatory consents and approvals must have been obtained and be in full force and effect;

•	the representations and warranties of the other party set forth in the merger agreement must be true and correct (without giving effect to materiality qualifiers) as of the date of the merger agreement and as of the date the merger is to be completed (except to the extent that such representations and warranties expressly related to an earlier date, in which case as of such earlier date), except where such failure to be true and correct individually or in the aggregate would not reasonably be expected to have a material adverse effect on the representing party (except the representations and warranties relating to PacifiCare capital stock (subject to de minimis exceptions) and absence of certain changes or events with respect to UnitedHealth Group or PacifiCare, as the case may be, which must be true in all respects);

•	the other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement; and

•	each party must have received an opinion of its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of UnitedHealth Group and Point Acquisition to complete the merger are further subject to the satisfaction or waiver, to the extent permitted by law or stock exchange rule, of each of the following conditions specified in the merger agreement:

•	there shall not be pending any suit, action or proceeding by any federal or state governmental entity (1) challenging the acquisition or seeking to place limitations on the acquisition and ownership of shares of PacifiCare by UnitedHealth Group or Point Acquisition or to restrain or prohibit the completion of the merger which suit, action or proceeding UnitedHealth Group determines, in its reasonable discretion, has a reasonable possibility of being decided in favor of such governmental entity or could reasonably be expected to result in material damages or material harm to PacifiCare or UnitedHealth Group, (2) seeking to (i) prohibit or limit the ownership or operation of PacifiCare by UnitedHealth Group or Point Acquisition, (ii) compel the disposal of any business or assets as result of the merger, or (iii) impose any obligations on the operation of the business of UnitedHealth Group, PacifiCare or Point Acquisition, or (3) seeking to obtain damages, payments or legally binding assurances, which suit, action or proceeding in the case of (2) or (3) would reasonably be likely to have, individually or in the aggregate, a Negative Regulatory Action;

•	there must be no legal restraint in effect which would reasonably be expected to result in any of the effects set forth in (1) through (3) of the preceding bullet point; and

•	specified regulatory consents and approvals must have been obtained and be in full force and effect without conditions, restrictions, limitations, qualifications or requirements, which would reasonably be likely to constitute, individually or in the aggregate a Negative Regulatory Action.

Under applicable law and stock exchange rules, the parties are able to waive closing conditions with respect to pending litigation, representations and warranties, and performance of agreements and covenants. However, the merger agreement provides that neither party can waive the condition regarding the receipt of the opinion of its tax counsel following the adoption of the merger agreement by PacifiCare stockholders unless further stockholder approval is obtained with appropriate disclosure.

Termination of the Merger Agreement

The merger agreement may be terminated by mutual consent, or by either UnitedHealth Group or PacifiCare under any of the following circumstances, at any time before the completion of the merger, as summarized below:

•	if the merger is not completed through no fault of the terminating party by (i) May 5, 2006 or (ii) August 7, 2006, in the event that either party elects on or prior to May 5, 2006 to extend the termination date and on May 5, 2006 all conditions other than those relating to the absence of governmental litigation and governmental consents are satisfied or are capable of being satisfied;

•	if PacifiCare’s stockholders do not adopt the merger agreement at the special meeting;

•	if any legal restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the merger shall be in effect and shall have become final and non-appealable; or

•	if the other party has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform would give rise to the failure of the closing conditions relating to the accuracy of such party’s representations or compliance by such party of its covenants and such failure or breach is not cured or curable within 30 days following receipt of written notice of such breach or failure.

In addition, the merger agreement may be terminated by UnitedHealth Group within 45 days of the date on which the PacifiCare board of directors:

•	withdraws (or modifies in a manner adverse to UnitedHealth Group) its recommendation of the merger or the merger agreement or approves or recommends a takeover proposal (as defined in the section entitled “—No Solicitation of Transactions” beginning on page 106 of this proxy statement/prospectus); or

•	fails to publicly confirm its recommendation of the merger agreement and the merger within ten business days (or three business days if such request is initially received within ten business days of the special meeting) after a written request by UnitedHealth Group that it do so.

Payment of Termination Fee

Except as described below, whether the merger is completed or the merger agreement is terminated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense. The parties will split the costs of preparing and distributing this proxy statement/prospectus and all costs of filing the pre-merger notification and report under the HSR Act.

PacifiCare will be required to pay UnitedHealth Group a termination fee of $243.6 million under specified circumstances. The termination fee is payable:

•	if the merger agreement is terminated by UnitedHealth Group or PacifiCare (A) due to failure to complete the merger by May 5, 2006 or August 7, 2006, as applicable, and on the date of such termination PacifiCare’s stockholders have not yet voted on the merger agreement, or (B) due to the failure of PacifiCare’s stockholders to adopt the merger agreement, and in each case, (1) a takeover proposal has been communicated to PacifiCare or its stockholders after July 6, 2005 and at least one takeover proposal has not been withdrawn prior to the event giving rise to the right of termination (unless PacifiCare enters into an agreement or completes a takeover proposal with a party that withdrew its takeover proposal prior to the termination event) and (2) within one year after such termination, PacifiCare reaches a definitive agreement to consummate or consummates either (i) a takeover proposal with a person who after the date of the merger agreement made a takeover proposal prior to the termination event or (ii) a material takeover proposal with a person who since July 6, 2005 had not made a takeover proposal prior to such termination event;

•

if the merger agreement is terminated by UnitedHealth Group due to PacifiCare’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of specified closing conditions relating to the accuracy of PacifiCare’s representations and compliance with its covenants, and such breach or failure to perform is not cured within 30 days following receipt of written notice from UnitedHealth Group and (A) PacifiCare’s breach or failure to perform that triggered such termination is willful, (B) a takeover proposal has been communicated to PacifiCare or its stockholders after July 6, 2005 and (C) within one year after such termination, PacifiCare enters into a definitive agreement to consummate or consummates either (1) a takeover proposal with a person who after July 6,

2005 made a takeover proposal prior to the termination event or (2) a material takeover proposal with a person who since July 6, 2005 had not made a takeover proposal prior to such termination event; or

•	if the merger agreement is terminated by UnitedHealth Group within 45 days after PacifiCare’s board of directors or any of its committees (1) withdraws or modifies, or proposes to withdraw or modify, its recommendation of the merger to PacifiCare’s stockholders in a manner adverse to UnitedHealth Group, or approves or recommends, or proposes publicly to approve or recommend, a takeover proposal other than the merger, or (2) fails to publicly confirm its recommendation of the merger agreement and the merger, within 10 days of written request by UnitedHealth Group (or 3 business days if such request is initially received within 10 business days of the PacifiCare stockholder meeting) (other than in the case of (1) or (2) above due to the occurrence of a material adverse effect with respect to UnitedHealth Group).

Failure to pay the termination fee promptly will require PacifiCare to pay UnitedHealth Group’s expenses in obtaining a judgment against PacifiCare as well as interest on the payments due at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

A “material takeover proposal” is any inquiry, proposal or offer for (1) a merger or other business combination in which PacifiCare’s stockholders immediately prior to such transaction will, immediately after such transaction, own less than 60% of the equity securities of PacifiCare if PacifiCare is the publicly traded parent company after such transaction or if PacifiCare is not the publicly traded parent company after such transaction, 60% or more of the parent company’s equity securities into which PacifiCare’s equity securities are converted, (2) a transaction in which PacifiCare’s directors immediately prior to such transaction will, immediately after such transaction, constitute less than 70% of the directors of PacifiCare if PacifiCare is the publicly traded parent company after such transaction or if PacifiCare is not the publicly traded parent company after such transaction, 70% or more of the directors of the parent company into which PacifiCare’s equity securities are converted, (3) the issuance of 40% or more of PacifiCare’s equity securities as consideration for the assets or securities of a third party or (4) the acquisition (other than (i) in the context of the issuance of equity securities of PacifiCare as consideration for the assets or the securities of another person or (ii) a transaction of a type listed in clause (1) above) of 20% or more of PacifiCare’s equity securities or assets that represent 20% or more of PacifiCare’s total consolidated assets.

The merger agreement does not provide for any circumstances under which UnitedHealth Group will be required to pay PacifiCare a termination fee.

Amendments, Extension and Waivers

The merger agreement may be amended by the parties before or after the PacifiCare stockholders adopt the merger agreement, provided that after such adoption, no amendment can be made that requires further stockholder approval without such approval having been obtained and no amendment can be made after the completion of the merger. All amendments to the merger agreement must be in a writing signed by each party.

At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement, except, following the adoption of the merger agreement by PacifiCare stockholders, any amendment that requires further stockholder approval where such approval has not yet been obtained.

All agreements by the parties to such extensions or waivers must be in writing signed by each of UnitedHealth Group, PacifiCare and Point Acquisition.

CERTAIN INFORMATION CONCERNING UNITEDHEALTH GROUP

For a detailed description of UnitedHealth Group’s business, the latest financial statements of UnitedHealth Group, management’s discussion and analysis of UnitedHealth Group’s financial condition and results of operations, and other important information concerning UnitedHealth Group, please refer to UnitedHealth Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, each of which is incorporated by reference into this proxy statement/prospectus.

CERTAIN INFORMATION CONCERNING PACIFICARE

For a detailed description of PacifiCare’s business, the latest financial statements of PacifiCare, management’s discussion and analysis of PacifiCare’s financial condition and results of operations, and other important information concerning PacifiCare, please refer to PacifiCare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, and June 30, 2005, each of which is incorporated by reference into this proxy statement/prospectus.

COMPARISON OF RIGHTS

OF

SHAREHOLDERS OF UNITEDHEALTH GROUP

AND

STOCKHOLDERS OF PACIFICARE

This section of the proxy statement/prospectus describes certain differences between the rights of holders of PacifiCare common stock and the rights of holders of UnitedHealth Group common stock. While UnitedHealth Group and PacifiCare believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between being a stockholder of PacifiCare and being a shareholder of UnitedHealth Group.

As a stockholder of PacifiCare, your rights are governed by PacifiCare’s amended and restated certificate of incorporation and its amended and restated bylaws, each as currently in effect. After completion of the merger, you will become a shareholder of UnitedHealth Group. UnitedHealth Group’s common stock is quoted on the New York Stock Exchange under the symbol “UNH”. As a UnitedHealth Group shareholder, your rights will be governed by UnitedHealth Group’s second restated articles of incorporation, as amended, and UnitedHealth Group’s second amended and restated bylaws. In addition, UnitedHealth Group is incorporated in Minnesota while PacifiCare is incorporated in Delaware. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a Minnesota corporation, there are also differences.

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Shareholder Meetings

Under the UnitedHealth Group bylaws, holders of UnitedHealth Group common stock are entitled to at least five days’ prior written notice for each regular meeting and special meeting to consider any matter, except that Minnesota law and the UnitedHealth Group bylaws require that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to shareholders of record, whether entitled to vote or not, at least 14 days prior to such meeting.

Delaware law and the PacifiCare bylaws require that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders.

Right to Call Special Meetings

Under Minnesota law and the UnitedHealth Group bylaws, a special meeting of shareholders may be called by the chairman of the board, the chief executive officer, the chief financial officer, any two or more directors, a person authorized in the articles or bylaws to call special meetings or a shareholder or shareholders holding 10% or more of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to facilitate, directly or

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the PacifiCare certificate or by the PacifiCare bylaws. The PacifiCare bylaws authorize a special meeting of stockholders to be called by the chairman of the board of directors, the chief executive officer, the president, or the board of directors, pursuant to a resolution adopted by a majority of the total number of

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indirectly, or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.	authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

Actions by Written Consent of Shareholders/Stockholders

Under Minnesota law and the UnitedHealth Group bylaws, any action required or permitted to be taken in a meeting of the shareholders may be taken without a meeting by a written action signed by all of the shareholders entitled to vote on that action. The UnitedHealth Group articles do not restrict shareholder action by written consent.

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The PacifiCare certificate does not restrict stockholder action by written consent.

Rights of Dissenting Shareholders/Stockholders

Under both Minnesota and Delaware law, shareholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenters’ rights are broader than those under Delaware law. Shareholders of a Minnesota corporation may exercise dissenters’ rights in connection with:

•      an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects unless the corporation opts out of this provision in its articles of incorporation;

•      a sale or transfer of all or substantially all of the assets of the corporation;

•      a plan of merger to which the corporation is a party;

•      a plan of exchange of shares to which the corporation is a party; and

•      any other corporate action with respect to which the corporation’s articles of incorporation or bylaws give dissenting shareholders the right to obtain payment for their shares.

Under Delaware law, appraisal rights are available in connection with certain statutory mergers or consolidations in which the corporation is a constituent corporation, or if such rights are otherwise provided in the corporation’s certificate of incorporation. Appraisal rights are not available under Delaware law, however, if the corporation’s stock is (i) listed on a national securities exchange or designated on the Nasdaq National market, or (ii) held of record by more than 2,000 stockholders; provided, that if the merger or consolidation requires stockholders to exchange their stock for anything other than: (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on national securities exchange; (c) cash in lieu of fractional shares of any such corporation; or (d) any combination of such shares and cash in lieu of fractional shares, then appraisal rights will be available. The PacifiCare certificate does not grant any other appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements as set forth in the Delaware General Corporation Law in order to maintain such rights and obtain such payment.

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Unless the articles, the bylaws, or a resolution approved by the board of directors otherwise provide, such dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger if the shares of the shareholder are not entitled to be voted on the merger. In addition, dissenters’ rights are not available if the shareholder receives shares of any class or series that are listed on the New York Stock Exchange, the American Stock Exchange, or a national securities exchange. The UnitedHealth Group articles do not grant any other dissenters’ rights. Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements as set forth in the Minnesota Business Corporation Act in order to maintain such rights and obtain such payment.

Board of Directors

Minnesota law provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws of the corporation. The UnitedHealth Group board of directors currently consists of 12 directors. The UnitedHealth Group articles provide that the board is divided into three classes, as nearly equal in number as possible, with directors serving three year terms. The UnitedHealth Group bylaws provide that in the case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes as nearly equal as possible, as determined by the affirmative vote of a majority of the UnitedHealth Group board or by the affirmative vote of a majority of the holders of the voting stock of UnitedHealth Group. The number of directors may be increased or decreased from time to time by resolution adopted by a majority of the board of directors or by the affirmative vote of the holders of a majority of the voting stock of UnitedHealth Group, considered as one class.

Minnesota law provides that, unless modified by the articles of the corporation or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such

Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The PacifiCare bylaws provide that the number of directors which shall constitute the board of directors shall be not more than 12 nor less than 5. The PacifiCare certificate of incorporation provides that the directors shall be elected for a one-year term at each annual meeting of stockholders, but in no case shall a decrease in the number of authorized directors shorten the term of any incumbent director. Except in the case of a classified board, Delaware law states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The PacifiCare bylaws provide that directors may be removed by the affirmative vote of at least two-thirds of the voting power of the corporation entitled to vote at an election of directors.

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director (with an exception for corporations with cumulative voting). The UnitedHealth Group articles require the affirmative vote of the holders of 66 2/3% of the outstanding shares of common stock or the affirmative vote of 66 2/3% of the directors in office at the time such vote is taken. Shareholders of UnitedHealth Group do not have the right to cumulative voting in the election of directors.

Filling Vacancies on the Board of Directors

Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly-created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareholders may also elect a new director to fill a vacancy that is created by the removal of a director by the shareholders.

The UnitedHealth Group bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining members of the board, though less than a quorum; newly created directorships resulting from an increase in the authorized number of directors shall be filled by the vote of a majority of the directors present at a meeting at the time the action is taken.

Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum or by a sole remaining director. PacifiCare’s certificate of incorporation and bylaws contain no provisions to the contrary. Further, PacifiCare’s bylaws provide that the board of directors may determine by resolution that any vacancies may be filled by stockholders.

Delaware law provides that if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Amendments to Bylaws and Articles

Minnesota law and the UnitedHealth Group bylaws provide that the power to adopt, amend or repeal the bylaws is vested in the board (subject to certain notice requirements set forth in the UnitedHealth Group bylaws). Minnesota law provides that the authority in the board of directors is subject to the power of the shareholders to change or repeal such bylaws by a majority vote of the shareholders at a meeting of the shareholders called for such purpose, and the board of directors shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. Under Minnesota law, a shareholder or shareholders holding 3% or

Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval, or a class vote, is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the

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more of the voting power of all shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation.

Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution (i) approved by the affirmative vote of a majority of the directors present or (ii) proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The UnitedHealth Group articles provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock is required in order to amend provisions of the UnitedHealth Group articles concerning the election and removal of directors and that the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock is required in order to amend provisions concerning certain mergers, consolidations and other business combinations and reorganizations.

power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The PacifiCare certificate expressly authorizes the board of directors to adopt, amend, or repeal the bylaws of PacifiCare.

Indemnification of Directors, Officers and Employees

Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, Minnesota law and Delaware law are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed. The

Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, the PacifiCare bylaws provide that PacifiCare shall indemnify its executive officers and directors to the fullest extent permitted under Delaware law or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by

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major difference between Minnesota law and Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota law, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorney’s fees actually and reasonably incurred in connection therewith. Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. UnitedHealth Group has not limited the statutory indemnification in its articles of incorporation, however, and the bylaws of UnitedHealth Group state that UnitedHealth Group shall indemnify such persons for such expenses and liabilities to such extent as permitted by statute.	law, (ii) the proceeding was authorized by the board of directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made pursuant to enforcement by a court of competent jurisdiction.

Liabilities of Directors

Under Minnesota law, a director may be liable to the corporation for distributions made in violation of Minnesota law or a restriction contained in the corporation’s articles or bylaws. The UnitedHealth Group articles provide that a director shall not be personally liable to UnitedHealth Group or its shareholders for monetary liability relating to breach of fiduciary duty as a director, unless the liability relates to:

•      a breach of the director’s duty of loyalty to the corporation or its shareholders;

•      acts or omissions involving a lack of good faith or which involve intentional misconduct or a knowing violation of law; liability for illegal distributions and unlawful sales of UnitedHealth Group securities;

•      transactions where the director gained an improper personal benefit; or

•      any acts or omissions occurring prior to the date on which the liability limitation provisions of the UnitedHealth Group articles become effective.

Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty subject to certain limitations. The PacifiCare certificate provides that the liability of the corporation’s directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law.

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The UnitedHealth Group articles provide that any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director of UnitedHealth Group existing at the time of such repeal or modification.

The UnitedHealth Group articles also provide that if Minnesota law is amended to authorize further elimination of the personal liability of directors, then the liability of UnitedHealth Group directors shall be limited to the fullest extent permitted by Minnesota law, as so amended.

Shareholder/Stockholder Approval of Merger

Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation must be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation’s articles of incorporation, would entitle such a class to vote as a class.

In order to effect a merger under Delaware law, a corporation’s board of directors must approve and adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon unless the certificate of incorporation requires a greater vote.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

Minnesota law prohibits certain “business combinations” (as defined in the Minnesota Business Corporations Act) between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an “interested shareholder” for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An “interested shareholder” is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation (starting at 20%) from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder. However, as

Delaware law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A “business combination” includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

•      either the business combination or the transaction which resulted in the

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permitted by Minnesota law, the UnitedHealth Group bylaws provide that this statutory provision shall not apply to UnitedHealth Group. Minnesota law also includes a provision restricting certain “control share acquisitions” of Minnesota corporations. However, as permitted by Minnesota law, the UnitedHealth Group articles provide that this statutory provision shall not apply to UnitedHealth Group.

The UnitedHealth Group articles require the affirmative vote of at least 66 2/3% of the outstanding shares of UnitedHealth Group voting stock in order to effect certain business combinations, including a merger, consolidation, exchange of shares, sale of all or substantially all of the assets of UnitedHealth Group or other similar transactions, with a person who, together with its own affiliates, owns 20% or more of the outstanding voting stock of UnitedHealth Group, referred to as a Related Person. However, the 66 2/3% voting requirement will not be applicable if 66 2/3% of the continuing directors approve the business combination, the business combination is solely between UnitedHealth Group and a wholly owned subsidiary, or the cash or fair market value of the property, securities or other consideration to be received per share by holders of UnitedHealth Group common stock other than the Related Person is not less than the highest per share price paid by the Related Person in acquiring any of its holdings of UnitedHealth Group common stock.

Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the date the interested stockholder acquired such 15% interest;

•      upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered;

•      the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

•      the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held or record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•      the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;

•      the stockholder acquired the 15% interest when these restrictions did not apply; or which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered;

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It should be noted that in addition to the anti-takeover measures discussed above, certain provisions of the UnitedHealth Group articles and bylaws may make it more difficult to effect a change in control of UnitedHealth Group and may discourage or deter a third party from attempting a takeover, including those (i) providing for a staggered board of directors, (ii) requiring a vote of 66 2/3% of the outstanding voting stock to amend certain provisions of the UnitedHealth Group articles concerning the election and removal of directors and concerning certain business combinations, (iii) requiring the request of holders of at least 25% of the outstanding shares in order for shareholders to call a special meeting of shareholders involving a business combination or any change in the composition of the board of directors as a result of such business combination and (iv) providing for the issuance of preferred stock in one or more series, with the powers, rights and preferences of such stock determined solely by the board of directors.

•      the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

•      the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•      the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;

•      the stockholder acquired the 15% interest when these restrictions did not apply; or

•      the corporation has opted out of this provision. PacifiCare has not expressly opted out of this provision in its certificate of incorporation.

It should be noted that in addition to the anti-takeover measures discussed above, certain provisions of PacifiCare’s certificate may make it more difficult to effect a change in control of PacifiCare and may discourage or deter a third party from attempting a takeover, including those (i) providing for the issuance of preferred stock in one or more series, with the powers, rights and preferences of such stock determined solely by the board of directors and (ii) requiring the affirmative vote or written consent of not less than 66 2/3% of the total votes entitled to be cast in an election of directors shall be required for approval of any “business transaction” between the corporation and “control person”, provided, however, that such additional voting requirement is not applicable if (1) the business transaction

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was approved by a two-thirds vote of the board of directors prior to the acquisition of the control person, together with its affiliates and associates, of stock of the corporation, which in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of directors; (2) the business transaction was approved by two-thirds of the vote of the board of directors after the acquisition by the control person, together with its affiliates and associates, of stock of the corporation, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of directors, and such acquisition by such control person and its affiliates and associates was unanimously approved by the board of directors of the corporation; or (3) the business transaction is solely between the corporation and another corporation, 50% or more of the voting stock of which is owned by the corporation and none of which is owned by a control person, and each holder of stock of the corporation receives the same type of consideration in proportion to his holdings; or (4) both of the following are satisfied: (a) the cash or fair market value of the consideration to be received per share is not less than the higher of the highest price per share paid by such control person in acquiring any of its holdings of the corporation’s stock, or the highest per share market price of the stock of the corporation during the 3-month period immediately preceding the date of the proxy statement described below; and (b) a proxy statement satisfying the requirements of the 1934 Act shall be mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of such business transaction and shall contain any recommendations as to the advisability of the business transaction which the continuing directors may choose to state and an opinion of a reputable investment banking firm as to the fairness of the terms of such business transaction from the point of view of the remaining public stockholders of the corporation. A “business transaction” includes any merger or consolidation of the corporation with or into a control person, any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of the corporation or of a subsidiary to a control person, any merger or consolidation of a control person with or into the corporation or a subsidiary of the corporation, any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a control person to the

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corporation or a subsidiary of the corporation, the issuance of any securities of the corporation or a subsidiary of the corporation to a control person, the acquisition by the corporation or a subsidiary of the corporation of any securities of a control person, any reclassification or recapitalization involving stock of the corporation consummated within 5 years after becoming a control person, any plan or proposal by a control person for the dissolution or liquidation of the corporation, and any agreement, contract or other arrangement providing for any business transaction. A “control person” includes a holder who beneficially owns in the aggregate, stock of the corporation which bears the rights to 10% or more of the total votes entitled to be cast in an election of directors, and any affiliate or associate of any such holder.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting such shareholder the right to purchase a proportionate share of any new stock issuance and thereby protecting the shareholder from dilution of value and control upon new stock issuances.

Minnesota law provides that all shareholders are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. UnitedHealth Group’s articles of incorporation provide that the shareholders have no preemptive rights to purchase securities of any class, kind or series.

Unless the certificate of incorporation provides otherwise, under Delaware law, stockholders of a corporation have no preemptive rights. PacifiCare’s certificate of incorporation does not provide for preemptive rights.

Advance Notice Requirements of Shareholder/Stockholder Proposals

UnitedHealth Group’s bylaws provide that for a shareholder proposal to be properly made by a shareholder at a regular meeting, the shareholder must give written notice of the proposal. UnitedHealth Group’s bylaws also provide that for a nomination of a director to be properly made by a shareholder at a regular meeting, the shareholder must give written notice of the nomination. In both cases, UnitedHealth Group must receive the relevant notice at least 120 days before the anniversary of the date of the proxy statement from the previous year’s regular meeting.

PacifiCare’s bylaws provide that for a stockholder proposal, including a proposal for a nomination of a director, to be properly made by a stockholder at an annual meeting, the stockholder must have given timely notice in writing, such business must be a proper matter for stockholder action under Delaware law and if the stockholder has provided the corporation with a solicitation notice, such stockholder must have, in the case of a proposal, delivered a proxy statement and form of proxy to holders, or, in the case of nominations, must have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect the nominees proposed to be nominated, and must, in

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each case, have included in such materials the solicitation notice. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of PacifiCare not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice of a stockholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Inspection of Corporate Documents

Under the UnitedHealth Group bylaws, UnitedHealth Group’s board of directors is required to keep at UnitedHealth Group’s principal executive office, or, if its principal executive office is not in Minnesota, shall make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes Section 302A.461, originals or copies of:

(1) records of all proceedings of shareholders for the last three years;

(2) records of all proceedings of the board for the last three years;

(3) its articles and all amendments currently in effect;

(4) its bylaws and all amendments currently in effect;

(5) financial statements required by Minnesota Statutes, Section 302A.463, and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

(6) reports made to shareholders generally within the last three years;

Under Delaware law, a stockholder’s right to inspect the corporate books is fixed by statute. Section 220(b) of the Delaware General Corporation Law provides that “[a]ny stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder.” The PacifiCare bylaws do not modify the Delaware provisions.

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(7) a statement of the names and usual business addresses of its directors and principal officers;

(8) voting trust agreements described in Section 302A.453; and

(9) shareholder control agreements described in Section 302A.457.

Classes of Stock

UnitedHealth Group is authorized by its articles of incorporation to issue 3,000,000,000 shares of common stock, par value $0.01 per share. In addition, UnitedHealth Group is authorized by its articles of incorporation to issue 10,000,000 shares of preferred stock, par value $.001 per share. There are no shares of preferred stock issued or outstanding. The UnitedHealth Group board is authorized to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock.

PacifiCare is authorized by its certificate of incorporation to issue an aggregate of 200,000,000 shares of common stock, par value $0.01 per share. In addition, PacifiCare is authorized to issue 40,000,000 shares of preferred stock, par value $0.01, and will have rights, powers and preferences thereof as PacifiCare’s board of directors may later determine.

DESCRIPTION OF UNITEDHEALTH GROUP CAPITAL STOCK

The following description of the capital stock of UnitedHealth Group does not purport to be complete, and is subject, in all respects, to applicable Minnesota law and to the provisions of the UnitedHealth Group articles of incorporation. The following description is qualified by reference to the UnitedHealth Group articles of incorporation.

UnitedHealth Group Common Stock

UnitedHealth Group is authorized by the UnitedHealth Group articles of incorporation to issue 3,000,000,000 shares of common stock, par value $0.01 per share, of which 1,266,518,952 shares were issued and outstanding as of October 11, 2005 and which were held of record by approximately 14,663 shareholders.

Holders of shares of UnitedHealth Group common stock are entitled to one vote per share on all matters to be voted on by shareholders. UnitedHealth Group shareholders are not entitled to cumulate their votes in the election of directors. The holders of UnitedHealth Group common stock are entitled to receive such dividends, if any, as may be declared by the UnitedHealth Group board of directors in its discretion out of funds legally available therefor. Subject to the rights of any preferred stock outstanding, upon liquidation or dissolution of UnitedHealth Group, the holders of UnitedHealth Group common stock are entitled to receive on a pro rata basis all assets remaining for distribution to shareholders. Shares of UnitedHealth Group common stock do not have preemptive or other subscription or conversion rights and are not subject to any redemption or sinking fund provisions. All of the outstanding shares of UnitedHealth Group common stock are, and the shares of UnitedHealth Group common stock to be issued as described in this proxy statement/prospectus will be, fully paid and nonassessable.

UnitedHealth Group Preferred Stock

UnitedHealth Group is authorized by the UnitedHealth Group articles of incorporation to issue 10,000,000 shares of preferred stock, par value $0.001 per share. There are no shares of preferred stock issued or outstanding. The UnitedHealth Group board is authorized to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock. The UnitedHealth Group board of directors can, without shareholder approval, issue shares of such preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of UnitedHealth Group common stock and may have the effect of delaying, deferring or preventing a change in control of UnitedHealth Group.

Special Voting Rights

UnitedHealth Group shareholders are entitled to certain “supermajority” voting rights as described above in the sections entitled “—Comparison of Rights of Shareholders of UnitedHealth Group and Stockholders of PacifiCare—Board of Directors,” “—Amendments to Bylaws and Articles,” and “—Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions” beginning on pages 117, 118 and 121, respectively of this proxy statement prospectus.

Board of Directors

The board of directors of UnitedHealth Group is divided into three classes as nearly equal in number as possible. Each class serves three years with the term of office of one class expiring at the annual meeting each year in successive years. This classification of directors may have the effect of delaying, deferring or preventing a change in control of UnitedHealth Group.

Transfer Agent and Registrar

The transfer agent and registrar for the UnitedHealth Group common stock is Wells Fargo Shareowner Services.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the UnitedHealth Group Incorporated and Subsidiaries (UnitedHealth Group or the Company) Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of UnitedHealth Group for the periods ended March 31, 2005 and 2004 and June 30, 2005 and 2004, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

The consolidated financial statements and Schedule of PacifiCare appearing in PacifiCare’s Annual Report on Form 10-K for the year ended December 31, 2004, and PacifiCare’s management’s assessment of the effectiveness of the internal control over financial reporting as of December 31, 2004 included therein and incorporated by reference into this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated by reference into this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of PacifiCare for the periods ended March 31, 2005 and 2004 and June 30, 2005 and 2004 included in PacifiCare’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005 incorporated by reference into this proxy statement/prospectus, Ernst & Young have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate reports dated July 26, 2005 and April 26, 2005 included therein and incorporated by reference into this proxy statement/prospectus, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement/prospectus prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

LEGAL MATTERS

David J. Lubben, UnitedHealth Group’s General Counsel, will pass on the validity of the securities offered in this proxy statement/prospectus for UnitedHealth Group. Mr. Lubben beneficially owns less than 1% of UnitedHealth Group’s common stock. Weil, Gotshal & Manges LLP, special counsel to UnitedHealth Group, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to PacifiCare, will render opinions to UnitedHealth Group and PacifiCare, respectively, on the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

FUTURE SHAREHOLDER PROPOSALS

UnitedHealth Group’s 2005 annual meeting of shareholders took place on May 3, 2005. UnitedHealth Group shareholders wishing to present proposals to be considered at the 2005 annual meeting of shareholders were required to submit their proposals to UnitedHealth Group in accordance with all applicable rules and regulations of the SEC and UnitedHealth Group’s bylaws by December 10, 2004.

PacifiCare’s 2005 annual meeting of stockholders took place on May 19, 2005. The deadline for the receipt of a proposal to be considered for inclusion in PacifiCare’s proxy statement for the 2005 annual meeting was December 21, 2004. PacifiCare’s 2006 annual meeting of stockholders is tentatively planned for late spring 2006, but will not be held if the merger is completed. Therefore, PacifiCare reserves the right to postpone or cancel its 2006 annual meeting. If such annual meeting is held, all stockholder proposals must meet the eligibility and other criteria required by Rule 14a-8 of the Exchange Act and must be received by PacifiCare on or before December 21, 2005, in order to be considered for inclusion in PacifiCare’s proxy statement and form of proxy relating to the 2006 annual meeting of PacifiCare’s stockholders. In addition, under PacifiCare’s bylaws, any stockholder proposal for consideration at the 2006 annual meeting of PacifiCare’s stockholders submitted outside the process of Rule 14a-8 of the Exchange Act will be untimely unless it is received by no later than February 18, 2006 and no earlier than January 19, 2006 and is otherwise in compliance with the requirements set forth in PacifiCare’s bylaws.

WHERE YOU CAN FIND MORE INFORMATION

PacifiCare and UnitedHealth Group file annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information they file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. PacifiCare and UnitedHealth Group filings with the SEC are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. UnitedHealth Group and PacifiCare filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of their public filings at the New York Stock Exchange, you should call (212) 656-5060.

UnitedHealth Group has filed a registration statement on Form S-4 to register the shares of UnitedHealth Group common stock to be issued to PacifiCare stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of UnitedHealth Group as well as the proxy statement of PacifiCare for the special meeting. This proxy statement/prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC’s principal office in Washington, D.C. or at the Internet website maintained by the SEC at http://www.sec.gov. Statements contained in or incorporated by reference into this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

As allowed by SEC rules, this proxy statement/prospectus, including the attached annexes, exhibits and schedules does not contain all the information you can find in the registration statement on Form S-4 filed by UnitedHealth Group to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows UnitedHealth Group and PacifiCare to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that

UnitedHealth Group and PacifiCare have previously filed with the SEC. These documents contain important information about the companies and their financial condition and are incorporated by reference into this proxy statement/prospectus.

The following UnitedHealth Group filings with the SEC (all filed under file number 001-110864):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

•	Current Reports on Form 8-K dated February 2, 2005, March 2, 2005, May 24, 2005 and July 6, 2005.

The following PacifiCare filings with the SEC (all filed under file number 001-31700):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

•	Current Report on Form 8-K with a filing date of January 5, 2005, March 31, 2005, April 6, 2005,
April 19, 2005, May 6, 2005, May 25, 2005, May 31, 2005, June 15, 2005, July 12, 2005, July 12, 2005 and August 4, 2005.

UnitedHealth Group and PacifiCare also incorporate by reference into this proxy statement/prospectus additional documents that either may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and (a) in the case of filings by UnitedHealth Group, the earlier of the completion of the merger or the termination of the merger agreement, and (b) in the case of filings by PacifiCare, the earlier of the date of the special meeting of PacifiCare stockholders or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as proxy and information statements.

UnitedHealth Group has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to UnitedHealth Group and Point Acquisition, and PacifiCare has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to PacifiCare.

MISCELLANEOUS

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus including the Annexes to this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in or incorporated by reference into this proxy statement/prospectus is accurate as of any date other than its date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of UnitedHealth Group common stock in the merger shall create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This proxy statement/prospectus does not cover any resales of the UnitedHealth Group common stock offered hereby to be received by stockholders of PacifiCare deemed to be “affiliates” of PacifiCare or UnitedHealth Group upon the completion of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with such resales.

CERTAIN INFORMATION REGARDING UNITEDHEALTH GROUP AND PACIFICARE

UnitedHealth Group has supplied all the information contained in or incorporated by reference into this proxy statement/prospectus relating to UnitedHealth Group and PacifiCare has supplied all such information relating to PacifiCare. Some of the important business and financial information relating to UnitedHealth Group and PacifiCare that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 6, 2005

BY AND AMONG

UNITEDHEALTH GROUP INCORPORATED

POINT ACQUISITION LLC

AND

PACIFICARE HEALTH SYSTEMS, INC.

i

EXHIBITS

Exhibit A – Covered Employees

Exhibit B – Form of Affiliate Letter

Exhibit C – Form of Company Tax Representation Letter

Exhibit D – Form of Company Tax Representation Letter for Reverse Merger

Exhibit E – Form of Parent Tax Representation Letter

Exhibit F – Form of Parent Tax Representation Letter for Reverse Merger

Exhibit G – Closing Consents

TABLE OF DEFINED TERMS

Adverse Recommendation Notice	A-46
Affected Employees	A-54
Affiliate	A-65
Agreement	A-1
Authorized Control Level	A-32
Cash Consideration	A-4
Certificate	A-4
Certificate of Merger	A-2
Closing	A-2
Closing Consents	A-65
Closing Date	A-2
CMS	A-19
COBRA	A-23
Code	A-1
Company	A-1
Company Adverse Recommendation Change	A-45
Company Board	A-10
Company By-Laws	A-11
Company Certificate	A-11
Company Common Stock	A-3
Company Deferred Stock Plans	A-9
Company Disclosure Letter	A-11
Company DSUs	A-9
Company Insiders	A-10
Company Intellectual Property	A-26
Company Material Adverse Effect	A-14
Company Plans	A-22
Company Preferred Stock	A-12
Company Regulatory Filings	A-20
Company Restricted Shares	A-9
Company Rights	A-12
Company RSUs	A-9
Company SEC Documents	A-15
Company State Regulatory Filings	A-31
Company Stock Options	A-8
Company Stock Plans	A-8
Company Stockholder Approval	A-13
Company Stockholders Meeting	A-47
Company Superior Proposal	A-45
Company Takeover Proposal	A-45
Confidentiality Agreement	A-48
Contract	A-14
Convertible Debentures	A-12
Copyrights	A-26
Corporate Merger Subsidiary	A-3
Covered Employees	A-1
Delaware Law	A-2
DGCL	A-2
Dissenting Shares	A-8
Effective Time	A-2

v

Employees	A-22
Environmental Laws	A-30
Environmental Liabilities	A-30
ERISA	A-22
ERISA affiliate	A-22
Exchange Act	A-10
Exchange Agent	A-4
Exchange Fund	A-5
Exchange Ratio	A-4
Filed Company SEC Documents	A-16
Form S-4	A-16
GAAP	A-15
Governmental Authority	A-15
Hazardous Material	A-30
HSR Act	A-15
Indemnified Parties	A-52
Intellectual Property	A-26
IP Licenses	A-26
IRS	A-24
Knowledge	A-65
Largest Broker Contracts	A-19
Largest Customer Contracts	A-19
Largest Provider Contracts	A-18
Laws	A-19
Leased Real Property	A-29
Liens	A-11
Material Company Takeover Proposal	A-63
Merger	A-1
Merger Consideration	A-4
Merger Sub	A-1
Merger Sub Interests	A-34
Negative Regulatory Action	A-50
New Employment Agreements	A-1
New York Stock Exchange	A-15
Option Exchange Ratio	A-9
Other Agreements	A-65
Other Core States	A-66
Owned Real Property	A-29
Parent	A-1
Parent Articles	A-33
Parent Board	A-34
Parent By-laws	A-33
Parent Common Stock	A-4
Parent Disclosure Letter	A-33
Parent Material Adverse Effect	A-35
Parent Preferred Stock	A-33
Parent SEC Documents	A-36
Parent Trading Price	A-9
Patents	A-26
Permits	A-20
Permitted Liens	A-66
Person	A-66

Precedent Health Care Transaction	A-66
Proprietary Software	A-28
Providers	A-66
Proxy Statement	A-16
Regulated Subsidiaries	A-32
Release	A-30
Relevant Consent	A-52
Relevant Filing	A-52
Reportable Acquisition	A-52
Reportable Agreement	A-51
Representatives	A-44
Reserves	A-32
Restraints	A-57
Reverse Merger	A-3
Rights Agent	A-12
Rights Agreement	A-12
SAP	A-31
Sarbanes-Oxley	A-21
SEC	A-10
Securities Act	A-15
Software	A-26
Stock Consideration	A-4
Subsidiary	A-66
Substitute Stock Option	A-8
Surviving Entity	A-2
Termination Date	A-60
Termination Fee	A-62
Trade Secrets	A-26
Trademarks	A-26

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 6, 2005, is by and among UnitedHealth Group Incorporated, a Minnesota corporation (“Parent”), Point Acquisition LLC, a limited liability company organized under the laws of the State of Delaware and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent and the Company and the Managing Member of Merger Sub have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and that this Agreement constitutes, and hereby is adopted as, a plan of reorganization;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution of this Agreement, Parent (and/or one of its Subsidiaries) is entering into employment agreements with the individuals set forth on Exhibit A hereto (such employment agreements referred to, collectively, as the “New Employment Agreements,” and such individuals, the “Covered Employees”) in order to provide for the continued service and employment of such persons.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (collectively, “Delaware Law”), the Company shall be merged with and into Merger Sub at the Effective Time. At the Effective Time, as a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity in the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with Delaware Law.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of Delaware Law and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree upon and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in Delaware Law.

Section 1.05 Certificate of Formation; Operating Agreement.

(a) The Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by Delaware Law or other applicable Law.

(b) The Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the Operating Agreement of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.04 hereof.

Section 1.06 Managers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

Section 1.07 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.08 Alternative Merger Structure. Notwithstanding any other provision of this Agreement, if requested in writing by Parent at least three business days prior to the Closing Date, the transactions contemplated hereby shall be effected (subject to the conditions contained herein) by (i) Merger Sub converting into a Delaware corporation (the “Corporate Merger Subsidiary”) and (ii) Corporate Merger Subsidiary merging with and into the Company (the “Reverse Merger”), provided that such revision to the structure does not preclude satisfaction of the closing conditions set forth in Section 7.02(e) and Section 7.03(c), without any waiver thereof. In such event, the Company shall be the Surviving Entity, the conversion of the outstanding Company securities will occur as provided in the following Article, and each issued and outstanding share of capital stock of Corporate Merger Subsidiary shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity in the Reverse Merger. The other provisions of this Agreement will continue to apply in the event of the Reverse Merger, mutatis mutandis (with all references to Merger Sub deemed to mean the Corporate Merger Subsidiary). Notwithstanding anything to the contrary set forth in this Section 1.08, no revision to the structure of the transactions contemplated hereby shall (i) result in any change in the Merger Consideration, (ii) be materially adverse to the interests of Parent, the Company, Merger Sub, the holders of shares of Parent Common Stock or the holders of shares of Company Common Stock, or (iii) unreasonably impede or delay consummation of the Merger. The parties agree to amend this Agreement to the extent necessary to provide for more specific mechanics of the alternative structure described in this Section 1.08.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Entities;

Exchange of Certificates; Company Equity Awards

Section 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, par value $0.01 per share, of the Company (together with the associated Company Rights, the “Company Common Stock”) or any membership interests of Merger Sub:

(a) Membership Interests of Merger Sub. The issued and outstanding membership interests of Merger Sub shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Entity.

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be canceled and retired and shall cease to exist, and no shares of Parent Common Stock, cash or other consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b), and other than as provided in Section 2.02(k) with respect to shares as for which appraisal rights have been perfected), shall be converted into the right to receive:

(i) 1.10 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”); and

(ii) $21.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.02 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall deposit, for the benefit of the holders of shares of Company Common Stock, with Wells Fargo Bank, N.A. or such other bank or trust company as may be designated by Parent, with the Company’s prior written consent, which shall not be unreasonably withheld or delayed, as exchange agent (the “Exchange Agent” ), for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock, (ii) cash sufficient to pay the Cash Consideration and (iii) from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.02(e) hereof and any dividends and other distributions pursuant to Section 2.02(c) hereof (such shares of Parent Common Stock and Cash Consideration, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing the Stock Consideration portion of the Merger Consideration and cash representing the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, including for the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall then be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Parent Common Stock, (x) a check for the Cash Consideration portion of the Merger Consideration, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (z) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.02(c) or (e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of any fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates, scrip or evidence of shares in book-entry form representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) In lieu of such fractional share interests, Parent shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled and (B) the per share closing price of Parent Common Stock on the Closing Date (or, if such date is not a trading day, the trading day immediately preceding the Closing Date) on the NYSE Composite Transactions Tape (or, if not reported thereby, as reported by any other authoritative source). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent and Parent shall cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not previously complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Authority (as defined below), any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Any losses resulting from such investments shall not in any way diminish Parent’s and Merger Sub’s obligation to pay the full amount of the Merger Consideration.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case in accordance with the terms of this Agreement.

(j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. Any such withholding shall be applied first against the Cash Consideration to the full extent thereof and then against the Stock Consideration. If withholding is required from shares of Parent Common Stock, the Exchange Agent shall sell in the open market such shares of Parent Common Stock on behalf of the former holder of Company Common Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate taxing authority.

(k) Dissenting Shares. Notwithstanding Section 2.01(c), any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

Section 2.03 Company Equity Awards.

(a) Except as provided in Section 5.01(a)(ii)(2) of the Company Disclosure Letter, all stock options (the “Company Stock Options”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time granted under the Company’s 1996 Stock Option Plan for Officers and Key Employees, 1996 Non-Officer Directors Stock Plan, Amended 1997 Premium Priced Stock Option Plan, 2000 Employee Plan, 2000 Non-Employee Directors Stock Plan and the 2005 Equity Inventive Plan (collectively, the “Company Stock Plans”), shall remain outstanding following the Effective Time. At the Effective Time, all of the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed in full by Parent, which shall have assumed the Company Stock Plans as of the Effective Time by virtue of this Agreement and without any further action by Parent. From and after the Effective Time, all references to the Company in the Company Stock Plans and in any agreement granting Company Stock Options shall be deemed to refer to Parent. Each Company Stock Option assumed by Parent (each, a “Substitute Stock Option”) shall be converted automatically into options to purchase shares of Parent Common Stock upon the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such Company Stock Option, except that (i) each such Substitute Stock Option shall represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the next whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Option Exchange Ratio and (ii) the option price per share of Parent Common Stock under each Substitute Stock Option shall be an amount equal to the option price per share of Company Common Stock subject to the related Company Stock Option in effect immediately prior to the Effective Time divided by the Option Exchange Ratio (the option price per share, as so determined, being rounded up to the next 100th of a cent). Each Substitute Stock Option shall otherwise have the same terms and conditions (including with respect to vesting and exercisability), as such Company Stock Option. For purposes of this Agreement, the “Option Exchange Ratio” shall be the sum of (x) plus (y), where (x) is the Exchange Ratio and (y) is the number equal to the quotient of the Cash Consideration divided by the Parent Trading Price. The “Parent Trading Price” means the per share closing trading price of Parent

Common Stock on the NYSE Composite Transactions Tape (or, if not reported thereby, as reported by any other authoritative source), on the trading day immediately prior to the Closing Date. Except as provided in Section 5.01(a)(ii)(2) of the Company Disclosure Letter, Parent acknowledges and agrees that all outstanding Company Stock Options shall vest in full as of the Effective Time under the terms of the Company Stock Plans as a result of the transactions contemplated by this Agreement.

(b) Except as provided in Section 5.01(a)(ii)(2) of the Company Disclosure Letter, each share of Company Common Stock outstanding as of the Effective Time granted under the Company Stock Plans which is subject to forfeiture risk (“Company Restricted Shares”) shall be deemed fully vested as of the Effective Time in accordance with the terms of such plans and, in full settlement thereof (net of applicable withholding in accordance with the practices of the Company prior to the date of this Agreement), shall be converted into the right to receive the per share Merger Consideration contemplated by Section 2.01 of this Agreement, which shall be paid by Parent as promptly as practicable after the Effective Time. Except as provided in Section 5.01(a)(ii)(2) of the Company Disclosure Letter, each deferred stock unit (“Company DSUs”) and restricted stock unit (“Company RSUs”) deferred under the Company Stock Plans, the Third Amended and Restated Stock Unit Deferred Compensation Plan and the Third Amended and Restated Non-Qualified Deferred Compensation Plan (collectively, the “Company Deferred Stock Plans“) shall become distributable (whether or not then vested) and, in full settlement thereof (net of applicable withholding in accordance with the practices of the Company prior to the date of this Agreement), shall be converted into the right to receive the per share Merger Consideration contemplated by Section 2.01 of this Agreement, which shall be paid by Parent as promptly as practicable after the Effective Time. Each share of Company Common Stock to which holders of Company Restricted Shares, Company DSUs and Company RSUs are entitled as of the Effective Time shall be converted into the right to receive the Merger Consideration in accordance with Sections 2.01 and 2.02 of this Agreement. To the extent that amounts are withheld from the consideration otherwise payable to holders of Company Restricted Shares, Company DSUs or Company RSUs pursuant to this Section 2.03, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders in respect of which the withholding was made.

(c) As soon as reasonably practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Stock Option a notice setting forth such holder’s rights pursuant thereto. Except as provided herein, Parent shall comply with the terms of all such Substitute Stock Options and ensure that the conversion and assumption provided in this Section 2.03 with respect to any Company Stock Option that qualifies as an “incentive stock option” (as defined in section 422 of the Code) shall be effected in a manner consistent with the requirements of section 424(a) of the Code. Parent shall take all actions with respect to the Company Stock Plans, and the Company Stock Options that are necessary to implement the provisions of this Section 2.03, including all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Stock Options pursuant to the terms set forth in this Section 2.03. Parent shall register the shares of Parent Common Stock subject to Substitute Stock Options by filing on the Closing Date a registration statement on Form S-8 (or any successor form) or another appropriate form, with the United States Securities and Exchange Commission (the “SEC”) and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as Substitute Stock Options remain outstanding.

(d) Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock and other equity securities including derivative securities (i.e., Company Stock Options, Company DSUs and Company RSUs) into shares of Parent Common Stock and Substitute Stock Options in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 2.03(d). The Board of Directors of the Company (the “Company Board”), or a committee of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by Company Insiders of Company Common Stock, Company DSUs and Company RSUs in exchange for Merger Consideration and the disposition by Company Insiders of Company Stock Options upon conversion into Substitute Stock Options, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Actions described in this Section 2.03(c) shall be taken in accordance with the interpretative letter, dated January 12, 1999, issued by the SEC’s Division of Corporation Finance to Skadden, Arps, Slate, Meagher & Flom LLP relating to Rule 16b-3 under the Exchange Act.

(e) Except as set forth in Section 5.01(a)(ii) of the Company Disclosure Letter, since January 1, 2004, the Company, including the Company Board and any committee acting on behalf of the Company Board, has not, and will not hereafter, except for the Company Stockholder Approval and the Merger, take any action to accelerate the vesting or exercisability, or otherwise amend, modify or change the terms, of any Company Stock Option, Company Restricted Shares, Company DSUs or Company RSUs.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, material direct or indirect costs or liabilities to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives correct and complete copies of the minutes of all meetings of stockholders, the Company Board and each committee of the Company Board and the board of directors of each of its Subsidiaries held since December 31, 2001.

Section 3.02 Subsidiaries. Section 3.02 of the Company Disclosure Letter lists all the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

Section 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of (x) 200,000,000 shares of Company Common Stock and (y) 40,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which, as of the date hereof, 2,000,000 shares of Company Preferred Stock have been designated as Series A Junior Participating Preferred Stock, of which 2,000,000 shares are reserved for issuance upon the exercise of preferred share purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated as of November 19, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent (which firm has been replaced as rights agent by ComputerShare Investor Services L.L.C.) (the “Rights Agent”), pursuant to the terms thereof) (the “Rights Agreement”). At the close of business on June 29, 2005, (i) 87,628,414 shares of Company Common Stock were issued and outstanding (which number includes 977,619 Company Restricted Shares), (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 14,753,323 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and the Company Deferred Stock Plans (of which 7,647,807 shares of Company Common Stock were subject to outstanding Company Stock Options, 977,619 shares of Company Common Stock were subject to outstanding Company Restricted Shares, 1,256,443 shares of Company Common Stock were subject to outstanding Company RSUs and 641,969 shares of Company Common Stock were subject to outstanding Company DSUs), (iv) 6,428,566 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 3% Convertible Subordinated Debentures due 2032 (the “Convertible Debentures”) issued pursuant to an Indenture, dated as of November 22, 2002, between the Company and State Street Bank and Trust Company of California, N.A. (a complete and correct copy of which has been delivered or made available to Parent) and (v) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has delivered to Parent a correct and complete list, as of June 24, 2005, of all outstanding Company Stock Options, Company Restricted Shares, Company RSUs, Company DSUs and any other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, whether or not a stock option is an incentive stock option, expiration dates and exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. Except as set forth above in this Section 3.03, at the close of business on June 24, 2005, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(d) Section 3.03(d) of the Company Disclosure Letter sets forth a complete and correct list of the following information, as of June 29, 2005, with respect to the Convertible Debentures: (i) the aggregate principal amount thereof, (ii) the aggregate amount of accrued and unpaid interest thereon and (iii) the conversion price thereof as of the date hereof.

Section 3.04 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (iv) recommending that the stockholders of the Company adopt this Agreement. The provisions of Section 203 of the DGCL are inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price”, “merger moratorium”, “control share acquisition” or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company and compliance with the provisions of this Agreement by the Company will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to (a) the economy or the financial markets in general, (b) the industries in which the Company and its Subsidiaries operate in general, (c) the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of Parent (provided that the exclusion set forth in this clause (c) shall not apply to Section 3.04(b) hereof), (d) changes in applicable Laws or regulations after the date hereof, (e) changes in GAAP or regulatory accounting principles after the date hereof,

(f) liabilities relating to the pending or threatened litigations, mediations, arbitrations and investigations set forth in Section 3.09 of the Company Disclosure Letter in an aggregate amount equal to or less than the amount set forth in Section 3.04(c)(i) of the Company Disclosure Letter or (g) any litigation, mediation, arbitration or investigation set forth in Section 3.04(c)(ii) of the Company Disclosure Letter; provided that with respect to clauses (a), (b), (d) and (e), such change, effect, event, circumstance, occurrence or state of facts (i) does not specifically relate to (or have the effect of specifically relating to) the Company and its Subsidiaries and (ii) is not more adverse to the Company and its Subsidiaries than to other companies operating in the industries in which the Company and its Subsidiaries operate.

Section 3.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (c) the Exchange Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any appropriate filings with and approvals of the New York Stock Exchange (the “NYSE”), (f) the state insurance department, department of health and other filings and/or approvals set forth in Section 3.05(f) of the Company Disclosure Letter, (g) state securities or “blue sky” laws and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The Regulated Subsidiaries are only domiciled or commercially domiciled in the jurisdictions set forth in Section 3.05 of the Company Disclosure Letter. The Regulated Subsidiaries hold licenses to conduct their businesses from state insurance and health departments only in the states listed in Section 3.05 of the Company Disclosure Letter. For purposes of this Agreement, “Governmental Authority” shall mean any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority having regulatory authority over the Company, Parent or their respective subsidiaries, as the case may be.

Section 3.06 Company SEC Documents; No Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since December 31, 2001 (such documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected, revised or superceded by a later-filed Company SEC Document filed prior to the date hereof. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the financial statements included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2004 or (ii) as incurred in the ordinary course of business since December 31, 2004, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or portions thereof that relate only to Parent and its Subsidiaries.

Section 3.08 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company’s financial and legal advisors or (b) as disclosed in the Filed Company SEC Documents there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.09 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Contracts.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Company SEC Documents.

(b) Except for Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents, Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all amendments, modifications, extensions, renewals, guaranties or other Contracts with respect thereto, but excluding certain names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information or otherwise), of:

(i) all Contracts (other than Contracts of the category required to be disclosed in clause (xiv), clause (xv) or clause (xvi) of this Section 3.10(b), regardless of value) of the Company or any of its Subsidiaries having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $750,000 on an annual basis;

(ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

(iii) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

(iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property, and (B) other license (other than real estate) having an aggregate value per license, or involving payments by the Company or any of its Subsidiaries, of more than $750,000 on an annual basis;

(v) all confidentiality agreements (other than in the ordinary course of business), agreements by the Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company;

(vi) any Contract having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $750,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of or loss of benefit under any such Contract;

(vii) all joint venture, profit sharing, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party (other than any such profit sharing or similar agreements entered into in the ordinary course of business);

(viii) any Contract or order with or from a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer or as a Provider) which imposes any material obligation or restriction on the Company or its Subsidiaries;

(ix) all leases, subleases, licenses or other Contracts pursuant to which the Company or any of its Subsidiaries use or hold any material property involving payments by or to the Company or any of its Subsidiaries of more than $750,000 on an annual basis;

(x) all material outsourcing Contracts;

(xi) all Contracts with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments to be made by or to the Company or any of its Subsidiaries after the date of this Agreement of more than $750,000 on an annual basis;

(xii) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that is not material to the Company or any of its Subsidiaries;

(xiii) all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $750,000 on an annual basis and excluding trade payables arising in the ordinary course of business);

(xiv) (i) the largest Contracts of the Company and its Subsidiaries with facilities and capitated Providers (including hospitals and medical groups) in the states of California, Texas, Arizona and Colorado

(measured in terms of total projected payments by the Company and its Subsidiaries during the year ending December 31, 2005) that, in the aggregate, represent at least 60% of the total projected 2005 payments by the Company and its Subsidiaries to such Providers in each of such states and (ii) the largest Contracts of the Company and its Subsidiaries with such Providers in the states of Oklahoma, Oregon, Nevada and Washington (measured in terms of total projected payments by the Company and its Subsidiaries during the year ending December 31, 2005) that, in the aggregate, represent at least 50% of the total projected 2005 payments by the Company and its Subsidiaries to such Providers in each of such states (collectively, the “Largest Provider Contracts”);

(xv) Contracts of the Company and its Subsidiaries with the 20 largest customers in California and the 10 largest customers in the Other Core States in the aggregate (in each case measured in terms of total projected payments to the Company and its Subsidiaries during the year ending December 31, 2005) (the “Largest Customer Contracts”);

(xvi) Contracts of the Company and its Subsidiaries with the 20 largest brokers, the 10 largest general agents and the largest broker for American Medical Security Group, Inc. (measured in terms of total projected payments by the Company and its Subsidiaries during the year ending December 31, 2005) (the “Largest Broker Contracts”);

(xvii) any Contract with respect to any risk sharing or risk transfer arrangement or that provides for a retroactive premium or similar adjustment or withholding arrangement, pursuant to the terms of which an adjustment, premium, payment or arrangement is reasonably expected to result therefrom in an amount of $750,000 or more;

(xviii) any Contract or policy for reinsurance with third parties;

(xix) any demonstration or pilot or other material Contract with the Centers for Medicare and Medicaid Services (“CMS”) or any successor thereto; and

(xx) any Contract with the Office of Personnel Management, or any successor thereto.

(c) (i) None of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or other assets is subject, and (ii) to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract except for violations, breaches, defaults, waivers or failures to enforce rights or benefits covered by clauses (i) or (ii) above that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Compliance with Laws.

(a) The Company and each of its Subsidiaries, has been since December 31, 2002 and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority, including the federal Medicare statute, the Federal Civil False Claims Act and the Health Insurance Portability and Accountability Act of 1996, or the regulations promulgated pursuant to such statutes or acts or any similar state laws, or regulations, applicable to it, its properties or other assets or its business or operations (collectively, “Laws”), except for instances of non-compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since December 31, 2002, a notice or other communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. The Company and its Subsidiaries have in effect all material permits, licenses, certificates of authority, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses as now conducted, and since December 31, 2002, there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit which revocation, cancellation, non-renewal or adverse modification individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Assuming all Closing Consents (as defined below) are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

(b) Since December 31, 2002, (i) neither the Company nor any of its Subsidiaries has received, nor otherwise has any Knowledge of, any written notice from any Governmental Authority or has become a party to any enforcement action, order, decree, stipulation or open and pending financial examination that (x) alleges any material noncompliance (or that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law, (y) asserts any risk-based capital deficiency or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law. Since December 31, 2002, to the Knowledge of the Company, no third party service provider acting on behalf of the Company or any of its Subsidiaries, has received any written notice from any Governmental Authority or has become a party to any enforcement action, order, decree or stipulation that alleges any material noncompliance (or that such third party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder or applicable state privacy or information security laws and regulations.

(c) Since December 31, 2002, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities (“Company Regulatory Filings”) and any applicable Federal regulatory authorities, and have timely paid all Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings on a timely basis or payments would not be material to the Company or any of its Subsidiaries, taken as a whole. All such Company Regulatory Filings complied in all material respects with applicable Law.

(d) All premium rates, rating plans, policy forms and terms established or used by the Company’s Subsidiaries that are required to be filed with and/or approved by Governmental Authorities have been in all material respects so filed and/or approved, the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the Laws applicable thereto, and to the Company’s Knowledge, no such premiums are subject to any investigation by any Governmental Authority.

(e) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to assure that its producers, agents, brokers and employees are in material compliance with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing, sales and compensation disclosure practices, unfair trade practices and conflict of interest policies. Each of the Company and its Subsidiaries, and to the Knowledge of the Company, each agent acting on behalf of the Company or any of its Subsidiaries has marketed, administered, sold and issued insurance and healthcare products in compliance in all material respects with all applicable Laws.

(f) The Company and, to the Knowledge of the Company, each of its executive officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (“Sarbanes-Oxley”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has previously disclosed to Parent all of the information required to be disclosed by the

Company’s chief executive officer and chief financial officer to the Company Board or its audit committee pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(g) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are effective.

(h) The Company has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company and to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed as of December 31, 2004 or later which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information for its financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(i) To the Knowledge of the Company, the Company’s principal executive officer and its principal financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Sections 302, 906 and 404 of Sarbanes-Oxley, without qualification, when next due.

(j) Since January 1, 2003, neither the Company nor any of its Subsidiaries has effected any securitization transaction or other “off-balance sheet arrangement” (as defined in Item 303 of Regulation S-K of the SEC).

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of: all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Company Common Stock that have not been granted under a Company Stock Plan, incentive and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the “Employees”) (collectively, the “Company Plans”).

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) material written communications to employees generally.

(c) The Company Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each an “ERISA affiliate”) has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter (to the extent applicable, in each case broken down as to each item, and the individual and amount involved), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Stockholder Approval or the Merger, will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since January 1, 2005, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company.

(j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement.

(k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(l) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

Section 3.13 Taxes.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

(b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. No reductions have been made to the December 31, 2004 current tax reserve and valuation allowance previously reported to Parent.

(c) The federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through December 31, 1997. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to material taxes.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(f) Since December 31, 1997, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) any material liability for the taxes of any Person (other than the Company or any of its Subsidiaries).

(g) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries and, to the Knowledge of the Company, none is threatened. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

(h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(i) The Company has made available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

(j) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(k) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(l) The Company is not, has not been and will not be a “United States real property holding corporation” within the meaning of Section 897 of the Code at any time during the five-year period ending on the Closing Date.

(m) Neither the Company nor any of its Subsidiaries has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

(n) For purposes of this Agreement, (i) “taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.14 Intellectual Property; Software.

(a) As used herein: (i) “Intellectual Property means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”); (c) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”); and (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”); (ii) “IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site) pursuant to which the Company and its Subsidiaries have acquired rights in (including usage rights) to any Intellectual Property, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; and (iv) “Company Intellectual Property” means the Intellectual Property and Software held for use or used in the business of the Company or its Subsidiaries as presently conducted.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth, for the Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) Patents issued or pending; (ii) Trademark registrations and applications for registration (including Internet domain name registrations) and material unregistered trademarks and service marks; and (iii) material Copyrights.

(c) Section 3.14(c) of the Company Disclosure Letter lists all (i) material Software that is owned by the Company or its Subsidiaries and (ii) material IP Licenses.

(d) The Company, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

(e) All Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration owned by the Company and its Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company or its Subsidiaries, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

(f) The Company Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of the Company’s business as currently conducted and operated by the Company, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

(g) Except as set forth in Section 3.14(g) of the Company Disclosure Letter:

(i) no unresolved claims, or to the Knowledge of the Company, threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against the Company or any of its Subsidiaries related to the use in the conduct of the businesses of the Company and its Subsidiaries that the Company Intellectual Property or the conduct of the business of the Company infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third party;

(ii) the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(iii) to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(iv) no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations limit or restrict the Company’s or any Subsidiary’s rights in and to any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(v) the Company and its Subsidiaries have not licensed or sublicensed their rights in any Company Intellectual Property, or received or been granted any such rights (except pursuant to “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site), other than pursuant to the IP Licenses;

(vi) the IP Licenses are valid and binding obligations of the Company and/or relevant Subsidiary, enforceable in accordance with their terms, and there is no default under any of the IP Licenses by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by the other party thereto, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(vii) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets; and

(viii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and its Subsidiaries’ rights to own or use any of the Company Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

(h) The Company and its Subsidiaries have (i) disclosed their personal data collection and use policy on their websites and (ii) complied in all material respects with such policy. Neither this Agreement nor the consummation of the transactions contemplated hereby will violate in any material respect any such personal data policy or any other applicable privacy or personal data Laws.

(i) The Company maintains possession over the Software and documentation (including user guides) reasonably necessary to use the Software, and the Company maintains possession and/or control over the source code and/or such other documentation (including user guides and specifications) for all Software set forth in Section 3.14(c) of the Company Disclosure Letter which is listed as owned by the Company or any of its Subsidiaries (the “Proprietary Software”) reasonably necessary to use, maintain, and modify the Proprietary Software. The Proprietary Software, and, to the Knowledge of the Company, the Software included in the Company Intellectual Property which it or its Subsidiaries license or otherwise use (i) functions in compliance in all respects with its related documentation and specifications, and functions properly in all respects to achieve its intended purposes and (ii) is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or alter such Software or its processing environment (including other programs, equipment and data), except in the case of clauses (i) and (ii) above, as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

Section 3.15 Properties and Assets.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth the address of each parcel of real property owned by the Company or its Subsidiaries (collectively, the “Owned Real Property”). The Company or one of its Subsidiaries has good and marketable title to the Owned Real Property and to all of the buildings, structures and other improvements thereon except to the extent that not having such title would not, individually or in the aggregate, be reasonably expected to materially interfere with its ability to conduct its business as presently conducted. Neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Owned Real Property, except (i) to the extent that such collateral assignment or grant would not, individually or in the aggregate, be reasonably expected to materially interfere with its ability to conduct its business as presently conducted or (ii) in connection with any Lien to be released at or prior to the Effective Time.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth the address of each parcel of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or its Subsidiaries (the “Leased Real Property”).

Section 3.15(b) of the Company Disclosure Letter sets forth all sublicenses, licenses and other grants by the Company or any of its Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $750,000 annually.

(c) The Company and each of its Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (other than the Owned Real Property which is the subject of the representation contained in Section 3.15(a) hereof) (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their business as currently conducted, except defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not reasonably be expected to materially interfere with its ability to conduct its business as presently conducted.

Section 3.16 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect in the case of clauses (b), (c) and (d) below (it being agreed that clause (a) below shall not be qualified by a Company Material Adverse Effect), (a) no material written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no material action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened by any person against, the Company, any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law with respect to any matters relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws; (c) the Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of the Company or any of its Subsidiaries, no

facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in Environmental Liabilities; and (d) to the Knowledge of the Company or any of its Subsidiaries, with respect to any real property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that have or are reasonably likely to result in a claim against the Company or its Subsidiaries.

As used in this Agreement, the term “Environmental Laws” means Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to Hazardous Materials, the protection of the environment or human health as it relates to exposure to Hazardous Materials.

As used in this Agreement, the term “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

As used in this Agreement, the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

As used in this Agreement, the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment

(including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

Section 3.17 Transactions with Related Parties. Except as disclosed in the Filed Company SEC Documents, since April 13, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.18 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than MTS Health Partners, L.P. and Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company in accordance with the Company’s agreements with such firms (a complete copy of each of which has previously been made available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

Section 3.19 Opinion of Financial Advisor. The Company has received the opinions of MTS Health Partners, L.P. and Morgan Stanley & Co. Incorporated, each dated the date hereof to the effect that, as of such date and subject to the considerations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, a complete copy of such opinions will be made available to Parent as soon as practicable after the date of this Agreement.

Section 3.20 Statutory Financial Statements.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a list of all annual statements and quarterly statements of the Company’s Subsidiaries filed with Governmental Authorities for the years ended December 31, 2003 and December 31, 2004, and for each quarterly period ending after December 31, 2004 (together with all such filings hereafter made for annual and quarterly periods prior to the Closing, the “Company State Regulatory Filings”). Except as otherwise set forth in such Company State Regulatory Filings when made, all such Company State Regulatory Filings and the statutory balance sheets and income statements included therein (i) were prepared or will be prepared from the books and records of the Company’s Subsidiaries, (ii) fairly present or will fairly present in each case in all material respects the statutory financial condition and results of operations of the Company’s Subsidiaries, as applicable, as of the date and for the periods indicated therein and (iii) have been prepared or will be prepared in each case in all material respects in accordance with applicable statutory accounting principles (“SAP”) consistently applied throughout the periods indicated, except as may be reflected in the notes thereto and subject to the absence of notes where not required by SAP and to normal year-end adjustments.

(b) The Company has provided Parent with true and correct copies of all actuarial reports requested by Parent in its letter dated May 20, 2005 prepared by independent or internal actuaries since January 1, 2002 (other than actuarial reports prepared by independent or internal actuaries evaluating the aggregate reserves of the Company and any of its Subsidiaries, which are not material to the Company and its Subsidiaries taken as a whole) and all attachments, addenda, supplements and modifications thereto.

Section 3.21 Reserves.

(a) Except as set forth in this Section 3.21, nothing contained in this Agreement, including the Company Disclosure Letter, the Exhibits hereto, or any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty (express or implied) of the Company or any of its Affiliates, for any purpose of this Agreement, including the Company Disclosure Letter, the Exhibits hereto, or any other agreement, document or instrument to be delivered in connection herewith, in respect of (i) the adequacy or sufficiency of any reserves relating to any liability or obligation arising under or relating to any insurance or health maintenance policies and contracts issued by the Regulated Subsidiaries, including all supplements, endorsements, riders and related agreements in connection with any of the foregoing (“Reserves“), (ii) the effect of the adequacy or sufficiency of such Reserves on any line item, asset, liability or equity amount set forth on any financial or other document or (iii) whether or not Reserves were determined in accordance with any actuarial, statutory, regulatory or other standard.

(b) The loss, expense and other Reserves (including reserves for medical costs and for payment disputes with Providers) and other actuarial amounts relating to dental and life of the Company and each of its Subsidiaries recorded in their respective financial statements contained in the Company’s SEC Documents and the State Regulatory Filings (i) are determined in all material respects in accordance with generally accepted actuarial principles consistently applied (except as otherwise noted in such financial statements) and in accordance in all material respects with the actuarial and accounting principles prescribed or permitted by applicable Governmental Authorities, (ii) are fairly stated in all material respects in accordance with generally accepted actuarial principles and (iii) include provisions for all actuarial reserves which are required to be established in accordance with applicable Laws. To the Knowledge of the Company, there are no facts or circumstances which would necessitate, in the good faith application of the Company’s existing reserving practices and policies in accordance with past practice, any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent consolidated balance sheet of the Company and its Subsidiaries (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by the Company or its Subsidiaries). As of December 31, 2004, each of the Company’s Subsidiaries listed in Section 3.21 of the Company Disclosure Letter (the “Regulated Subsidiaries”) met or exceeded said statutory net worth, deposit or other capital requirements. As of December 31, 2004, each of the Regulated Subsidiaries had statutory net worth in excess of 300% of their respective authorized control levels, as such term is defined in the NAIC Risk-Based Capital guidelines (“Authorized Control Level”).

Section 3.22 Capital or Surplus Maintenance. None of the Subsidiaries of the Company is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application.

Section 3.23 Company Rights Plan. The Company has taken all actions necessary (subject only to execution by the Rights Agent, which the Company shall cause to take place as soon as reasonably practicable on the date hereof) to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely as a result of this Agreement or the transactions contemplated hereby and (ii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (c) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that, any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter“), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01 Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Each of Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate, has not resulted in and would not reasonably be expected to result in, material direct or indirect cost or liabilities to Parent and its Subsidiaries taken as a whole. Parent has made available to the Company complete and correct copies of its Articles of Incorporation (the “Parent Articles”) and By-laws (the “Parent By-laws”) and the articles of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries and Merger Sub, in each case as amended to the date of this Agreement.

Section 4.02 Capital Structure.

(a) The authorized capital stock of Parent consists of 3,000,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). At the close of business on June 24, 2005, (i) 1,255,097,891 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 264,490,747 shares of Parent Common Stock were reserved for issuance (including shares underlying outstanding stock options and shares available for future grant) pursuant to the 2002 Stock Incentive Plan, as amended, the 1993 Qualified Employee Stock Purchase Plan, as amended, and stock options assumed in connection with prior acquisitions (of which 177,175,007 shares of Parent Common Stock were subject to outstanding stock options) and (iv) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above in this Section 4.02(a), at the close of business on June 24, 2005, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued (including shares of Parent Common Stock to be issued in accordance with this Agreement) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 4.02(a), there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b) The authorized equity interests of Merger Sub consist of 100 membership interests (“Merger Sub Interests”). All of the issued and outstanding Merger Sub Interests are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Interests to any person, other than Parent.

Section 4.03 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate or other organizational action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the board of directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions, (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and Parent’s stockholders and (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement. Parent, in its capacity as sole member of Merger Sub, has consented in writing to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

(b) The Board of Managers of Merger Sub, by a validly adopted unanimous consent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and Merger Sub’s stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger to the sole member of Merger Sub.

(c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement by Parent and Merger Sub and compliance with the provisions of this Agreement by Parent and Merger Sub will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, any of its Subsidiaries or Merger Sub under (i) the Parent Articles or Parent By-laws or the comparable organizational documents of any of its Subsidiaries or Merger Sub, (ii) any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.04 hereof, any Law applicable to Parent, any of its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(d) For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to (i) the economy or the financial markets in general, (ii) the industries in which Parent and its Subsidiaries operate in general, (iii) the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Company (provided that the exclusion set forth in this clause (iii) shall not apply to Section 4.03(c) hereof), (iv) changes in applicable Laws or regulations after the date hereof, (v) changes in GAAP or regulatory accounting principles after the date hereof or (vi) any litigation, mediation, arbitration or investigation set forth in Section 4.03(d) of the Parent Disclosure Letter; provided that with respect to clauses (i), (ii), (iv) and (v) such change, effect, event, circumstance, occurrence or state of facts (A) does not specifically relate to (or have the effect of specifically relating to) Parent and its Subsidiaries and (B) is not more adverse to Parent and its Subsidiaries than to other companies operating in the industries in which Parent and its Subsidiaries operate.

Section 4.04 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by Parent, any of its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the HSR Act, (b) the Securities Act, (c) the Exchange Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any appropriate filings with and approvals of the NYSE, (f) the state insurance department, department of health and other filings and/or approvals set forth in Section 4.04(f) of the Parent Disclosure Letter, (g) state securities or “blue sky” laws and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

Section 4.05 Parent SEC Documents.

(a) Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since December 31, 2002 (such documents, the “Parent SEC Documents”). No Subsidiary of Parent is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Parent SEC Document has been corrected, revised or superceded by a later filed Parent SEC Document filed prior to the date hereof. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the financial statements included in Parent’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2004 or (ii) as incurred in the ordinary course of business since December 31, 2004, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.06 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or portions thereof that relate only to the Company and its Subsidiaries.

Section 4.07 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this

Agreement, except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to the Company or (b) as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.09 Compliance with Laws.

(a) Parent and each of its Subsidiaries has been since December 31, 2002 and is in compliance with all Laws applicable to it, its properties or other assets or its business or operations, except for instances of non-compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received, since December 31, 2002, a notice or other communication alleging or relating to a possible material violation of any Laws. Parent and its Subsidiaries have in effect all material Permits necessary to carry on their businesses as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any such Permit. There is no event which has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit which revocation, cancellation, non-renewal or adverse modification individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect. Assuming all Closing Consents are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

(b) Parent and, to the Knowledge of Parent, each of its executive officers and directors are in compliance with and have complied, in all material respects, with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Parent has previously disclosed to the Company all of the information required to be disclosed, by Parent’s chief executive officer and chief financial officer, to the Parent Board or its audit committee thereof pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(c) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

(d) Parent has disclosed, based on its most recent evaluation, to Parent’s auditors and the audit committee of the Board of Directors of Parent and to the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed as of December 31, 2004 or later which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information for its financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(e) To the Knowledge of Parent, Parent’s principal executive officer and its principal financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Sections 302, 906 and 404 of Sarbanes-Oxley, without qualification, when next due.

Section 4.10 No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.11 No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Law, the Parent Articles or the Parent By-laws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

Section 4.12 Taxes.

(a) Neither Parent nor any of its Subsidiaries has taken any action, has failed to take any action or has Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

(b) Merger Sub is a Delaware limited liability company all of the membership interests of which are owned by Parent and as to which Parent has not elected to treat as a corporation for United States Federal income tax purposes.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01 Conduct of Business.

(a) Conduct of Business by the Company. Except as required by applicable Law or provided in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, Providers, producers, members, Governmental Authorities, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as required by applicable Law (it being understood that the Company shall give prompt notice to Parent of any action taken by the Company or its Subsidiaries that would otherwise be restricted by clauses (i) through (xviii) of this Section 5.01 but for such applicable Law) or provided in Section 5.01(a) of the Company Disclosure Letter and except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, which shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), (B) the grant of options or Company Restricted Shares to employees hired or promoted within sixty (60) days prior to, or anytime after, the date hereof to acquire shares of Company Common Stock, as permitted by Section 5.01(a)(ii) of the Company Disclosure Letter or the crediting of Company DSUs and Company RSUs pursuant to the terms of the

Company Deferred Stock Plans as in effect on the date hereof, in accordance with the Company’s ordinary course of business consistent with past practice, or, in the event that the Effective Time occurs in 2006, ordinary course grant of options or issuance of restricted stock under the Company Stock Plans to employees and directors permitted by Section 5.01(a)(ii) of the Company Disclosure Letter, (C) upon the conversion of the Convertible Debentures, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof, (D) the issuance of shares of Company Common Stock in settlement of Company DSUs and Company RSUs outstanding on the date hereof or credited after the date hereof in accordance with clause (B) above, in either case, in accordance with their terms on the date hereof or (E) the issuance of shares of Company Common Stock under the Company’s 2001 Employee Stock Purchase Plan, as amended, in accordance with the terms thereof);

(iii) amend the Company Certificate or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries;

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of one million dollars ($1,000,000) individually or two million dollars ($2,000,000) in the aggregate;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of three million dollars ($3,000,000) individually or seven million five hundred thousand dollars ($7,500,000) in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company’s business, and/or (C) in the ordinary course of business);

(vi) with respect to the Company’s 2005 fiscal year, make any capital expenditure or expenditures not budgeted for in the Company’s 2005 fiscal year capital expenditure plan, a correct and complete copy of which shall have been provided to Parent prior to the date of this Agreement, which (A) involves the purchase of any real property or (B) is in excess of three million dollars ($3,000,000) individually or seven million five hundred thousand dollars ($7,500,000) in the aggregate;

(vii) with respect to the Company’s 2006 fiscal year, make any capital expenditure or expenditures of amounts in excess of the amounts of capital expenditures set forth in Section 5.01(a)(vii) of the Company Disclosure Letter;

(viii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $375,000 in the aggregate, other than in the Company or in or to any direct or indirect wholly-owned Subsidiary of the Company and other than any advance treated as a loan to any Provider in the ordinary course of business;

(ix) other than claims, liabilities or obligations that may be settled by the Company without the consent of Parent under Section 6.10, (i) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) relating to any litigations, mediations, arbitrations or investigations, except for the payment, discharge, settling or satisfaction of any claims, liabilities or obligations relating to any pending or threatened litigations, mediations, arbitrations and investigations in amounts in the aggregate that are equal to or less than the amount set forth in Section 5.01(a)(ix) of the Company Disclosure Letter or (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations relating to any litigations, mediations, arbitrations or investigations involving any material limitation on, or any material change in, the conduct of the business of the Company or its Subsidiaries or (iii) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $375,000, other than waivers of rights with respect to Providers, brokers or customers in the ordinary course of business;

(x) (A) modify, amend or terminate any of the Largest Customer Contracts, the Largest Provider Contracts, the Largest Broker Contracts or any of the Medicare Advantage Contracts except for non-material modifications, terminations or amendments made in the ordinary course of business or modifications, terminations or amendments which in the aggregate would not materially and adversely effect the value of the Company’s network; (B) enter into, modify, amend or terminate (1) any Contract which if so entered into, modified, amended or terminated would reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (2) any Contract not covered by (A) above that involves the Company or any of its Subsidiaries incurring a liability in excess of three million dollars ($3,000,000) individually or seven million five hundred thousand dollars ($7,500,000) in the aggregate, and that is not terminable by the Company without penalty with one year or less notice (excluding Contracts or amendments entered into or made in the ordinary course of business with customers or Providers of the Company or its Subsidiaries and terminations in the ordinary course of business of Contracts with customers or Providers of the Company or its Subsidiaries), (3) any Contract by which the Company or any of its Subsidiaries grants any license to Company Intellectual Property other than intracompany grants of licenses or (4) any covenant in a Contract restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area, (it being agreed and acknowledged by the parties that this clause (4) shall not cover Medicare Provider Contracts and Medicare Contracts containing exclusivity provisions made in the ordinary course of business); or (C) except as required by this Agreement, modify or amend the Rights Agreement;

(xi) enter into any Contract which if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(b) hereof (other than Contracts required to be disclosed pursuant to Section 3.10(b)(v)) to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien other than a Permitted Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) except as required to comply with applicable Law or any Contract or Company Plan disclosed in Section 3.12 of the Company Disclosure Letter, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (except in the ordinary course of business and except for the payment of pro rata bonuses to employees of the Company and its Subsidiaries in respect of fiscal year 2005 or 2006, as the case may be, immediately prior to the Effective Time as set forth in Section 6.11(a) of the Company Disclosure Letter and, in addition, if the Effective Time occurs in 2006, except for the payment of bonuses in respect of the 2005 fiscal year on the date such bonuses are ordinarily paid by the Company or, if earlier, immediately prior to the Effective Time), (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock units, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), except for the grant of options and restricted stock to employees hired or promoted within sixty days prior to, or any time after, the date hereof, as permitted by Section 5.01(a)(ii) of the Company

Disclosure Letter or the crediting of Company DSUs and Company RSUs pursuant to the terms of the Company Deferred Stock Plans as in effect on the date hereof, in accordance with the Company’s ordinary course of business consistent with past practice, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan (except for the funding, immediately prior to the Effective Time, of the rabbi trust maintained by the Company listed in Section 3.12 of the Company Disclosure Letter as provided by Section 5.01(a)(xii) of the Company Disclosure Letter), (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement or as necessary or advisable to comply with the requirements of Section 409A of the Code;

(xiii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xiv) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

(xv) change its fiscal year, revalue any of its material assets, or make any changes in financial, statutory or tax accounting methods, principles or practices or make any material change in actuarial or reserving methods, principles or practices, except in each case as required by GAAP, SAP or applicable Law;

(xvi) make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes;

(xvii) make any change in the investment, hedging, underwriting or claims administration policies, practices or principles that would be material to the Company and its Subsidiaries, taken as a whole, except as may be appropriate to conform to changes in applicable Law, SAP or GAAP; or

(xviii) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall not (i) amend the Parent Articles or the Parent By-laws in a manner materially adverse to the Company’s stockholders; (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent or (B) regular cash dividends paid in the ordinary course of business consistent with past practice or (iii) authorize any of, or commit, propose or agree to take any of, the forgoing actions.

(c) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied. Prior to the Effective Time, the Company shall consult with Parent in connection with any settlement of any litigation, mediation, arbitration or investigation prior to any such settlement.

(d) Advice of Changes; Filings. Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Failure by the Company to comply with Section 5.01(c)(i) shall not result in a failure by the Company to satisfy the conditions set forth in Section 7.02(b), unless the event or matter giving rise to the obligation to advise Parent pursuant to 5.01(c)(i) hereto involves a breach of a representation or warranty hereunder which results in a failure to satisfy the condition set forth in Section 7.02(a) and which breach is incurable or has not been cured in all material respects as contemplated by Section 8.01(c). Failure by Parent to comply with Section 5.01(c)(i) shall not result in a failure by Parent to satisfy the conditions set forth in Sections 7.03(b), unless the event or matter giving rise to the obligation to advise the Company pursuant to 5.01(c)(i) involves a breach of a representation or warranty hereunder which results in a failure to satisfy the condition set forth in Section 7.03(a) and which breach is incurable or has not been cured in all material respects as contemplated by Section 8.01(d).

Section 5.02 No Solicitation by the Company.

(a) The Company shall not nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) other than solely informing persons of the provisions contained in this Section 5.02, participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with, or in furtherance, of any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person previously conducted with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation (the Parent acknowledges and agrees that each of the financial advisors engaged by the Company in connection with entering into this Agreement satisfy this requirement) and outside counsel) constitutes or is reasonably likely to constitute a Company Superior Proposal, the Company may if the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that failure to take such action would result in the Company Board breaching its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.02(c) and after giving Parent prompt written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (other than the ninth paragraph thereto), provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional, and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company (i) on terms which the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement and (ii) which is reasonably likely to be completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger (it being understood that taking a neutral position or no position for more than ten business days after receipt of a Company Takeover Proposal (or if such Company Takeover Proposal is initially received within ten business days of the Company Stockholder Meeting no later than five business days after receipt of such Company Takeover Proposal) with respect to such a Company Takeover Proposal shall be considered an adverse modification) or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Company Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)).

Notwithstanding the foregoing, the Company Board may make a Company Adverse Recommendation Change (x) following receipt of any Company Takeover Proposal made after the date hereof with respect to which the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes a Company Superior Proposal or (y) if a Parent Material Adverse Effect has occurred, and, in the case of either (x) or (y), the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that failure to take such action would result in the Company Board breaching its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Company Takeover Proposal until after the fourth business day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board has determined that such Company Takeover Proposal is a Company Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new four (4) business day period). It is understood and agreed that when a Company Adverse Recommendation Change has been made not in response to or as a result of a Company Superior Proposal, then no Adverse Recommendation Notice is required but the Company shall, nonetheless, give Parent notice of such Company Adverse Recommendation Change promptly after such change but prior to public disclosure of such change. In determining whether to make a Company Adverse Recommendation Change in response to a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Company Takeover Proposal still constitutes a Company Superior Proposal.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing, and in no event later than forty eight hours after receipt of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall promptly keep Parent informed of the status and details (including changes to the terms thereof) of any such request, Company Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after receiving the advice of its outside counsel), failure to so disclose would be inconsistent with its obligations under applicable Law.

ARTICLE VI

Additional Agreements

Section 6.01 Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement or the Form S-4. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and maintain the Form S-4’s effectiveness for so long as necessary to consummate the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act (but in no event later than three (3) business days after the date the Form S-4 is declared effective). Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and as soon as practicable after the Form S-4 is declared effective, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) any Company Adverse Recommendation Change.

Section 6.02 Access to Information; Confidentiality.

(a) Each party shall afford to the other parties hereto, and the other parties’ Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning such party and its Subsidiaries’ business, properties and personnel as the other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of May 24, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02(a) or information provided, made available or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(b) In addition to and without limiting the foregoing, from the date hereof until the Effective Time, the Company shall furnish to Parent, within fifteen (15) business days after the end of each month, the monthly reporting package set forth in Section 6.02(b) of the Company Disclosure Letter.

Section 6.03 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement (for purposes of this Section 6.03, transactions “contemplated by this Agreement” or transactions “contemplated hereby” shall include, without limitation, the Other Agreements contemplated by this Agreement and the transactions contemplated thereby), including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental

Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the avoidance of impediments under any insurance, health, antitrust, merger control, competition, trade regulation or other Law that may be asserted by any Governmental Authority with respect to this Agreement and the Merger and other transactions contemplated hereby necessary to enable the conditions to Closing to be satisfied as promptly as practicable and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of the Merger and the other transactions to be performed or consummated by such party in accordance with this Agreement. In connection with and without limiting the first sentence of this Section 6.03, each of the

Company and the Company Board and Parent and the Parent Board shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world or restrict the exercise of the full rights of ownership; (D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses, or any other restriction, limitation, obligation or qualification or (E) make any payments, which, in the case of any of clauses (A) through (E), (i) would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the effect on Parent and its Subsidiaries in this clause (i), (x) “Subsidiaries” shall not include the Company or its Subsidiaries, (y) “material adverse effect” shall be the level of, and shall be measured as to, what would have, or would be reasonably likely to have, a “material adverse effect” on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would have, or would be reasonably likely to have, a “material adverse effect” on Parent and its Subsidiaries, taken as a whole, and (z) the effect shall be with respect to Parent and its Subsidiaries) or (ii) would, or would be reasonably likely to, materially impair the benefits reasonably expected to be derived by Parent from the transactions contemplated by this Agreement, including the Merger, provided, however, that for purposes of determining whether a material adverse effect under clause (i) above or a material impairment under clause (ii) above has occurred, the parties agree to exclude from any such determination the aggregate amount of the effects (1) of the actions of the type described in clauses (A), if any, (B), if any, (C), (D) and (E) above, that were imposed, required, agreed to or consented to by state Governmental Authorities in any of the Precedent Health Care Transactions, such exclusion to be limited to the extent such effects are comparable to or lesser than those that were imposed, required, agreed to or consented to by state Governmental Authorities in such Precedent Health Care Transactions (giving consideration to all relevant factors, including the comparability of such Precedent Health Care Transactions to the Merger and the amount, degree, scope and duration of such effects of any such actions in the aggregate); or (2) resulting from or arising out of changes in the business plans or operations of (x) Parent or its Subsidiaries that have a material affect on Parent’s or its Subsidiaries’ ability to satisfy or comply with statutory requirements of the filings under applicable Law relating to the consents, approvals, authorizations, orders, permits, waivers or waiting period expirations or terminations required in connection with the Merger and other transactions contemplated by this Agreement or (y) the Company or its Subsidiaries, which in any case under clause (x) or (y), are proposed by Parent or its Subsidiaries to be effective on and after the Effective Time, but not changes in the business plans or operations requested or demanded by Governmental Authorities whose consent, approval, authorization, order, permit, waiver or waiting period expiration or termination is required in connection with the Merger and other transactions contemplated by this Agreement (clauses (i) and (ii), as qualified by the foregoing proviso, being a “Negative Regulatory Action”). In the event any action of a type described in clauses (A), if any, (B), if any, (C), (D) or (E) above was imposed, required, agreed to, or consented to by state Governmental Authorities in more than one of the Precedent Health Care Transactions, it is agreed and understood that the action of such type having the greatest adverse effect in any of the Precedent Health Care Transactions shall be used for purposes of determining both (I) comparability of the Precedent Health Care Transactions to the Merger and the amount, degree, scope and duration of effects, and (II) the effects which are excluded from the determination of whether a material adverse effect under clause (i) above or a material impairment under clause (ii) above has occurred. It is understood and agreed that Parent or its Subsidiaries (including the Company and its Subsidiaries) shall be required to take the actions described in clauses (A), (B), (C), (D) and (E) of the second preceding sentence to the extent such actions would not constitute a Negative Regulatory Action.

(b) Each of the parties hereto shall use its reasonable best efforts to (1) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation, approval process or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (2) keep the other party informed in all material respects and on a reasonably timely basis of any written or material oral communication received by such party from, or given by such party to any Governmental Authority, or party to a proceeding, regarding the Merger. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger. The parties agree and acknowledge that the “Future Plans for Domestic Insurer” section (or equivalent section) of any Form A (or equivalent filing or application) and any amendments thereto and supplemental information filed in relation thereto to be filed with any Governmental Authority by Parent or its Subsidiaries in connection with the transactions contemplated hereby shall be reviewed and approved by the Company prior to any such filing, which approval shall not be unreasonably withheld or delayed.

(c) Each party to this Agreement shall give the other party to this Agreement reasonable prior notice of any written or material oral communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority relating to the Merger. Neither of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any filings or submissions with or investigation, approval process or other inquiry by any Governmental Authority without giving the other prior notice of the meeting or conversation and, unless objected to by such Governmental Authority, the opportunity to attend or participate. The Company will not make any material proposals relating to, or enter into, any material understanding, undertaking or agreement with any Governmental Authority relating to the Merger without the Parent’s prior review and approval, and the Parent will not make any such material proposal or enter into any such material understanding, undertaking or agreement relating to the Merger without the Company’s prior review and approval, provided, however, that if such understanding, undertaking or agreement is to take effect only upon the consummation of the Merger, Parent shall have no obligation to obtain the Company’s prior approval but shall consult in advance with the Company with respect thereto.

(d) Subject to Section 6.03(a), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to this Agreement and the transactions contemplated hereby. In connection therewith and subject to Section 6.03(a), if any administrative or judicial action or proceeding is instituted or threatened to be instituted by (i) any Governmental Authority (other than a state or federal Governmental Authority, which is covered by clause (ii) below) whose action or proceeding is reasonably likely to have or result in a Negative Regulatory Action or materially delay the completion of the Merger, or (ii) any state or federal Governmental Authority, which in any case under clause (i) or (ii) challenges any transaction contemplated by this Agreement as inconsistent with or violative of any Law, each of Parent and the Company shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts to contest, resist or avoid any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, materially delays or materially restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by pursuing reasonable avenues of administrative and judicial appeal. It is understood and agreed that, notwithstanding anything to the contrary set forth herein, in the event such an administrative or judicial action or proceeding is instituted, then the parties shall be obligated to contest and resist such action or proceeding by reasonable litigation and proceedings, including reasonable administrative and judicial action, vacating, lifting, reversing and overturning any decree, judgment, injunction or other order, and pursuing reasonable avenues of administrative and judicial appeal, and such actions shall be deemed to be “reasonable best efforts” for all purposes hereunder.

(e) Parent agrees that prior to Parent or any of its subsidiaries entering into any agreement (“Reportable Agreement”) to acquire by merger or consolidation with, or by purchase of a substantial portion of the assets of or equity in, or by any other manner, any health insurance or managed healthcare business or any corporation, partnership, association or other business organization or division thereof engaged in the health insurance or managed healthcare business which business is located in California or Texas or has significant operations in California or Texas (a “Reportable Acquisition”) where a Relevant Filing (as defined below) is required to be made in California or Texas in connection with such Reportable Acquisition, Parent shall consult in good faith with the Company prior to Parent or its subsidiaries entering into such Reportable Agreement regarding whether or not such Reportable Acquisition would, or would reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Required Consent (as defined below). If Parent determines in its reasonable discretion (after consulting with the Company) that such Reportable Acquisition would not, and would not reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Relevant Consent, then Parent may enter into the Reportable Agreement with respect to such Reportable Acquisition. If Parent enters into such Reportable Agreement, then Parent agrees to (i) promptly after entering into such Reportable Agreement file with the appropriate Governmental Authority such Relevant Filing and promptly thereafter inquire of such Governmental Authority as to whether or not such Reportable Acquisition would, or would reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Relevant Consent and (ii) promptly withdraw from any such Reportable Acquisition, terminate such Reportable Agreement and not pursue such Reportable Acquisition if any such Governmental Authority indicates (whether by action or inaction) that such Reportable Acquisition would, or would reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Relevant Consent. A “Relevant Filing” shall mean a Form A (or equivalent), Form E (or equivalent), a Form 1011(c) (or equivalent), a merger or a “material modification” filing. A “Relevant Consent“ shall mean any authorization, consent, order, declaration or approval of any Governmental Authority in California or Texas necessary to consummate the Merger or other transactions contemplated by this Agreement. It is agreed and understood by the parties that this Section 6.03(e) is in addition to and does not in any manner limit Parent’s covenants or obligations set forth elsewhere in this Agreement or the Other Agreements.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate, the Company By-laws, existing indemnification agreements or as provided under applicable Law (in each case, as in effect on the date hereof) shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall indemnify and hold harmless, and provide advancement of expenses to the Indemnified Parties to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company Certificate, the Company By-laws, existing indemnification agreements or as provided under applicable Law. The Limited Liability Company Operating Agreement or certificate of incorporation, as appropriate, of the Surviving Entity shall contain, and Parent shall cause the Limited Liability Company Operating Agreement or certificate of incorporation, as appropriate, of the Surviving Entity to contain, provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of the Company than are presently set forth in the Company Charter and Company By-laws.

(b) For a period of six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective

Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been previously made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent with containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 300% of the amount paid by the Company in its last full fiscal year, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

Section 6.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of (a) the costs and expenses incurred in connection with filing, printing and mailing the Form S-4 and (b) the filing fees for the premerger notification and report forms under the HSR Act.

Section 6.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.

Section 6.07 Affiliates. Prior to the Effective Time the Company shall deliver to Parent a letter identifying all persons who will be at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least ten days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B.

Section 6.08 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.09 Tax-Free Reorganization Treatment. The Company, Parent and Merger Sub shall execute and deliver to each of Skadden Arps, special counsel to the Company, and Weil Gotshal, special counsel to Parent and Merger Sub, representation letters, substantially in the forms attached hereto as Exhibits C and E (in the case of the Merger) or Exhibits D and F (in the case of the Reverse Merger), at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 7.02(e) or Section 7.03(c), as the case may be or any similar opinion that may be required in connection with the Proxy Statement or Form S-4. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such representation letters. Each party shall, and shall cause each of its respective subsidiaries to, use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.10 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration, provided, however, that the Company further will not, without Parent’s prior written consent, settle any such stockholder litigation (a) for an amount greater than five million dollars ($5,000,000) in excess of the Company’s coverage under applicable third party insurance policies, individually, or ten million dollars ($10,000,000) in excess of the Company’s coverage under applicable third party insurance polices in the aggregate or (b) that involves or has the effect of imposing any material remedy or restriction upon the Company or any of its Subsidiaries other than monetary damages.

Section 6.11 Employee Matters.

(a) Parent agrees to honor, or cause the Surviving Entity to honor, from and after the Effective Time any bonus payments for the Company’s 2005 fiscal year (or any portion thereof) and, if the Closing occurs in 2006, the Company’s 2006 fiscal year (or any portion thereof) under the bonus plans set forth in Section 6.11(a) of the Company Disclosure Letter in accordance with their terms as in effect immediately before the Effective Time and as set forth in Section 6.11(a) of the Company Disclosure Letter.

(b) Following the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who remain employed with the Surviving Entity or any of Parent’s Subsidiaries (the “Affected Employees”), compensation and employee benefits no less favorable in the aggregate than, at Parent’s election from time to time, those provided (i) pursuant to the Company’s and its Subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the Effective Time or (ii) to similarly situated employees of Parent and its Subsidiaries. Notwithstanding the generality of the foregoing, (x) during the 12 month period following the Effective Time, Affected Employees shall be provided with the severance benefits provided under the Company’s Severance Plan without adverse amendment as set forth in Section 6.11(b) of the Company Disclosure Letter and (y) Parent shall provide the severance arrangements set forth in Section 6.11(b) of the Company Disclosure Letter.

(c) For all purposes, with respect to any benefit plan, program, arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA) Parent’s retiree medical benefit plan and any vacation program), other than under Parent’s 2002 Stock Incentive Plan (or any successor plan thereto), Parent shall, and shall cause the Surviving Entity to, recognize the service with the Company and its Subsidiaries (including service recognized by the Company and its Subsidiaries) prior to the Effective Time of the Affected Employees for purposes of such plan, program or arrangement; provided, however, that such recognition shall not result in a duplication of benefits. Parent agrees to honor, or cause the Surviving Entity to honor, all vacation, sick leave and other paid time off accrued by Affected Employees as of the Effective Time.

(d) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Effective as of the Effective Time, the Company shall, if requested to do so by Parent, terminate its defined contribution 401(k) plan. Parent shall provide, or cause the Surviving Entity to provide, that the Affected

Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept “eligible rollover distributions” for Affected Employees from a terminated Company defined contribution 401(k) plan.

(f) Parent agrees that it shall, or shall cause the Surviving Corporation to, continue the Company Supplemental Executive Retirement Plan without adverse amendment or termination during the 12 month period following the Effective Time.

(g) At least 30 days prior to the Effective Time, Parent shall provide each of the Affected Employees listed on Section 6.11(g)(1) of the Company Disclosure Letter with a written notice specifying that either (i) the Affected Employee’s employment shall be terminated immediately following the Effective Time and that Parent and its affiliates shall honor the senior executive employment agreement between the Company and the Affected Employee in accordance with its terms as in effect on the date hereof on the basis of the Company having terminated the Affected Employee without cause as such term is defined in such agreement, or (ii) the Affected Employee shall be offered a new employment agreement with Parent or an affiliate of Parent which contains terms and conditions that are substantially similar to those contained in the employment agreements provided to the category of Affected Employees identified in Section 6.11(g)(2) of the Company Disclosure Letter.

Section 6.12 Employment Agreements. Notwithstanding anything to the contrary in this Agreement, the Company shall use its reasonable best efforts to cause each of the Covered Employees not to repudiate or otherwise breach the New Employment Agreement to which such Covered Employee is a party.

Section 6.13 Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any agreement required to be disclosed pursuant to Section 3.10(b)(v) hereof to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, the Company will not (i) redeem the Company Rights or otherwise take any action to render the Rights Agreement inapplicable to any transaction (other than the transactions contemplated by this Agreement) or any Person (other than Parent and Merger Sub) or (ii) approve a Company Takeover Proposal or Company Superior Proposal for purposes of Section 203 of the DGCL.

Section 6.14 Letters of the Accountants.

(a) The Company shall use its reasonable efforts to cause to be delivered to Parent a letter from the Company’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by the Company’s independent accountants shall not result in a failure of a condition to Closing (including Section 7.02(b) hereof).

(b) Parent shall use its reasonable efforts to cause to be delivered to the Company a letter from Parent’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by Parent’s independent accounts shall not result in a failure of a condition to Closing (including Section 7.03(b) hereof).

Section 6.15 Reserves. Except as set forth in Section 6.15 of the Company Disclosure Letter, the Company will cause the Regulated Subsidiaries to maintain an aggregate statutory net worth on a consolidated basis in excess of 300% of their aggregate Authorized Control Level.

ARTICLE VII

Conditions Precedent

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other clearances or approvals required under applicable competition, merger control, antitrust or similar Law shall have been granted, terminated or shall have expired.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(f) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit G hereto shall have been obtained and shall be in full force and effect.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Sections 3.03 and 3.08) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Sections 3.03 and 3.08 shall be true and correct in all respects (subject, in the case of Section 3.03, to de minimis exceptions for breaches involving a net increase in the number of shares of Company Common Stock, stock options, Company Restricted Shares, Company RSUs and Company DSUs of up to 70,000 in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing two sentences.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any federal or state Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or shares of capital stock of the Surviving Entity) by Parent or Merger Sub, which suit, action or proceeding Parent determines, in its reasonable discretion, has a reasonable possibility of being decided in favor of such Governmental Authority or could reasonably be expected to result in material damages or material harm to the business of the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the results on Parent and its Subsidiaries in this clause (i), (x) “Subsidiaries” shall not include the Company or its Subsidiaries, (y) “material damages” or “material harm” shall be the level of, and shall be measured as to, what could result in, or could reasonably be expected to result in, “material damages” or “material harm” to the business of the Company and its Subsidiaries, taken as a whole, and not the level or measure of what could result in, or could reasonably be expected to result in, “material damages” or “material harm” on Parent and its Subsidiaries, taken as a whole and (z) the result shall be with respect to Parent and its Subsidiaries), (ii) seeking to (A) prohibit or limit in any respect the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, (B) compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Merger or (C) impose any obligations on Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or other obligation relating to the operation of their respective businesses or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages, payments, covenants or legally binding assurances, which suit, action or proceeding in the case of clauses (ii) and (iii) above would have, or would be reasonably likely to have, individually or in the aggregate, a Negative Regulatory Action.

(d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

(e) Tax Opinion. Parent shall have received from Weil Gotshal, special counsel to Parent, on the Closing Date, an opinion in form and substance reasonably satisfactory to Parent and dated as of the Closing Date, to the effect that the Merger will qualify for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by Weil Gotshal of customary representation letters from each of Parent, Merger Sub and the Company, in each case, substantially in the form of Exhibits C and E (or D and F). Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.02(e) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval of the Company’s stockholders is obtained with appropriate disclosure.

(f) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit G hereto shall have been obtained and shall be in full force and effect, without any conditions, restrictions, limitations, qualifications or requirements, which (if implemented) would constitute, or would be reasonably likely to constitute, individually or in the aggregate, a Negative Regulatory Action.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties of Parent and Merger Sub set forth in Section 4.07) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties of Parent and Merger Sub in Section 4.07 shall be true in all respects. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received from Skadden Arps, special counsel to the Company, on the Closing Date, an opinion in form and substance reasonably satisfactory to the Company and dated as of the Closing Date, to the effect that the Merger will qualify for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by Skadden Arps of customary representation letters from each of Parent, Merger Sub, and the Company, in each case, substantially in the form of Exhibits C and E (or D and F). Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.03(c) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval of the Company’s stockholders is obtained with appropriate disclosure.

Section 7.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before May 5, 2006 (the “Termination Date”); provided, however, that if on May 5, 2006 the conditions to Closing set forth in Sections 7.01(c), 7.01(f), 7.02(c) or 7.02(f) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on May 5, 2006), then the Termination Date shall be extended to and including August 7, 2006 if either of the Company or Parent notifies the other party in writing on or prior to May 5, 2006 of its election to extend the Termination Date to August 7, 2006; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform; or

(e) by Parent, within 45 days of the date on which, (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within ten (10) business days after a written request by Parent that it do so (or if such written request is initially received within ten (10) business days of the Company Stockholder Meeting, no later than three (3) business days after receipt of such request).

Section 8.02 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and at least one such Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(b)(i)) and (C) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, either (x) a Company Takeover Proposal with a Person who after the date of this Agreement has made a Company Takeover Proposal prior to the event giving rise to the right of termination under Section 8.01(b)(i) or (y) a Material Company Takeover Proposal with a Person who since the date of this Agreement has not made a Company Takeover Proposal prior to such event;

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (A) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and at least one such Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(b)(iii)) and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, either (x) a Company Takeover Proposal with a Person who after the date of this Agreement has made a Company Takeover Proposal prior to the event giving rise to the right of termination under Section 8.01(b)(iii) or (y) a Material Company Takeover Proposal with a Person who since the date of this Agreement has not made a Company Takeover Proposal prior to such event;

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and (A) the Company’s breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally and (C) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, either (x) a Company Takeover Proposal with a Person who after the date of this Agreement has made a Company Takeover Proposal prior to the event giving rise to the right of termination under Section 8.01(c) or (y) a Material Company Takeover Proposal with a Person who since the date of this Agreement has not made a Company Takeover Proposal prior to such event;

(iv) this Agreement is terminated by Parent pursuant to Section 8.01(e) (other than if the Change in Recommendation which resulted in the right of termination under Section 8.01(e) occurred following a Parent Material Adverse Effect), then the Company shall (1) in the case of a Termination Fee payable pursuant to clauses (i), (ii), or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Material Company Takeover Proposal or (2) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.02(a), on the date of such termination, pay Parent a fee equal to two hundred forty-three million six hundred thousand dollars (the “Termination Fee”) by wire transfer of same-day funds. Notwithstanding the foregoing sentence, in the event that the Company proposes to terminate this Agreement at a time when the Termination Fee is payable, the Company shall pay Parent the Termination Fee as described above prior to such termination by the Company. Notwithstanding the foregoing in Section 8.02(a)(i) or Section 8.02(a)(ii), if a Termination Fee would have been payable under Section 8.02(a)(i) or Section 8.02(a)(ii) but for the fact that the person (or any of its Affiliates) with whom the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Material Company Takeover Proposal within twelve (12) months after termination of this Agreement withdrew a Company Takeover Proposal prior to the event giving rise to the right of termination of this Agreement under Section 8.01(b)(i) or Section 8.01(b)(ii), then the Company shall upon the earlier of such definitive agreement and such consummation of a Material Company Takeover Proposal pay Parent the Termination Fee by wire transfer of same-day funds. In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(a), the parties hereby agree that the Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee.

(b) The Company acknowledges and agrees that the agreements contained in Section 8.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 8.02(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(c) For purposes of this Agreement, “Material Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional, (a) for a merger, consolidation, dissolution, recapitalization or other business combination in which the stockholders of the Company immediately prior to such transaction will fail to own immediately after such transaction 60% or more of the Company’s (if the Company is the publicly traded parent company following such transaction) equity securities or if the Company is not the publicly traded parent company following such transaction 60% or more of the parent company’s equity securities into which Company equity securities are converted in such transaction, (b) for a transaction that provides that the directors of the Company immediately prior to the consummation of such transaction will not constitute 70% or more of the directors of the Company immediately after such transaction (if the Company is the publicly traded parent company following such transaction) or if the Company is not the publicly traded parent company following such transaction, 70% or more of the directors of the parent company into which Company equity securities are converted in such transaction, (c) for the issuance of 40% or more of the equity securities of the Company as consideration for the assets or securities of another person or (d) to acquire in any manner (other than (i) in the context of the issuance of equity securities of the Company as consideration for the assets or the securities of another person or (ii) a transaction of a type listed in clause (a) above), directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement. In determining the percentage of equity securities of the Company or of the parent company’s equity securities owned by the stockholders of the Company following a transaction covered by clause (a), such calculation shall be made on a fully diluted basis and there shall be excluded any equity securities (or securities convertible into equity securities) issued to co-venturers, private equity firms and/or other persons providing financing (debt and/or equity) for such transaction, with any such equity securities (or securities convertible into equity securities) treated as being held by persons other than the stockholders of the Company, regardless of the legal form of the transaction. For purposes of clause (c) above, there shall be included in the calculation of equity securities issued by the Company (which shall be made on a fully-diluted basis) any equity securities (or securities convertible into equity securities) issued to co-venturers, private equity firms and/or other persons providing financing (debt and/or equity) for such transaction, regardless of the legal form of the transaction.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02(a), Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, (i) that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained and (ii) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by the Parent Board or the Company Board, as applicable, or the duly authorized committee or other designee of the Parent Board or the Company Board, as applicable, to the extent permitted by Law.

ARTICLE IX

General Provisions

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Facsimile No.: (952) 936-0044

Attention: General Counsel

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile No.: (212) 310-8007

Attention:        Thomas A. Roberts

 Raymond O. Gietz

if to the Company, to:

PacifiCare Health Systems, Inc.

5995 Plaza Drive

Cypress, CA 90630

Facsimile No.: (714) 226-3171

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile No.: (212) 735-2000

Attention:       Paul T. Schnell

Neil P. Stronski

Section 9.03 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Closing Consents” means the consents, authorizations, orders, permits and approvals listed on Exhibit G.

(c) “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.03(c) of the Company Disclosure Letter and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.03(c) of the Parent Disclosure Letter;

(d) “Other Agreements” shall mean the New Employment Agreements.

(e) “Other Core States” means the states of Arizona, Colorado, Nevada, Oklahoma, Oregon, Texas and Washington.

(f) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(g) “Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease and (vi) any purchase money security interests;

(h) “Precedent Health Care Transaction” means any acquisition, merger or similar transaction of a publicly traded company in the health insurance or managed health care industries which was consummated within the 24 month period prior to the date hereof.

(i) “Providers” means all providers of health care, including all hospitals, physicians, physician groups, facilities and ancillary providers; and

(j) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Exhibits hereto, the documents and instruments relating to the Merger referred to herein and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.04, are not intended to confer upon any person other than the parties any rights, benefits or remedies.

Section 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion (and, if so requested by the Company, will assign to a wholly owned corporate subsidiary of Parent) any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, provided that (i) no such assignment shall relieve Merger Sub of any of its obligations hereunder and (ii) such assignment shall be null and void if it would preclude satisfaction of the closing conditions set forth in Section 7.02(e) and Section 7.03(c), without any waiver thereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto (a) hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection with any such remedy and (b) agrees, in addition to any other remedy to which the other party may be entitled at law or in equity, to the granting of specific performance of this Agreement in any action instituted with respect hereto, including an injunction or injunctions to prevent or restrain breaches, violations, defaults or threatened defaults, violations or breaches of this Agreement and to any other equitable relief, including specific performance, in each case in favor of the other party, without any requirement for the posting of any bond or other security and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

UNITEDHEALTH GROUP INCORPORATED

By:	/S/ WILLIAM W. MCGUIRE
Name:	William W. McGuire
Title:	Chairman and Chief Executive Officer

POINT ACQUISITION, LLC

By:	/S/ STEPHEN J. HEMSLEY
Name:	Stephen J. Hemsley
Title:	Chief Executive Officer

PACIFICARE HEALTH SYSTEMS, INC.

By:	/S/ HOWARD G. PHANSTIEL
Name:	Howard G. Phanstiel
Title:	Chairman and Chief Executive Officer

ANNEX B

[MTS Letterhead]

Private and Confidential

July 6, 2005

Board of Directors

PacifiCare Health Systems, Inc.

5995 Plaza Drive

Cypress, CA 90630

Gentlemen:

We understand that PacifiCare Health Systems, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, expected to be dated as of July 6, 2005 (the “Agreement”), among UnitedHealth Group (the “Parent”), Point Acquisition LLC, a wholly owned subsidiary of the Parent (“Merger Sub”), and the Company, pursuant to which (i) the Company will be merged with and into Merger Sub (the “Merger”), and (ii) each issued and outstanding share (collectively, the “Shares”) of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, subject to certain exceptions, will be converted into the right to receive both (a) $21.50 in cash (the “Cash Consideration”), and (b) 1.10 shares of common stock, par value $0.01 (the “Parent Common Stock”), of the Parent (together with the Cash Consideration, the “Merger Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Shares of the Merger Consideration to be received by such holders pursuant to the Merger.

In the course of performing our review and analyses for rendering the opinion set forth below, we have (i) reviewed a draft copy of the Agreement dated July 6, 2005 and certain documents related thereto (the “Draft Agreement”); (ii) reviewed annual reports to stockholders and Annual Reports on Form 10-K of each of the Company and the Parent for the five years ended December 31, 2004; (iii) reviewed the Quarterly Reports on Form 10-Q of each of the Company and the Parent for the quarters ended March 31, 2004, June 30, 2004, September 30, 2004, and March 31, 2005; (iv) reviewed the Current Reports on Form 8-K of each of the Company and the Parent for the period from January 1, 2004 through July 5, 2005; (v) reviewed certain financial projections concerning the Company for 2005 prepared by the Company’s management; (vi) reviewed certain public research reports concerning the Company prepared by certain research analysts (including the financial projections contained therein) for the years ending December 31, 2005 and 2006 and reviewed and discussed such reports (and financial projections) with management of the Company; (vii) reviewed certain financial projections concerning the Parent prepared by the Parent’s management; (viii) reviewed certain public research reports concerning the Parent prepared by certain research analysts (including financial projections contained therein) for the years ending December 31, 2005 and 2006 and reviewed and discussed such reports (and financial projections) with management of the Parent; (ix) reviewed a range of revenue enhancements and cost savings estimated to be realized from the Merger prepared by the Company’s management (collectively, the “Estimated Synergies”); (x) held discussions with members of management of each of the Company and the Parent regarding the businesses, operations, financial condition and prospects of their respective companies; (xi)

reviewed the historical reported prices and trading multiples of shares of the Company Common Stock and the Parent Common Stock; (xii) reviewed publicly available financial data, stock market performance data and trading multiples of certain companies the securities of which are publicly traded, as we deemed appropriate; (xiii) reviewed the financial terms, to the extent publicly available, of certain recent business combinations that we considered to be comparable to the Merger; (xiv) reviewed the pro forma consolidated financial results, financial condition and capitalization of the Parent after giving effect to the Merger; and (xv) performed such other financial studies, analyses and investigations, as we deemed appropriate.

In arriving at the opinion set forth below, we have assumed that the executed Agreement and documents related thereto will be in all material respects identical to the Draft Agreement. In addition, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. We have not conducted any independent verification of the financial projections of the Company, the Parent or the combined companies or the Estimated Synergies. With respect to the financial projections prepared by management of the Company, we have assumed, without independent verification that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. For purposes of our analysis of the Company and after discussions with the Company’s management, with your consent, we have also used and relied on publicly available projections of certain equity research analysts who report on the Company. We have assumed, without independent verification, with your consent and based upon discussions with the Company’s management, that such projections represent reasonable estimates and judgments as to the future financial performance of the Company. With respect to the financial projections prepared by management of the Parent, we have assumed, without independent verification that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Parent. For purposes of our analysis of the Parent and after discussions with Parent’s management, with your consent, we have also used and relied on publicly available projections of certain equity research analysts who report on the Parent. We have assumed, without independent verification, with your consent and based upon discussions with Parent’s management, that such projections represent reasonable estimates and judgments as to the future financial performance of the Parent. We have also assumed, with your consent, without independent verification, that the Estimated Synergies represent reasonable estimates and judgments of management of the Company.

Further, we are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that respect, we have made no analysis of, and express no opinion as to, the adequacy of the reserves of the Company or the Parent and have relied upon information supplied to us by the Company and the Parent as to such adequacy. We also have assumed that all conditions precedent to the consummation of the Merger set forth in the Agreement will be satisfied in accordance with the Agreement without material modification, waiver or delay, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect, in any way meaningful to our analysis, on the Company or the Parent or the expected benefits of the Merger. In addition, we have not made any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives, off-balance-sheet assets or liabilities, or otherwise) of the Company or the Parent or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals.

Our opinion set forth below is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, we do not have any obligation to update, revise or reaffirm this opinion, unless otherwise mutually agreed to by the Company and us. Our opinion does not address your underlying business decision to proceed with the Merger, the relative merits of the Merger compared to other alternatives available to the Company, or whether such alternatives exist. It is understood that this letter is for your information in connection with your consideration of the Merger and does not constitute a recommendation to you or to any stockholder of the Company as to how such stockholder should vote on any proposal to approve the Merger or the Agreement.

In addition, we express no opinion as to the prices or ranges of prices at which shares of Company Common Stock or shares of Parent Common Stock will trade at any time following the announcement or consummation of the Merger.

As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, and valuations for corporate and other purposes. We have acted as the Company’s financial advisor in connection with the Agreement and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. We have in the past and may in the future provide, investment banking and financial services to the Company and its subsidiaries, for which we have received, and expect to receive, compensation.

Based upon and subject to the foregoing, our experience as investment bankers, our review and analyses as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Shares pursuant to the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

MTS HEALTH PARTNERS, L.P.

By:	/s/ Curtis S. Lane
Curtis S. Lane
Senior Managing Director

ANNEX C

[Morgan Stanley Letterhead]

July 6, 2005

Board of Directors

PacifiCare Health Systems, Inc.

5995 Plaza Drive

Cypress, California 90630-5028

Members of the Board:

We understand that PacifiCare Health Systems, Inc. (the “Company”), UnitedHealth Group Incorporated (“UnitedHealth”) and Point Acquisition LLC, a wholly owned subsidiary of UnitedHealth (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 6, 2005 (the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into Acquisition Sub (the “Merger”). Pursuant to the Merger, Acquisition Sub will continue as the surviving entity in the Merger, and each outstanding share of common stock, par value of $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or otherwise held by the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive (a) 1.10 shares of common stock, par value of $0.01 per share, of UnitedHealth (the “UnitedHealth Common Stock”) (the “Stock Consideration”) and (b) $21.50 in cash, without interest (together with the Stock Consideration, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and UnitedHealth, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections concerning the Company for 2005 prepared by the management of the Company and certain public research reports concerning the Company prepared by certain equity research analysts and discussed with senior executives of the Company such research reports (including the financial projections contained therein);

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed certain internal financial statements and other financial and operating data concerning UnitedHealth prepared by the management of UnitedHealth;

vi)	reviewed certain financial projections concerning UnitedHealth for 2005 prepared by the management of UnitedHealth and reviewed certain public research reports concerning UnitedHealth prepared by certain equity research analysts (including the financial projections contained therein);

vii)	discussed the past and current operations and financial condition and the prospects of UnitedHealth with senior executives of UnitedHealth;

viii)	reviewed the reported prices and trading activity for the Company Common Stock and the UnitedHealth Common Stock;

ix)	compared the financial performance of the Company and UnitedHealth and the prices and trading activity of the Company Common Stock and the UnitedHealth Common Stock with that of certain other comparable publicly-traded companies and their securities;

x)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xi)	discussed with the management of the Company information regarding certain strategic, financial and operational benefits anticipated to result from the Merger;

xii)	reviewed the pro forma impact of the Merger on UnitedHealth’s earnings per share and capital structure;

xiii)	reviewed the draft Merger Agreement, dated July 6, 2005, and certain related documents;

xiv)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections prepared by the management of the Company, we have assumed without independent verification that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. For purposes of our analysis of the Company and after discussions with the Company’s management, we have also used and relied on publicly available projections of certain equity research analysts who report on the Company. We have assumed, with your consent and based upon discussions with the Company’s management, that such projections represent reasonable estimates and judgments as to the future financial performance of the Company. With respect to the financial projections prepared by management of UnitedHealth, we have assumed without independent verification that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of UnitedHealth. For purposes of our analysis of UnitedHealth, we have also used and relied on publicly available projections of certain equity research analysts who report on UnitedHealth. We have assumed, with your consent, that such projections represent reasonable estimates and judgments as to the future financial performance of UnitedHealth. We have also assumed, with your consent, without independent verification, that the information regarding certain strategic, financial and operational benefits anticipated to result from the Merger represent reasonable estimates and judgments of the management of the Company.

We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that in connection with receipt of all necessary regulatory and other approvals and consents for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or UnitedHealth, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to any acquisition, business combination or other extraordinary transaction involving the Company or any of its assets. This opinion does not address the underlying business decision by the Company to enter into the Merger Agreement or the relative merits of the Merger compared to other alternatives available to the Company, or whether such alternatives exist.

We have been retained to provide only a financial opinion letter in connection with the Merger. As a result, we have not been involved in structuring, planning or negotiating the Merger. We will receive a fee for our services upon rendering of this financial opinion. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and UnitedHealth and have received fees for the rendering of these services. In particular, we acted as co-lead agent in the Company’s current senior credit facility, were a bookrunner on UnitedHealth’s offering of $500,000,000 aggregate principal amount of 4.875% Notes due March 15, 2015, were an underwriter on UnitedHealth’s offerings of $250,000,000 aggregate principal amount of 3.8% fixed-rate notes due February 2009, $250,000,000 aggregate principal amount of 4.8% fixed-rate notes due February 2014, $550,000,000 aggregate principal amount of 3.4% fixed-rate notes due August 2007, $450,000,000 aggregate principal amount of 4.1% fixed-rate notes due August 2009 and $500,000,000 aggregate principal amount of 5.0% fixed-rate notes due August 2014, and are a lender under UnitedHealth’s current five-year revolving credit facility. Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of the Company or UnitedHealth for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities or senior loans.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in connection with the Merger with the U.S. Securities Exchange Commission. Our opinion is limited to the fairness from a financial point of view of the Consideration to be received by the holders of the Company Common Stock in the Merger. In addition, this opinion does not in any manner address the prices at which UnitedHealth Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Charles R. Cory

Charles R. Cory Managing Director

ANNEX D

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the

Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

The bylaws of UnitedHealth Group provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act. UnitedHealth Group maintains a standard policy of directors and officers insurance.

Item 21. Exhibits

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of July 6, 2005 by and among UnitedHealth Group Incorporated, Point Acquisition LLC and PacifiCare (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Articles of Amendment to Second Restated Articles of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(a) to UnitedHealth Group Incorporated’s Current Report on Form 8-K dated May 24, 2005).

3.2	Articles of Amendment to Second Restated Articles of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(a) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.3	Articles of Merger amending the Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1999).

3.4	Second Restated Articles of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(a) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 1995).

3.5	Second Amended and Restated Bylaws of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(d) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002).

Exhibit Number	Description of Exhibits
4.1	Senior Indenture, dated as of November 15, 1998 between UnitedHealth Group Incorporated and the Bank of New York (incorporated by reference to Exhibit 4.1 to UnitedHealth Group Incorporated’s Registration Statement on Form S-3/A filed on January 11, 1999).

4.2	Amendment, dated as of November 6, 2000 to Senior Indenture, dated as of November 15, 1998 between UnitedHealth Group Incorporated and the Bank of New York (incorporated by reference to Exhibit 4.1 to UnitedHealth Group’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

5.1	Opinion of David J. Lubben, General Counsel of UnitedHealth Group Incorporated, regarding legality of the securities to be issued.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal tax aspects of the merger (to be filed by post-effective amendment).

8.2	Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. federal tax aspects of the merger (to be filed by post-effective amendment).

15.1	Letter Regarding Unaudited Financial Information of Deloitte & Touche LLP.**

15.2	Letter Regarding Unaudited Financial Information of Ernst & Young LLP.**

21	Subsidiaries of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(c) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2004).

23.1	Consent of Deloitte & Touche LLP.**

23.2	Consent of Ernst & Young LLP.**

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be filed by post-effective amendment).

23.4	Consent of David J. Lubben, General Counsel of UnitedHealth Group Incorporated (included in Exhibit 5.1).*

23.5	Consent of Weil, Gotshal & Manges LLP (to be filed by post-effective amendment).

23.6	Consent of MTS Health Partners, L.P.**

23.7	Consent of Morgan Stanley & Co. Incorporated.**

24	Power of Attorney.*

99.1	Form of proxy of PacifiCare.***

*	Previously filed.
**	Previously filed but amended or updated version filed herewith.
***	Filed herewith.

Item 22. Undertakings

(a) Regulation S-K, Item 512 undertakings:

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on October 12, 2005.

UNITEDHEALTH GROUP INCORPORATED

By:	/S/ DAVID J. LUBBEN
Name:	David J. Lubben
Title:	General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on October 12, 2005.

Signature	Title

/S/ WILLIAM W. MCGUIRE, M.D. William W. McGuire, M.D.	Chief Executive Officer and Director (principal executive officer)

/S/ PATRICK J. ERLANDSON Patrick J. Erlandson	Chief Financial Officer (principal financial officer and principal accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* James A. Johnson	Director

* Thomas H. Kean	Director

* Douglas W. Leatherdale	Director

* Stephen J. Hemsley	Director

* Mary O. Mundinger	Director

* Robert L. Ryan	Director

Donna E. Shalala	Director

* William G. Spears	Director

* Gail R. Wilensky	Director

The undersigned, by signing his name hereto, does hereby execute this registration statement on behalf of the directors and officers of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.

*By:	/s/ DAVID J. LUBBEN
David J. Lubben As Attorney-In-Fact

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